Filed pursuant to Rule 424(b)(3)
Registration No. 333-217789

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Home BancShares, Inc. (which we refer to as “HBI”), along with its subsidiary bank, Centennial Bank (which we refer to as “Centennial”), and Stonegate Bank (which we refer to as “SGB”), have entered into an Agreement and Plan of Merger, dated March 27, 2017 (which we refer to sometimes as the “Merger Agreement”), providing for the combination of Centennial and SGB. Under the Merger Agreement, SGB will merge with and into Centennial, with Centennial remaining as the surviving entity (which transaction we refer to as the “merger”). Before we complete the merger, holders of HBI and SGB common stock must approve the Merger Agreement, and with respect to HBI the issuance of HBI common stock contemplated thereby. A special meeting of HBI shareholders will be held on September 25, 2017. A special meeting of SGB shareholders will be held on September 25, 2017.

Under the terms of the Merger Agreement, assuming that 15,301,388 shares of SGB stock are outstanding at closing (which is equal to the number of shares outstanding when the Merger Agreement was signed), the aggregate per share merger consideration payable by HBI to SGB shareholders will be $749,768,012 consisting of (i) $50,035,539 in cash and (ii) shares of HBI common stock with a total value of $699,732,473 based upon the volume-weighted average closing price of HBI common stock ending on the third business day preceding the closing date of the merger and subject to the collar described below. Based upon that aggregate per share merger consideration, each share of SGB common stock would be exchanged for consideration valued at $49.00 (“Per Share Merger Consideration”), consisting of a combination of (i) cash payable at closing in the amount of $3.27, and (ii) HBI common stock with a value of approximately $45.73 (“Per Share Stock Consideration”). The number of shares of HBI common stock issuable for each share of SGB common stock will not be determined until the effective time of the merger, and will be based on the volume-weighted average closing price of HBI common stock on The NASDAQ Global Select Market reporting system for the 20 trading days ending on the third business day prior to the date the merger closes, subject to the collar described below, as set forth in more detail in the Merger Agreement and described in this joint proxy statement/prospectus. We expect the merger to be a tax-free transaction for SGB shareholders, to the extent they receive HBI common stock for their shares of SGB common stock.

The market price of HBI common stock will fluctuate before the merger. You should obtain a current stock price quotation for HBI common stock. HBI common stock is traded on The NASDAQ Global Select Market under the symbol “HOMB.” On March 27, 2017, the last trading day before the merger was announced, the closing price of HBI’s common stock as reported on The NASDAQ Global Select Market was $26.83 per share. On August 16, 2017, the closing price of HBI’s common stock as reported on The NASDAQ Global Select Market was $24.09 per share.

The market price of SGB common stock will fluctuate before the merger. You should obtain a current stock price quotation for SGB common stock. SGB common stock is traded on The NASDAQ Global Select Market under the symbol “SGBK.” On March 27, 2017, the last trading day before the merger was announced, the closing price of SGB’s common stock as reported on The NASDAQ Global Select Market was $46.10 per share. On August 16, 2017, the closing price of SGB’s common stock as reported on The NASDAQ Global Select Market was $46.87 per share.

The Merger Agreement provides that if the 20-day volume-weighted average closing price of HBI common stock ending three business days prior to the closing date is equal to or greater than $35.19 or is equal to or below $22.52 (which we sometimes refer to collectively as the “collar”), then the price used to determine the number of shares of HBI common stock issuable for each share of SGB common stock will be fixed at $35.19 or $22.52, respectively (subject to adjustment in the event of a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction). Assuming no adjustments are made to the aggregate merger consideration and that 15,301,388 shares of SGB stock are outstanding at closing (which is equal to the number of shares outstanding when the Merger Agreement was signed), if the 20-day volume-weighted average closing price of the HBI common stock three business days prior to the closing date of the merger is equal to or greater than $35.19, the number of shares of HBI common stock to be issued to SGB shareholders in connection with the merger will be approximately 19,884,153 shares. If the 20-day volume-weighted average closing price of HBI common stock three business days prior to the closing date of the merger is equal to or below $22.52, the number of shares of HBI common stock to be issued to SGB shareholders in connection with the merger will be approximately 31,070,998 shares.

Because of the collar restriction and the potential issuance of shares upon the termination or exercise of SGB stock options, the final aggregate Per Share Merger Consideration will not be determined until after the date of the special meeting of SGB shareholders. Therefore, at the time of the special meeting, SGB shareholders will not know the precise amount of cash or number of shares of HBI common stock they may receive upon the completion of the merger.

HBI’s board of directors has determined that the combination of SGB and Centennial is in the best interests of HBI shareholders based upon its analysis, investigation and deliberation, and HBI’s board of directors recommends that the HBI shareholders vote FOR the approval of the Merger Agreement and the issuance of HBI common stock in the merger as contemplated thereby and FOR the approval of the other HBI proposal described in this joint proxy statement/prospectus.

SGB’s board of directors has determined that the combination of SGB and HBI is in the best interests of SGB shareholders based upon its analysis, investigation and deliberation, and SGB’s board of directors recommends that the SGB shareholders vote FOR the approval of the Merger Agreement and FOR the approval of the other SGB proposals described in this joint proxy statement/prospectus.

You should read this entire joint proxy statement/prospectus, including the appendices and the documents incorporated by reference into the document, carefully because it contains important information about the merger and the related transactions. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 33.

The shares of HBI common stock to be issued to SGB shareholders in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this joint proxy statement/prospectus or the HBI common stock to be issued in the merger, or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated August 21, 2017 and is first being mailed or otherwise delivered to HBI and SGB shareholders on or about August 23, 2017.

HOME BANCSHARES, INC.

719 HARKRIDER STREET, SUITE 100

CONWAY, ARKANSAS 72032

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 25, 2017

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Home BancShares, Inc. (“HBI”) will be held at 719 Harkrider St., Suite 100, Conway, AR 72032, at 10:00 a.m., Central Time, on September 25, 2017, for the following purposes:

1.	To approve the Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 27, 2017, by and among Home BancShares, Inc., Centennial Bank, and Stonegate Bank, including the issuance of HBI common stock in the merger as contemplated by the Merger Agreement (the “Share Issuance Proposal”).

2.	To approve one or more adjournments of the HBI special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Share Issuance Proposal (the “HBI Adjournment Proposal”).

HBI will transact no other business at the special meeting.

The Share Issuance Proposal is described in more detail in the attached joint proxy statement/prospectus, which you should read carefully in its entirety before you vote. A copy of the Merger Agreement is attached as Appendix A to the joint proxy statement/prospectus.

HBI’s board of directors has set August 16, 2017, as the record date for the HBI special meeting. All holders of record of HBI common stock at the close of business on the record date will be notified of the special meeting. Only holders of record of HBI common stock at the close of business on August 16, 2017, will be entitled to vote at the HBI special meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the HBI special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of HBI common stock.

Your vote is very important. To ensure your representation at the HBI special meeting, please complete and return the enclosed proxy card. Please vote promptly whether or not you expect to attend the HBI special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the HBI special meeting.

HBI’s board of directors has adopted and approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote FOR the Share Issuance Proposal and FOR the HBI Adjournment Proposal.

By Order of the Board of Directors

/s/ C. Randall Sims C. Randall Sims
Chief Executive Officer and President

August 21, 2017

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 25, 2017

To the stockholders of Stonegate Bank:

You are cordially invited to attend a Special Meeting of Shareholders of Stonegate Bank (“SGB”) to be held at Stonegate Bank, 400 North Federal Highway, Pompano Beach, FL 33062 on September 25, 2017 at 2:00 p.m., Eastern Time (the “SGB Special Meeting”).

At the SGB Special Meeting, you will be asked to consider and vote upon the following matters:

1.	a proposal to approve the Agreement and Plan of Merger (the “Merger Agreement”), dated March 27, 2017 (a copy of which is attached as Appendix A to the accompanying joint proxy statement/prospectus), as it may be amended from time to time, by and among SGB, Home BancShares, Inc. and its wholly-owned bank subsidiary, Centennial Bank, an Arkansas bank, pursuant to which SGB will merge with and into Centennial Bank, with Centennial Bank as the surviving bank, as more fully described in the attached joint proxy statement/prospectus (the “Merger Proposal”);

2.	a proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of SGB may receive in connection with the Merger Proposal pursuant to existing agreements or arrangements with SGB (the “Compensation Proposal”); and

3.	a proposal for adjournment of the SGB Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the SGB Special Meeting to approve the Merger Proposal (the “SGB Adjournment Proposal”).

The record date for the SGB Special Meeting is August 16, 2017. Only SGB shareholders of record as of the close of business on August 16, 2017 are entitled to notice of, and to vote at, the SGB Special Meeting. All shareholders of record as of that date are cordially invited to attend the SGB Special Meeting in person. Approval of the Merger Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of SGB common stock entitled to vote thereon. Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of shares of SGB common stock present in person or represented by proxy and entitled to vote thereon; however, such vote is advisory (non-binding) only. The approval of the SGB Adjournment Proposal requires the affirmative vote of the holders of a majority of shares of SGB common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present.

Holders of SGB common stock are entitled to assert dissenters’ rights pursuant to the Florida Statutes Section 658.44 (a copy of which is attached as Appendix D to the accompanying joint proxy statement/prospectus) in connection with the approval of the Merger Agreement. The dissenters’ rights law provides that, if the merger is consummated, a dissenting shareholder will be entitled to payment in cash of the value of only those shares held by the shareholder (i) which at the SGB Special Meeting are voted AGAINST approval of the Merger Proposal, or (ii) with respect to which the shareholder has given written notice to SGB, at or prior to the SGB Special Meeting, that such shareholder dissents from the Merger Proposal and which shares are not voted FOR approval of the Merger Proposal.

SGB’s board of directors has approved the Merger Agreement, has determined that the merger is in the best interests of SGB and its shareholders, and has recommended that SGB’s shareholders approve the Merger Agreement and the business combination and related transactions contemplated thereby by voting FOR the Merger Proposal, FOR the Compensation Proposal and FOR the SGB Adjournment Proposal. In considering the recommendation of the board of directors of SGB, you should be aware that certain directors and executive officers of SGB will have interests in the merger that may be different from, or in addition to, the interests of SGB shareholders generally. See the section entitled “The Directors and Officers of SGB Have Financial Interests in the Merger” beginning on page 113 of the accompanying joint proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of SGB common stock that you own. We cannot complete the merger unless SGB’s shareholders approve the Merger Proposal.

Whether or not you plan to attend the SGB Special Meeting, please vote as soon as possible. You may vote by telephone, over the Internet or by mail. Instructions on voting are contained in the accompanying joint proxy statement/prospectus and the enclosed Proxy Card. Giving a proxy will not prevent you from attending the SGB Special Meeting and voting in person if you wish to do so. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to attend the SGB Special Meeting in person or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of SGB common stock will not be counted for purposes of determining whether a quorum is present at the SGB Special Meeting and will have the same effect as a vote AGAINST the Merger Proposal.

The enclosed joint proxy statement/prospectus provides a detailed description of the SGB Special Meeting, the merger, the documents related to the merger, and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its appendices carefully and in their entirety.

By Order of the Board of Directors Very truly yours,

/s/ David Seleski David Seleski
President and Chief Executive Officer Stonegate Bank Pompano Beach, Florida August 21, 2017

WHERE YOU CAN FIND MORE INFORMATION

HBI files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that HBI files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, HBI files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from HBI by accessing HBI’s website at www.homebancshares.com under the heading “Investor Relations.” Copies can also be obtained, free of charge, by directing a written request to Home BancShares, Inc., Attention: Corporate Secretary, 719 Harkrider Street, Suite 100, Conway, Arkansas 72032.

SBG files annual, quarterly and special reports, proxy statements and other business and financial information with the Federal Deposit Insurance Corporation (the “FDIC”). You may also read and copy any reports that SGB files with the FDIC by contacting the FDIC in writing at FDIC, Accounting and Securities Disclosure Section, 550 17th Street, NW, Washington, DC 20429, or by email at PublicBankReports@FDIC.gov. All filings made electronically with the FDIC may be accessed at https://efr.fdic.gov/fcxweb/efr/index.html. You will also be able to obtain these documents, free of charge, from SGB by accessing SGB’s website at www.stonegatebank.com under the heading “Investor Relations.” Copies can also be obtained, free of charge, by directing a written request to Stonegate Bank, Attention: Kori Smith, 400 North Federal Highway, Pompano Beach, Florida 33062.

HBI has filed a registration statement on Form S-4 to register with the SEC up to 33,228,612 shares of HBI common stock (the number of shares has been calculated based on an volume-weighted average closing price of HBI common stock of $22.52 (which is the lowest stock price listed on the chart on page 40). This joint proxy statement/prospectus is a part of that registration statement. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This joint proxy statement/prospectus incorporates important business and financial information about HBI and SGB that is not included in or delivered with this joint proxy statement/prospectus, including incorporating by reference documents that HBI has previously filed with the SEC and that SGB has previously filed with the FDIC. These documents contain important information about HBI and SGB and their financial condition. See “Documents Incorporated by Reference” on page 118. These documents are available without charge to you upon written or oral request to the appropriate company at its principal executive offices. The address and telephone number of each such principal executive office is listed below:

Home BancShares, Inc. 719 Harkrider Street, Suite 100 Conway, Arkansas 72032 Attention: Corporate Secretary (501) 339-2929	Stonegate Bank 400 North Federal Highway Pompano Beach, Florida 33062 Attention: Kori Smith (954) 315-5500

To obtain timely delivery of these documents, you must request them no later than five business days before the date of your meeting. This means you must request the information no later than September 18, 2017, in order to receive them before SGB’s special meeting of shareholders and no later than September 18, 2017, in order to receive them before HBI’s special meeting of shareholders.

HBI common stock and SGB common stock are traded on The NASDAQ Global Select Market under the symbols “HOMB” and “SGBK,” respectively.

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the merger and the special meetings of HBI shareholders and SGB shareholders. They may not include all the information that is important to the shareholders of HBI and SGB. Shareholders of HBI and SGB should read this entire joint proxy statement/prospectus carefully, including the appendices and other documents referred to in this joint proxy statement/prospectus.

Q:	Why am I receiving these materials?

A:	HBI is sending these materials to the holders of its common stock (which we sometimes refer to as “HBI shareholders”) to help them decide how to vote their shares of HBI common stock with respect to the Merger Proposal and the issuance of HBI common stock as contemplated thereby and the other matter to be considered at the HBI special meeting described below. Because HBI may issue shares of common stock in the merger in an amount in excess of 20% of HBI’s total outstanding shares, shareholder approval for the issuance of such shares is required under applicable NASDAQ Listing Rules.

SGB is sending these materials to the holders of its common stock (which we sometimes refer to as “SGB shareholders”) to help them decide how to vote their shares of SGB common stock with respect to the proposed merger and the other matters to be considered at the SGB special meeting described below.

The merger cannot be completed unless SGB shareholders approve the Merger Proposal and HBI shareholders approve the Share Issuance Proposal. SGB is holding a special meeting of shareholders to vote on the Merger Proposal as described in “SGB Special Meeting of Shareholders.” HBI is holding a special meeting of shareholders to vote on the Share Issuance Proposal as described in “HBI Special Meeting of Shareholders.” Information about these special meetings and the merger is contained in this joint proxy statement/prospectus.

This joint proxy statement/prospectus constitutes a proxy statement and prospectus of HBI and a proxy statement of SGB. It is a joint proxy statement because the boards of directors of both companies are soliciting proxies from their respective shareholders. It is a prospectus because HBI will issue shares of its common stock in exchange for shares of SGB common stock in the merger.

Q:	What will SGB shareholders receive in the merger?

A:	Under the terms of the Merger Agreement, SGB shareholders will receive their pro rata share of the total consideration of $749,768,012. The aggregate consideration consists of (i) cash equal to $50,035,539 and (ii) shares of HBI common stock with a total value of $699,732,473 valued at the volume-weighted average closing price of HBI common stock on The NASDAQ Global Select Market reporting system for the 20 trading days ending on the third business day immediately prior to the date the merger closes. The calculation of the amount of the aggregate Per Share Merger Consideration assumes that the value of HBI common stock to be issued in the merger is not less than $22.52 nor more than $35.19, based upon the volume-weighted average closing price of HBI common stock described above. To the extent that the value of the HBI common stock issued in the merger is greater than or less than the range described in the previous sentence, the value of the merger consideration to be issued by HBI would change accordingly. See “The Merger—Terms of the Merger” beginning on page 39 for a more detailed discussion of the calculation of the Per Share Merger Consideration.

Q:	What will an SGB shareholder receive for each share of SGB common stock?

A:	Assuming that the SGB outstanding shares do not exceed the sum of 15,301,388 shares plus any shares issued upon exercise of SGB stock options after execution of the Merger Agreement, each share of SGB common stock will be exchanged for the Per Share Merger Consideration of $49.00, consisting of a combination of (i) cash payable at closing in the amount of $3.27, and (ii) HBI common stock with a value of approximately $45.73.

The number of shares of HBI common stock issuable for each share of SGB common stock will not be determined until the effective time of the merger, and will be based on the volume-weighted average closing price of HBI common stock on The NASDAQ Global Select Market reporting system for the 20 trading days ending on the third business day immediately prior to the date the merger closes, as set forth in more detail in the Merger Agreement and described in this joint proxy statement/prospectus. See “The Merger—Terms of the Merger” beginning on page 39 for a more detailed discussion of the Per Share Merger Consideration.

Q:	How are outstanding SGB stock options addressed in the Merger Agreement?

A:	At or prior to the closing of the merger, each outstanding and unexercised SGB stock option will be terminated by SGB and shall entitle the holder to a cash payment at the effective time of the merger equal to the positive difference, if any, between $49.00 and the option exercise price.

Q:	When do HBI and SGB expect to complete the merger?

A:	HBI and SGB expect to complete the merger after all conditions to the merger in the Merger Agreement are satisfied or waived, including after shareholder approvals are received at the special meetings of SGB shareholders and HBI shareholders, and all required regulatory approvals are received. HBI and SGB currently expect to complete the merger in the third quarter of 2017. It is possible, however, that as a result of factors outside of either company’s control, the merger may be completed at a later time or may not be completed at all.

Q:	How will the merger consideration received by SGB shareholders affect HBI shareholders?

A:	As a result of HBI’s issuance of new shares to SGB shareholders, current HBI shareholders will experience dilution in terms of percentage of ownership. Following the closing of the merger, current HBI shareholders will own approximately 83.6% of the outstanding common stock of HBI, and current SGB shareholders will own approximately 16.4% of the outstanding common stock of HBI. These percentages assume an issuance of 28,090,546 shares based on an HBI common stock price of $24.94 (the HBI Average Closing Price as of August 9, 2017). The percentages will fluctuate based on the HBI common stock price as described in more detail in the chart on page 40, as well as any exercise of SGB options prior to closing.

Q:	What am I being asked to vote on?

A:	HBI shareholders are being asked to vote on the following proposals:

1.	To approve the Merger Agreement and the issuance of HBI common stock in the merger contemplated by the Merger Agreement (the “Share Issuance Proposal”); and

2.	To approve one or more adjournments of the HBI special meeting, if necessary or appropriate, including adjournments to solicit additional proxies in favor of the Share Issuance Proposal (the “HBI Adjournment Proposal”).

SGB shareholders are being asked to vote on the following proposals:

1.	A proposal to approve the Merger Agreement, as it may be amended from time to time (the “Merger Proposal”);

2.	A proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of SGB may receive in connection with the Merger Proposal pursuant to existing agreements or arrangements with SGB (the “Compensation Proposal”); and

3.	A proposal for adjournment of the SGB special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the SGB special meeting to approve the Merger Proposal (the “SGB Adjournment Proposal”).

Q:	How do the board of directors of HBI and SGB recommend that I vote?

A:	HBI’s board of directors recommends that HBI shareholders vote FOR the HBI proposals described in this joint proxy statement/prospectus.

SGB’s board of directors recommends that SGB shareholders vote FOR the SGB proposals described in this joint proxy statement/prospectus.

For a discussion of interests of SGB’s directors and officers in the merger that may be different from, or in addition to, the interests of SGB shareholders generally, see “The Directors and Officers of SGB Have Financial Interests in the Merger,” beginning on page 113.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, HBI shareholders should vote by telephone or on the Internet, or complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible so that their shares will be represented at the HBI special meeting.

After carefully reading and considering the information contained in this joint proxy statement/prospectus, SGB shareholders should vote by telephone or on the Internet, or complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible so that their shares will be represented at the SGB special meeting.

Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	How do I cast my vote?

A:	If you are a shareholder of record of HBI as of the record date for the HBI special meeting, you may cast your vote by:

•	Accessing the internet website specified on your proxy card;

•	Calling the toll-free number specified on your proxy card; or

•	Signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

You may also cast your vote in person at the HBI special meeting.

If you are a shareholder of record of SGB as of the record date for the SGB special meeting, you may vote by:

•	Accessing the internet website specified on your proxy card;

•	Calling the toll-free number specified on your proxy card; or

•	Signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

You may also cast your vote in person at the SGB special meeting.

If your shares are held in “street name” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. Holders in “street name” who wish to vote in person at the applicable shareholders special meeting will need to obtain a proxy form from the institution that holds their shares.

Q:	When and where are the HBI special meeting and the SGB special meeting?

A:	The HBI special meeting will be held at HBI’s principal executive offices located at 719 Harkrider Street, Suite 100, Conway, Arkansas 72032 at 10:00 a.m., Central Time, on September 25, 2017. All shareholders of HBI as of the record date, or their duly appointed proxies, may attend the HBI special meeting.

The SGB special meeting will be held at Stonegate Bank, 400 North Federal Highway, Pompano Beach, FL 33062 at 2:00 p.m., Eastern Time, on September 25, 2017. All shareholders of SGB as of the record date, or their duly appointed proxies, may attend the SGB special meeting.

Q:	If my HBI or SGB shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A:	If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to HBI or SGB or by voting in person at a special meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker.

Brokers or other nominees who hold shares in street name for a beneficial owner typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers or other nominees are not allowed to exercise their voting discretion on matters that are determined to be “non-routine” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the applicable special meeting but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker or other nominee does not have discretionary voting power on such proposal.

If you are an HBI shareholder and you do not instruct your broker or other nominee on how to vote your shares, your broker or other nominee may not vote your shares on the Share Issuance Proposal or the HBI Adjournment Proposal, which broker non-votes will have no effect on these proposals.

If you are an SGB shareholder and you do not instruct your broker or other nominee on how to vote your shares, your broker or other nominee may not vote your shares resulting in broker non-votes. Such broker non-votes will have the same effect as a vote AGAINST the Merger Proposal (but will not constitute a vote against the approval of the Merger Agreement and the merger for purposes of exercising dissenters’ rights); but will have no effect on the Compensation Proposal or the SGB Adjournment Proposal.

Q:	What vote is required to approve each proposal to be considered at the HBI special meeting?

A:	Approval of the Share Issuance Proposal requires the affirmative vote of at least a majority of the shares of HBI voting on such proposal, provided that a quorum is present at the HBI special meeting. Abstentions and broker non-votes are not considered votes cast, but are included in determining whether there is a quorum present. Approval of the HBI Adjournment Proposal requires the affirmative vote of at least a majority of shares of HBI voting on such proposal, whether or not a quorum is present.

Q:	What vote is required to approve each proposal to be considered at the SGB special meeting?

A:	Approval of the Merger Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of SGB common stock entitled to vote thereon. Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of shares of SGB common stock present in person or represented by proxy and entitled to vote thereon; however, such vote is advisory (non-binding) only. Approval of the SGB Adjournment Proposal requires the affirmative vote of the holders of a majority of shares of SGB common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present.

The directors and certain officers of SGB entered into voting agreements with HBI pursuant to which they agreed to vote 1,126,325 total shares in favor of the merger, subject to certain exceptions. As of the date of the Merger Agreement, these shares represented approximately 7.36% of the SGB common stock entitled to vote at the SGB special meeting (excluding any shares issued upon exercise of SGB options).

Q:	What if I abstain from voting or do not vote?

A:	For the purposes of the HBI special meeting, an abstention, which occurs when an HBI shareholder attends the HBI special meeting, either in person or by proxy, but abstains from voting, will have no effect on the Share Issuance Proposal or the HBI Adjournment Proposal.

For the purposes of the SGB special meeting, an abstention, which occurs when an SGB shareholder attends the SGB special meeting, either in person or by proxy, but abstains from voting, will have the same effect as a vote AGAINST the Merger Proposal (but will not constitute a vote against the approval of the Merger Agreement and the merger for purposes of exercising dissenters’ rights); but it will have no effect on the Compensation Proposal or the SGB Adjournment Proposal.

Q:	What if I hold stock of both HBI and SGB?

A:	If you hold shares of both HBI and SGB, you will receive two separate packages of proxy materials. A vote as an SGB shareholder for the Merger Proposal or the other proposals to be considered at the SGB special meeting will not constitute a vote as an HBI shareholder for the Share Issuance Proposal or the other proposal to be considered at the HBI special meeting, and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from HBI or SGB, or submit separate proxies as both an HBI shareholder and an SGB shareholder.

Q:	May I change my vote or revoke my proxy after I have delivered my proxy or voting instruction card?

A:	Yes. You may change your vote at any time before your proxy is voted at the applicable special meeting:

•	by sending written notice of revocation to the corporate secretary of HBI or SGB, as applicable;

•	by sending a completed proxy card bearing a later date than your original proxy card; or

•	by attending the applicable special meeting and voting in person, if you so request and if your shares are registered in your name rather than in the name of a broker, bank or other nominee; however, your attendance alone will not revoke any proxy.

If you choose either of the first two methods, HBI or SGB, as applicable, must receive your written notice of revocation or later dated proxy card no later than five days prior the applicable special meeting.

If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	The applicable record dates for the SGB special meeting and the HBI special meeting are earlier than the dates of those meetings and the date that the merger may be completed. If you transfer your SGB or HBI common stock after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at that special meeting (provided that such shares remain outstanding on the date of the special meeting). However, SGB shareholders will not have the right to receive any merger consideration for the transferred SGB shares. SGB shareholders will only be entitled to receive the merger consideration for SGB shares that they own at the effective time of the merger.

Q:	What do I do if I receive more than one joint proxy statement/prospectus or set of voting instructions?

A:	If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one joint proxy statement/prospectus and/or set of voting instructions relating to the special meeting. These should each be voted or returned separately to ensure that all of your shares are voted.

Q:	What are the federal income tax consequences of the merger?

A:	Gain (but not loss), if any, will be recognized by SGB shareholders in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash (excluding any cash received in lieu of a fractional share) and the fair market value of the HBI common stock received pursuant to the merger over the adjusted tax basis in the SGB common stock surrendered), and (2) the amount of cash received by such holder of SGB common stock (excluding any cash received in lieu of a fractional share). The consequences of the merger to any particular SGB shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

No gain or loss will be recognized by HBI or SGB as a result of merger. The obligation of HBI and SGB to complete the merger is conditioned upon the receipt of a legal opinions to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “Material United States Federal Income Tax Consequences of the Merger” beginning on page 87.

Q:	Do I have appraisal or dissenters’ rights?

A:	SGB shareholders are entitled to dissenters’ rights under the Florida Statutes Section 658.44., a copy of which is attached as Appendix D to this joint proxy statement/prospectus. If you wish to assert dissenters’ rights, you (i) must vote AGAINST the Merger Proposal at the SGB special meeting or (ii) must deliver to SGB, at or prior to the SGB special meeting, written notice of your intent to demand payment for your shares if the merger is consummated and you must not vote FOR approval of the Merger Proposal. The procedure for dissenting is described in more detail in “The Merger—Dissenters’ Rights” beginning on page 41.

HBI shareholders are not entitled to any appraisal or dissenters’ rights.

Q:	Should I send in my SGB stock certificates now?

A:	No. Please do not send your stock certificates with your SGB proxy card. If you are a holder of SGB common stock, you will receive written instructions from Computershare Trust Company, N.A., after the merger is completed on how to exchange your stock certificates for HBI common stock.

Q:	What if I have lost my SGB stock certificate?

A:	At the closing of the merger, the exchange agent will provide a letter of transmittal to SGB shareholders that will provide instructions for SGB shareholders who have lost their stock certificates. If you would like to obtain a replacement certificate prior to the closing of the merger, please contact Stonegate Bank, Attn: Kori Smith, 400 North Federal Highway, Pompano Beach, Florida 33062, telephone number (954) 315-5500. An indemnity and surety bond will be required.

Q:	Does SGB expect to pay any dividends to the SGB shareholders before the merger?

A:	SGB expects to continue to pay its quarterly dividend until closing. In addition, in the event that the closing has not occurred by November 28, 2017, SGB has the right to declare and pay monthly special dividends equal to 85% of earnings after such date.

Q:	Whom should I contact if I have any questions about the proxy materials or the special meeting?

A:	If you have any questions about the merger or any of the proposals to be considered at the special meeting, need assistance in submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact either HBI or SGB as follows:

Home BancShares, Inc. 719 Harkrider Street, Suite 100 Conway, Arkansas 72032 Attention: Investor Relations Officer (501) 339-2929	Stonegate Bank 400 North Federal Highway Pompano Beach, Florida 33062 Attention: Kori Smith (954) 315-5500

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to carefully read the entire document and the other documents to which we refer you in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” included elsewhere in this joint proxy statement/prospectus. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (page 110)

HBI. HBI is a Conway, Arkansas headquartered bank holding company registered under the federal Bank Holding Company Act of 1956. HBI is primarily engaged in providing a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities through its wholly owned community bank subsidiary, Centennial Bank. Centennial Bank has locations in Arkansas, Florida, South Alabama and New York.

HBI’s total assets, total deposits, total revenue and net income for each of the past three years are as follows:

	As of or for the Years Ended December 31,
	2016	2015	2014
		(In thousands)
Total assets	$9,808,465	$9,289,122	$7,403,272
Total deposits	6,942,427	6,438,509	5,423,971
Total revenue (interest income plus non-interest income)	523,588	442,934	380,650
Net income available to all stockholders	177,146	138,199	113,063

HBI common stock is traded on The NASDAQ Global Select Market under the symbol “HOMB.”

HBI’s principal executive office is located at 719 Harkrider, Suite 100, Conway, Arkansas, 72032 and its telephone number is (501) 339-2929. HBI’s internet address is www.homebancshares.com. Additional information about HBI is included under “Certain Information Concerning HBI” and “Where You Can Find More Information” included elsewhere in this joint proxy statement/prospectus.

SGB. SGB was incorporated under Florida law in 2005 as a Florida state chartered bank regulated by the FDIC and the Florida Division of Financial Institutions. SGB is headquartered in Pompano Beach, Florida, a community situated between West Palm Beach and Miami, Florida, and has a total of 24 branches in Florida (Boca Raton, Cooper City, Coral Gables, Coral Springs, Dania, Davie, Doral, Fort Lauderdale (3), Fort Myers, Englewood, Hollywood, Jupiter, Naples, West Palm Beach, Plantation, Pompano Beach, Sarasota (2), St. James City, Tampa, Venice and Weston), and a presence in Cuba. Its deposits are insured by the FDIC up to applicable federal deposit insurance limits.

SGB provides a full range of commercial and consumer banking services. The banking products offered by SGB include checking and savings accounts, consumer loans, residential mortgage loans, business checking accounts, time deposits, money market accounts, real estate commercial and business loans. SGB also offers internet banking services, bill payment, remote deposit capture, retirement account services, CDARS deposits, credit card services, association lock box services, wealth management services and cash management services.

At June 30, 2017, SGB had total assets of $3.1 billion, total deposits of $2.6 billion, and total stockholders’ equity of $417.8 million. SGB is a publicly held company, and, as of the record date, had approximately 666 holders of record of its common stock. SGB common stock is traded on The NASDAQ Global Select Market under the symbol “SBGK.”

SGB’s principal executive offices are located at 400 North Federal Highway, Pompano Beach, Florida 33062, and its telephone number is (954) 315-5500. SGB’s internet website is www.stonegatebank.com. SGB’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, including any amendments to those reports filed or furnished pursuant to section 13(a) or 15(d), and reports filed pursuant to Section 16, 13(d), and 13(g) of the Securities Exchange Act of 1934 (“Exchange Act”) are available free of charge through SGB’s website. You may also read and copy any reports that SGB files with the FDIC by contacting the FDIC in writing at FDIC, Accounting and Securities Disclosure Section, 550 17th Street, NW, Washington, DC 20429, or by email at PublicBankReports@FDIC.gov. All filings made electronically with the FDIC may be accessed at https://efr.fdic.gov/fcxweb/efr/index.html. Additional information about SGB is included under “Certain Information Concerning SGB” included elsewhere in this joint proxy statement/prospectus.

The Merger (page 39)

The Merger Agreement, which is to be construed under Delaware law, provides that, subject to its terms and conditions, SGB will merge with and into Centennial, with Centennial being the surviving corporation in the merger. This transaction is referred to in this joint proxy statement/prospectus as the “merger.”

Under the terms of the Merger Agreement, based on 15,301,388 shares outstanding at closing (equal to the number of shares outstanding at the time the Merger Agreement was signed), SGB shareholders will receive aggregate Per Share Merger Consideration of $749,768,012. Each SGB shareholder therefore will receive a pro rata share of the aggregate Per Share Merger Consideration, which consists of (i) $50,035,539 in cash payable at closing, and (ii) shares of HBI common stock with a total value of $699,732,473 based on the volume-weighted average closing price of HBI common stock for the 20 trading days ending three business days prior to the date the merger closes subject to the collar (the “HBI Average Closing Price”). In the event that options are exercised in exchange for shares of SGB common stock prior to closing, the Per Share Merger Consideration does not change but the aggregate Per Share Merger Consideration will increase. Based on 16,363,938 shares outstanding at closing (equal to the number of shares and options outstanding at the time the Merger Agreement was signed), SGB shareholders would receive a pro rata share of aggregate Per Share Merger Consideration of $801,832,962, made up of $53,510,077 in cash payable at closing and shares of HBI common stock valued at $748,322,885, based on the HBI Average Closing Price. This increase in aggregate Per Share Merger Consideration will be offset on the SGB balance sheet at closing by the reduction in the amount SGB is required to pay to terminate options at closing. In either case, SGB shareholders will receive, in exchange for each share of SGB common stock, Per Share Merger Consideration valued at $49.00, consisting of a combination of (i) cash payable at closing in the amount of $3.27, and (ii) HBI common stock with a value of approximately $45.73 based upon the HBI Average Closing Price (which will be not less than $22.52 nor more than $35.19).

The number of shares of HBI common stock comprising the portion of the Per Share Merger Consideration to be paid in shares of HBI common stock will vary based on the HBI Average Closing Price. The following table illustrates, for a range of potentially applicable HBI Average Closing Prices, the number of shares of HBI common stock that would be exchanged for each share of SGB common stock based on Per Share Merger Consideration of $49.00. The HBI Average Closing Prices shown on this table are for illustration only. Cash will be paid in lieu of issuing fractional shares of HBI common stock.

Per Share Stock Consideration(a) if the applicable HBI Average Closing Price is:		Exchange Ratio
$22.52	(b)	2.0306
$23.00		1.9883
$24.00		1.9054
$24.94	(c)	1.8336
$25.00		1.8292
$26.00		1.7588
$26.83	(b)	1.7044
$27.00		1.6937
$28.00		1.6332
$29.00		1.5769
$30.00		1.5243
$31.00		1.4752
$32.00		1.4291
$33.00		1.3858
$34.00		1.3450
$35.00		1.3066
$35.19	(b)	1.2995

(a)	The Per Share Stock Consideration to be paid to each SGB shareholder will be based on the actual HBI Average Closing Price, which will be computed at the time of the merger; the HBI Average Closing Prices shown on this table are for illustration only. Cash will be paid in lieu of issuing fractional shares of HBI common stock.
(b)	On March 27, 2017, the date the Merger Agreement was signed, the closing price of a share of HBI common stock was $26.83. The Merger Agreement provides that if the HBI Average Closing Price is equal to or greater than $35.19, then the HBI Average Closing Price will be deemed to be $35.19. Additionally, if the HBI Average Closing Price is equal to or below $22.52, then the HBI Average Closing Price will be deemed to be $22.52.
(c)	The HBI Average Closing Price would have been $24.94 if calculated on August 9, 2017 (the last practicable trading day prior to the mailing of this joint proxy statement/prospectus to make such calculation). Unless otherwise indicated, illustrations given in this joint proxy statement/prospectus use $24.94 as the HBI Average Closing Price and are based on other information current as of August 9, 2017.

For illustrative purposes only, assuming the HBI Average Closing Price is $24.94, an SGB shareholder holding 100 shares of SGB common stock will receive $327 in cash for the cash portion of the merger consideration, 183 shares of HBI common stock, and $8.98 in cash in lieu of the resulting fractional share.

Assuming that 28,090,546 shares of HBI common stock will be issued to SGB shareholders (based on 15,319,888 SGB shares outstanding, 142,971,132 HBI shares outstanding, a $24.94 HBI Average Closing Price (all as of August 9, 2017) and no cash in lieu of fractional shares paid), SGB shareholders would own approximately 16.4% of HBI common stock after the merger is completed, excluding any shares of HBI common stock they may already own.

No gain or loss will be recognized by HBI or SGB as a result of merger. The obligation of HBI and SGB to complete the merger is conditioned upon the receipt of legal opinions to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “Material United States Federal Income Tax Consequences of the Merger” beginning on page 87.

Recommendation of HBI’s Board of Directors (page 57)

HBI’s board of directors recommends that holders of HBI common stock vote FOR the Share Issuance Proposal, and FOR the HBI Adjournment Proposal.

For further discussion of HBI’s reasons for the merger and the recommendations of HBI’s board of directors, see “The Merger—Background of the Merger” and “The Merger—Recommendation of HBI’s Board of Directors and Reasons for the Merger.”

Recommendation of SGB’s Board of Directors (page 47)

SGB’s board of directors recommends that holders of SGB common stock vote FOR the Merger Proposal, FOR the Compensation Proposal and FOR the SGB Adjournment Proposal.

For further discussion of SGB’s reasons for the merger and the recommendations of SGB’s board of directors, see “The Merger—Background of the Merger” and “The Merger—Recommendation of SGB’s Board of Directors and Reasons for the Merger.”

Opinion of RBC Capital Markets, LLC, Financial Advisor to HBI (page 57)

HBI retained RBC Capital Markets, LLC (“RBCCM”) to provide its opinion as to the fairness, from a financial point of view, to HBI of the Per Share Merger Consideration. HBI selected RBCCM to act as its financial advisor based on its qualifications, expertise, reputation and knowledge of HBI’s business and affairs and its experience with community bank holding companies and the industry in which HBI operates. RBCCM has delivered a written opinion to the HBI board of directors to the effect that, as of March 27, 2017, based on and subject to the assumptions, qualifications and other matters set forth therein, the Per Share Merger Consideration of the proposed Merger Agreement was fair, from a financial point of view, to HBI.

RBCCM’s opinion was provided for the information and assistance of the HBI board of directors in connection with its consideration of the merger. RBCCM’s opinion did not address the merits of HBI’s underlying decision to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which HBI might engage. RBCCM’s opinion does not constitute a recommendation to any holder of HBI common stock as to how such holder should vote with respect to the adoption of the proposed Merger Agreement or any other proposal to be voted upon by them in connection with the merger.

The full text of RBCCM’s written opinion, dated March 27, 2017, is attached to this joint proxy statement/prospectus as Appendix B, and constitutes part of this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by RBCCM in rendering its opinion.

For a further discussion of RBCCM’s opinion, HBI’s relationship with RBCCM and the terms of RBCCM’s engagement, see “The Merger—Opinion of RBC Capital Markets, LLC, Financial Advisor to HBI” beginning on page 57 of this joint proxy statement/prospectus.

Opinion of Hovde Group, LLC, Financial Advisor to SGB (page 49)

On March 26, 2017, Hovde Group, LLC (“Hovde”), one of SGB’s financial advisors in connection with the merger, provided the SGB board of directors with an overview of its analyses performed as of the date of the meeting and advised the board that its analyses were as of such date and based upon and subject to various qualifications and assumptions described in the meeting. Hovde delivered its opinion to the board on March 26, 2017, that, as of such date and subject to and based upon the qualifications and assumptions set forth in its written opinion, the Per Share Merger Consideration was fair, from a financial point of view, to the shareholders of SGB.

The full text of Hovde’s opinion, dated March 26, 2017, is attached as Appendix C to this joint proxy statement/prospectus. You should read the opinion in its entirety for a discussion of, among other things, the assumptions made, procedures followed, matters considered and any limitations on the review undertaken by Hovde in rendering its opinion.

Hovde’s opinion is addressed to SGB’s board of directors and addresses only the fairness of the Per Share Merger Consideration to be received by SGB shareholders from a financial point of view and does not address the merits of the underlying decision by SGB to enter into the Merger Agreement, the merits to the merger as compared to other alternatives potentially available to SGB or the relative effects of any alternative transaction in which SGB might engage. Hovde will be paid a fee for its services in connection with the delivery of its opinion, and will be reimbursed by SGB for certain of its expenses.

Interests of SGB Directors and Officers in the Merger (page 113)

Certain of SGB’s directors and officers may have interests in the merger as individuals in addition to, or different from, their interests as shareholders of SGB, including, but not limited to, (i) share issuances or cash payments in connection with the termination of their stock options; (ii) cash payments in connection with the termination of their employment agreements and separation pay plans; (iii) obligations to vote in favor of the merger; (iv) continuation of employment with Centennial; and (v) continuation of indemnification after the merger. As of August 9, 2017, the directors and executive officers of SGB and their affiliates beneficially owned and were entitled to vote approximately 1,128,578 shares of SGB common stock (excluding shares underlying options) representing approximately 7.37% of the shares of SGB common stock outstanding on that date, and a majority vote of the common stock outstanding is required to approve the Merger Proposal. See the section entitled “Interests of SGB’s Directors and Executive Officers in the Merger” beginning on page 113 of this joint proxy statement/prospectus for a more detailed description of these interests.

HBI has agreed to indemnify present and former directors and officers of SGB and its subsidiaries against certain costs, damages or liabilities incurred in connection with claims, investigations and other actions arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, and to provide them with director’s and officer’s liability insurance coverage for a period of six years following the merger, subject to a cap on the expense related to such insurance.

Dissenters’ Rights (page 41)

SGB shareholders are entitled to appraisal rights under the Florida Statutes Section 658.44, a copy of which is attached as Appendix D to this joint proxy statement/prospectus. Those rights, if properly exercised, will allow a shareholder who does not wish to accept the consideration provided for by the Merger Agreement instead to obtain payment in cash of the fair value of the shareholder’s shares of SGB common stock. If you wish to assert dissenters’ rights, you (i) must vote against the approval of the Merger Proposal or (ii) must deliver to SGB, at or prior to the SGB special meeting, written notice of your intent to demand payment for your shares if the proposed merger is consummated and you must not vote for approval of the Merger Proposal. The procedure for dissenting is described in more detail in “The Merger” section under the heading “Dissenters’ Rights.”

HBI shareholders are not entitled to any appraisal or dissenters’ rights.

Regulatory Matters (page 42)

Each of HBI and SGB has agreed to use its reasonable best efforts to obtain all regulatory approvals or make all regulatory notifications required to complete the merger and the other transactions contemplated by the Merger Agreement. These approvals and notifications include approval from or notifications to the Federal Reserve Board, the Arkansas State Bank Department, the FDIC and the Florida Division of Banking, among others. HBI and SGB have filed, or are in the process of filing, applications and notifications to obtain the required regulatory approvals. There can be no assurances that any such approvals will be received on a timely basis, or as to the ability of HBI and SGB to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. See “The Merger—Regulatory Approvals and Notifications.”

Conditions to Completion of the Merger (page 84)

Currently, HBI and SGB expect to complete the merger in the third quarter of 2017. As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement (page 85)

The Merger Agreement can be terminated at any time prior to completion of the merger by the following parties in the following circumstances:

•	by either party if the merger is not completed by the first anniversary of the date of the Merger Agreement, provided that this termination right is not available to a party whose failure to fulfill any obligation under the Merger Agreement shall have caused the failure of the closing date to occur on or prior to such first anniversary date;

•	by either party in the event of a material breach by the other party of a representation or warranty or obligation contained in the Merger Agreement, which breach cannot be or has not been cured within 45 days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any applicable closing condition;

•	by either party if final action has been taken by a regulatory agency whose approval is required for the merger, which final action has become final and non-appealable and does not approve the merger, or a governmental authority enacts a law or judgment which would make the merger illegal;

•	by HBI if the SGB board fails to make recommendation to SGB shareholders to approve the Merger Agreement, or SGB has materially breached its covenant not to solicit alternative acquisition proposals;

•	by SGB if the HBI board fails to make recommendation to HBI shareholders to approve the Merger Agreement, including the issuance of HBI common stock, or HBI has materially breached an obligation in respect of the HBI shareholder meeting;

•	by either party if (i) the SGB shareholders fail to approve the Merger Agreement or (ii) if the HBI shareholders fail to approve the Merger Agreement, including the issuance of HBI common stock, provided that this termination right is not available to a party whose failure to fulfill any obligation under the Merger Agreement shall have caused the failure to obtain such approval;

•	by either party if the volume-weighted average per share closing price of HBI common stock as reported on Nasdaq for any 20 consecutive trading days between June 30, 2017, and the trading day three business days prior to the closing date is below $21.11, provided that a party’s right to terminate the Merger Agreement based on such stock price is exercisable only within ten days of the date of any occasion on which such termination right arises; or

•	by HBI if fifteen percent or more of the outstanding shares of Stonegate common stock are appraisal shares.

Expenses and Termination Fees (page 85)

Except for the registration fee and other fees paid to the SEC in connection with the merger, which will be paid by HBI, and any termination fees, all fees and expenses incurred in connection with the merger (including the costs and expense of printing and mailing this joint proxy statement/prospectus) will be paid by the party incurring such fees or expenses.

SGB is required to pay HBI a termination fee of $36 million if the Merger Agreement is terminated by HBI because (i) the board of directors of SGB failed to recommend the merger to its shareholders or has withdrawn, qualified or modified such recommendation or proposed to withdraw, qualify or modify such recommendation; or (ii) SGB materially breached any of the provisions of the Merger Agreement with respect to obtaining shareholder approval of the merger or soliciting acquisition proposals.

Matters to Be Considered at the HBI Special Meeting (page 101)

HBI shareholders will be asked to vote on the following proposals:

•	the Share Issuance Proposal and

•	the HBI Adjournment Proposal.

Approval of the Share Issuance Proposal is required for the completion of the merger. HBI’s board of directors recommends that HBI shareholders vote FOR the proposals set forth above. For further discussion of the HBI special meeting, see “HBI Special Meeting of Shareholders.”

Approval of the Share Issuance Proposal requires an affirmative vote by the holders of at least a majority of the outstanding shares of common stock of HBI represented at the meeting.

Matters to Be Considered at the SGB Special Meeting (page 105)

SGB shareholders will be asked to vote on the following proposals:

•	the Merger Proposal;

•	the Compensation Proposal; and

•	the SGB Adjournment Proposal

Approval of the Merger Proposal is required for the completion of the merger. SGB’s board of directors recommends that SGB shareholders vote FOR the proposals set forth above. For further discussion of the SGB special meeting, see “SGB Special Meeting of Shareholders.”

Approval of the Merger Proposal requires an affirmative vote by the holders of at least a majority of the outstanding shares of common stock of SGB outstanding and entitled to vote thereon. Certain directors and officers have entered into voting agreements pursuant to which they agreed to vote 1,126,325 shares, and any shares received upon exercise of options, in favor of the merger, subject to certain exceptions.

These shares represent approximately 7.36% of the SGB common stock entitled to vote at the SGB special meeting (based on the number of shares of SGB common stock outstanding on the date the Merger Agreement was signed).

Rights of SGB Shareholders Will Change as a Result of the Merger (page 93)

The rights of SGB shareholders are governed by Florida law and by SGB’s articles of incorporation and bylaws. Upon the completion of the merger, SGB shareholders will no longer have any direct interest in SGB. Those SGB shareholders receiving shares of HBI common stock as merger consideration will only participate in the combined company’s future earnings and potential growth through their ownership of HBI common stock. All of the other incidents of direct stock ownership in SGB will be extinguished upon completion of the merger. The rights of former SGB shareholders that become HBI shareholders will be governed by Arkansas law and HBI’s articles of incorporation and bylaws. Therefore, SGB shareholders that receive HBI common stock in the merger will have different rights once they become HBI shareholders. See “Comparison of Rights of Holders of HBI and SGB Common Stock” beginning on page 93.

Litigation Relating to the Merger (page 70)

On July 11, 2017, a putative class action was filed in an Arkansas state court on behalf of HBI’s stockholders, naming HBI and its directors as defendants and alleging a breach of a fiduciary duty of candor. The plaintiffs seek, among other things, an order enjoining completion of the merger, and an award of costs and attorneys’ fees. For more information, see “The Merger—Litigation Relating to the Merger.”

SELECTED CONSOLIDATED FINANCIAL DATA OF SGB

Set forth below are highlights from SGB’s consolidated financial data as of and for the three and six months ended June 30, 2017 and 2016 and as of and for the years ended December 31, 2012 through 2016. The results of operations for the three and six months ended June 30, 2017 and June 30, 2016 are not necessarily indicative of the results of operations for the full year or any other interim period. SGB management prepared the unaudited information on the same basis as it prepared SBG’s audited consolidated financial statements. In the opinion of SGB management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with SGB’s consolidated financial statements and related notes included in its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the six months ended June 30, 2017, each of which is incorporated herein by reference in this document and from which this information is derived. See “Where You Can Find More Information” in the forepart of this registration statement and “Documents Incorporated by Reference” on page 118.

Summary Consolidated Financial Data

	As of or for the Three Months Ended June 30,		As of or for the Six Months Ended June 30,		As of or for the Years Ended December 31,
	2017	2016	2017	2016	2016	2015	2014	2013	2012
	(Dollars and shares in thousands, except per share data)
Income statement data:
Total interest income	$30,553	$24,076	$59,934	$47,114	$101,720	$93,887	$62,469	$42,816	$43,016
Total interest expense	3,789	2,488	7,283	4,889	10,835	8,439	7,261	6,672	7,437

Net interest income	26,764	21,588	52,651	42,225	90,885	85,448	55,208	36,144	35,579
Provision for loan losses	600	—	1,200	193	193	1,693	(1,050)	2,444	4,378

Net interest income after provision for loan losses	26,164	21,588	51,451	42,032	90,692	83,755	56,258	33,700	31,201
Non-interest income	2,918	1,745	4,995	4,029	8,590	7,304	4,720	5,311	6,501
Non-interest expense	16,325	12,800	31,443	25,336	56,022	51,538	41,363	24,404	23,154

Income before income taxes	12,757	10,533	25,003	20,725	43,260	39,521	19,615	14,607	14,548
Provision for income taxes	4,433	3,616	8,685	6,915	14,325	14,362	6,833	5,290	5,466

Net income	8,324	6,917	16,318	13,810	28,935	25,159	12,782	9,317	9,082
Preferred stock dividend	—	—	—	—	—	58	128	—	—

Net income available to common shareholders	$8,324	$6,917	$16,318	$13,810	$28,935	$25,101	$12,654	$9,317	$9,082

Per share data:
Basic earnings per common share	$0.54	$0.54	$1.09	$1.08	$2.19	$1.99	$1.26	$1.13	$1.10
Diluted earnings per common share	0.53	0.52	1.06	1.05	2.14	1.94	1.22	1.10	1.08
Book value per common share	27.27	23.09	27.27	23.09	24.89	22.16	19.61	15.96	15.38

Selected Operating Ratios:
Return on average assets	1.07%	1.11%	1.07%	1.12%	1.12%	1.10%	0.76%	0.87%	0.99%
Return on average stockholder’s equity	8.03	9.14	8.33	9.26	9.29	9.17	6.64	7.22	7.38
Net interest margin(1)	3.84	3.97	3.87	3.94	3.86	4.15	3.64	3.71	4.29

(1)	Fully tax equivalent

Summary Consolidated Financial Data — Continued

	As of or for the Three Months Ended June 30,		As of or for the Six Months Ended June 30,		As of or for the Years Ended December 31,
	2017	2016	2017	2016	2016	2015	2014	2013	2012
	(Dollars and shares in thousands, except per share data)
Selected Asset Quality Data, Capital and Asset Quality Ratios:
Equity/assets	13.34%	12.35%	13.34%	12.35%	12.24%	11.87%	11.67%	11.74%	13.41%
Tangible equity/tangible assets	10.74	10.41	10.74	10.41	10.24	9.86	10.74	11.65	13.29
Nonperforming loans/total loans	0.45	0.21	0.45	0.21	0.38	0.36	0.30	0.82	0.85
Nonperforming loans/total assets	0.49	0.20	0.49	0.20	0.39	0.34	0.23	0.78	1.00
Allowance for loan losses/nonperforming loans	176.44	453.54	176.44	453.54	220.76	273.56	454.74	261.12	256.60
Net charge-offs (recoveries)/average total loans	0.01	(0.01)	0.01	(0.01)	(0.03)	0.01	(0.03)	0.14	0.44
Dividend Pay-out	14.73	15.38	15.01	15.33	14.95	10.52	12.73	14.15	7.26

Balance sheet data (period end):
Total assets	$3,133,188	$2,404,139	$3,133,188	$2,404,139	$2,901,602	$2,380,438	$1,723,294	$1,119,984	$944,733
Tangible assets	3,042,061	2,351,977	3,042,061	2,351,977	2,836,964	2,327,454	1,705,430	1,118,883	943,394
Total loans	2,460,365	1,964,112	2,460,365	1,964,112	2,274,936	1,857,570	1,309,322	812,009	731,773
Allowance for loan loses	19,848	18,595	19,848	18,595	18,888	18,149	16,630	17,307	15,891
Securities held to maturity	108,803	108,139	108,803	108,139	116,529	106,619	81,627	71,639	—
Securities available for sale	—	—	—	—	—	—	—	—	112,625
Goodwill and other intangible assets	91,127	52,162	91,127	52,162	64,638	52,984	17,864	1,101	1,339
Deposits	2,623,067	2,034,212	2,623,067	2,034,212	2,447,826	2,024,367	1,452,194	935,477	746,167
Noninterest-bearing deposits	609,656	424,706	609,656	424,706	506,795	392,230	234,981	181,281	126,791
Stockholders’ equity	417,825	296,961	417,825	296,961	355,113	282,564	201,115	131,462	126,709
Tangible stockholders’ equity	326,698	244,799	326,698	244,799	290,475	229,580	183,251	130,361	125,370

Capital ratios:
Leverage ratio	10.68%	10.37%	10.68%	10.37%	9.98%	9.99%	10.96%	11.93%	12.84%
Common equity Tier 1 capital	11.53	11.13	11.53	11.13	11.09	11.00	NA	NA	NA
Tier 1 risk-based capital ratio	11.53	11.13	11.53	11.13	11.09	11.00	13.03	15.25	16.15
Total risk-based capital ratio	12.53	11.96	12.53	11.96	12.13	11.86	14.20	16.51	17.41

SELECTED CONSOLIDATED FINANCIAL DATA OF HBI

Set forth below are highlights from HBI’s consolidated financial data as of and for the three and six months ended June 30, 2017 and 2016 and as of and for the years ended December 31, 2012 through 2016. The results of operations for the three and six months ended June 30, 2017 and June 30, 2016 are not necessarily indicative of the results of operations for the full year or any other interim period. HBI management prepared the unaudited information on the same basis as it prepared HBI’s audited consolidated financial statements. In the opinion of HBI management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with HBI’s consolidated financial statements and related notes included in its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the six months ended June 30, 2017, each of which is incorporated herein by reference in this document and from which this information is derived. See “Where You Can Find More Information” in the forepart of this registration statement and “Documents Incorporated by Reference” on page 118.

Summary Consolidated Financial Data

	As of or for the Three Months Ended June 30,		As of or for the Six Months Ended June 30,		As of or for the Years Ended December 31,
	2017	2016	2017	2016	2016	2015	2014	2013	2012
	(Dollars and shares in thousands, except per share data)
Income statement data:
Total interest income	$122,863	$108,490	$237,357	$213,774	$436,537	$377,436	$335,888	$217,126	$177,135
Total interest expense	15,511	7,449	25,190	14,676	30,579	21,724	18,870	14,531	21,535

Net interest income	107,352	101,041	212,167	199,098	405,958	355,712	317,018	202,595	155,600
Provision for loan losses	387	5,692	4,301	11,369	18,608	25,164	22,664	5,180	2,750

Net interest income after provision for loan losses	106,965	95,349	207,866	187,729	387,350	330,548	294,354	197,415	152,850
Non-interest income	24,417	21,772	50,887	41,209	87,051	65,498	44,762	40,365	47,969
Non-interest expense	51,003	47,587	106,144	93,235	191,755	177,555	161,943	133,307	102,368

Income before income taxes	80,379	69,534	152,609	135,703	282,646	218,491	177,173	104,473	98,451
Provision for income taxes	30,282	26,025	55,656	50,767	105,500	80,292	64,110	37,953	35,429

Net income	$50,097	$43,509	$96,953	$84,936	$177,146	$138,199	$113,063	$66,520	$63,022

Per share data:
Basic earnings per common share	$0.35	$0.31	$0.68	$0.61	$1.26	$1.01	$0.86	$0.58	$0.56
Diluted earnings per common share	0.35	0.31	0.68	0.60	1.26	1.01	0.85	0.57	0.56
Book value per common share	10.32	9.01	10.32	9.01	9.45	8.55	7.51	6.46	4.59
Dividends – common	0.0900	0.0875	0.1800	0.1625	0.3425	0.275	0.175	0.145	0.145
Average common shares outstanding	143,282	140,382	142,538	140,386	140,418	136,615	131,902	115,816	112,548
Average diluted shares outstanding	144,116	140,608	143,270	140,667	140,713	137,130	132,662	116,504	113,260

Performance ratios:
Return on average assets	1.86%	1.83%	1.86%	1.81%	1.85%	1.68%	1.63%	1.43%	1.58%
Return on average common equity	13.83	14.11	13.84	13.94	14.08	12.77	12.34	11.27	12.75
Net interest margin(1)	4.50	4.83	4.60	4.82	4.81	4.98	5.37	5.19	4.70
Efficiency ratio(2)	37.48	37.52	39.12	37.51	37.65	40.44	42.67	52.44	47.88

Asset quality:
Non-performing assets to total assets	0.60%	0.81%	0.60%	0.81%	0.81%	0.89%	1.18%	1.84%	3.55%
Non-performing loans to total loans	0.60	0.85	0.60	0.85	0.85	0.96	1.23	1.66	3.61
Allowance for loan losses to non-performing loans	170.99	124.61	170.99	124.61	126.74	109.00	88.65	59.12	51.59
Net charge-offs to average total loans	0.03	0.21	0.11	0.18	0.11	0.22	0.22	0.51	0.41

Summary Consolidated Financial Data – Continued

	As of or for the Three Months Ended June 30,		As of or for the Six Months Ended June 30,		As of or for the Years Ended December 31,
	2017	2016	2017	2016	2016	2015	2014	2013	2012
	(Dollars and shares in thousands, except per share data)
Balance sheet data (period end):
Total assets	$10,872,228	$9,582,126	$10,872,228	$9,582,126	$9,808,465	$9,289,122	$7,403,272	$6,811,861	$4,242,130
Investment securities – available-for-sale	1,400,431	1,221,778	1,400,431	1,221,778	1,072,920	1,206,580	1,067,287	1,175,484	726,223
Investment securities – held-to-maturity	254,161	287,725	254,161	287,725	284,176	309,042	356,790	114,621	—
Loans receivable	7,834,475	7,022,156	7,834,475	7,022,156	7,387,699	6,641,571	5,057,502	4,476,953	2,716,083
Allowance for loan losses	80,138	74,341	80,138	74,341	80,002	69,224	55,011	43,815	50,632
Intangible assets	441,960	397,818	441,960	397,818	396,294	399,426	346,348	324,034	97,742
Non-interest-bearing deposits	1,957,677	1,645,472	1,957,677	1,645,472	1,695,184	1,456,624	1,203,306	991,161	666,414
Total deposits	7,767,388	6,712,948	7,767,388	6,712,948	6,942,427	6,438,509	5,423,971	5,393,046	3,483,452
Subordinated debentures (trust preferred securities)	357,838	60,826	357,838	60,826	60,826	60,826	60,826	60,826	28,867
Stockholders’ equity	1,476,032	1,264,915	1,476,032	1,264,915	1,327,490	1,199,757	1,015,292	840,955	515,473

Capital ratios:
Common equity to assets	13.58%	13.20%	13.58%	13.20%	13.53%	12.92%	13.71%	12.35%	12.15%
Common equity Tier 1 capital	11.79	10.57	11.79	10.57	11.30	10.50	—	—	—
Tier 1 leverage ratio(3)	10.54	10.07	10.54	10.07	10.63	9.91	10.31	9.38	10.95
Tier 1 risk-based capital ratio	12.47	11.29	12.47	11.29	12.01	11.26	12.55	10.88	13.94
Total risk-based capital ratio	16.78	12.20	16.78	12.20	12.97	12.16	13.51	11.75	15.20
Dividend payout – common	25.75	28.23	26.37	26 .87	27.15	27.19	20.49	25.51	25.89

(1)	Fully taxable equivalent (assuming an income tax rate of 39.225%).
(2)	The efficiency ratio is calculated by dividing non-interest expense less amortization of core deposit intangibles by the sum of net interest income on a tax equivalent basis and non-interest income.
(3)	Leverage ratio is Tier 1 capital to quarterly average total assets less intangible assets and gross unrealized gains/losses on available-for-sale investment securities.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated financial information and explanatory notes present how the combined financial statements of HBI and SGB may have appeared had the businesses actually been combined. The unaudited pro forma combined consolidated financial information shows the impact of the merger of HBI and SGB on the companies’ respective historical financial positions and results of operations under the acquisition method of accounting with HBI treated as the acquiror. Under this method of accounting, the assets and liabilities of SGB will be recorded by HBI at their estimated fair values as of the date the merger is completed. The unaudited pro forma combined consolidated balance sheet gives effect to the merger as if the transaction had occurred on June 30, 2017. The unaudited pro forma combined consolidated statements of income for the six months ended June 30, 2017 and for the year ended December 31, 2016 give effect to the merger as if these transactions had been completed on January 1, 2016. The unaudited pro forma combined selected financial data is derived from such balance sheets and statements of income.

According to the terms of the Merger Agreement which was announced on March 27, 2017, the SGB shareholders will receive approximately $699.7 million of HBI common stock plus approximately $50.0 million in cash assuming that 15,301,388 shares of SGB stock are outstanding at closing (which is equal to the number of shares outstanding when the Merger Agreement was signed). Based upon that number of shares of SGB common stock outstanding at closing, the Per Share Merger Consideration will be valued at $49.00 per share, consisting of a combination of (i) cash payable at closing in the amount of $3.27, and (ii) HBI common stock with a value of approximately $45.73. The number of shares of HBI common stock issuable for each share of SGB common stock will be based on the volume-weighted average closing price of HBI common stock on The NASDAQ Global Select Market reporting system for the 20 trading days ending on the third business day prior to the date the merger closes, subject to the following collar. If the 20-day volume-weighted average closing price of HBI common stock ending three business days prior to the closing date is equal to or greater than $35.19 or is equal to or below $22.52, then the price used to determine the number of shares of HBI common stock issuable for each share of SGB common stock will be fixed at $35.19 or $22.52, respectively. The unaudited pro forma combined consolidated financial information set forth below and the explanatory notes that follow are based upon assumptions that 15,319,888 shares of SGB common stock (the number of shares outstanding as of August 9, 2017) are outstanding on the closing date of the merger and that the HBI Average Closing Price is equal to $24.94 per share (the HBI Average Closing Price as of August 9, 2017).

The unaudited pro forma combined consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both HBI and SGB which are incorporated by reference in this joint proxy statement/prospectus as of and for the periods indicated. See “Where You Can Find More Information” in the forepart of this document and “Documents Incorporated By Reference” on page 118.

The unaudited pro forma combined consolidated financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented and had the impact of possible revenue enhancements and expense efficiencies, among other factors, been considered and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during this period. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined consolidated financial information, the preliminary determination of fair values of SGB’s assets acquired and liabilities assumed reflected in the pro forma combined consolidated financial information are subject to adjustment and may vary from the actual fair values assigned that will be recorded upon completion of the merger. Subsequent to the completion of the merger, HBI will finalize its determination of the fair values of the acquired assets and assumed liabilities, which could significantly change both the amount and the composition of these estimated purchase accounting adjustments.

Unaudited Pro Forma Combined Consolidated Balance Sheet

As of June 30, 2017

	Home BancShares, Inc.	Stonegate Bank	Pro Forma Adjustments		Pro Forma Combined
	(In thousands)
Assets
Cash and due from banks	$147,041	$125,998	$(50,036	)(a)	$223,003
Interest-bearing deposits with other banks	313,447	199,316	—		512,763

Cash and cash equivalents	460,488	325,314	(50,036)		735,766
Federal funds sold	—	30,000	—		30,000
Investment securities – available for sale	1,400,431	—	109,132	(b)	1,509,563
Investment securities – held to maturity	254,161	108,803	(108,803	)(b)	254,161
Loans receivable	7,834,475	2,460,365	(73,811	)(c)	10,221,029
Allowance for loan losses	(80,138)	(19,848)	19,848	(d)	(80,138)

Loans receivable, net	7,754,337	2,440,517	(53,963)		10,140,891
Bank premises and equipment, net	207,071	39,505	—		246,576
Foreclosed assets held for sale	18,789	4,211	(1,263	)(e)	21,737
Cash value of life insurance	97,684	47,729	—		145,413
Accrued interest receivable	32,445	5,312	—		37,757
Deferred tax asset, net	68,368	26,655	27,308	(f)	122,331
Goodwill	420,941	80,074	384,700	(g)	885,715
Core deposit and other intangibles	21,019	11,053	13,291	(h)	45,363
Other assets	136,494	14,015	—		150,509

Total assets	$10,872,228	$3,133,188	$320,366		$14,325,782

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Demand and non-interest-bearing	$1,957,677	$609,656	$—		$2,567,333
Savings and interest-bearing transaction accounts	4,335,456	1,824,730	—		6,160,186
Time deposits	1,474,255	188,681	—		1,662,936

Total deposits	7,767,388	2,623,067	—	(i)	10,390,455
Securities sold under agreements to repurchase	133,741	32,429			166,170
FHLB borrowed funds	1,099,478	35,717	500	(j)	1,135,695
Accrued interest payable and other liabilities	37,751	15,861	37,959	(k)	91,571
Subordinated debentures	357,838	8,289	—		366,127

Total liabilities	9,396,196	2,715,363	38,459		12,150,018

Stockholders’ equity
Preferred stock	—	—	—		—
Common stock	1,431	76,613	281	(a)	1,712
			(76,613	)(l)
Capital surplus	940,821	230,389	699,451	(a)	1,640,272
			(230,389	)(l)
Retained earnings	527,338	111,682	(111,682	)(l)	527,338
Accumulated other comprehensive income (loss)	6,442	(846)	846	(l)	6,442
Less: Treasury stock	—	(13)	13	(l)	—

Total stockholders’ equity	1,476,032	417,825	281,907		2,175,764

Total liabilities and stockholders’ equity	$10,872,228	$3,133,188	$320,366		$14,325,782

(See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Statements)

Unaudited Pro Forma Combined Consolidated Income Statement

For the Six Months Ended June 30, 2017

(In thousands, except per share data)	Home BancShares, Inc.	Stonegate Bank	Pro Forma Adjustments		Pro Forma Combined
Interest income
Loans	$218,494	$57,634	$5,260	(m)	$281,388
Investment securities	17,822	868	—		18,690
Deposits—other banks	1,035	1,179	—		2,214
Federal funds sold	6	158	—		164

Total interest income	237,357	59,839	5,260		302,456

Interest expense
Interest on deposits	12,296	6,427	—		18,723
Federal funds purchased	—	3	—		3
FHLB borrowed funds	7,299	368	—		7,667
Securities sold under agreements to repurchase	361	188	—		549
Subordinated debentures	5,234	297	—		5,531

Total interest expense	25,190	7,283	—		32,473

Net interest income	212,167	52,556	5,260		269,983
Provision for loan losses	4,301	1,200	—		5,501

Net interest income after provision for loan losses	207,866	51,356	5,260		264,482

Non-interest income
Service charges on deposit accounts	11,948	1,632	—		13,580
Other service charges and fees	17,493	1,236	—		18,729
Trust fees	765	—	—		765
Mortgage lending income	6,541	369	—		6,910
Insurance commissions	1,010	—	—		1,010
Increase in cash value of life insurance	773	607	—		1,380
Dividends from FHLB, FRB, bankers’ bank & other	1,621	95	—		1,716
Gain on acquisitions	3,807	—	—		3,807
Gain on sale of SBA loans	575	—	—		575
Gain (loss) on sale of branches, equipment and other assets, net	375	169	—		544
Gain (loss) on OREO, net	514	(39)	—		475
Gain (loss) on securities, net	803	—	—		803
FDIC indemnification accretion/(amortization), net	—	—	—		—
Other income	4,662	1,021	—		5,683

Total non-interest income	50,887	5,090	—		55,977

Non-interest expense
Salaries and employee benefits	55,455	17,181	—		72,636
Occupancy and equipment	13,715	4,733	—		18,448
Data processing expense	5,586	1,403	—		6,989
Other operating expenses	29,718	7,088	—		36,806
Core deposit intangible amortization	1,670	1,038	(373	)(n)	2,335

Total non-interest expense	106,144	31,443	(373)		137,214

Income before income taxes	152,609	25,003	5,633		183,245
Income tax expense	55,656	8,685	2,210	(o)	66,551

Net income	$96,953	$16,318	$3,423		$116,694

Basic earnings per common share	$0.68	$1.09			$0.68

Diluted earnings per common share	$0.68	$1.06			$0.68

Average common shares outstanding	142,538		28,091	(p)	170,629
Average diluted shares outstanding	143,270		28,091	(p)	171,361

(See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Statements)

Unaudited Pro Forma Combined Consolidated Income Statement

For the Year Ended December 31, 2016

	Home BancShares, Inc.	Stonegate Bank	Pro Forma Adjustments		Pro Forma Combined
(In thousands, except per share data)
Interest income
Loans	$403,394	$98,635	$10,520	(m)	$512,549
Investment securities	32,663	1,772	—		34,435
Deposits—other banks	471	951	—		1,422
Federal funds sold	9	362	—		371

Total interest income	436,537	101,720	10,520		548,777

Interest expense
Interest on deposits	15,926	9,776	—		25,702
Federal funds purchased	2	—	—		2
FHLB borrowed funds	12,484	543	—		13,027
Securities sold under agreements to repurchase	574	362	—		936
Subordinated debentures	1,593	154	—		1,747

Total interest expense	30,579	10,835	—		41,414

Net interest income	405,958	90,885	10,520		507,363
Provision for loan losses	18,608	193	—		18,801

Net interest income after provision for loan losses	387,350	90,692	10,520		488,562

Non-interest income
Service charges on deposit accounts	25,049	2,901	—		27,950
Other service charges and fees	30,200	1,463	—		31,663
Trust fees	1,457	—	—		1,457
Mortgage lending income	14,399	556	—		14,955
Insurance commissions	2,296	—	—		2,296
Increase in cash value of life insurance	1,412	1,157	—		2,569
Dividends from FHLB, FRB, bankers’ bank & other	3,091	—	—		3,091
Gain on acquisitions	—	—	—		—
Gain on sale of SBA loans	1,088	—	—		1,088
Gain (loss) on sale of premises & equip, net	700	—	—		700
Gain (loss) on OREO, net	(554)	303	—		(251)
Gain (loss) on securities, net	669	—	—		669
FDIC indemnification accretion/(amortization), net	(772)	—	—		(772)
Other income	8,016	2,210	—		10,226

Total non-interest income	87,051	8,590	—		95,641

Non-interest expense
Salaries and employee benefits	101,962	30,299	—		132,261
Occupancy and equipment	26,129	8,903	—		35,032
Data processing expense	10,499	3,177	—		13,676
Other operating expenses	50,033	11,924	—		61,957
Core deposit intangible amortization	3,132	1,719	729	(n)	5,580

Total non-interest expense	191,755	56,022	729		248,506

Income before income taxes	282,646	43,260	9,791		335,697
Income tax expense	105,500	14,325	3,841	(o)	123,666

Net income	177,146	28,935	5,950		212,031
Preferred stock dividends	—	—	—		—

Net income available to common shareholders	$177,146	$28,935	$5,950		$212,031

Basic earnings per common share	$1.26	$2.19			$1.26

Diluted earning per common share	$1.26	$2.14			$1.26

Average common shares outstanding	140,418		28,091	(p)	168,509
Average diluted shares outstanding	140,713		28,091	(p)	168,804

(See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Statements)

Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

Note 1. Basis of Presentation

The unaudited pro forma combined consolidated financial statements and explanatory notes show the impact on the historical financial condition and results of operations of HBI resulting from the SGB acquisition under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of SGB are recorded by HBI at their respective fair values as of the date the transaction is completed. The unaudited pro forma combined consolidated balance sheets combine the historical financial information of HBI as of June 30, 2017, and assume that the SGB acquisition was completed on that date. The unaudited pro forma combined consolidated statements of income for the six months ended June 30, 2017 and for the year ended December 31, 2016, give effect to the SGB acquisition as if the transactions had been completed on January 1, 2016.

Since the transactions are recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to HBI’ balance sheet. In addition, certain anticipated nonrecurring costs associated with the SGB acquisition such as potential severance, professional fees, legal fees and conversion-related expenditures are not reflected in the pro forma statements of income and will be expensed as incurred.

While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for credit losses and the allowance for credit losses, for purposes of the unaudited pro forma combined consolidated statement of income for the six months ended June 30, 2017 and for the year ended December 31, 2016, HBI assumed no adjustments to the historical amount of SGB’s provision for credit losses. If such adjustments were estimated, there could be a significant change to the historical amounts of provision for credit losses presented.

Note 2. Merger and Acquisition Integration Costs

The retail branch operations, commercial lending activities, along with all other operations of SGB will be integrated into Centennial. The operation integration and the system conversion for SGB are scheduled for the first quarter of 2018.

The specific details of the plan to integrate the operations of SGB will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment and service contracts to determine where we may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, and selling or otherwise disposing of certain premises, furniture and equipment. HBI also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and the timing of these integration actions.

Note 3. Estimated Annual Cost Savings

HBI expects to realize cost savings and to generate revenue enhancements from the SGB acquisition. Cost savings for SGB are projected at 34% of non-interest expense and are estimated to be $20.8 million, on a pre-tax basis, and $12.7 million, net of taxes, resulting in an increase of $0.07 to basic and diluted earnings per share. These cost savings and revenue enhancements are not reflected in the pro forma combined consolidated financial statements, and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note 4. Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined consolidated financial statements presented for SGB. All adjustments are based on current assumptions and valuations, which are subject to change. Unless otherwise noted, all adjustments are based on assumptions and valuations as of the merger agreement dates for the respective pending acquisitions and are subject to change.

(a)	This represents the estimated merger consideration of $749.8 million, consisting of $699.7 million in common stock of HBI and $50.0 million in cash. The following unaudited pro forma information assumes an average closing price of HBI Common stock of $24.94 per share. Accordingly, applying this assumption, each share of Stonegate common stock will be converted into the right to receive HBI common stock plus cash in lieu of fractional shares, resulting in an aggregate of approximately 28 million shares.

(b)	This represents the recording of the mark-to-market adjustment on SGB’s held-to-maturity investment portfolio and the reclassification of SGB’s held-to-maturity portfolio to HBI’s available-for-sale portfolio.

(c)	This adjustment represents HBI’s estimate of the necessary write down of SGB’s loan portfolio to estimated fair value.

(d)	This adjustment represents the elimination of SGB’s allowance for loan losses as part of the purchase accounting adjustments.

(e)	This adjustment represents HBI’s estimate of the necessary write down of SGB’s foreclosed assets due to the manner in which these assets would be resolved by the acquirer.

(f)	This adjustment is for the current and deferred income tax assets and liabilities recorded to reflect the differences in the carrying values of the acquired assets and assumed liabilities for financial reporting purposes and the cost basis for federal income tax purposes at HBI’s statutory federal and state income tax rate of 39.225%.

(g)	The consideration paid for SGB exceeded the fair value of the assets received; therefore HBI recorded $464.8 million of goodwill.

	Stonegate Bank
Fair value of common shares issued		$699,732
Cash consideration		50,036

Total pro forma purchase price		$749,768
Fair value of assets acquired:
Cash and cash equivalents	$125,998
Interest-bearing deposits with other banks	199,316
Federal funds sold	30,000
Investment securities	109,132
Loans receivable, net	2,386,554
Bank premises and equipment, net	39,505
Foreclosed assets held for sale	2,948
Cash value of life insurance	47,729
Accrued interest receivable	5,312
Deferred tax asset, net	53,963
Core deposit and other intangibles	24,344
Other assets	14,015

Total assets	$3,038,816
Fair value of liabilities assumed:
Deposits	$2,623,067
Securities sold under agreements to repurchase	32,429
FHLB borrowed funds	36,217
Accrued interest payable and other liabilities	53,820
Subordinated debentures	8,289

Total liabilities	$2,753,822
Net assets acquired		$284,994
Preliminary pro forma goodwill		$464,774

(h)	This intangible asset represents the value of the relationships SGB had with its deposit customers. The fair value of this intangible asset was estimated based on a discounted cash flow methodology that gave appropriate consideration to expected customer attrition rates, cost of the deposit base, and the net maintenance cost attributable to customer deposits.

(i)	The fair values used for the demand and savings deposits that comprise the transaction accounts acquired, by definition equal the amount payable on demand at the acquisition date. No fair value adjustment was applied for time deposits because it is estimated the weighted average interest rate of SGB’s certificates of deposits were at the current market rates.

(j)	The fair value of FHLB borrowed funds is estimated based on borrowing rates currently available to HBI for borrowings with similar terms and maturities.

(k)	This represents the accrual of certain costs including change in control and stock option agreements which are expected to be incurred in connection with the merger.

(l)	This adjustment represents the elimination of the historical equity of SGB as part of the purchase price adjustment.

(m)

Upon the completion of the merger, the Company will evaluate the acquired loan portfolio to finalize the necessary credit and interest rate fair value adjustments. Subsequently, the interest rate portion of the fair value adjustment will be accreted into earnings as an adjustment to the yield of such acquired loans. This adjustment represents the Company’s best estimate of the expected accretion that would have been recorded in 2016 and the six month period ended June 30, 2017 assuming the merger closed on January 1, 2016. Subsequent to the closing of the transaction, the amount and timing of the estimated accretion of this purchase accounting adjustment could be revised significantly.

(n)	This represents the expected amortization during 2016 and the six month period ended June 30, 2017 of the core deposit intangible asset expected to be acquired in the merger, assuming the transaction closed on January 1, 2016. The estimated useful life of this intangible asset is estimated to be ten years. This intangible asset will be amortized using the straight-line method of amortization.

(o)	This represents income tax expense on the pro forma adjustments at HBI’s statutory federal and state income tax rate of 39.225%.

(p)	Pro forma weighted average common shares outstanding assumes an average closing price of HBI’s stock of $24.94 per share resulting in 28,090,546 common shares issued for SGB.

In accordance with the Merger Agreement, SGB shareholders will receive, in exchange for each share of SGB common stock, Per Share Merger Consideration valued at $49.00, consisting of a combination of (i) cash payable at closing in the amount of $3.27, and (ii) HBI common stock with a value of approximately $45.73 based upon the HBI Average Closing Price (which will be not less than $22.52 nor more than $35.19). However, the number of shares of HBI common stock comprising the portion of the Per Share Merger Consideration to be paid in shares of HBI common stock will vary based on the HBI Average Closing Price.

The maximum number of HBI common shares to be issued based on HBI Average Closing Price of $22.52 and 15,319,888 SGB shares outstanding is 31,108,564 shares, which results in a decrease of $0.01 to pro forma basic and diluted earnings per common share for the six months ended June 30, 2017. The minimum number of HBI common shares to be issued based on HBI Average Closing Price of $35.19 and 15,319,888 SGB shares outstanding is 19,908,194 shares, which results in an increase of $0.03 to pro forma basic and diluted earnings per common share for the six months ended June 30, 2017.

COMPARATIVE PER-SHARE DATA OF HBI AND SGB (UNAUDITED)

The following table sets forth for HBI common stock and SGB common stock certain historical, pro forma and pro forma equivalent per-share financial information at December 31, 2016 and June 30, 2017. The pro forma and pro forma equivalent per-share information gives effect to the merger as if the transaction had been effective on the dates presented, in the case of book value data, and as if the transaction had been effective on January 1, 2016 in the case of the earnings and dividend data. The pro forma information in the table assumes that the merger is accounted for under the acquisition method of accounting. The information in the following table is based on the historical financial statements of each of SGB and HBI, and should be read together with the historical financial information that SGB and HBI have presented in prior filings with the FDIC and SEC, respectively. See “Where You Can Find More Information” in the forepart of this document and “Documents Incorporated By Reference” on page 118.

The pro forma financial information is not necessarily indicative of results that would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

As of and for the Six Months Ended June 30, 2017

	HBI	SGB	Pro forma combined (1)		Pro forma per equivalent SGB share(3)
Basic Earnings Per Common Share	$0.68	$1.09	$0.68		$1.25
Diluted Earnings Per Common Share	$0.68	$1.06	$0.68		$1.25
Dividends Declared Per Common Share	$0.18	$0.16	$0.18	(2)	$0.33
Book Value Per Common Share (at period end)	$10.32	$27.27	$12.71		$23.31

As of and for the Year Ended December 31, 2016

	HBI	SGB	Pro forma combined (1)		Pro forma per equivalent SGB share
Basic Earnings Per Common Share	$1.26	$2.19	$1.26		$2.31
Diluted Earnings Per Common Share	$1.26	$2.14	$1.26		$2.31
Dividends Declared Per Common Share	$0.343	$0.320	$0.343	(2)	$0.63
Book Value Per Common Share (at period end)	$9.45	$24.89	$12.03		$22.06

(1)	Pro forma combined amounts are calculated by adding together the historical amounts reported by HBI and SGB, as adjusted for the estimated purchase accounting adjustments to be recorded in connection with the merger and an estimated 28,090,546 shares of HBI common stock to be issued in connection with the merger based on the terms of the Merger Agreement.

(2)	Pro forma combined dividends are based on HBI’s historical amounts.

(3)	The pro forma per equivalent SGB share is computed by multiplying the pro forma combined amounts by an assumed exchange ratio of 1.8336 (which would be the exchange ratio if the HBI Average Closing Price was $24.94). The actual exchange ratio will be based on among other things, the HBI Average Closing Price, subject to the minimum and maximum amounts stated herein.

MARKET PRICE AND DIVIDEND INFORMATION

HBI’s common stock and SGB’s common stock are currently listed on The NASDAQ Global Select Market under the symbols “HOMB” and “SGBK,” respectively. Set forth below are the high and low sales prices for HBI’s common stock and SGB’s common stock as reported by The NASDAQ Global Select Market for the two most recently completed fiscal years, the first and second fiscal quarters of the current fiscal year and the period from July 1 through August 16, 2017. Also set forth below are dividends declared per share in each of these periods:

	HBI Common Stock			SGB Common Stock
	High	Low	Dividend	High	Low	Dividend
2017
Third Quarter (through August 16, 2017)	$25.86	$23.63	$0.1100	$47.00	$46.05		(1)
Second Quarter	$26.40	$22.82	$0.0900	$47.20	$44.91	$0.0800
First Quarter	$29.45	$25.87	$0.0900	$48.40	$41.00	$0.0800
2016
Fourth Quarter	$28.46	$19.89	$0.0900	$42.91	$33.60	$0.0800
Third Quarter	$23.50	$18.91	$0.0900	$33.87	$31.10	$0.0800
Second Quarter	$22.30	$18.55	$0.0875	$32.27	$30.31	$0.0800
First Quarter	$21.29	$17.07	$0.0750	$31.95	$28.40	$0.0800
2015
Fourth Quarter	$23.26	$19.80	$0.0750	$34.00	$31.08	$0.0800
Third Quarter	$20.60	$18.00	$0.0750	$32.26	$29.00	$0.0400
Second Quarter	$18.68	$16.26	$0.0625	$30.75	$27.80	$0.0400
First Quarter	$17.33	$14.33	$0.0625	$30.92	$27.36	$0.0400

(1)	Quarterly dividend not yet declared.

The timing and amount of future dividends are at the discretion of HBI’s board of directors and will depend upon its consolidated earnings, financial condition, liquidity and capital requirements, the amount of cash dividends paid to HBI by its subsidiaries, applicable government regulations and policies and other factors considered relevant by HBI’s board of directors. HBI’s board of directors anticipates it will continue to pay quarterly dividends in amounts determined based on the factors discussed above, but dividends may be terminated at any time and in the sole discretion of its board of directors. Capital distributions, including dividends, by HBI’s subsidiaries are subject to restrictions tied to such institution’s earnings. For a description of these restrictions, see the section of HBI’s Annual Report on Form 10-K for the year ended December 31, 2016 entitled “Supervision and Regulation,” which is incorporated by reference herein.

As of August 9, 2017, there were 142,971,132 shares of HBI common stock issued and outstanding, which were held by approximately 980 shareholders of record. As of August 9, 2017, there were 15,319,888 shares of SGB common stock outstanding, which were held by approximately 666 shareholders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table presents the closing prices of SGB common stock and HBI common stock on March 27, 2017, the last trading day before the public announcement of the merger agreement, and August 16, 2017, the last practicable trading day prior to the mailing of this joint proxy statement/prospectus. The table also shows the estimated equivalent value of the Per Share Merger Consideration for each share of SGB common stock on the relevant date.

Date	SGB Closing Price	HBI Closing Price	Exchange Ratio	Estimated Equivalent Per Share Value(1)
March 27, 2017	$46.10	$26.83	1.8336	52.47
August 16, 2017	46.87	24.09	1.8336	47.44

(1)	The estimated equivalent per share value represents a hypothetical Per Share Merger Consideration value to an SGB shareholder equal to the sum of (a) $3.27 (the cash portion of the Per Share Merger Consideration) plus (b) the closing share price of HBI common stock on such dates multiplied by an assumed exchange ratio of 1.8336 (which would be the exchange ratio if the HBI Average Closing Price was $24.94). The actual exchange ratio will be based on, among other things, the HBI Average Closing Price, subject to the minimum and maximum amounts stated herein.

The above table shows only historical comparisons. These comparisons may not provide meaningful information to SGB shareholders in determining whether to approve the Merger Agreement. SGB shareholders are urged to obtain current market quotations for shares of HBI common stock and SGB common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve the Merger Agreement. The market prices of HBI common stock and SGB common stock will fluctuate between the date of this joint proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market prices of SGB common stock or HBI common stock before or after the effective date of the merger. Changes in the market price of HBI common stock prior to the completion of the merger will affect the market value of the merger consideration that SGB shareholders will receive upon completion of the merger.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this joint proxy statement/prospectus are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements relate to future events or future financial performance and include statements about the benefits of the merger, including future financial and operating results of HBI, SGB or the combined company following the merger, the combined company’s plans, objectives, expectations and intentions, the expected timing of the completion of the merger, and other statements that are not historical facts. Forward-looking statements are not guarantees of performance or results. When words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” and similar expressions are used, you should consider them as identifying forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on beliefs and assumptions, and on the information available at the time that these disclosures were prepared. These forward-looking statements may not be realized due to a variety of factors, including, but not limited to, the following:

•	the merger may not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received on a timely basis or at all;

•	HBI’s and SGB’s stock prices could change before closing of the merger due to, among other things, broader stock market movements and the performance of financial companies and peer group companies;

•	benefits from the merger may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which SGB operates;

•	the potential impact of announcement or consummation of the proposed merger on relationships with third parties, including customers, employees, and competitors;

•	SGB’s business may not be integrated into HBI’s successfully, or such integration may take longer to accomplish than expected;

•	the anticipated growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse developments in relationships with employees, may be greater than expected;

•	HBI’s potential exposure to unknown or contingent liabilities of SGB;

•	the challenges of integrating, retaining, and hiring key personnel;

•	management time and effort may be diverted to the resolution of merger-related issues;

•	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

•	the availability of and access to capital on terms acceptable to HBI;

•	changes in interest rates, which may affect HBI’s and SGB’s net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of HBI’s and SGB’s assets, including its investment securities;

•	increased regulatory requirements and supervision that will apply as a result of HBI exceeding $10 billion in total assets;

•	legislation and regulation affecting the financial services industry, including as a result of initiatives of the newly elected administration of President Donald J. Trump;

•	governmental monetary and fiscal policies;

•	the effects of terrorism and efforts to combat it;

•	political instability;

•	the ability to keep pace with technological changes, including changes regarding cybersecurity;

•	an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting our bank subsidiary or our customers;

•	the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally and internationally, together with competitors offering banking products and services by mail, telephone and the Internet;

•	the effect of changes in accounting policies and practices and auditing requirements, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters;

•	higher defaults on HBI’s or SGB’s loan portfolio than expected; and

•	the failure of assumptions underlying the establishment of HBI’s or SGB’s allowance for loan losses or changes in their estimates of the adequacy of HBI’s or GHI’s allowance for loan losses.

The factors identified in this section are not intended to represent a complete list of all the factors that could adversely affect HBI’s and SGB’s respective business, operating results, financial condition or cash flows. Other factors not presently known to HBI or SGB or that they currently deem immaterial to their respective companies may also have an adverse effect on their business, operating results, financial condition or cash flows, and the factors they have identified could affect us to a greater extent than they currently anticipate. Many of the important factors that will determine HBI’s and SBG’s future financial performance and financial condition are beyond their ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date they are made. See “Risk Factors” below and in HBI’s and SGB’s respective Annual Reports on Form 10-K for the year ended December 31, 2016, which is hereby incorporated by reference into this joint proxy statement/prospectus, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Except as required by applicable law or the rules and regulations of the SEC, HBI and SGB undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in HBI’s and SGB’s subsequent filings and reports with the SEC or the FDIC, as applicable, should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of the forward-looking statements in this document are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including HBI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the matters addressed under the caption “Cautionary Note Regarding Forward-Looking Statements,” you should consider the risk factors described below carefully in determining whether to vote to approve the proposal presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. Please see the sections entitled “Where You Can Find More Information” in the forepart of this document and “Documents Incorporated By Reference” on page 118.

Risk Factors Relating to the Merger

Because the market price of HBI common stock may fluctuate, SGB shareholders cannot be sure of the value of each share of HBI common stock that they will receive.

Upon completion of the merger, each share of SGB common stock (other than shares owned by SGB or HBI) will be converted into the right to receive merger consideration consisting of cash and shares of HBI common stock, pursuant to the terms of the Merger Agreement. The value of each share of HBI common stock to be received by SGB shareholders will be based on the volume-weighted average closing price of HBI common stock during the 20 trading day period ending on the date that is three business days before the date the merger closes. This average price may vary from the closing price of HBI common stock on the date that the merger was announced, on the date that this joint proxy statement/prospectus was mailed to HBI and SGB shareholders, on the dates of the respective special meetings of the HBI and SGB shareholders, and on the date the merger is completed.

Stock price changes may result from a variety of factors, including, among other things general market and economic conditions, changes in HBI’s business, operating results and prospects, and legislative and regulatory changes, among other things.

Many of these factors are beyond the control of HBI. SGB shareholders should obtain current market quotations for shares of HBI common stock and SGB common stock before voting their shares at the SGB special meeting.

The number of shares of HBI common stock to be issued to SGB shareholders in connection with the merger is subject to certain collars, which could materially impact the value of the merger consideration payable to SGB shareholders.

The Merger Agreement provides for a “fixed price” structure, which means that, based upon the HBI Average Closing Price, the number of shares of HBI common stock to be issued to SGB shareholders in connection with the merger will be adjusted so that the Per Share Merger Consideration will be $49.00 if the shares of HBI common stock are valued at the HBI Average Closing Price. The number of shares of HBI common stock to be issued in connection with the merger, however, is subject to a minimum and maximum amount, which is sometimes referred to as a “collar.” Under the Merger Agreement, if the calculation of the HBI Average Closing Price results in a number greater than or equal to $35.19, the HBI Average Closing Price will be deemed to be $35.19. Similarly, if the calculation of the HBI Average Closing Price results in a number less than or equal to $22.52, the HBI Average Closing Price will be deemed to be $22.52. As a result, if the volume-weighted average closing price of HBI common stock is greater than $35.19, the Per Share Merger Consideration (valued using the HBI Average Closing Price) will be more than $49.00, and if the volume-weighted average closing price of HBI common stock is less than $22.52, the Per Share Merger Consideration (valued using the HBI Average Closing Price) will be less than $49.00.

If the volume-weighted average closing price of HBI common stock is less than $22.52, SGB will continue to be obligated to complete the merger, assuming that all other conditions to closing the merger are satisfied. Even though SGB (and HBI) would have a termination right if the volume-weighted average closing price of HBI common stock for 20 consecutive trading days between June 30, 2017 and the trading day three business days before the closing date of the merger is less than $21.11, SGB may not choose to exercise such termination right. Therefore, the value of the Per Share Merger Consideration to be received by SGB shareholders may be materially less than $49.00.

HBI may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on HBI’s ability to successfully combine the HBI and SGB organizations. If HBI is not able to achieve this objective, the anticipated benefits of the merger may not be realized fully or at all or may take longer than expected to be realized.

HBI and SGB have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of SGB or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of SGB could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with SGB or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of HBI and SGB during the pre-merger period and for an undetermined time after the completion of the merger.

The results of operations of HBI and the market price of HBI common stock after the merger may be affected by factors different from those currently affecting the results of operations of HBI and SGB.

The businesses of HBI and SGB differ in certain respects and, accordingly, the results of operations of the combined company and the market price of HBI’s common stock may be affected by factors different from those currently affecting the independent results of operations of HBI and SGB. For a discussion of the businesses of HBI and SGB and certain factors to be considered in connection with HBI’s and SGB’s businesses, see “Certain Information Concerning HBI,” “Certain Information Concerning SGB” and the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information.”

The unaudited pro forma combined consolidated financial statements included in this document are preliminary and the actual financial condition and results of operations of HBI after the merger may differ materially.

The unaudited pro forma combined consolidated financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what HBI’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined consolidated financial statements reflect adjustments, which are based upon preliminary estimates, to record the SGB’s identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of SGB as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see “Unaudited Pro Forma Combined Consolidated Financial Information” beginning on page 20.

The Merger Agreement limits SGB’s ability to pursue an alternative transaction and requires SGB to pay a termination fee under certain circumstances relating to alternative acquisition proposals.

The Merger Agreement prohibits SGB from soliciting, initiating, encouraging or knowingly facilitating certain alternative acquisition proposals with any third party, subject to exceptions set forth in the Merger Agreement. The Merger Agreement also provides for the payment by SGB to HBI of a termination fee of $36 million in the event that the Merger Agreement is terminated in connection with another acquisition proposal or under certain other circumstances. These provisions may discourage a potential competing acquiror that might have an interest in acquiring SGB from considering or proposing such an acquisition. See “The Merger Agreement—Termination; Termination Fee” included elsewhere in this joint proxy statement/prospectus.

The fairness opinions that HBI and SGB have obtained, have not been, and are not expected to be, updated to reflect any changes in circumstances that may have occurred since the signing of the Merger Agreement.

The fairness opinions issued to HBI and SGB, regarding the fairness, from a financial point of view, of the consideration to be paid in connection with the merger, speak only as of their date of delivery. Changes in the operations and prospects of HBI or SGB, general market and economic conditions and other factors which may be beyond the control of HBI and SGB, and on which each of the fairness opinions was based, may have altered the value of HBI or SGB or the market prices of shares of HBI or SGB as of the date of this joint proxy statement/prospectus, or may alter such values and market prices by the time the merger is completed. The financial advisors who rendered the fairness opinions do not have any obligation to update, revise or reaffirm their respective opinions to reflect subsequent developments, and have not done so. Because HBI and SGB do not currently anticipate asking their financial advisors to update their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The HBI board of directors’ recommendation that HBI shareholders vote FOR the Share Issuance Proposal and the SGB’s board of directors’ recommendation that SGB shareholders vote FOR the Merger Proposal are, however, made as of the date of this joint proxy statement/prospectus. For a description of the opinions that HBI and SGB received from their financial advisors, see “Opinion of RBC Capital Markets, LLC, Financial Advisor to HBI” and “Opinion of Hovde Group, LLC Financial Advisor to SGB” included elsewhere in this joint proxy statement/prospectus.

The unaudited prospective financial information regarding HBI and SGB is based on various assumptions that may not prove to be correct.

The unaudited prospective financial information set forth in the financial forecasts included under “The Merger—Certain Unaudited Prospective Financial Information” is based on assumptions of, and information available to, HBI at the time such information was prepared and provided to HBI’s financial advisor. HBI does not know whether the assumptions made will prove correct. Any or all of such information may turn out to be wrong. Such information can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond HBI’s and SGB’s control. Many factors mentioned in this joint proxy statement/prospectus, including the risks outlined in “Risk Factors,” the events and/or circumstances described under “Cautionary Note Regarding Forward-Looking Statements” and the information with respect to HBI provided in the reports that HBI files with the SEC from time to time, and the information about SGB provided in the reports that SGB files with the FDIC from time to time will be important in determining the future results of HBI or SGB. As a result of these contingencies, actual future results may vary materially from HBI’s estimates. In view of these uncertainties, the inclusion of certain HBI and SGB unaudited prospective financial information in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will be achieved.

The unaudited prospective financial information presented herein was prepared solely for internal use and not prepared with a view toward public disclosure or toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made. Neither HBI nor SGB undertakes any obligation to update the unaudited prospective financial information herein to reflect events or circumstances after the date such unaudited prospective financial information was prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

The unaudited prospective financial information included in this joint proxy statement/prospectus has been prepared by management of HBI. Neither HBI’s nor SGB’s independent accountants have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The reports of the independent registered public accountants related to the HBI and SGB financial statements and related notes for the year ended December 31, 2016, which are included in HBI’s and SGB’s respective Annual Reports on Form 10-K for the year ended December 31, 2016 that are incorporated herein by reference, relate to the historical financial information of HBI and SGB. They do not extend to the unaudited prospective financial information and should not be read to do so. See “The Merger—Certain Unaudited Prospective Financial Information” for more information.

The merger is subject to the receipt of consents and approvals from governmental entities that may impose conditions that could have an adverse effect on the combined company following the merger.

Before the merger may be completed, various approvals and consents must be obtained from the Federal Reserve Board and, the Arkansas State Bank Department and various other securities, antitrust, and regulatory authorities. These governmental entities may impose conditions on the granting of such approvals and consents. Although HBI and SGB do not currently expect that any such material conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger. In addition, if there is an adverse development in either company’s regulatory standing, HBI may be required to withdraw some or all of the applications for approval of the proposed merger and, if possible, resubmit them after the applicable supervisory concerns have been resolved. See “The Merger—Regulatory Approvals and Notifications.” Finally, each of HBI and SGB has agreed to use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger. Such actions may entail costs and may adversely affect HBI, SGB, or the combined company following the merger.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may adversely affect SGB and HBI.

The merger is subject to customary conditions to closing, including the receipt of required regulatory approvals and approval of the SGB shareholders. If any condition to the merger is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, HBI and SGB may terminate the Merger Agreement under certain circumstances even if the Merger Agreement is approved by SGB shareholders and the Merger Agreement and share issuance is approved by the HBI shareholders. If HBI and SGB do not complete the merger, neither company would realize any of the expected benefits of having completed the merger. In addition, the market price of SGB’s or HBI’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger is not completed and SGB’s board of directors seeks another merger or business combination, SGB shareholders cannot be certain that SGB will be able to find a party willing to offer equivalent or more attractive consideration than the consideration HBI has agreed to provide in the merger. If the merger is not completed, additional risks could materialize, which could materially and adversely affect the business, financial condition and results of SGB and HBI. For more information on closing conditions to the Merger Agreement, see “The Merger Agreement—Conditions to the Merger” included elsewhere in this joint proxy statement/prospectus.

The combined company expects to incur substantial expenses related to the merger.

The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although HBI and SGB have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. As a result of these expenses, both HBI and SGB expect to take charges against their earnings before and after the completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

Shares of HBI common stock to be received by SGB shareholders as a result of the merger will have rights different from the shares of SGB common stock.

Upon completion of the merger, the rights of former SGB shareholders who receive HBI common stock in the merger and thereby become HBI shareholders will be governed by the articles of incorporation and bylaws of HBI and by Arkansas law. The rights associated with SGB common stock are different from the rights associated with HBI common stock. See “Comparison of Rights of Holders of HBI and SGB Common Stock” beginning on page 93 for a discussion of the different rights associated with HBI common stock.

Holders of SGB and HBI common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.

Holders of SGB and HBI common stock currently have the right to vote in the election of the board of directors and on other matters affecting SGB and HBI, respectively. Upon completion of the merger, each SGB common shareholder who receives shares of HBI common stock will become a stockholder of HBI, with a percentage ownership of HBI that is smaller than the shareholder’s percentage ownership of SGB. Based on the number of shares outstanding on August 9, 2017 and the shares expected to be issued in the merger assuming the HBI Average Closing Price is $24.94, the former shareholders of SGB as a group will receive shares in the merger constituting approximately 16.4% of the outstanding shares of HBI common stock immediately after the merger. As a result, current stockholders of HBI as a group will own approximately 83.6% of the outstanding shares of HBI common stock immediately after the merger. Because of this, SGB common shareholders may have less influence on the management and policies of HBI than they now have on the management and policies of SGB, and current HBI shareholders may have less influence than they now have on the management and policies of HBI.

If an SGB shareholder exercises statutory dissenters’ rights, the value such shareholder receives could be less than the value of the merger consideration such shareholder would otherwise receive pursuant to the Merger Agreement.

Pursuant to Section 658.44 of the Florida Statutes, an SGB shareholder who perfects dissenters’ rights as provided in such section is entitled to receive payment in cash of the value of each share of SGB common stock held by such shareholder. The value of the share of SGB common stock, as determined in accordance with the Florida Statutes, may be less than the value of a share of the SGB common stock such shareholder would otherwise receive pursuant to the Merger Agreement. See “The Merger—Dissenters’ Rights.”

Certain SGB directors and officers may have interests in the merger different from the interests of SGB shareholders.

In considering the recommendations of the board of directors of SGB, SGB shareholders should be aware that certain directors and officers of SGB have interests in the merger that may differ from, or may be in addition to, the interests of SGB shareholders generally. The board of directors of SGB was aware of these interests and considered them, among other matters, when it adopted the Merger Agreement and in making its recommendations that the SGB shareholders approve the Merger Proposal. These interests include:

•	Certain SGB directors and officers may receive cash payments in connection with the termination of their stock options;

•	Certain SGB officers are parties to employment agreements that provide severance and other benefits upon or following a change in control of SGB in connection with a qualifying termination of employment;

•	SGB directors and officers are entitled to indemnification and insurance coverage under the Merger Agreement; and

•	Certain SGB officers will be offered continued employment with Centennial at salaries agreed upon by the officer and Centennial.

For a more complete description of the interests of SGB directors and officers in the merger, see “The Merger—Golden Parachute Compensation” and “—Termination of Stock Options” and “The Directors and Officers of SGB Have Financial Interests in the Merger.”

Pending litigation against HBI could result in an injunction preventing completion of the merger.

On July 11, 2017, a putative class action was filed in an Arkansas state court on behalf of HBI’s stockholders, naming HBI and its directors as defendants and alleging a breach of a fiduciary duty of candor. The plaintiffs seek, among other things, an order enjoining completion of the merger, and an award of costs and attorneys’ fees. One of the conditions to the closing of the merger is that no court or judicial authority to which a party is subject shall have issued an injunction or order (whether temporary, preliminary or permanent) which has the effect of preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the completion of the merger on the agreed-upon terms, then such injunction may prevent the merger from being completed, or from being completed within the expected timeframe. Additionally, the defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect HBI’s business, financial condition, results of operations, and cash flows. For more information, see “The Merger—Litigation Relating to the Merger.”

THE MERGER

The following is a discussion of the merger and the material terms of the Merger Agreement among HBI, Centennial and SGB. You are urged to read carefully the Merger Agreement in its entirety, a copy of which is attached as Appendix A to this joint proxy statement/prospectus and incorporated by reference herein. This summary may not contain all of the information about the Merger Agreement that is important to you. Factual information about HBI and SGB can be found elsewhere in this joint proxy statement/prospectus. Additional factual information about HBI can be found in the public filings HBI makes with the SEC, as described in the section entitled “Where You Can Find More Information.”

Terms of the Merger

Transaction Structure. HBI’s and SGB’s boards of directors have each approved the Merger Agreement. The Merger Agreement provides for the acquisition of SGB by HBI through the direct merger of SGB with and into HBI’s subsidiary Centennial, with Centennial continuing as the surviving corporation.

Merger Consideration. In the merger, based on 15,301,388 shares outstanding at closing (equal to the number of shares outstanding at the time the Merger Agreement was signed), SGB shareholders will have the right, with respect to each of their shares of SGB common stock, to receive, as described below, their pro rata share of a combination of cash and shares of HBI common stock valued in the aggregate at $749,768,012. Each SGB shareholder therefore will receive a pro rata share of the total merger consideration, which consists of (i) $50,035,539 in cash payable at closing, and (ii) shares of HBI common stock with a total value of $699,732,473. Under the terms of the Merger Agreement, in the event that options are exercised in exchange for shares of SGB common stock prior to closing, the aggregate Per Share Merger Consideration will increase. Based on 16,363,938 shares outstanding at closing (equal to the number of shares and options outstanding at the time the Merger Agreement was signed), SGB shareholders would receive a pro rata share of aggregate Per Share Merger Consideration of $801,832,962, made up of $53,510,077 in cash payable at closing and shares of HBI common stock valued at $748,322,885, based on the HBI Average Closing Price. This increase in aggregate Per Share Merger Consideration will be offset on the SGB balance sheet at closing by the reduction in the amount SGB is required to pay to terminate options at closing. In either case, SGB shareholders will receive, in exchange for each share of SGB common stock, Per Share Merger Consideration valued at $49.00, consisting of a combination of (i) cash payable at closing in the amount of $3.27, and (ii) HBI common stock with a value of approximately $45.73 based upon the HBI Average Closing Price (which will be not less than $22.52 nor more than $35.19).

The number of shares of HBI common stock comprising the portion of the Per Share Merger Consideration to be paid in shares of HBI common stock will be determined by the HBI Average Closing Price, provided that (i) if the calculation of the HBI Average Closing Price yields an amount greater than or equal to $35.19, the HBI Average Closing Price shall be deemed to be $35.19 and (ii) if the calculation of the HBI Average Closing Price yields an amount less than or equal to $22.52, the HBI Average Closing Price shall be deemed to be $22.52. The following table illustrates, for a range of potentially applicable HBI Average Closing Prices, the number of shares of HBI common stock that would be exchanged for each share of SGB common stock. The HBI Average Closing Prices shown on this table are for illustration only. Cash will be paid in lieu of issuing fractional shares of HBI common stock.

Per Share Stock Consideration(a)

If the applicable HBI Average Closing Price is:		Exchange Ratio
$22.52	(b)	2.0306
$23.00		1.9883
$24.00		1.9054
$24.94	(c)	1.8336
$25.00		1.8292
$26.00		1.7588
$26.83	(b)	1.7044
$27.00		1.6937
$28.00		1.6332
$29.00		1.5769
$30.00		1.5243
$31.00		1.4752
$32.00		1.4291
$33.00		1.3858
$34.00		1.3450
$35.00		1.3066
$35.19	(b)	1.2995

(a)	The Per Share Stock Consideration to be paid to each SGB shareholder will be based on the actual HBI Average Closing Price, which will be computed at the time of the merger; the HBI Average Closing Prices shown on this table are for illustration only. Cash will be paid in lieu of issuing fractional shares of HBI common stock.
(b)	On March 27, 2017, the date the Merger Agreement was signed, the closing price of a share of HBI common stock was $26.83. The Merger Agreement provides that if the HBI Average Closing Price is equal to or greater than $35.19, then the HBI Average Closing Price will be deemed to be $35.19. Additionally, if the HBI Average Closing Price is equal to or below $22.52, then the HBI Average Closing Price will be deemed to be $22.52.
(c)	The HBI Average Closing Price would have been $24.94 if calculated on August 9, 2017 (the last practicable trading day prior to the mailing of this joint proxy statement/prospectus to make such calculation). Unless otherwise indicated, illustrations given in this joint proxy statement/prospectus use $24.94 as the HBI Average Closing Price and are based on other information current as of August 9, 2017.

For illustrative purposes only, assuming the HBI Average Closing Price is $24.94, an SGB shareholder holding 100 shares of SGB common stock will receive $327 in cash for the cash portion of the merger consideration, 183 shares of HBI common stock, and $8.98 in cash in lieu of the resulting fractional share.

Assuming that 28,090,546 shares of HBI common stock will be issued to SGB shareholders (based on 15,319,888 SGB shares outstanding, 142,971,132 HBI shares outstanding, a $24.94 HBI Average Closing Price (all as of August 9, 2017) and no cash in lieu of fractional shares paid), SGB shareholders would own approximately 16.4% of HBI common stock after the merger is completed, excluding any shares of HBI common stock they may already own.

Letters of Transmittal

Promptly upon the completion of the merger, the exchange agent will send a letter of transmittal and instructions for surrendering certificates or book-entry shares in exchange for the Per Share Merger Consideration and/or any cash in lieu of fractional shares of HBI common stock (as described below) to each holder of record of certificates or book-entry shares which, immediately prior to the completion of the merger, represented shares of SGB common stock, whose shares were converted into the right to receive the Per Share Merger Consideration.

Cash in Lieu of Fractional Shares

No fractional shares of HBI common stock will be issued upon the surrender of certificates or book-entry shares of SGB common stock for exchange, and no dividend or distribution with respect to HBI common stock will be payable on or with respect to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of HBI. In lieu of the issuance of any such fractional share, HBI will pay to each former shareholder of SGB who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the HBI Average Closing Price by (ii) the fraction of a share (after taking into account all shares of SGB common stock held by such holder at the effective time of the merger and rounded to the nearest thousandth when expressed in decimal form) of HBI common stock which such holder would otherwise be entitled to receive.

Lost, Stolen or Destroyed Stock Certificates

If a certificate for SGB common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the Merger Agreement upon receipt of an affidavit as to that loss, theft or destruction and, if requested by the exchange agent, the posting of a bond to indemnify the exchange agent against any claim that may be made against it with respect to such certificate. If an SGB shareholder would like to replace his, her or its stock certificate prior to the closing of the merger, please contact Stonegate Bank, Attn: Kori Smith, 400 North Federal Highway, Pompano Beach, Florida 33062.

Dividends and Distributions of HBI

Until certificates or book-entry shares representing shares of SGB common stock are surrendered for exchange, any dividends or other distributions of HBI with a record date after the effective time of the merger with respect to HBI common stock into which such shares of SGB common stock may have been converted will not be paid. Following surrender of any such certificates or book-entry shares, the record holder thereof will be entitled to receive, without interest, any HBI dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of HBI common stock represented by such certificates or book-entry shares and paid prior to the surrender date, and at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of HBI common stock represented by such certificates or book-entry shares with a record date after the effective time of the merger but before the surrender date and with a payment date after the issuance of HBI common stock issuable with respect to such certificates or book-entry shares.

After the effective time of the merger, there will be no transfers on the stock transfer books of SGB of any shares of SGB common stock, other than to settle transfers that occurred prior to the effective time of the merger. If certificates representing such shares are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the Per Share Merger Consideration into which the shares represented by that certificate have been converted.

Dissenters’ Rights

Notwithstanding any other provisions of this joint proxy statement/prospectus, shares of SGB common stock issued and outstanding at the effective time of the merger which are held by an SGB shareholder who perfected his or her dissenters’ rights in accordance with Section 658.44 of the Florida Statutes (“Dissenting Shares”) shall not be converted into or represent the right to receive the consideration payable thereon, and any such holder shall be entitled only to such rights of appraisal as are granted by Section 658.44 of the Florida Statutes (“Dissenter Provisions”), unless and until such holder fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal; provided, however, that no payment in connection with Dissenting Shares shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the Dissenter Provisions and surrendered to HBI the certificate or certificates representing the Dissenting Shares for which payment is being made. If after the effective time of the merger any such dissenting stockholder fails to perfect or effectively withdraws or loses his or her right to appraisal, such shares of common stock shall be treated as if they had been converted at the effective time of the merger into the right to receive the consideration payable thereon. SGB shall give HBI prompt notice upon receipt by SGB of any written objection to the merger and such written demands for payment for shares of common stock under the Dissenter Provisions, and the withdrawals of such demands, and any other instruments provided to SGB pursuant to the Dissenter Provisions (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”). Each Dissenting Stockholder that becomes entitled, pursuant to the Dissenter Provisions, to payment for any shares of common stock held by such Dissenting Stockholder shall receive payment therefor from HBI (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissenter Provisions). The value of the SGB share of common stock, as determined in accordance with the Florida Banking Code, may be less than the value of a share of the SGB common stock such shareholder would otherwise receive pursuant to the Merger Agreement.

TO THE SHAREHOLDERS OF SGB:

YOU ARE HEREBY NOTIFIED THAT YOU MAY BE ENTITLED TO ASSERT DISSENTERS’ RIGHTS PURSUANT TO FLORIDA STATUTES SECTION 658.44, A COPY OF WHICH IS ATTACHED IN ITS ENTIRETY AS APPENDIX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS.

Any SGB shareholder desiring to assert dissenters’ rights (1) must vote AGAINST the Merger Proposal at the SGB special meeting or (2) must deliver to SGB at or prior to the SGB special meeting written notice of the shareholder’s intent to demand payment for the shares of SGB common stock if the Merger Proposal is approved, and must not vote FOR the Merger Proposal. On or promptly after the time that the merger is completed, HBI may fix an amount which it considers to be not more than the fair market value of the shares of SGB common stock and which it will pay to the holders of dissenting shares of SGB, and if it fixes such amount, will offer to pay such amount to the holders of all dissenting shares of SGB. The owners of Dissenting Shares who have accepted such offer will be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the time that the merger is completed.

This is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Florida Statutes Section 658.44, which is reproduced in its entirety as Appendix D to this joint proxy statement/prospectus.

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF THE FLORIDA STATUTES RELATING TO DISSENTERS’ RIGHTS, SGB SHAREHOLDERS WHO ARE CONSIDERING EXERCISING DISSENTERS’ RIGHTS ARE URGED TO CONSULT THEIR OWN LEGAL ADVISERS.

Regulatory Approvals and Notifications

Each of HBI and SGB has agreed to use its reasonable best efforts to obtain all regulatory approvals required to complete the merger and the other transactions contemplated by the Merger Agreement. These approvals include approval from the Federal Reserve Board and the Arkansas State Bank Department, among others. HBI and SGB have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals.

Federal Reserve Board. The transaction contemplated by the Merger Agreement is subject to approval by the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956, as amended, and the Bank Merger Act.

Arkansas State Bank Department. The transaction contemplated by the Merger Agreement is subject to approval by the Arkansas State Bank Department.

Federal Deposit Insurance Corporation. The transaction contemplated by the Merger Agreement requires notice to the Federal Deposit Insurance Corporation.

Florida Division of Banking. The transaction contemplated by the Merger Agreement requires notice to the Florida Division of Banking.

Additional Regulatory Approvals and Notices. The transaction contemplated by the Merger Agreement is also subject to approval by and notifications to various other regulatory agencies.

There can be no assurances that such approvals will be received on a timely basis, or as to the ability of HBI and SGB to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of such challenge. The parties’ obligations to complete the transactions contemplated by the Merger Agreement are subject to a number of conditions, including the receipt of all requisite regulatory approvals.

Accounting Treatment

HBI will account for the merger using the acquisition method of accounting. Under this accounting method, HBI would record the acquired identifiable assets and liabilities assumed at their fair market value at the time the merger is complete. Any excess of the cost of SGB over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed would be recorded as goodwill. HBI’s reported income would include the operations of SGB after the merger. Financial statements of HBI after completion of the merger would reflect the impact of the acquisition of SGB. Financial statements of HBI issued before completion of the merger would not be restated retroactively to reflect SGB historical financial position or results of operation.

Public Trading Market

HBI common stock is listed on The NASDAQ Global Select Market under the symbol “HOMB.” The HBI common stock issuable in the merger will be listed on The NASDAQ Global Select Market.

Resale of HBI Common Stock

All shares of HBI common stock received by SGB shareholders in the merger will be freely tradable for purposes of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, except for shares of HBI common stock received by any such holder who becomes an “affiliate” of HBI after completion of the merger. This joint proxy statement/prospectus does not cover resales of shares of HBI common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Background of the Merger

The SGB board of directors has regularly reviewed and discussed SGB’s business strategy, performance and prospects, including in the context of developments in the banking industry and in the Florida market. Specifically, SGB’s board of directors has periodically engaged with executive management to consider and review, among other things, SGB’s strategic focus, the scope of products and services it can offer, and concentration in the Florida market. These reviews have included analyses of SGB’s prospects on a stand-alone basis, as well as on a combined basis with another financial institution that would permit underwriting larger and a wider variety of loans and offer the risk mitigation benefits of geographic diversity. These meetings from time to time have been attended by financial advisory firms, including Keefe, Bruyette & Woods, Inc. (“KBW”), a nationally recognized investment banking firm specializing in the financial services sector. In 2016 most of the duties involved with a potential merger were delegated to the Executive Committee of the board of SGB.

On September 27, 2016, the SGB Executive Committee met at the request of Mr. Seleski, CEO of SGB, to review the current positioning of SGB, as well as the current market environment for bank mergers and acquisitions in the United States and in SGB’s region, as well as valuation considerations for SGB. Mr. Seleski reviewed with the board potential strategic acquirers for SGB previously discussed with KBW that could provide SGB’s shareholders with access to a larger and more diverse balance sheet. Mr. Seleski also discussed with the Executive Committee a potential process in which confidential meetings with select potential purchasers could be arranged to avoid undue disruption to SGB, its ongoing operations, customer relationships and employee relations. The Executive Committee concurred and it was determined that the Executive Committee would meet once the confidential meetings were completed.

On or about November 15, 2016, at the direction of SGB, KBW began contacting potential acquirers, including HBI and 21 others. Interested parties, including HBI, were instructed to execute a non-disclosure agreement. During this process of soliciting indications of interest from potentially interested parties, the SGB Executive Committee continued to meet periodically for the purpose of monitoring and supervising the process. KBW was also in regular contact with and provided updates to the SGB Executive Committee. These updates included which companies accepted meetings or expressed interest as well as capacity to pay.

On December 6, 2016, the Executive Committee met to assess and discuss the results of the soft market check that had been initially conducted. KBW was also present to review and discuss the market check and to discuss financial considerations regarding a potential sale as compared to the Company remaining independent. During the meeting Mr. Seleski reviewed the different meetings with potential buyers and confirmed that the timing for a limited sales approach was appropriate. Following its review and discussion with KBW, the Executive Committee determined that there appeared to be substantial upside for SGB shareholders in a potential sale and would relay this information to the board at its regularly scheduled December meeting. In addition, it was confirmed that KBW continued to be engaged as SGB’s financial advisor pursuant to the engagement letter executed by SGB and KBW on July 30, 2014. SGB’s previous decision to retain KBW was made after reviewing the qualifications of KBW, KBW’s experience and national reputation in numerous similar transactions and SGB’s familiarity with KBW.

Between December 7, 2016 and December 31, 2016, representatives of KBW met with Dave Seleski and Sharon Jones to discuss the process, strategy and timeline for testing the market, as described above, and for a potential strategic transaction. SGB and KBW also discussed the preparation of an online data room to permit interested parties to conduct due diligence of non-public information and the preparation of a management presentation regarding the operations, financial condition and prospects of SGB.

On December 13, 2016, the full board of SGB met and discussed the recommendation of the Executive Committee to begin marketing SGB. This included a discussion of the potential acquirers and related matters discussed with the Executive Committee on December 6, 2016. There was a lengthy discussion regarding the process and potential acquirers as well as the benefits of remaining independent or seeking a strategic partner. Following its review and discussion, the board voted to move forward with marketing SGB.

Interested parties, including HBI, were instructed to execute a non-disclosure agreement and submit their preliminary indications of interest by January 23, 2017. Access to an on-line data room providing extensive information in regard to SGB was provided to HBI and four other institutions during the period from December 27, 2016 through January 17, 2017. HBI’s due diligence review of SGB commenced on or about January 7, 2017 and continued through March 26, 2017.

On January 23, 2017, HBI and Company A each submitted a preliminary, non-binding, written indication of interest to KBW for the acquisition of SGB. HBI’s preliminary indication of interest proposed to acquire SGB in exchange for a mixed consideration of stock and cash at a value of $44.00 per share based on a floating exchange ratio subject to completed due diligence. Company A’s indication of interest, indicated a willingness to acquire SGB in exchange for a mixed consideration of stock and cash at a value of $44.00 per share based on a fixed exchange ratio subject to completed due diligence. On the same day, during discussions with KBW, Company A verbally offered to increase its bid to $45.00 per share.

On January 24, 2017, KBW contacted HBI regarding its interest in SGB and HBI’s willingness to increase its bid. HBI verbally offered an increased bid of $48.00 per share.

On January 25, 2017, the SGB board held a special meeting to discuss the two indications of interest. The SGB board was joined by KBW and Squire Patton Boggs, SGB’s legal counsel, which reviewed in detail with the board its fiduciary duties in the context of mergers and acquisitions. The SGB board of directors carefully reviewed and discussed the two preliminary, non-binding indications of interest that had been received, including the verbal offers to increase the bid, in detail. After extensive discussion surrounding the merits of the two initial indications of interest and the business models and prospects of the two potential merger partners, the SGB board decided to continue to discuss and evaluate a potential merger with HBI.

On January 26, 2017, KBW and SGB management each had discussions with HBI regarding certain key terms to be included in a formal bid to acquire SGB.

On January 27, 2017, HBI submitted a due diligence request list to SGB. SGB began preparing responses and making certain requested materials available to HBI for its continued due diligence.

On January 30, 2017, HBI submitted a revised indication of interest proposing to acquire SGB in exchange for mixed consideration of between $25 million and $100 million in cash with the remainder in stock at a value of $48.00 per share, based on a floating exchange ratio.

On February 8, 2017, SGB was granted access to an HBI data room in order to conduct reverse due diligence on HBI’s business and operations. SGB’s reverse diligence continued through March 17, 2017. Additionally, several telephone calls and meetings occurred between SGB and HBI and their respective legal counsel and financial advisors between February 8, 2017 and March 17, 2017, during which additional due diligence was conducted by SGB and HBI.

On February 24, 2017, HBI provided SGB with an initial draft of the Merger Agreement. From February 24, 2017 until March 26, 2017, SGB and HBI negotiated the terms of the Merger Agreement and the ancillary documents appearing as exhibits to the Merger Agreement.

A special meeting of the SGB board of directors was held on March 21, 2017 and included representatives from KBW and Squire Patton Boggs. A copy of the Merger Agreement was distributed to the SGB board in advance of the meeting. Squire Patton Boggs again reviewed with the SGB board directors’ fiduciary duties in connection with its consideration of the proposed transaction. Squire Patton Boggs also made a detailed presentation on the terms of the Merger Agreement including, the transaction structure, merger consideration, closing conditions, provisions relating to HBI’s ability to respond to alternative proposals, the obligation of the SGB board to call and hold a meeting of SGB’s shareholders to vote on the Merger Agreement even if there were another unsolicited offer to buy SGB for a higher premium than that being paid by HBI, SGB and HBI termination rights, termination fees, employee benefit matters, certain provisions that were protective of SGB, including a single trigger walkaway right, the ability to pay certain dividends and other terms and conditions. Squire Patton Boggs and SGB’s management updated the SGB board on the status of the negotiations with HBI regarding the terms of the agreement and the plan of merger. KBW discussed with the SGB board business and financial information regarding HBI and financial aspects of the proposed transaction and potential strategic alternatives to the proposed transaction, including SGB continuing to operate independently in accordance with its business plans, historical performance and projections. KBW also discussed current market conditions, the market performance of each party’s stock and how those factors might impact the pricing of the proposed transaction. Members of the SGB board of directors asked questions of Squire Patton Boggs and KBW and deliberated about the proposed transaction, strategic alternatives to the transaction (including remaining independent), current market conditions, the market performance of each party’s stock and the potential impact on the price of the transaction. Following its review and discussion of the proposed transaction, the SGB board instructed management and KBW to continue negotiations with HBI and to seek an increased offer of $49.00 per share. The SGB board of directors determined that certain members of the SGB board should continue to participate directly in discussions with HBI regarding the proposed merger.

On March 13, 2017, SGB engaged Hovde Group, LLC as a financial advisor to SGB in connection with the proposed merger, after reviewing the qualifications of Hovde, Hovde’s experience and national reputation in numerous similar transactions and SGB’s familiarity with Hovde.

On March 21, 2017, certain members of SGB’s board of directors, as well as SGB’s management, negotiated directly with HBI regarding the terms of the merger. HBI agreed to increase its offer from $48.00 per share to $49.00 per share, resulting in mixed consideration of approximately 93% stock, based on a floating exchange ratio, and 7% cash as of that date. HBI also agreed to certain other modifications to the terms of the Merger Agreement.

On March 26, 2017, the SGB board met again to review HBI’s revised proposal and the Merger Agreement. At this meeting, the SGB board engaged in discussions with its legal and financial advisors. A complete copy of the updated Merger Agreement was distributed to the SGB board in advance of the meeting. Squire Patton Boggs again reviewed with directors their fiduciary duties in connection with its consideration of the proposed transaction and the terms of the proposed Merger Agreement with HBI, as revised since the March 21, 2017, including the updated merger consideration, revised closing conditions and certain provisions related to the operation of SGB prior to the closing of the merger. The representative of Squire Patton Boggs also reviewed with the directors the proposed terms of a proposed voting agreement to be entered into with HBI by certain members of SGB management and the SGB board.

At this meeting, there was a discussion regarding the history of the SGB sales process, including the institutions contacted and the proposals that had been submitted by HBI and Company A. In the course of reviewing HBI’s final proposal, it was reiterated that the Merger Agreement included certain provisions that were protective of SGB, including a single trigger walkaway right, the ability to pay certain dividends and SGB’s ability to generally operate its business in the ordinary course. The SGB board also discussed HBI’s plan to raise capital in order to, among other things, decrease its commercial real estate concentration risk, which was a factor that had been identified by SGB in conducting due diligence on HBI. In connection with its final proposal, HBI reiterated confidence in its ability to close a transaction promptly, without the imposition of any unduly burdensome regulatory conditions.

Also at this meeting, Hovde reviewed the financial aspects of the proposed merger and then delivered to the SGB board its opinion, dated March 26, 2017 (initially rendered verbally and confirmed in writing), as described under “Opinion of Hovde Group, LLC, Financial Advisor to SGB,” to the effect that as of such date and based upon and subject to the assumptions, procedures, considerations, qualifications and limitations set forth in its written opinion, the per share merger consideration was fair, from a financial point of view, to the holders of SGB common stock.

Following extensive discussion and after considering the foregoing and the proposed terms of the transaction documents, and taking into consideration the factors described under “—Recommendation of SGB’s Board of Directors and Reasons for the Merger,” the SGB board, other than Mr. Seleski who had recused himself from the vote on the transaction and exited the meeting prior to the vote, having determined that the terms of HBI’s proposal, the related Merger Agreement and the transactions contemplated thereby, including the merger, were fair to and in the best interests of SGB and its shareholders, unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the merger. The SGB board also directed that the Merger Agreement be submitted to SGB’s shareholders, and recommended that shareholders vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the merger.

On March 27, 2017, the HBI board of directors met to consider approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger. Representatives of RBCCM attended the meeting by telephone. At the meeting, the HBI board of directors reviewed a copy of the Merger Agreement which contemplated, among other things, that SGB would merge with and into Centennial with Centennial surviving the merger. The board was told that the Merger Agreement provided for the payment of a total of approximately $749.8 million to the shareholders of SGB, consisting of $50.0 million in cash and $699.7 million of HBI common stock, and that, in addition, the holders of outstanding SGB stock options would receive approximately $28.6 million in cash in connection with the cancellation of their options immediately before the merger, for a total transaction value of approximately $778.4 million. Management reviewed the material terms of the proposed Merger Agreement with the HBI board of directors and each member had an opportunity to discuss and ask questions regarding the terms of the Merger Agreement. At this meeting, representatives of RBCCM reviewed with the HBI board of directors RBCCM’s financial analysis of the transaction and rendered an oral opinion, confirmed by delivery of written opinion dated March 27, 2017, to the HBI board of directors to the effect that, as of the date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in such opinion, the merger consideration to be paid by HBI pursuant to the Merger Agreement was fair, from a financial point of view, to HBI. Following these discussions, and review and discussion among the members of the board of directors, including consideration of the factors described under “The Merger—Recommendations of HBI Board of Directors and Reasons for the Merger,” the HBI board of directors unanimously determined that the merger with SGB was advisable and in the best interests of HBI and to recommend that HBI’s shareholders approve the Merger Agreement.

Recommendation of SGB’s Board of Directors and Reasons for the Merger

After careful consideration, the SGB board of directors, at a meeting held on March 26, 2017, determined that the merger with HBI and Centennial is in the best interests of SGB and its shareholders and approved and declared advisable the Merger Agreement and the business combination and related transactions contemplated thereby, including the merger, and recommends that SGB’s shareholders vote FOR the approval of the Merger Proposal. In reaching its decision to approve and recommend the approval of the merger agreement, the SGB board of directors evaluated the Merger Agreement and the transactions contemplated therein, including the merger, in consultation with SGB’s management, as well as SGB’s financial and legal advisors, and considered a number of factors, including the following material factors:

•	the board’s knowledge of the current and prospective environment in which SGB operates, including national and local economic and market conditions, the competitive environment, the increased regulatory burden and expense imposed on financial institutions since the financial crisis, the trend toward consolidation in the financial services industry and the likely effect of these factors on SGB’s potential growth, development, profitability and strategic options;

•	the results that SGB could expect to achieve operating independently, and the likely risks and benefits to shareholders of that course of action, as compared with the value of the merger consideration;

•	the board’s view that the size of the institution and related economies of scale and geographic diversification was becoming increasingly important to continued success in the current financial services environment and that a merger with a larger bank holding company could provide those economies of scale, increase efficiencies of operations and enhance customer products and services;

•	Centennial’s community banking orientation and its compatibility with SGB;

•	the complementary fit of the businesses of SGB and Centennial, which SGB’s management believes will enable the combined bank to make larger loans to and deliver broader services to customers to achieve stronger financial performance and enhance shareholder value;

•	management’s review of the business, operations, earnings, and financial condition of HBI and Centennial, including capital levels and asset quality;

•	the pro forma financial effects of the proposed transaction;

•	management’s belief that the combined bank will benefit from increased credit portfolio diversity and increased lending capacity;

•	the prospects for continued growth and enhanced performance of the combined company;

•	the fact that SGB’s shareholders will receive stock of HBI which would allow SGB’s shareholders to participate in the future performance of the combined company, and the value to SGB’s shareholders represented by that consideration;

•	the strong historical performance of HBI’s common stock;

•	the cash dividends historically paid by HBI on its common stock;

•	the opinion and financial presentation of Hovde to the SGB board of directors as to the fairness, from a financial point of view, of the merger consideration to be received by holders of SGB common stock;

•	the expected social and economic impact of the merger on the constituencies served by SGB, including its borrowers, customers, depositors, employees, and communities;

•	the effects of the merger on SGB employees, including the prospects for continued employment in a larger organization and various benefits agreed to be provided to SGB employees;

•	the low probability of securing a more attractive proposal from another institution capable of consummating the transaction in a timely manner;

•	the anticipated likelihood of HBI receiving the requisite regulatory approvals in a timely manner;

•	the terms of the merger agreement related to the timing of regulatory approval; and

•	the expected treatment of the merger as a “reorganization” for federal income tax purposes.

The SGB board also considered a number of potential conflicts, risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the risk that the value of the consideration to be paid to SGB shareholders would be adversely affected by a decrease in the trading price of HBI common stock during the pendency of the merger;

•	the risk that the market would react negatively to HBI’s announcement of the merger transaction

•	the potential risk of diverting management attention and resources from the operation of SGB’s business and towards the completion of the merger;

•	that certain terms of the merger agreement impose restrictions on the conduct of SGB’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent SGB from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of SGB absent the pending merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating SGB’s business, operations and workforce with those of HBI;

•	the fact that the interests of certain of SGB’s directors and executive officers may be different from, or in addition to, the interests of SGB’s other shareholders as described under the section of this joint proxy statement/prospectus entitled “The Directors and Officers of SGB Have Financial Interests in the Merger”;

•	that, while SGB expects that the merger will be consummated, there can be no assurance that all of the conditions to the obligations of HBI and SGB to complete the merger, as set forth in the merger agreement, will be satisfied, including the risk that the requisite regulatory approvals or waivers, the requisite approval of the HBI shareholders or the requisite approval of the SGB shareholders might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•	the fact that other potential buyers may be discouraged from pursing a strategic transaction with SGB because, under the merger agreement, SGB would be: (i) prohibited from affirmatively soliciting acquisition proposals and, subject to satisfying certain conditions, responding to unsolicited acquisition proposals, in each case, after execution of the merger agreement; and (ii) obligated to pay to HBI the termination fee if the merger agreement is terminated under certain circumstances; and

•	the possibility of litigation challenging the merger, and its belief that any such litigation would be without merit but may result in substantial cost and/or delay in consummation of the merger.

The discussion of the information and factors considered by SGB’s board of directors is not exhaustive, but includes the material factors considered by SGB’s board of directors. In view of the wide variety of factors considered by SGB’s board of directors in connection with its evaluation of the merger and the complexity of these matters, the SGB board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. SGB’s board of directors evaluated the factors described above, including asking questions of management and its legal and financial advisors, and reached consensus that the merger was in the best interests of SGB and its shareholders. In considering the factors described above, individual members of SGB’s board of directors may have given different weights to different factors. SGB’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support its determination.

The board of directors of SGB collectively made its determination with respect to the merger based on the conclusions reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of SGB’s shareholders. Accordingly, the board of directors of SGB recommends that SGB shareholders vote FOR the Merger Proposal.

Opinion of Hovde Group, LLC, Financial Advisor to SGB

The fairness opinion and a summary of the underlying financial analyses of SGB’s financial advisor, Hovde Group, LLC, is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of SGB. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by SGB or HBI. You should review the copy of the fairness opinion, which is attached as Appendix C.

Hovde has acted as one of SGB’s financial advisors in connection with the proposed Merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with SGB and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions.

Hovde reviewed the financial aspects of the proposed merger with SGB’s board of directors and, on March 26, 2017, delivered a written opinion to SGB’s board of directors that the Per Share Merger Consideration to be received by the shareholders of SGB in connection with the Merger is fair to the shareholders of SGB from a financial point of view.

The full text of Hovde’s written opinion is included in this joint proxy statement/prospectus as Appendix C and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of the Hovde’s opinion included in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Hovde’s opinion was directed to SGB’s board of directors and addresses only the fairness of the Per Share Merger Consideration to be paid to SGB shareholders in connection with the Merger. Hovde did not opine on any individual stock, cash, or other components of consideration payable in connection with the Merger. Hovde’s opinion does not address the underlying business decision to proceed with the Merger and does not constitute a recommendation to any of the shareholders as to how such shareholder should vote at the SGB special meeting on the Merger or any related matter.

During the course of its engagement and for the purpose of rendering its opinion, Hovde:

•	reviewed a draft of the Merger Agreement dated March 23, 2017, as provided to Hovde by SGB;

•	reviewed certain historical annual reports of each of SGB, HBI and Centennial, including audited annual reports for the year ending December 31, 2016;

•	reviewed certain historical publicly available business and financial information concerning each of SGB, HBI and Centennial;

•	reviewed certain internal financial statements and other financial and operating data concerning SGB;

•	reviewed financial projections prepared by certain members of senior management of SGB;

•	reviewed certain FactSet consensus income and balance sheet estimates for SGB and HBI for 2017 and 2018;

•	analyzed the pro forma impact of the Merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics Hovde deemed relevant;

•	evaluated the contribution of assets, deposits, equity and earnings of SGB, HBI and Centennial to the combined company;

•	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

•	assessed general economic and market conditions;

•	reviewed historical market prices and trading volumes of SGB common stock and HBI common stock; and

•	reviewed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis.

Hovde also conducted meetings and had discussions with members of senior management of SGB, HBI and Centennial for purposes of reviewing the business, financial condition, results of operations and future prospects of SGB and HBI, including the pro forma impact of pending and recently completed transactions prepared and provided to it by SGB’s and HBI’s senior management, as well as the history and past and current operations of SGB, HBI and Centennial and SGB’s, HBI’s and Centennial’s historical financial performance. Hovde discussed with management of SGB, HBI and Centennial their assessment of the rationale for the Merger. Hovde also performed such other analyses and considered such other factors as Hovde deemed appropriate, and took into account its experience in other similar transaction and securities valuations, as well as its knowledge of the banking and financial services industry.

In rendering its opinion, Hovde assumed, without investigation, that there were no material changes to the financial condition and results of operations of SGB, HBI and Centennial since the date of the latest financial information described above. Hovde further assumed, without independent verification, that the representations and financial and other information included in the Merger Agreement or otherwise provided to it by SGB, HBI and Centennial were true and complete. Hovde relied upon the management of SGB, HBI, and Centennial as to the reasonableness and achievability of the financial forecasts and projections, provided to Hovde by SGB, HBI and Centennial, and Hovde assumed such forecasts and projections were reasonably prepared by SGB, HBI and Centennial on a basis reflecting the best currently available information and SGB’s, HBI’s and Centennial’s judgments and estimates. Hovde assumed that such forecasts and projections would be realized in the amounts and at the times contemplated thereby, and did not, in any respect, assume any responsibility for the accuracy or reasonableness thereof. Hovde was authorized by SGB to rely upon such forecasts, projections and other information and data, and expressed no view as to any such forecasts, projections or other information or data, or the bases or assumptions on which they were prepared.

In performing its review, Hovde relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by SGB, HBI and Centennial or their respective representatives or that was otherwise reviewed by it, and assumed such accuracy and completeness for purposes of rendering its opinion. Hovde further relied on the assurances of the respective managements of SGB, HBI and Centennial that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde was not asked to, and has not undertaken, an independent verification of any of such information, and its does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde has assumed that each party to the Merger Agreement would advise it promptly if any information previously provided to it became inaccurate or was required to be updated during the period of its review.

Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses with respect thereto. Hovde assumed that such allowances for SGB, HBI, and Centennial are, in the aggregate, adequate to cover such losses, and would be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not conduct, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities or liabilities (contingent or otherwise) of SGB, HBI or Centennial, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did Hovde review any loan or credit files of SGB, HBI or Centennial.

Hovde assumed that the Merger would be consummated substantially in accordance with the terms set forth in the Merger Agreement, without any waiver of material terms or conditions by SGB, HBI, Centennial or any other party to the Merger Agreement and that the final Merger Agreement would not differ materially from the draft Hovde reviewed. Hovde assumed that the Merger would be consummated in compliance with all applicable laws and regulations. SGB advised Hovde that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. Hovde further assumed that the necessary regulatory and governmental approvals, as granted, would not be subject to any conditions that would be unduly burdensome on SGB, HBI or Centennial or would have a material adverse effect on the contemplated benefits of the Merger.

SGB engaged Hovde on March 13, 2017, to serve as a financial advisor to SGB in connection with the proposed Merger and the issue a fairness opinion to SGB’s board of directors in connection with such proposed transaction. Pursuant to the terms of the engagement, SGB paid a fee of $175,000 to Hovde for the issuance of its fairness opinion, and at the time the Merger is completed, SGB will pay Hovde a completion fee of $525,000, which is contingent upon the completion of the Merger. Pursuant to the engagement agreement, in addition to its fees and regardless of whether the Merger is consummated, SGB has agreed to reimburse Hovde for certain reasonable out-of-pocket expenses incurred in performing its services and to indemnify Hovde against certain claims, losses and expenses arising out of the Merger or Hovde’s engagement.

In connection with the rendering of its opinion services to the board of directors of SGB, Hovde disclosed certain past, and potential future relationships and transactions involving HBI and SGB or their related parties. These transactions and activities were disclosed to the board of directors of SGB and are set forth more fully in Hovde’s Fairness Opinion attached as Appendix C to this joint proxy statement/prospectus.

In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hovde, SGB and HBI. Hovde’s opinion was necessarily based on financial, economic, market and other conditions and circumstances as they existed on, and on the information made available to Hovde as of, the dates used in its opinion. Any estimates contained in the analyses performed by Hovde are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hovde’s opinion does not address the relative merits of the merger as compared to any other business combination in which SGB might engage. In addition, Hovde’s fairness opinion was among several factors taken into consideration by SGB’s board of directors in making its determination to approve the Merger Agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of SGB’s board of directors or SGB’s management with respect to the fairness of the Per Share Merger Consideration to be received by SGB’s shareholders in connection with the merger.

The following is a summary of the material analyses prepared by Hovde and delivered to SGB’s board of directors on March 26, 2017, in connection with the delivery of its fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.

Market Approach – Comparable Transactions. As part of its analysis, Hovde reviewed publicly available information related to a comparable group (the “Nationwide Group”) of select acquisition transactions of banks. The Nationwide Group consisted of acquisition transactions of banks in the United States announced since January 1, 2015, in which the transactions’ total deal values were between $400 million and $1 billion. In each case, for which financial information was available, no transaction that fit the selection criteria was excluded. Information for the target institutions was based on balance sheet data as of, and income statement data for the twelve months preceding, the most recent quarter prior to announcement of the transactions. The resulting group consisted of the following transactions (15 transactions for the Nationwide Group):

Nationwide Group:
Buyer (State)	Target (State)
Simmons First National Corporation (AR)	First Texas BHC, Inc. (TX)
Columbia Banking System, Inc. (WA)	Pacific Continental Corporation (OR)
Simmons First National Corporation (AR)	Southwest Bancorp, Inc. (OK)
Pacific Premier Bancorp, Inc. (CA)	Heritage Oaks Bancorp (CA)
Independent Bank Group, Inc. (TX)	Carlile Bancshares, Inc. (TX)
First Interstate BancSystem, Inc. (MT)	Cascade Bancorp (OR)
United Bankshares, Inc. (WV)	Cardinal Financial Corporation (VA)
Peoples United Financial, Inc. (CT)	Suffolk Bancorp (NY)
MB Financial, Inc. (IL)	American Chartered Bancorp, Inc. (IL)
Bank of the Ozarks, Inc. (AR)	C1 Financial, Inc. (FL)
Bank of the Ozarks, Inc. (AR)	Community & Southern Holdings, Inc. (GA)
Yadkin Financial Corporation (NC)	NewBridge Bancorp (NC)
F.N.B. Corporation (PA) Western Alliance Bancorporation (AZ) PacWest Bancorp (CA)	Metro Bancorp, Inc. (PA) Bridge Capital Holdings (CA) Square 1 Financial, Inc. (NC)

For each precedent transaction, Hovde compared the implied ratio of deal value to certain financial characteristics of SGB as follows:

•	the multiple of the purchase consideration to the acquired company’s tangible common book value (the “Price-to-Tangible Common Book Value Multiple”);

•	the multiple of the purchase consideration to the acquired company’s LTM net earnings per share (the “Price-to-LTM Earnings Multiple”); and

•	the multiple of the difference between the purchase consideration and the acquired company’s tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from the estimated per share purchase price of $49.00, which implied a merger consideration of $778,393,109 for SGB and were based on December 31, 2016 financial results of SGB (which did not include impact of SGB’s pending Insignia transaction).

Implied Value for SGB Based On:	Price-to-Tangible Common Book Value Multiple	Price-to-LTM Earnings Multiple	Premium-to-Core Deposits Multiple
Total Deal Value (without Insignia impact)	268.0%	26.9x	24.4%

Precedent Transactions Nationwide Group:
Median	218.8%	23.3x	17.5%
Minimum	172.4%	14.8x	9.4%
Maximum	313.1%	47.4x	21.9%

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from the estimated per share purchase price of $49.00, which implied a merger consideration of $778,393,109 for SGB and were based on estimated March 31, 2017 financial projections of SGB (which did include impact of SGB’s pending Insignia transaction).

Implied Value for SGB Based On:	Price-to-Tangible Common Book Value Multiple	Price-to-LTM Earnings Multiple	Premium-to-Core Deposits Multiple
Total Deal Value (with Insignia impact)	242.5%	26.0x	20.5%

Precedent Transactions Nationwide Group:
Median	218.8%	23.3x	17.5%
Minimum	172.4%	14.8x	9.4%
Maximum	313.1%	47.4x	21.9%

Using publicly available information, Hovde compared the financial performance of SGB with that of the median of the precedent transactions from the Nationwide Group. The performance highlights are based on December 31, 2016 financial results of SGB.

	Tangible Equity/ Tangible Assets	Core Deposits	LTM ROAA	LTM ROAE[1]	Efficiency Ratio	NPAs/ Assets	ALLL/ NPLs[2]
SGB	10.23%	81.54%	1.09%	9.25%	54.56%	0.70%	92.62%

Precedent Transactions Nationwide Group:
Median	9.53%	89.53%	0.90%	8.08%	63.92%	0.94%	123.49%

[1]	Return on average equity
[2]	Allowance for loan and lease losses as a percentage of nonperforming loans

No company or transaction used as a comparison in the above transaction analyses is identical to SGB, and no transaction was consummated on terms identical to the terms of the Merger Agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the Precedent Transactions Nationwide Group (not including impact of Insignia) indicated an implied aggregate valuation ranging between $635.6 million and $673.9 million compared to the proposed merger consideration of $778.4 million. The resulting values of the Precedent Transactions Nationwide Group (including impact of Insignia) indicated an implied aggregate valuation ranging between $698.0 million and $709.9 million.

Income Approach – Discounted Cash Flow Analysis. Taking into account various factors including, but not limited to, SGB’s recent performance, the current banking environment and the local economy in which SGB operates, Hovde determined, in consultation with and based on information provided by management of SGB, earnings estimates for SGB over a forward looking five year period, and SGB management developed the forward-looking projections and key assumptions, which formed the basis for the discounted cash flow analyses. The resulting projected net income numbers used for the analysis were $37.4 million for 2017, $46.2 million for 2018, $49.9 million for 2019, $53.9 million for 2020 and $58.2 million for 2021.

To determine present values of SGB based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using a different methodology: (1) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and, (2) Terminal Price/Tangible Book Value Multiple (“DCF Terminal P/TBV Multiple”).

In the DCF Terminal P/E Multiple analysis, an estimated value of SGB’s common stock was calculated based on the present value of SGB’s after-tax net income based on SGB management’s forward-looking projections. Hovde utilized a terminal value at the end of 2021 by applying a range of price-to-earnings multiples of 20.5x to 24.5x, with a midpoint of 22.5x, which is based around the median price-to-earnings multiple derived from transactions in the Nationwide Group. The present value of SGB’s projected dividends, if any, plus the terminal value was then calculated assuming a range of discount rates between 11.0% and 14.0%, with a midpoint of 12.5%. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of SGB’s common stock. The resulting aggregate values of SGB’s common stock of the DCF Terminal P/E Multiple ranged between $639.9 million and $868.3 million, with a midpoint of $747.8 million.

In the DCF Terminal P/TBV Multiple model, the same earnings estimates and projected net income were used; however, in arriving at the terminal value at the end of 2021, Hovde applied a range of price-to-tangible book value multiples of 2.00x to 2.40x with the midpoint being 2.20x, which is based around the median price-to-tangible book value multiple derived from transactions in the Nationwide Group. The present value of projected dividends, if any, plus the terminal value, was then calculated assuming a range of discount rates between 11.0% and 14.0%, with a midpoint of 12.5%. The resulting aggregate values of SGB’s common stock of the DCF Terminal P/TBV Multiple ranged between $572.6 million and $779.5 million, with a midpoint of $670.3 million.

These analyses and their underlying assumptions yielded a range of values for SGB, which are outlined in the table below:

Implied Value for SGB Based On:	Price-to-Tangible Book Value Multiple	Price-to-LTM Earnings Multiple	Premium-to-Core Deposits Multiple
Total Deal Value (without Insignia impact)	268.0%	26.9	24.4%
Total Deal Value (with Insignia impact)	242.5%	26.0	20.5%

DCF Analysis – Terminal P/E Multiple
Midpoint	257.4%	25.8	22.9%

DCF Analysis – Terminal P/TBV Multiple
Midpoint	230.8%	23.2	19.0%

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected values of SGB’s common stock.

SGB Comparable Companies Analysis: Hovde used publicly available information to compare selected financial and trading information for SGB and a group of 10 publicly-traded financial institutions selected by Hovde which was based on publicly-traded banks in the southeast United States with total assets between $1.5 billion and $5.0 billion, a last-twelve-months ROAA between 0.50% and 1.50% and listed on a major stock exchange:

American National Bankshares

Fidelity Southern Corp.

First Bancorp

First Community Bancshares

Franklin Financial Network

National Commerce Corp.

Park Sterling Corp.

Seacoast Banking Corp. of Florida

State Bank Financial Corp.

WashingtonFirst Bankshares

The analysis compared publicly available financial and market trading information for SGB and the data for the 10 financial institutions identified above as of and for the most recent twelve-month period which was publicly available. The table below compares the data for SGB and the median data for the 10 financial institutions identified above, with pricing data as of March 24, 2017.

	Market Cap ($M)	Price/ Tangible Book Value	Price/ LTM EPS	Price/ 2017E EPS	Dividend Yield	YTD/Price Change	Two Year Total Return
SGB	$699.2	224.5%	21.4x	18.4x	0.70%	9.6%	53.0%

Comparable Companies:
Median	$514.8	198.4%	19.9x	18.0x	1.81%	(3.9)%	62.4%

SGB fell within the range of pricing metrics of comparable companies. No company used as a comparison in the above analyses is identical to SGB. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

HBI Comparable Companies Analysis: Hovde used publicly available information to compare selected financial and trading information for HBI and a group of 23 publicly-traded financial institutions selected by Hovde which was based on publicly-traded banks in the southeast United States with total assets between $3.0 billion and $19.0 billion, a last-twelve-months ROAA between 0.75% and 2.00% and listed on a major stock exchange:

Ameris Bancorp	Seacoast Banking Corp. of Florida
BancorpSouth, Inc.	ServisFirst Bancshares, Inc.
Bank of the Ozarks, Inc.	Simmons First National Corporation
BNC Bancorp	South State Corporation
Capital Bank Financial Corp.	State Bank Financial Corporation
CenterState Banks, Inc.	TowneBank
City Holding Company	Trustmark Corporation
FCB Financial Holdings, Inc.	Union Bankshares Corporation
Fidelity Southern Corporation	United Bankshares, Inc.
First Bancorp	United Community Banks, Inc.
Pinnacle Financial Partners, Inc.	WesBanco, Inc.
Renasant Corporation

The analysis compared publicly available financial and market trading information for HBI and the data for the 23 financial institutions identified above as of and for the most recent twelve-month period which was publicly available. The table below compares the data for HBI and the median data for the 23 financial institutions identified above, with pricing data as of March 24, 2017.

	Market Cap ($M)	Price/ Tangible Book Value	Price/ LTM EPS	Price/ 2017E EPS	Dividend Yield	YTD/Price Change	Two Year Total Return
HBI	$3,822.5	402.0%	21.2x	19.2x	1.35%	(4.0)%	60.4%

Comparable Companies:
Median	$1,751.9	234.5%	20.6x	18.2x	1.59%	(5.6)%	45.7%

HBI fell within the range of pricing metrics of comparable companies. No company used as a comparison in the above analyses is identical to HBI. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Accretion / Dilution Analysis: Hovde performed pro forma merger analyses that combined projected income statement and balance sheet information of SGB and HBI. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of HBI. In the course of this analysis, Hovde used the median FactSet consensus estimates for earnings estimates for HBI and SGB for the years ending December 31, 2017 and December 31, 2018 and used earnings estimates provided by SGB’s management for SGB for the years ending December 31, 2019 and December 31, 2020. This analysis indicated that the merger is expected to be accretive by twelve cents per share to HBI’s consensus estimated earnings per share of $1.56 in 2018 and accretive by twelve cents per share to HBI’s consensus estimated earnings per share of $1.71 in 2019. The analysis also indicated that the merger is expected to be accretive to tangible book value per share for HBI by thirty-seven cents per share in 2018 and by forty-nine cents per share in 2019 and that HBI would maintain capital ratios in excess of those required for HBI to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by SGB and HBI prior to and following the merger will vary from the projected results, and the variations may be material.

Other Factors and Analyses. Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the S&P 500 Index.

Conclusion. Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the per share merger consideration to be paid in connection with the merger is fair from a financial point of view to SGB’s shareholders. Each shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix C to this proxy statement.

Recommendation of HBI Board of Directors and Reasons for the Merger

HBI’s board of directors reviewed and discussed the proposed merger with management and its financial and legal advisors in determining that the proposed merger was in the best interest of HBI and its shareholders. In reaching its conclusion to approve the Merger Agreement, HBI’s board of directors considered a number of factors, including the following:

•	the combined market footprint for HBI in Florida that the acquisition would provide;

•	the potential earnings accretion for HBI in the future given the opportunities for improvement in operational efficiencies;

•	the familiarity with SGB’s organization and management;

•	the common business philosophies and customer profiles;

•	the quality of SGB’s organization from a financial and regulatory perspective;

•	the potential market acceptance and approval of a transaction of this quality; and

•	the financial presentation of RBCCM, HBI’s financial advisor, to the HBI board of directors on March 27, 2017, and the written opinion dated March 27, 2017, delivered to the HBI board of directors to the effect that, as of that date, and subject to and based on the assumptions, limitations, qualifications and other matters set forth in the opinion, the Per Share Merger Consideration was fair, from a financial point of view, to HBI.

The discussion of the information and factors considered by the HBI’s board of directors is not exhaustive, but includes all the material factors considered by HBI’s board of directors. HBI’s board of directors evaluated the factors described above, including asking questions of management and its legal and financial advisors, and reached consensus that the merger was in the best interests of HBI and its shareholders.

HBI’s board of directors determined that the merger, the Merger Agreement and the transactions contemplated are advisable and in the best interests of HBI and its shareholders. Accordingly, the board of directors approved the Merger Agreement and recommends that HBI shareholders vote FOR the Share Issuance Proposal.

Opinion of RBC Capital Markets, LLC, Financial Advisor to HBI

On March 27, 2017, RBCCM rendered its written opinion to the HBI board of directors that, as of that date and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Per Share Merger Consideration was fair, from a financial point of view, to HBI. The full text of RBCCM’s written opinion dated March 27, 2017 is attached to this joint proxy statement/prospectus as Appendix B, and constitutes part of this joint proxy statement/prospectus. RBCCM’s opinion was approved by RBCCM’s Fairness Opinion Committee. The summary of RBCCM’s opinion is qualified in its entirety by reference to the full text of the opinion. HBI urges holders of HBI common stock to read RBCCM’s opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations and qualifications of review undertaken by RBCCM.

RBCCM’s opinion was provided for the information and assistance of the HBI board of directors in connection with its consideration of the merger. RBCCM’s opinion did not address the merits of HBI’s underlying decision to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which HBI might engage. RBCCM’s opinion does not constitute a recommendation to any holder of HBI common stock as to how such holder should vote with respect to the adoption of the proposed Merger Agreement or any other proposal to be voted upon by them in connection with the merger.

RBCCM’s opinion and the analyses performed by RBCCM in connection with its opinion, as reviewed by the HBI board of directors, was only one of many factors taken into consideration by the HBI board of directors in connection with its consideration of the merger. RBCCM’s opinion addressed solely the fairness of the Per Share Merger Consideration, from a financial point of view, to HBI, and did not in any way address other terms or arrangements of the merger or the Merger Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Merger Agreement, and RBCCM expressed no opinion with respect to the solvency of HBI. Further, in rendering its opinion, RBCCM expressed no opinion about the fairness of the amount or nature of the compensation (if any) to any of HBI’s officers, directors or employees, or class of such persons, relative to the compensation to be paid to holders of common SGB stock.

In rendering its opinion, RBCCM assumed and relied upon the accuracy and completeness of all the information that was publicly available to RBCCM and all of the financial, legal, tax, operating and other information provided to or discussed with RBCCM by HBI or SGB (including, without limitation, the financial statements and related notes thereto of each of HBI and SGB, respectively), and RBCCM did not assume responsibility for independently verifying and did not independently verify, such information. RBCCM assumed that all Forecasts (as defined below) provided to RBCCM by HBI (including Forecasts with respect to certain cost synergies expected to be realized from the merger and certain pro forma adjustment assumptions relating to the merger) were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of HBI as to the future financial performance of HBI or SGB (as the case may be), as standalone entities (or, in the case of the projected synergies and pro forma adjustments, as a combined company). RBCCM expressed no opinion as to such Forecasts or the assumptions upon which they were based.

In rendering its opinion, RBCCM did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the assets or liabilities of HBI or SGB, and RBCCM was not furnished with any such valuations or appraisals. RBCCM did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of HBI or SGB. RBCCM is not an expert in the evaluation of allowances for loan and lease losses and did not independently verify such allowances or review or examine any individual loan or credit files. RBCCM assumed, with HBI’s consent, that the aggregate allowances for loan and lease losses set forth in the financial statements of HBI and SGB are adequate to cover such losses. RBCCM did not investigate, and made no assumption regarding, any litigation or other claims affecting HBI or SGB.

RBCCM assumed, in all respects material to its analysis, that all conditions to the consummation of the merger would be satisfied without waiver thereof. RBCCM further assumed that the executed version of the Merger Agreement would not differ, in any respect material to its opinion, from the Latest Draft Agreement (as defined below).

RBCCM’s opinion speaks only as of the date thereof, is based on the conditions as they existed and information which RBCCM was supplied as of the date thereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. RBCCM did not undertake to reaffirm or revise its opinion or otherwise comment upon events occurring after the date thereof and does not have an obligation to update, revise or reaffirm its opinion. RBCCM did not express any opinion as to the prices at which HBI common stock or SGB common stock have traded or would trade following the announcement of the merger nor the prices at which HBI common stock would trade following the consummation of the merger.

For purposes of rendering its opinion, RBCCM undertook such review and inquiries as it deemed necessary or appropriate under the circumstances, including the following:

•	reviewed the financial terms of a draft Merger Agreement provided to RBCCM on March 24, 2017 (the “Latest Draft Agreement”);

•	reviewed and analyzed certain publicly available financial and other data with respect to HBI and SGB and certain other relevant historical operating data relating to HBI and SGB made available to RBCCM from published sources and from the internal records of HBI;

•	reviewed financial projections and forecasts of HBI, SGB and the combined post-merger company, including certain pro forma adjustment assumptions relating to the merger, all as prepared by HBI’s management and provided to RBCCM (collectively, “Forecasts”);

•	conducted discussions with members of the senior management of HBI with respect to the business prospects and financial outlook for HBI and SGB as standalone entities, as well as for the combined post-merger company;

•	reviewed Wall Street research estimates regarding the potential future performance of HBI and SGB as standalone entities;

•	reviewed the reported prices and trading activity for HBI common stock and SGB common stock; and

•	performed other studies and analyses as RBCCM deemed appropriate.

Set forth below is a summary of the material financial analyses performed by RBCCM in connection with rendering its opinion, as delivered to the HBI board of directors in connection with its meeting on March 27, 2017. The order of analyses described does not represent relative importance or weight given to those analyses by RBCCM. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the summary of the analyses used by RBCCM, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.

For purposes of its analyses, RBCCM reviewed a number of financial and operating metrics, including:

•	Tangible Book Value (which we refer to as “TBV”), which means a company’s total book value less the value of any intangible assets, including goodwill; and

•	Earnings Per Share (which we refer to as “EPS”) estimated for 2018 and for the next twelve month (“NTM”) period for which financial information was not available.

Unless context indicates otherwise, the analyses performed below were calculated using the following methodologies: (i) using the closing price of HBI common stock and SGB common stock and the closing prices of the comparable bank holding companies as of March 24, 2017, (ii) historical financial and operating data for HBI, SGB and the comparable companies was based on publicly available information for each company as of March 24, 2017, (iii) projected financial data for HBI and SGB were based on the Forecasts, and (iv) transaction values for the target companies derived from the precedent transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the implied purchase prices announced on such date for the precedent transactions and otherwise based on publicly available information as of such date. Accordingly, this information may not reflect current or future market conditions. 2018 EPS estimates for the comparable companies and NTM EPS estimates for comparable companies and precedent transactions were based on median consensus Wall Street research estimates available as of March 24, 2017. The calculations of TBV and EPS were based on the most recent available quarter data as of March 24, 2017. For the purposes of certain analyses below, the term “implied Per Share Merger Consideration” refers to the implied per share value of $49.00.

SGB Financial Analysis

Public Company Analysis. RBCCM reviewed certain financial and operating information and implied trading multiples for comparable publicly traded companies as compared to the corresponding information and implied trading multiples for SGB. In choosing the comparable companies, RBCCM considered publicly traded Southeast banks with assets ranging from $2.0 billion to $7.5 billion that trade on a national securities exchange. RBCCM excluded from its analysis banks that were targets of pending mergers or publicly rumored merger targets, together with mutual holding companies.

In this analysis, RBCCM compared, among other things, multiples of implied price per common share to (i) TBV, (ii) estimated NTM EPS and (iii) estimated 2018 EPS. The list of comparable companies and related high, mean, median, and low multiples for such comparable companies and for SGB are as follows:

Comparable Companies

•	Ameris Bancorp

•	ServisFirst Bancshares Inc.

•	CenterState Banks Inc.

•	Seacoast Banking Corporation of FL

•	Fidelity Southern Corporation

•	State Bank Financial Corporation

•	City Holding Company

•	First Bancorp

•	FB Financial Corporation

•	Xenith Bankshares, Inc.

•	Park Sterling Corporation

•	Franklin Financial Network, Inc.

•	Capital City Bank Group, Inc.

•	HomeTrust Bancshares, Inc.

•	Atlantic Capital Bancshares, Inc.

•	First Community Bancshares, Inc.

•	Bear State Financial, Inc.[1]

•	WashingtonFirst Bankshares, Inc.

	Price/ TBV	Price/Estimated NTM EPS [1]	Price/2018 Estimated EPS [1]
High	3.70x	25.3x	21.9x
Mean	2.14x	19.0x	16.0x
Median	1.94x	18.6x	16.2x
Low	1.15x	13.9x	11.5x
SGB at March 24, 2017 using Wall Street research EPS estimates	2.25x	18.2x	15.2x
SGB at Implied Per Share Merger Consideration	2.41x	19.6x	16.4x

[1]	Figures for estimated NTM EPS and 2018 estimated EPS for Bear State Financial Inc. were not available and were excluded from the calculation of the high, mean, median and low.

This analysis produced an implied per share equity reference range for SGB common stock consisting of TBV multiples ranging from 1.15x to 3.70x, estimated NTM EPS multiples ranging from 13.9x to 25.3x and estimated 2018 EPS multiples ranging from 11.5x to 21.9x, which indicated the following implied per share equity reference range for SGB common stock, compared to the implied Per Share Merger Consideration:

Implied Per Share Equity Reference Range For SGB based on:
TBV	Estimated NTM EPS	2018 Estimated EPS	Implied Per Share Merger Consideration
$23.49-$75.31	$34.68-$63.19	$34.30-$65.30	$49.00

Precedent Transactions Analysis. RBCCM reviewed certain implied transaction multiples for a set of precedent merger and acquisition transactions as compared to the corresponding implied transaction multiples for the merger. In selecting these precedent transactions, RBCCM considered mergers and acquisitions publicly announced from 2015 to March 24, 2017 in which target entities’ banking operations were primarily in the Southeast and for which targets had assets ranging from $2.0 billion to $7.5 billion. RBCCM excluded from its analysis merger of equals transactions.

In this analysis, RBCCM compared, among other things, (i) multiples of implied price per common share to TBV and (ii) multiples of price per common share to estimated NTM EPS. The list of precedent transactions and related high, mean, median, and low multiples for such precedent transactions and for SGB are as follows:

Announcement Date	Acquiror	Target
February 28, 2017	IBERIABANK Corporation	Sabadell United Bank N.A.[2]
January 22, 2017	Pinnacle Financial Partners	BNC Bancorp
August 18, 2016	United Bankshares Inc.	Cardinal Financial Corporation
July 21, 2016	F.N.B. Corporation	Yadkin Financial Corporation
November 23, 2015	Capital Bank Financial Corporation	CommunityOne Bancorp
October 19, 2015	Bank of the Ozarks Inc.	Community & Southern Holdings, Inc.[2]
October 13, 2015	Yadkin Financial Corporation	New Bridge Bancorp

	Price /TBV	Price/Estimated NTM EPS
High	2.70x	28.0x
Mean	2.07x	19.9x
Median	1.98x	18.4x
Low	1.31x	17.1x
SGB at Implied Per Share Merger Consideration	2.41x	19.6x

[2]	Figures for estimated NTM EPS for the precedent transactions involving IBERIABANK Corp. / Sabadell United Bank N.A. and Bank of the Ozarks Inc. / Community and Southern Holdings, Inc. were not available and were excluded from the calculation of the high, mean, median and low.

This analysis produced an implied per share equity reference range for SGB common stock consisting of TBV multiples ranging from 1.31x to 2.70x and estimated NTM EPS multiples ranging from 17.1x to 28.0x, which indicated the following implied per share equity reference range for SGB common stock, compared to the implied Per Share Merger Consideration:

Implied Per Share Equity Reference Range For SGB based on:
TBV	Estimated NTM EPS	Implied Per Share Merger Consideration
$26.70-$54.91	$42.81-$69.97	$49.00

Discounted Dividend Analysis. RBCCM performed discounted cash flow analyses of SGB by calculating the estimated net present value of after-tax free cash flows of SGB available for dividends through 2021, together with excess cash available for dividends as of March 31, 2017, based HBI’s Forecasts for SGB. RBCCM performed such discounted cash flow analyses both (i) on a standalone basis (the “SGB Standalone DCF”) and (ii) attributing to SGB the value of estimated synergies, and the impact of acquisition adjustments projected to result from the merger, as contemplated by management of HBI (the “SGB Change in Control DCF,” and together with the SGB Standalone DCF, each a “DCF”). Both DCFs assumed a ratio of target tangible common equity to tangible assets of 8.0%, a pre-tax opportunity cost of cash of 2.00% and a 35.8% tax rate. The SGB Change in Control DCF assumed cost savings equal to 34% on SGB’s non-interest expense, 75% of which was projected to be phased in during 2017 and 100% thereafter.

RBCCM performed the SGB Standalone DCF and the SGB Change in Control DCF analyses used discount rates ranging from 10.0% to 13.0%, based on an estimated cost of equity using the capital asset pricing model (“CAPM”), inclusive of an equity size premium, and a terminal value at the end of the forecast period, using terminal multiples ranging from 13.0x to 17.0x estimated 2022 earnings for both DCFs. The terminal multiples for both DCFs were selected based on a review of the multiples of estimated NTM EPS for the selected public companies referred to above as well as the historical estimated NTM EPS multiple for SGB over the prior two year period. The SGB Standalone DCF and the SGB Change in Control DCF indicated the following implied per share reference ranges as compared to the implied Per Share Merger Consideration:

For SGB based on Standalone DCF Implied Per Share Equity Reference Range	For SGB based on Change in Control DCF Implied Per Share Equity Reference Range	Implied Per Share Merger Consideration
$38.78-$52.10	$46.64-$63.41	$49.00

HBI Financial Analysis

Public Company Analysis. RBCCM reviewed certain financial and operating information and implied trading multiples for comparable publicly traded companies as compared to the corresponding information and implied trading multiples for HBI. In choosing the comparable companies, RBCCM considered publicly traded Southeast banks with assets ranging from $5.0 billion to $20.0 billion that trade on a national securities exchange. RBCCM excluded from its analysis banks that were targets of pending mergers or publicly rumored merger targets, together with mutual holding companies.

In this analysis, RBCCM compared, among other things, multiples of implied price per common share to (i) TBV, (ii) estimated NTM EPS and (iii) estimated 2018 EPS. The list of comparable companies and related high, mean, median and low multiples for such comparable companies and for HBI are as follows:

Comparable Companies

•	Bank of the Ozarks, Inc.

•	BancorpSouth, Inc.

•	United Bankshares Inc.

•	Trustmark Corporation

•	Pinnacle Financial Partners, Inc.

•	United Community Banks, Inc.

•	WesBanco, Inc.

•	FCB Financial Holdings, Inc.

•	South State Corporation

•	Renasant Corporation

•	Union Bankshares Corporation

•	Simmons First National Corporation

•	TowneBank

•	Ameris Bancorp

•	ServisFirst Bancshares, Inc.

•	CenterState Banks, Inc.

	Price/TBV	Price/Estimated NTM EPS	Price/2018 Estimated EPS
High	3.70x	21.3x	18.8x
Mean	2.52x	17.7x	15.4x
Median	2.40x	17.5x	15.3x
Low	1.85x	14.3x	13.1x
HBI at March 24, 2017 using Wall Street research EPS estimates	4.02x	19.5x	17.3x

The analysis produced an implied per share equity reference range for HBI common stock consisting of TBV multiples ranging from 1.85x to 3.70x, estimated NTM EPS multiples of 14.3x to 21.3x and estimated 2018 EPS multiples of 13.1x to 18.8x, which indicated the following implied per share equity reference range for HBI common stock, compared to the March 24, 2017 closing price of HBI common stock:

Implied Per Share Equity Reference Range For HBI based on:
TBV	Estimated NTM EPS	2018 Estimated EPS	HBI common stock on March 24, 2017
$12.29-$24.52	$19.61-$29.17	$20.19-$28.98	$26.65

Discounted Dividend Analysis. RBCCM performed a discounted cash flow analysis of HBI by calculating net present value of the after-tax free cash flows of HBI available for dividends through 2021, together with excess cash available for dividends as of December 31, 2017, based on HBI’s Forecasts for HBI. RBCCM assumed a ratio of target common equity to tangible assets of 8.0%, a pre-tax opportunity cost of cash of 2.00% and a 35.0% tax rate.

RBCCM performed the discounted cash flow analysis using discount rates ranging from 10.0% to 13.0% based on estimated cost of equity using CAPM, inclusive of an equity size premium, and a terminal value at the end of the forecast period, using terminal multiples ranging from 13.0x to 17.0x estimated 2022 earnings. The terminal multiples were selected based on a review of estimated NTM EPS for the HBI selected public companies referred to above as well as the historical estimated NTM EPS multiple for HBI over the prior two year period. The discounted cash flow analysis indicated the following implied per share value reference ranges, as compared to the March 24, 2017 closing price of HBI common stock:

HBI Implied Per Share Equity Reference Range	HBI common stock on March 24, 2017
$20.35-$27.51	$26.65

Other Matters

RBCCM also noted for the HBI board of directors certain additional factors that were provided for information purposes, including the following analyses:

Trading Range and Research Target Analysis for SGB

Trading Range. RBCCM reviewed certain historical stock price information based on closing stock price information for the one year period ended March 24, 2017, for SGB common stock. This review indicated the following historical stock price information for SGB common stock as compared to the implied Per Share Merger Consideration:

Trading Period Prior to March 24, 2017	Stock Price
52 Week High	$48.53
52 Week Low	$29.06
Implied Per Share Merger Consideration	$49.00

Analyst Target Stock Price Range. RBCCM reviewed research reports for SGB common stock published by equity analysts. In order to better compare the published stock price targets with the implied Per Share Merger Consideration, RBCCM discounted such stock price targets to present value (as of March 24, 2017), for a one-year discount period, an illustrative discount range of 10.0% to 13.0%, which was selected taking into consideration SGB’s estimated cost of equity using CAPM, inclusive of an equity size premium. This calculation indicated a range of stock price targets for SGB common stock of $41.59 to $47.50 per share. The public market trading targets published by equity research analysts do not necessarily reflect current market trading prices for SGB common stock and these estimates are subject to uncertainties, including the future financial performance of SGB and future market conditions.

Stock Price Performance Over Last Two Years. RBCCM compared the relative price of SGB common stock with the median price performance of the comparable companies referenced above with respect to the Public Companies Analysis and with the SNL Mid Cap Bank & Thrift Index (the “SNL B&T”) over the two years ended March 24, 2017. This review reflected the following price increases over such two year period of: (i) 50.5% for SGB, (ii) 46.4% for the comparable companies and (iii) 30.7% for the SNL B&T.

In addition, RBCCM compared current and two year average (ended March 24, 2017) historical NTM EPS multiples for SGB common stock and for the median of such multiples for the comparable companies. The current and two year average multiples for the comparable companies and for SGB were as follows:

Price / NTM EPS
	Current (as of March 24, 2017)	2 Year Average
Median Comparable Company	17.8x	15.9x	[3]
SGB	17.5x	15.0x

Trading Range and Research Target Analysis for HBI

Trading Range. RBCCM reviewed certain historical stock price information based on closing stock price information over the one year period ended March 24, 2017, for HBI common stock. This review indicated the following historical stock price information for HBI common stock as compared to the closing price of HBI common stock on March 24, 2017:

Trading Period Prior to March 24, 2017	Stock Price
52 Week High	$29.69
52 Week Low	$18.32
Closing Price of HBI common stock on March 24, 2017	$26.65

[3]	Figures for NTM EPS 2 Year Average for the median comparable companies values excluded comparable companies for which NTM EPS was not available for any portion of the two year period ended March 24, 2017.

Analyst Target Stock Price Range. RBCCM reviewed research reports for HBI common stock published by equity analysts. In order to better compare the published stock price targets with the price of HBI common stock with the price of HBI common stock on March 24, 2017, RBCCM discounted such stock price targets to present value (as of March 24, 2017), for a one-year discount period, an illustrative discount range of 10.0%-13.0%, which was selected taking into consideration HBI’s estimated cost of equity using CAPM, inclusive of any equity size premium. This calculation indicated a range of stock price targets for HBI common stock of $23.89 to $28.18 per share. The public market trading targets published by equity research analysts do not necessarily reflect current market trading prices for HBI common stock and these estimates are subject to uncertainties, including the future financial performance of HBI and future market considerations.

Stock Price Performance Over Last Two Years. RBCCM compared the relative price of HBI common stock with the median price performance of the comparable companies referenced above with respect to the Public Companies Analysis and with the SNL B&T over the two years ended March 24, 2017. This review reflected the following price increases over such two year period of: (i) 55.7% for HBI, (ii) 38.0% for the comparable companies and (iii) 30.7% for the SNL B&T.

In addition, RBCCM compared current and two year average (ended March 24, 2017) historical NTM EPS multiples for HBI common stock and for the median of such multiples for the comparable companies. The current and two year average NTM EPS multiples for the comparable companies and for HBI were as follows:

Price / NTM EPS
	Current (as of March 24, 2017)	2 Year Average
Median Comparable Company	16.9x	15.4x	[4]
HBI	18.9x	17.6x

Overview of Analyses; Other Considerations

No single company or transaction used in the above analyses as a comparison was identical to HBI, SGB, or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed.

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances. Several analytical methodologies were used by RBCCM, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of RBCCM were based on all the analyses and factors presented herein taken as a whole and also on application of RBCCM’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBCCM therefore believes that its analyses must be considered as a whole and the selecting portions of the analyses and the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

HBI selected RBCCM to render to the HBI board of directors its opinion based on its qualifications, expertise, reputation and knowledge of HBI’s business and affairs and its experience with community bank holding companies and the industry in which HBI operates. RBCCM has advised on numerous acquisitions of

[4]	Figures for NTM EPS 2 Year Average for the median comparable companies values excluded comparable companies for which NTM EPS was not available for any portion of the two year period ended March 24, 2017.

community bank holding companies. RBCCM is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBCCM and/or its affiliates may act as a market maker and broker in the publicly traded securities of HBI and/or SGB and receive customary compensation, and may also actively trade securities of HBI and/or SGB for their own account and the accounts of their customers, and, accordingly, RBCCM and its affiliates may hold a long or short position in such securities. RBCCM and/or its affiliates have provided investment banking services to HBI in the past, for which they have received customary fees, including, since January 1, 2015, acting as lead bookrunner for a subordinated debt offering, which closed on April 3, 2017, for which they received aggregate compensation of $976,500 as well as assisting HBI in connection with certain share repurchase transactions, for which they received less than $3,000 in compensation. Since January 1, 2015, RBCCM and/or its affiliates have not provided SGB with any investment banking and/or financial advisory services for which RBCCM or any of its affiliates have received compensation; provided, however, that certain senior members of the RBCCM deal team have held discussions from time to time with senior management of SGB with respect to possible strategic transactions. In light of RBCCM’s prior services to HBI and its financial advisory role for HBI in the merger, RBCCM anticipates that it may be selected by HBI to provide investment banking and financial advisory and/or financing services that may be required by HBI in the future, regardless of whether the merger is successfully completed.

Under its engagement agreement with HBI, RBCCM became entitled to a fee of $500,000 upon the delivery of its written opinion in connection with the merger, which is not contingent upon the successful completion of the merger. HBI has also agreed to indemnify RBCCM for certain liabilities that may arise out of its engagement and to reimburse certain out-of-pocket expenses incurred by RBCCM in performing its services. The terms of RBCCM’s engagement letter were negotiated at arm’s-length between HBI and RBCCM, and the HBI board of directors was aware of this fee arrangement at the time it reviewed and approved the Merger Agreement.

Certain Unaudited Prospective Financial Information

Neither HBI nor SGB, as a matter of course, makes public projections as to future earnings or other results due to, among other reasons, the uncertainty of and changes to the underlying assumptions and estimates. In connection with the proposed transaction, however, HBI senior management provided to RBCCM, its financial advisor, for purposes of performing its financial analyses described above under “The Merger—Opinion of RBC Capital Markets, LLC, Financial Advisor to HBI,” certain unaudited prospective financial information with respect to HBI, SGB and the combined post-merger company.

This non-public unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding forward-looking statements or GAAP, but, in the view of HBI’s management, was prepared on a reasonable basis, reflected the best then-available estimates and judgments and presented, to the best of HBI management’s knowledge and belief, the expected course of action and the expected future financial performance of HBI and SGB on a standalone basis and the combined company on a pro forma basis. A summary of certain significant elements of the unaudited prospective financial information prepared by management of HBI is set forth below, and is included in this joint proxy statement/prospectus because such information was used by RBCCM in connection with the preparation of its fairness opinion. The information included below does not comprise all of the prospective financial information provided by HBI to RBCCM.

Although the financial forecast information set forth below is presented with numeric specificity, such information reflects numerous estimates and assumptions that were made at the time it was prepared, which involve judgments with respect to, among other things, the future interest rate environment and other economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which HBI and SGB operate, and the risks and uncertainties described under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors,” and, with respect to HBI, in the reports that HBI files with the SEC from time to time, and with respect to SGB, in the reports that SGB files with the FDIC from time to time, all of which are difficult to predict and many of which are outside the control of HBI or SGB and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results likely would differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that management could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that HBI or RBCCM considered, or now consider, these projections and forecasts to be a reliable predictor of future results. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and this information should not be relied on as such, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. No assurances can be given that these financial forecasts and the underlying assumptions are reasonable or that, if they had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which HBI would operate the SGB business after the merger.

Neither HBI’s nor SGB’s independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to the accompanying unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, such information. The reports of the independent registered public accounting firms incorporated by reference in this joint proxy statement/prospectus relate to the historical financial information of HBI and SGB, respectively. Such reports do not extend to the financial forecasts and should not be read to do so.

By including in this joint proxy statement/prospectus a summary of certain financial forecasts, neither HBI nor SGB nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of HBI or SGB compared to the information contained in the financial forecasts. Neither HBI, SGB nor, after completion of the merger, the combined company undertakes any obligation to update or otherwise revise the financial forecasts or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The summary of the unaudited prospective financial information prepared by HBI is being provided because such information was considered in connection with the merger and was used by the financial advisor to HBI.

The unaudited prospective financial information set forth below constitutes forward-looking statements. For more information on factors which may cause future financial results to materially vary from those projected in the forecasts, see “Where You Can Find More Information,” “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

In addition, the unaudited prospective financial information set forth below was prepared as of March 2017 and contemplated, in HBI’s view at that time, the uncertainty of the future interest rate environment, the Federal Reserve’s possible actions relating to interest rates and monetary policies and other economic factors, and does not contemplate actions taken by HBI subsequent to March 2017.

The following tables present selected unaudited prospective financial information of HBI and SGB on a standalone basis (without giving effect to the proposed merger) for the periods indicated prepared as of March 24, 2017, together with unaudited prospective after-tax free cash flows available for dividends for SGB, giving effect to certain cost savings, one-time merger expenses and other adjustments (“Change in Control”):

HBI (Dollars in millions)	As of or for the Years Ended December 31,
	2017	2018	2019	2020	2021	2022
Total Assets	$11,233	$12,098	$12,824	$13,593	$14,409	$15,273
Net Income	196.3	221.5	234.7	248.8	263.8	279.6
After-tax Free Cash Flows Available for Dividends*	$126.6	$147.5	$169.9	$178.2	$187.1

SGB (Dollars in millions)	As of or for the Years Ended December 31,
	2017	2018	2019	2020	2021	2022
Total Assets	$3,415	$3,708	$3,930	$4,166	$4,416	$4,681
Net Income	38.5	46.5	49.3	52.2	55.4	58.7
After-tax Free Cash Flows Available for Dividends** (Standalone)		$21.9	$30.0	$31.5	$33.1
(Change in Control)		$37.1	$45.0	$46.3	$47.7

*	HBI had estimated excess cash available for dividends as of December 31, 2016 of $164.2 million.
**	SGB had estimated excess cash available for dividends as of March 31, 2017 of $67.7 million. For the nine-months ending December 31, 2017, SGB had projected after-tax free cash flows available for dividends of $12.2 million (standalone) and $(18.2) (change-in-control).

The following table presents selected unaudited prospective financial information of the combined company on a pro forma basis (giving effect to the proposed merger, including certain cost savings, one-time merger expenses and other adjustments) for the periods indicated prepared as of March 24, 2017:

Combined Company (Dollars in millions)	As of or for the Years Ended December 31,
	2017	2018	2019	2020	2021
Net Income	$201.5	$279.9	$296.0	$313.1	$331.1

Management and Board of Directors of HBI After the Merger

Upon completion of the merger, the board of directors of HBI will consist of the directors serving on the board of directors of HBI prior to the effective time of the merger. The current directors and senior officers of HBI are expected to continue in their current positions, other than David Seleski who will serve as Executive Vice President and Regional President and others as have been or may be publicly announced by HBI in the normal course. Information about the current HBI directors and executive officers can be found in the documents listed under “Where You Can Find More Information” included elsewhere in this joint proxy statement/prospectus.

Golden Parachute Compensation

Certain of SGB’s directors and officers have interests in the merger as individuals in addition to, or different from, their interests as shareholders of SGB. The table below describes the following payments to the named executive officers of SGB: (i) cash payments payable upon the occurrence of a change in control under an employment agreement, (ii) cash payments upon the termination of options at or prior to the closing of the merger, (iii) the value of health insurance to be provided to the officer, (iv) the gross-up payment required by the officer’s employment agreement and (v) the total amount of such payments.

The potential payments in the table below are based on the assumption that the effective time occurs before December 31, 2017.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reim- bursement ($)(4)	Other ($)	Total ($)
David Seleski	$5,107,728	$3,593,400	-0-	$23,664	$2,218,147	-0-	$10,942,939
Steve Cameron	$1,049,618	$3,265,375	-0-	-0-	-0-	-0-	$4,314,993
Sharon Jones	$1,251,527	$2,499,263	-0-	-0-	$483,547	-0-	$4,234,337

(1)	Cash.

David Seleski. In accordance with Mr. Seleski’s Amended and Restated Employment Agreement with SGB dated April 7, 2015 and Amendment No. 1 to Mr. Seleski’s Employment Agreement with SGB dated December 13, 2016, Mr. Seleski is entitled, in the event of a change of control (a) to receive a cash payment equal to 2.99 times the sum of (i) his salary at the rate in effect on the date of the change in control, and (ii) his “Cash Bonus” as that term is defined in Amendment No. 1 to Mr. Seleski’s Employment Agreement with SGB dated December 13, 2016 (his highest annual bonus during the last 3 full fiscal years prior to the change of control date), (b) to the extent permitted under the relevant plans and arrangements, to participate in all welfare benefit plans and programs to which he was entitled before the change of control for the twenty-four (24)-month period following the change of control, provided however, if the terms of the applicable group medical plan do not permit his continued coverage, Mr. Seleski’s premiums for continuing coverage under COBRA shall be paid, and (c) certain tax reimbursement payments. Under Mr. Seleski’s Non-Competition and Non-Solicitation Agreement with SGB dated April 7, 2015 and Amendment No. 1 to Mr. Seleski’s Non-Competition and Non-Solicitation Agreement dated December 13, 2016, Mr. Seleski will also receive a payment equal to $2,616,000 in exchange for his agreement not to compete for three (3) years after termination of employment.

Steve Cameron. In accordance with Mr. Cameron’s Employment Agreement with SGB dated December 31, 2011, Mr. Cameron is entitled, in the event of a change of control to receive a cash payment equal to 200% of his total average compensation (salary plus incentives) for the prior two years (for purposes of this disclosure, the compensation is based on 2016 and 2015), and (b) certain tax reimbursements.

Sharon Jones. In accordance with Ms. Jones’s Employment Agreement with SGB dated April 7, 2015 and Amendment No. 1 to Ms. Jones’s Employment Agreement dated December 13, 2016, Ms. Jones is entitled, in the event of a change in control (a) to receive a cash payment equal to 2.99 times the sum of (i) her salary at the rate in effect on the date of the change in control, and (ii) her “Cash Bonus” as that term is defined in Amendment No. 1 to Ms. Jones’s Employment Agreement with SGB dated December 13, 2016 (her highest annual bonus during the last 3 full fiscal years prior to the change of control date), and (b) certain tax reimbursement payments.

(2)	Equity. As described above, all options held by SGB’s named executive officers will become vested. All options not exercised prior to the closing date (including those already vested and those vesting upon the change of control) are listed below and will be settled for the Per Share Merger Consideration (less the applicable exercise price for stock options).

Name	Stock Options
David Seleski	121,200
Steve Cameron	107,500
Sharon Jones	83,450

(3)

Perquisites/Benefits. Mr. Seleski is entitled to up to 24 months of benefits under his employment agreement. This number includes a PPO plan at $656.33/month for an individual; life insurance at $163.80/month; short-term disability at $66.00/month; long-term disability at $48.00/month; dental at $46.46/month and vision at $5.61/month. Currently Mr. Seleski does not participate in SGB’s PPO plan. It is expected that

Mr. Seleski will receive benefits under his new employment agreement with Centennial in lieu of receiving benefits under his existing employment agreement.

(4)	Tax Reimbursements.

David Seleski. The tax reimbursement to David Seleski is based upon a projection of the amount by which (1) the cash payments to Mr. Seleski described in clause (a) of footnote (1) above (estimated to be $2,491,728 based upon Mr. Seleski’s current salary rate and historical bonus payments), plus (2) the value of his outstanding options for which vesting would be accelerated as a result of the merger (estimated to be $625,800 based on 29,000 currently unvested options outstanding) exceed the average of Mr. Seleski’s taxable compensation for 2012-2016 (estimated to be $972,044). To the extent that any excise tax, and/or interest or penalties related thereto, is imposed on Mr. Seleski under Section 4999 of the Internal Revenue Code, HBI will pay such additional amount to Mr. Seleski as necessary to put Mr. Seleski in the same position as if he was not subject to Section 4999, which may result in an increase to this projected tax reimbursement payment.

Steve Cameron. It is not anticipated that any tax reimbursements to Steve Cameron will be required because (1) the cash payments to Mr. Cameron described in footnote (1) above (estimated to be $1,016,782), plus (2) the value of his outstanding options for which vesting would be accelerated as a result of the merger (estimated to be $499,000 based on 22,333 currently unvested options outstanding) do not exceed three (3) times the current average of Mr. Cameron’s taxable compensation for 2012-2016 (estimated to be $556,039). To the extent that any excise tax, and/or interest or penalties related thereto, is imposed on Mr. Cameron under Section 4999 of the Internal Revenue Code, HBI will pay such amount to Mr. Cameron as necessary to put Mr. Cameron in the same position as if he was not subject to Section 4999.

Sharon Jones. The tax reimbursement to Sharon Jones is based upon a projection of the amount by which (1) the cash payments to Ms. Jones described in footnote (1) above (estimated to be $1,233,121 based upon Ms. Jones’s current salary rate and historical bonus payments), plus (2) the value of her outstanding options for which vesting would be accelerated as a result of the merger (estimated to be $417,200 based on 19,333 currently unvested options outstanding) exceed the average of Ms. Jones’s taxable compensation for 2012-2016 (estimated to be $372,031). To the extent that any excise tax, and/or interest or penalties related thereto, is imposed on Ms. Jones under Section 4999 of the Internal Revenue Code, HBI will pay such additional amount to Ms. Jones as necessary to put Ms. Jones in the same position as if she was not subject to Section 4999, which may result in an increase to this projected tax reimbursement payment.

Termination of Stock Options

As of August 9, 2017, options to purchase 1,023,200 shares of SGB common stock are outstanding. Any SGB stock option that remains outstanding and unexercised immediately prior to the effective time shall automatically, and without any action on the part of its holder, be terminated by SGB and shall entitle the holder a cash payment equal to the positive difference between $49.00 and the option exercise price, if any. If all of the option holders elect to receive cash for their SGB stock options, the total amount to be paid for termination of the options would be approximately $27,800,000. For more information, see “The Directors and Officers of SGB Have Financial Interests in the Merger—Stock Options,” beginning on page 113.

Litigation Relating to the Merger

On July 11, 2017, a lawsuit challenging HBI’s proposed acquisition of SGB was filed in an Arkansas state court (Sciabacucchi v. Home BancShares, Inc., et al., Circuit Court of Faulkner County, Arkansas, Case No. 23CV-17-807). This lawsuit is a putative class action on behalf of HBI’s shareholders, naming HBI and its directors as defendants. The complaint alleges, among other things, that the directors breached their fiduciary duty of candor by failing to disclose certain material facts, including cash-flow estimates and analyses relating to financial projections of the combined company’s operations following the merger. The complaint does not seek monetary damages but seeks an injunction against the proposed merger and against any vote by HBI’s shareholders on the proposed merger until the defendants have met their fiduciary duty, along with an award of attorneys’ fees and costs.

HBI believes the joint proxy statement/prospectus meets all fiduciary duties of HBI and its directors, includes all information required for the HBI shareholders to make informed decisions on the proposals to be voted on at the HBI special meeting, and that the Sciabacucchi lawsuit is without merit.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Appendix A and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about SGB, HBI or Centennial Bank. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings that SGB makes with the FDIC and HBI makes with the SEC, as described in the section entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement contains representations and warranties by SGB, on the one hand, and by HBI and Centennial Bank, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the Merger Agreement by SGB, HBI and Centennial Bank were qualified and subject to important limitations agreed to by SGB and HBI in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and were qualified by the matters contained in the confidential disclosure schedules that SGB and HBI each delivered in connection with the Merger Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about SGB, HBI or Centennial Bank at the time they were made or otherwise.

Effective Time, Effects of the Merger; Organizational Documents of Surviving Bank; Directors and Officers

Effect of Merger

The Merger Agreement provides for the merger of SGB with and into Centennial Bank, with Centennial Bank surviving the merger as the surviving bank. We sometimes refer to Centennial Bank following the merger as the “surviving bank.”

As a result of the merger, there will no longer be any publicly held shares of SGB common stock. SGB shareholders will only participate in the surviving bank’s future earnings and potential growth through their ownership of HBI common stock. All of the other incidents of direct ownership of SGB common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from SGB, will be extinguished upon completion of the merger. All of the properties, rights, privileges, powers and franchises of SGB will vest in the surviving bank, and all debts, duties and liabilities of SGB will become the debts, liabilities and duties of the surviving bank.

Under the Merger Agreement, HBI may at any time change the method of combining SGB and Centennial Bank (including by providing for the merger of SGB with a wholly-owned subsidiary of HBI) and SGB agrees to enter into amendments to the Merger Agreement reasonably requested to give effect to such a change. However, no such amendment may (i) alter or change the amount or kind of the merger consideration or (ii) adversely affect the tax treatment of the merger with respect to the SGB shareholders.

Effective Time

On the closing date, the surviving bank will effect the merger by filing articles of merger with the Secretary of State of the State of Florida and the Arkansas State Bank Department. The merger will become effective upon the close of business of SGB on the closing date, or such later date and time as may be specified in accordance with the Florida Business Corporation Act (the “FBCA”) the Florida financial institutions codes (the “FIC”) and the Arkansas Banking Code of 1997 (the “ABC”). We refer to this as the “effective time” of the merger.

Effects of the Merger on SGB Common Stock

At the effective time, each share of SGB common stock issued and outstanding immediately prior to the effective time, other than the excluded and appraisal shares described below, will be entitled to receive the per share merger consideration, which is described in the section entitled “The Merger—Merger Consideration” beginning on page 39 of this joint proxy statement/prospectus.

Also at the effective time, each share of SGB common stock issued and outstanding immediately prior to the effective time that is (i) held by SGB as treasury shares or otherwise or (ii) owned by HBI or by any wholly-owned subsidiary of HBI or SGB, which shares we refer to as “excluded shares,” will automatically be canceled and cease to exist. No consideration will be delivered in exchange for any excluded shares.

Each share of SGB common stock issued and outstanding and held by a shareholder who has given notice of its intention to assert the right to dissent in accordance with Florida Statutes Section 658.44 and who has not voted in favor of the Merger Agreement and has otherwise complied with the provisions of Subtitle 13 of the FBCA to become a “dissenting shareholder” as defined therein (collectively, the “appraisal shares”) will not be converted into the right to receive the Merger Consideration. Instead, appraisal shares will become the right to receive whatever consideration may be determined to be due to such dissenting shareholder under Florida Statutes Section 658.44. If any dissenting shareholder fails to perfect or effectively withdraws its demand for appraisal or otherwise loses its rights as a dissenting shareholder under Florida Statutes Section 658.44, appraisal shares held by such dissenting shareholder will be treated as though such appraisal shares had been converted into and exchangeable, at the effective time, for the right to receive the merger consideration (without interest). For more information regarding dissenters’ rights, see the section entitled “The Merger—Dissenters’ Rights” beginning on page 41 of this joint proxy statement/prospectus. In addition, a copy of Section 658.44 of the Florida Statutes is attached as Appendix D to this joint proxy statement/prospectus.

All shares of SGB common stock converted into the right to receive the Per Share Merger Consideration will cease to exist as of the effective time. No fractional shares of HBI common stock will be issued in connection with the merger. Instead, HBI will pay to each holder of SGB common stock who would otherwise be entitled to a fractional share of HBI common stock an amount in cash (without interest) determined by multiplying the HBI Average Closing Price for HBI common stock by the fraction of a share of HBI common stock to which the SGB shareholder would otherwise be entitled.

Organizational Documents of Surviving Bank; Directors and Officers

The articles of incorporation and bylaws of Centennial Bank that are in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving bank until amended in accordance with the respective terms thereof and applicable laws.

The individuals holding positions as directors and officers of Centennial Bank immediately prior to the effective time will become the directors and officers of the surviving bank. The Merger Agreement provides that Dave Seleski will be appointed an officer of Centennial Bank at or prior to the effective time.

Exchange and Payment Procedures

At or prior to the closing, HBI will deposit with Computershare Trust Company, N.A., as exchange agent, for the benefit of the holders of shares of SGB common stock, sufficient cash and HBI common stock to be exchanged in accordance with the Merger Agreement, including the merger consideration. Within five business days of the effective time, HBI will cause the exchange agent to mail to each record holder, as of the effective time, of shares of SGB common stock, a letter of transmittal for use in connection with the exchange and instructions for use in surrendering the applicable certificates or book entry shares in exchange for the merger consideration. Promptly after the effective time, SGB shareholders who surrender their certificates or book entry shares to the exchange agent, together with a properly completed and duly executed letter of transmittal, and such other documents as may be required pursuant to such instructions, will receive for each share of SGB common stock the Per Share Merger Consideration, including any cash payable in lieu of any fractional shares. No interest will be paid or accrued on any Per Share Merger Consideration.

Distributions with Respect to Unsurrendered Shares

No HBI dividends or other distributions, declared or made with respect to HBI common stock with a record date after the effective time, will be paid to the holder of any unsurrendered certificate or book entry share until the holder properly surrenders such shares. Subject to applicable law, after doing so, the holder will be entitled to receive, without interest, the fractional share cash amount to which such holder is entitled and any dividends or other distributions payable with respect to the holder’s whole shares of HBI common stock.

Transfers Following the Effective Time

At the closing date, the stock transfer books of SGB will be closed and there will be no further registration of transfers of shares of SGB common stock, except for the cancellation of shares in connection with the merger. After the effective time, the holders of certificates or book entry shares that evidenced ownership of SGB common stock outstanding immediately prior to the effective time will cease to have any rights with respect to such shares, except as otherwise provided for in the Merger Agreement or by applicable law. Any bona fide certificates or book entry shares presented to the surviving bank after the effective time will be canceled and exchanged in accordance with the Merger Agreement.

Termination of Exchange Fund

Any portion of the exchange fund that is not distributed to the holders of SGB common stock after 180 days following the effective time will be delivered to HBI upon demand, and from and after such delivery any former holders of SGB common stock (other than appraisal shares) who have not properly surrendered their shares may thereafter look only to HBI for the merger consideration payable in respect of their shares of SGB common stock. Any amounts remaining unclaimed by holders of shares of SGB common stock immediately prior to the time such amounts would otherwise escheat to any governmental authority will, to the extent permitted by applicable law, become the property of HBI. Neither the exchange agent, HBI nor any of HBI’s subsidiaries will be liable to any holder of shares of SGB common stock for any shares of HBI common stock (or any related dividends or distributions) or cash from the exchange fund that is delivered to any public official pursuant to applicable abandoned property, escheat or similar laws.

Lost, Stolen or Destroyed Stock Certificates

If any certificate representing shares of SGB common stock is lost, stolen or destroyed, upon affidavit by the person claiming the certificate to be lost, stolen or destroyed, in form and substance acceptable to HBI, the exchange agent will pay in exchange for the lost, stolen or destroyed certificate the merger consideration payable in respect of the shares of SGB common stock represented by that certificate. HBI may require that such holder post a bond as indemnity against any claims that may be made against HBI with respect to that certificate.

Withholding Rights

HBI and the exchange agent will each be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of SGB common stock such amounts as HBI or the exchange agent is required to deduct or withhold under applicable tax laws. Any withheld amounts that are paid to the appropriate taxing authorities will be treated for purposes of the Merger Agreement as having been paid to the holder of SGB common stock from whom such amounts were deducted or withheld.

Treatment of SGB Stock Options

Immediately prior to the effective time, each SGB stock option that is outstanding will fully vest and be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of SGB common shares subject to such SGB stock option multiplied by (ii) the excess, if any, of the (A) Per Share Merger Consideration over (B) the per share exercise price for the applicable SGB stock option, less applicable withholding taxes. The payment of amounts in respect of a canceled SGB stock option will be made by SGB immediately prior to the effective time on the closing date, provided SGB has received an executed stock option cancellation agreement from the stock option holder prior to the effective time.

Any SGB stock option that has a per share exercise price that is greater than or equal to the Per Share Merger Consideration will be canceled for no consideration.

Nothing in the Merger Agreement prevents any holder from exercising, before the effective time, any SGB stock option that is exercisable according to its terms, and any SGB common stock issued upon such exercise will be converted at the effective time into a right to receive the Per Share Merger Consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties made by SGB and HBI. These include, among other things, representations relating to:

•	valid corporate organization and existence;

•	authority to enter into the merger and the binding nature of the Merger Agreement;

•	no breach of organizational documents, law or other agreements as a result of the merger;

•	third party consents and approvals;

•	filing of necessary reports with regulatory authorities;

•	capitalization;

•	deposit accounts;

•	compliance with, as applicable, SEC or FDIC filing requirements;

•	conformity with U.S. GAAP and, as applicable, SEC or FDIC requirements of financial statements filed with the SEC or FDIC and the absence of undisclosed liabilities;

•	operation in the ordinary course of business and absence of material adverse changes;

•	absence of actions which would impair the tax treatment of the merger as a tax-free reorganization;

•	involvement in litigation and orders issued by governmental authorities;

•	compliance with applicable laws;

•	material contracts;

•	certain tax matters;

•	related party transactions;

•	broker/finder fees;

•	information supplied for inclusion in registration statement/joint proxy statement/prospectus; and

•	no other representations and warranties other than those contained in the Merger Agreement.

HBI also represents and warrants to SGB in the Merger Agreement that it does not own any shares of SGB common stock.

SGB makes additional representations and warranties to HBI in the Merger Agreement relating to, among other things:

•	loans;

•	investment portfolio;

•	interest rate risk management instruments;

•	intellectual property;

•	environmental matters;

•	employee benefit matters;

•	labor relations and employment matters;

•	insurance; and

•	receipt of a fairness opinion for the merger.

Some of the representations and warranties contained in the Merger Agreement are qualified by “materiality” or by a “material adverse change” or “material adverse effect” standard. A “material adverse change” or “material adverse effect” with respect to HBI and its subsidiaries, on the one hand, or SGB and its subsidiaries on the other, means any event, change, effect or development that (i) has a material and adverse effect on the condition (financial or otherwise), results of operations or business of SGB and its subsidiaries, taken as a whole, or HBI and its subsidiaries, taken as a whole, as the case may be, or (ii) materially impairs the ability of SGB, on the one hand, or HBI, on the other, as the case may be, to perform its obligations under the Merger Agreement or otherwise materially impedes or delays the consummation of the transactions contemplated by the Merger Agreement or constitutes, with respect to SGB, HBI or any of their subsidiaries, a “specified regulatory action” (defined as the imposition of regulatory actions, the issuance of regulatory orders or the entry into regulatory agreements having certain consequential effects).

However, in the case of clause (i) above, a material adverse effect or material adverse change will not be deemed to include events, changes, effects or developments resulting from or arising out of:

•	changes after the date of the Merger Agreement in GAAP or regulatory accounting requirements or principles;

•	changes after the date of the Merger Agreement in laws, rules or regulations of general applicability to banking organizations;

•	changes after the date of the Merger Agreement in global, national or regional political conditions or general economic or market conditions, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in U.S. or foreign securities markets;

•	a decline in the trading price of a party’s common stock or a failure, in and of itself, to meet earnings projections;

•	the impact of the public disclosure, pendency or performance of the Merger Agreement or the transactions contemplated thereby, including the impact of the transactions contemplated by the Merger Agreement on relationships with customers and employees;

•	any natural disaster, outbreak or escalation of hostilities, declared or undeclared acts or war or terrorism, or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of the Merger Agreement; and

•	with respect to SGB and its subsidiaries, actions taken or omitted to be taken with the prior written consent of HBI or required by the Merger Agreement, or with respect to HBI and its subsidiaries, actions taken or omitted to be taken with the prior written consent of SGB or required by the Merger Agreement, as the case may be, so long as, in the case of the first, second and third bullets above, SGB and its subsidiaries, on the one hand, or HBI and its subsidiaries, on the other, as the case may be, are not materially disproportionately affected thereby.

Conduct of Businesses of SGB and HBI Prior to Completion of the Merger

SGB has agreed to certain restrictions on its activities during the period from the date of the Merger Agreement to the closing date. In general, SGB is required to, and to cause its subsidiaries to, maintain its existence under applicable law, conduct its business and operations in the ordinary and usual course of business and in a manner consistent with prior practice and in accordance with applicable law and use commercially reasonable efforts to keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist.

The following is a summary of the more significant restrictions imposed upon SGB, subject to the exceptions set forth in the Merger Agreement. SGB will not, and will cause its subsidiaries not to, without HBI’s prior written consent:

•	amend its charter documents;

•	adjust any shares of its equity interests, pay any dividend (except regular quarterly cash dividends consistent with past practice and, beginning on the eighth month anniversary of the date of the Merger Agreement, special dividends equal to 85% of SGB’s actual monthly earnings) or other distribution in respect of its equity interests (other than to a wholly owned subsidiary of SGB), or acquire any of its securities (except as payment on exercise of an SGB stock option);

•	except as required by material contracts, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned subsidiary of SGB;

•	sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any person (except for sales of properties or assets in the ordinary course of business consistent with past practice) or merge or consolidate with any person;

•	acquire direct or indirect control over any business or person except in connection with a foreclosure of collateral or conveyance of collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not affiliates of SGB);

•	other than in the ordinary course of business, incur any indebtedness (excluding bank deposits) for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except that SGB may purchase federal funds and borrow from governmental authorities consistent with past practices;

•	make any change to its accounting methods, principles or practices, except as required by GAAP or applicable law;

•	except for certain payments specifically allowed by the Merger Agreement, (A) increase the compensation or any other amounts payable, or pay or award, or commit to pay or award, any bonuses or incentive compensation, to its present or former officers, employees or directors, other than, in each case, nonmaterial increases in compensation or benefits for non-executive employees made in the ordinary course of business consistent with past practice, (B) establish, amend or terminate any collective bargaining agreement or SGB employee benefit plan, other than amendments in the ordinary course of business consistent with past practice that do not materially increase the aggregate cost to SGB of maintaining such plan, or (C) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual, provided that SGB may, in the ordinary course of business and consistent with past practice, make payments during fiscal 2018 that would otherwise be prohibited by (A) above, if the effective time has not occurred by December 31, 2017;

•	(A) grant any stock options or other equity-based compensation or grant to any person any right to acquire any shares of its capital stock, or amend or modify any of the foregoing; (B) issue or commit to issue any additional shares of capital stock of SGB, other than the issuance of shares of SGB common stock upon the exercise of outstanding SGB stock options; (C) issue, sell, encumber or otherwise dispose of any capital stock in any of SGB’s subsidiaries; or (D) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock, provided that SGB may, in the ordinary course of business and consistent with past practice, make grants during fiscal 2018 that would otherwise be prohibited by (A) above, if the effective time has not occurred by December 31, 2017;

•	make any tax election, settle or compromise any tax liability, fail to file any tax return or remit taxes when due, enter into any closing agreement, agree to extend any statute of limitations relating to taxes, file any amended tax return or surrender, offset or reduce any right to claim a tax refund;

•	fail to use commercially reasonable efforts to maintain existing insurance policies to the extent available for a reasonable cost;

•	enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices;

•	except as specifically allowed by the Merger Agreement, file any application to establish, or to relocate or terminate the operations of, any banking office;

•	make, or commit to make, any capital expenditures in excess of $1 million in the aggregate, other than as disclosed in SGB’s capital expenditure budget;

•	make, amend or renew any extension of credit, individually or in the aggregate with other extensions of credit to the same relationship, outside of the ordinary course of business or inconsistent with past practice;

•	make, renew, or amend any extension of credit to a borrower who has an existing credit that is past due 90 days or more, or falls into certain nonaccrual or classified categories, or would be subject to the Federal Reserve Board’s Regulation O, other than as specifically permitted in the Merger Agreement;

•	enter into, renew or amend certain interest rate risk management arrangements, except in the ordinary course of business and consistent with past practice;

•	(A) grant, extend, amend, waive, or modify any material rights in or to, or sell or otherwise dispose of, any intellectual property, or (B) fail to exercise a right of renewal or extension under any material agreement under which SGB is licensed to use any intellectual property, unless SGB obtains a substantially similar license;

•	amend or extend any real property lease except as specifically allowed by the Merger Agreement;

•	except for transactions in the ordinary course of business, terminate, amend, or waive any material provision of, any SGB material contract or lease, other than normal renewals of contracts and leases without material adverse changes of terms with respect to SGB, or enter into any contract that would constitute an SGB material contract if it were in effect on the date of the Merger Agreement;

•	(A) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $1 million in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims; or (B) agree or consent to the issuance of any settlement agreement, injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

•	materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	change in any material respect its credit policies and collateral eligibility requirements and standards;

•	participate in any program sponsored or administered by any governmental authority, which program is not part of the usual and customary banking business of SGB;

•	engage in (or modify in a manner adverse to SGB) any transactions with any director or officer of SGB or its affiliates, other than deposit relationships and other transactions in the ordinary course of business consistent with past practice, and extensions of credit on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons that did not involve more than the normal risk of collectability or present other unfavorable features;

•	adopt a plan of complete or partial liquidation or dissolution;

•	take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

•	agree to take, make any commitments to take, or adopt any resolutions of the board or shareholders in support of any of the actions otherwise prohibited by SGB’s covenants;

•	take or fail to take any action that could reasonably be expected to cause the representations and warranties made by SGB in the Merger Agreement to be inaccurate in any material respect;

•	take any action that is intended to or would reasonably be expected to result in any of the closing conditions not being satisfied or prevent or materially delay the consummation of the merger;

•	take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of SGB to obtain any necessary regulatory approvals for the merger; or

•	agree to take, make any commitments to take, or adopt any resolutions of the board or shareholders in support of any of the actions described above.

HBI has also agreed to certain restrictions on its activities and the activities of its subsidiaries during the period from the date of the Merger Agreement to the closing date. Subject to the exceptions set forth in the Merger Agreement, HBI will not, and will cause its subsidiaries not to, without SGB’s prior written consent:

•	amend its charter documents in a manner that would materially and adversely affect the economic benefits of the merger to the holders of SGB common stock;

•	adopt a plan of complete or partial liquidation or dissolution;

•	take or fail to take any action that could reasonably be expected to cause the representations and warranties made by HBI in the Merger Agreement to be inaccurate in any material respect;

•	take any action that is intended to or would reasonably be expected to result in any of the closing conditions not being satisfied or prevent or materially delay the consummation of the merger;

•	take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of HBI to obtain any necessary regulatory approvals for the merger; or

agree to take, make any commitments to take, or adopt any resolutions of the board or shareholders in support of any of the actions described above.

SGB and HBI have each agreed to use reasonable best efforts to take all actions and to do all things necessary to fulfill all closing conditions applicable to such party and its respective subsidiaries, and to complete the merger in the most expeditious manner practicable, including:

•	obtaining regulatory approvals, making all necessary registrations, filings and notices, and taking all steps necessary to obtain an approval, waiver or exemption from any governmental authority, but no party is required to take any action that would reasonably be expected to result in the imposition of a “materially burdensome regulatory condition” (see “The Merger—Regulatory Approvals and Notifications” beginning on page 42);

•	obtaining necessary consents, qualifications, approvals, waivers or exemptions from nongovernmental persons; and

•	executing and delivering any additional documents or instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement.

SGB, on the one hand, and HBI on the other hand, have agreed to:

•	consult with each other before issuing any press release with respect to the merger and not to issue any such press release without the prior written consent of the other party, subject to certain exceptions;

•	promptly notify the other party (a) if it believes that such party has breached any representation, warranty, covenant or agreement contained in the Merger Agreement or (b) if it believes that any event has occurred that might reasonably be expected to result, individually or in the aggregate, in the failure of a closing condition; and

•	take any action that is required to cause the merger to qualify, and not take any actions which could reasonably be likely to prevent the merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Both HBI and SGB have agreed to promptly notify each other in writing of any proceeding or potential proceeding against such party that is reasonably likely to result in a material adverse change, question the validity of the Merger Agreement or the other agreements contemplated thereby or seeks to enjoin or otherwise restrain the merger.

The Merger Agreement also contains certain covenants relating to employee benefits and other matters pertaining to officers and directors. See “The Merger Agreement—Employee Matters.”

No Solicitation

The Merger Agreement prohibits SGB from seeking or discussing an acquisition proposal from a third party. SGB has agreed that it will not, and will cause its subsidiaries and representatives to not, directly or indirectly, (i) take any action to solicit the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal, (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish any nonpublic information with respect to SGB relating to an acquisition proposal, (iii) approve, endorse or recommend an acquisition proposal (other than the merger), (iv) enter into any agreement relating to any acquisition proposal or (v) propose to do any of the foregoing. As of the date of the Merger Agreement SGB is required to immediately cease any communications with any party with respect to any acquisition proposal.

Notwithstanding the restrictions described above, the Merger Agreement provides that SGB may take the actions set forth in clause (ii) above, but only if, (i) SGB has received a bona fide unsolicited written acquisition proposal prior to the SGB shareholders’ meeting, (ii) SGB’s board of directors determines (after consultation with its outside legal counsel and independent financial advisor) that such acquisition proposal constitutes, or is reasonably likely to lead to, a superior proposal as compared with the merger, (iii) SGB has provided HBI with at least three days’ prior notice of such determination, (iv) prior to furnishing or affording access to any information of SGB relating to an acquisition proposal, SGB receives from such person certain confidentiality agreements and (v) the failure of SGB’s board to furnish such information or enter into discussions or negotiations would violate its fiduciary duties to SGB shareholders. SGB is required to promptly provide to HBI any nonpublic information regarding SGB or its subsidiaries provided to any other person that was not previously provided to HBI. SGB is also required to promptly notify HBI in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, SGB or any of its subsidiaries or any of their representatives in connection with any acquisition proposal.

As used in the Merger Agreement, an “acquisition proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, a (i) merger, consolidation, share exchange, tender offer, business combination or similar transaction involving SGB, (ii) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of SGB or its subsidiaries representing 20% or more of the consolidated assets of SGB and its subsidiaries, (iii) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to SGB or (iv) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “acquisition proposal” does not include any of the transactions contemplated by the Merger Agreement.

Shareholders’ Meetings

Each of SGB and HBI has agreed to give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining SGB shareholder approval of the Merger Agreement and HBI shareholder approval of the Merger Agreement and issuance of HBI common stock at such meetings to be held as promptly as practicable after the registration statement containing this joint proxy statement/prospectus is declared effective. The SGB board and the HBI board are each required to use reasonable best efforts to obtain approval from their respective shareholders of the Merger Agreement and other related matters. Except as expressly permitted by the Merger Agreement, neither the SGB board nor the HBI board may make any adverse recommendation, qualify or withdraw its recommendation regarding the approval of the Merger Agreement, and, in the case of the SGB board, approve or recommend, or propose to approve or recommend, any acquisition proposal.

No Change in Recommendation or Entry into Acquisition Agreement; Fiduciary Exception

The Merger Agreement requires SGB’s board of directors to use reasonable best efforts to solicit from SGB shareholders proxies in favor of approval of the Merger Agreement, including by communicating to SGB shareholders the recommendation of the SGB board that they approve the Merger Agreement, and to take other action to secure the vote of SGB shareholders required by applicable law to obtain such approval, except to the extent SGB’s board has withdrawn its recommendation in favor of approval of the Merger Agreement in accordance with the Merger Agreement. Subject to exceptions described below which permit the SGB board to withdraw its recommendation in favor of approval of the Merger Agreement in certain circumstances, the SGB board may not:

•	withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to HBI or any of HBI’s subsidiaries, the recommendation of the SGB board that the SGB shareholders approve the Merger Agreement (which withdrawal or similar action by the SGB board we refer to as an “adverse SGB recommendation change”); or

•	approve or recommend, or propose to approve or recommend, any acquisition proposal, which we refer to as an “acquisition agreement.”

However, SGB’s board of directors may submit the Merger Agreement to the SGB shareholders without recommendation (and in such event may communicate the basis for the board’s lack of a recommendation to the shareholders in the joint proxy statement/prospectus or an appropriate amendment or supplement thereto, to the extent required by law) if, and only if, (i) SGB’s board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that it has received an unsolicited bona fide acquisition proposal that is a superior proposal (and such superior proposal has not been withdrawn); (ii) SGB’s board determines, in good faith, after consultation with such outside legal counsel, that a failure to accept such superior proposal would result in the board breaching its fiduciary duties to SGB and its shareholders under applicable law; (iii) the board provides written notice to HBI of its receipt of the superior proposal and its intent to withdraw its recommendation, such notice to specify in reasonable detail the material terms and conditions of the superior proposal; (iv) after providing such notice, SGB negotiates in good faith with HBI (if requested by HBI) and provides HBI a reasonable opportunity to adjust the terms and conditions of the Merger Agreement as would enable SGB’s board to proceed without withdrawing its recommendation and (v) after such period, the board again determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that such acquisition proposal nonetheless continues to constitute a superior proposal and that failure to withdraw its recommendation would violate its fiduciary duties to SGB and SGB shareholders under applicable law.

As used in the Merger Agreement, “superior proposal” refers to an unsolicited bona fide written acquisition proposal to acquire 100% of SGB made by a third person (or group of persons acting in concert) which SGB’s board of directors determines in its good faith judgment to be more favorable from a financial point of view to SGB’s shareholders than the merger and to be reasonably capable of being consummated, after (i) consultation with SGB’s financial advisors and outside counsel and (ii) taking into account all relevant factors, and all legal, regulatory and other aspects of such proposal and the person or persons making such proposal.

Access to Information

Subject to certain restrictions and exceptions, and upon reasonable prior notice, SGB will permit HBI reasonable access during customary business hours to all books, papers and records relating to the assets, properties, operations, obligations and liabilities of SGB and its subsidiaries in which HBI may have a reasonable interest. SGB will also permit HBI access during and, as reasonably required, outside of customary business hours, to telecommunications and electronic data processing systems, facilities and personnel of SGB and its subsidiaries for the purpose of performing conversion activities related to data processing integration.

Expenses

Except as otherwise provided in the Merger Agreement, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring or required to incur such expenses.

Employee Matters

The Merger Agreement provides that certain of SGB’s employment agreements will terminate at the closing date (which we call “terminated employment agreements”) and that certain others will remain in effect. Further, the Merger Agreement requires that HBI offer employment to certain designated SGB employees on terms and conditions mutually agreed by HBI and SGB. Otherwise, as of the closing date, HBI will provide to each employee of SGB or its subsidiaries who, as decided by HBI in its sole discretion, will continue employment with the surviving bank or any of its subsidiaries, with (i) base hourly wages or salaries, as applicable, and (ii) employee benefit plans, programs, policies, and arrangements that are substantially comparable, in the aggregate, to the SGB employee benefit plans provided to such employee immediately prior to the closing date (but in no event greater than the base wages, salaries or employee benefits provided to HBI’s similarly situated employees within the same geographic market as the SGB employees).

As to any employee of SGB or its subsidiaries who, as decided by HBI in its sole discretion, does not continue employment with the surviving bank or its subsidiaries following the closing date, the Merger Agreement requires HBI to provide each with severance benefits under the existing severance policies and practices of SGB or pursuant to the terms of any terminated employment agreement in existence as of the date of such termination, provided that such benefit payments will be conditioned on execution of a termination and release form satisfactory to HBI.

The Merger Agreement requires that HBI use commercially reasonable efforts to waive all preexisting conditions, actively at work requirements, exclusion and waiting periods with respect to participation and coverage requirements under any HBI employee benefit plan in which continuing employees become eligible to participate on or after the closing date to the extent they were inapplicable to, or were satisfied under, any SGB employee benefit plan in which the continuing employee participated prior to the closing date. In addition, HBI is required to ensure that each continuing employee receives full credit (including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit pension plan or any such credit that would result in a duplication of benefits) under each HBI employee benefit plan in which the continuing employee participates solely to the extent such service was credited under the SGB employee benefit plans. HBI also is obligated under the Merger Agreement to credit continuing employees with the amount of vacation time that such employees had accrued under certain vacation policies of SGB. With respect to any HBI health plans in which continuing employees participate, HBI will use commercially reasonable efforts to waive any eligibility waiting period, evidence of insurability, or pre-existing conditions requirements or limitations to the extent such requirements or limitations were inapplicable to, or satisfied under, any corresponding SGB health plan, and cause each continuing employee to be given credit for the plan year in which the closing occurs under the HBI health plan for amounts paid with respect to such plan year under the corresponding SGB health plan prior to the closing date.

The Merger Agreement also requires SGB to terminate its 401(k) plan, effective as of immediately prior to closing. In addition, HBI will permit rollover of 401(k) plan assets by continuing SGB employees in cash and with respect to loans, in kind, to a defined contribution plan with a 401(k) feature of HBI or its subsidiaries.

Indemnification and Insurance

From and after the effective time, HBI will indemnify and hold harmless each individual who at the effective time is, or any time prior to the effective time was, a director, officer or employee of SGB or any of its subsidiaries, whom we refer to as “indemnitees,” against any claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including legal expenses) in connection with a claim, suit, action, proceeding or investigation, whenever asserted, based on or arising out of the fact that such indemnitee was director, officer or employee of SGB or any of its subsidiaries for acts or omissions by indemnitee in such capacity or taken at the request of SGB or any subsidiary, at or any time prior to the effective time. From and after the effective time, HBI will also assume all obligations of SGB and its subsidiaries to indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time. In addition, HBI will advance any incurred expenses (including legal expenses) of any indemnitee pursuant to the foregoing.

The Merger Agreement requires HBI to maintain for a period of six years after the effective time, SGB’s existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured so long as substitution does not result in gaps or lapses in coverage, with respect to claims arising from facts or events occurring prior to the effective time.

However, HBI is not required to make annual premium payments for such insurance in excess of a specified amount with respect to the annual premium payment on SGB’s policy in effect as of the date of the Merger Agreement and, in the event the cost of such coverage exceeds that amount, HBI will purchase as much coverage as possible for such amount. In lieu of the foregoing, HBI may obtain at or prior to the effective time a prepaid “tail” policy providing coverage equivalent to that described in the paragraph above for an aggregate price not to exceed a specified amount.

Certain Additional Covenants

The Merger Agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, covenants relating to regulatory filings and approvals (which are described under the section “The Merger—Regulatory Approvals and Notifications” beginning on page 42), the listing of shares of HBI common stock to be issued in the merger, coordination with respect to litigation relating to the merger, and public announcements with respect to the transactions contemplated by the Merger Agreement.

In addition, HBI has agreed to continue providing the same or more banking services to the Cuban Embassy that SGB provided to the Cuban Embassy over the 12 month period preceding the closing for a period of at least two years following the effective time, unless prohibited by law or governmental order.

Conditions to Completion of the Merger

Each of HBI and SGB’s obligations to complete the transactions contemplated by the Merger Agreement are subject to fulfillment of certain conditions, including:

•	no applicable law or order by governmental authority making illegal or preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement;

•	approval of the Merger Agreement at the special meetings by the SGB shareholders and the HBI shareholders; and

•	the registration statement having been declared effective by the SEC and continuing to be effective, and all necessary approvals under securities laws relating to the issuance of the shares of HBI common stock pursuant to the merger having been received.

HBI’s obligations to complete the transactions contemplated by the Merger Agreement are also subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of SGB in the Merger Agreement as of the closing date, other than, in most cases, inaccuracies with an aggregate effect that do not have, or are not reasonably likely to have, a material adverse effect or material adverse change with respect to SGB;

•	performance and compliance in all material respects by SGB of all of its covenants and obligations required to be performed or complied with at or prior to the closing date;

•	HBI shall have received an executed employment agreement with Dave Seleski, to whom employment was offered on specified terms;

•	all regulatory approvals having been obtained and remaining in full force and effect and not containing or resulting in the imposition of any materially burdensome regulatory condition, and all statutory waiting periods in respect of such regulatory approvals having expired or been terminated;

•	delivery by SGB of closing certificates and other documents as required by the Merger Agreement; and

•	receipt of an opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. as to certain tax matters.

SGB’s obligations to complete the transactions contemplated by the Merger Agreement are also subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of HBI in the Merger Agreement as of the closing date, other than, in most cases, inaccuracies with an aggregate effect that do not have, or are not reasonably likely to have, a material adverse effect or material adverse change with respect to HBI;

•	performance and compliance in all material respects by HBI of all of its covenants and obligations required to be performed or complied with at or prior to the closing date;

•	all regulatory approvals having been obtained and remaining in full force and effect;

•	approval of the listing of the shares of HBI common stock issuable pursuant to the Merger Agreement on The Nasdaq;

•	delivery by HBI of the evidence of the payment of the merger consideration to the exchange agent, and closing certificates and other documents as required by the Merger Agreement; and

•	receipt of an opinion of Squire Patton Boggs (US) LLP as to certain tax matters.

Termination; Termination Fee

Termination

HBI and SGB may mutually agree to terminate the Merger Agreement and abandon the merger at any time. Subject to conditions and circumstances described in the Merger Agreement, HBI, on the one hand, or SGB, on the other hand, as the case may be, may terminate the Merger Agreement as follows:

•	by either party if the merger is not completed by the first anniversary of the date of the Merger Agreement, provided that this termination right is not available to a party whose failure to fulfill any obligation under the Merger Agreement shall have caused the failure of the closing date to occur on or prior to such first anniversary date;

•	by either party in the event of a material breach by the other party of a representation or warranty or obligation contained in the Merger Agreement, which breach cannot be or has not been cured within 45 days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any applicable closing condition;

•	by either party if final action has been taken by a regulatory agency whose approval is required for the merger, which final action has become final and nonappealable and does not approve the merger, or a governmental authority enacts a law or judgment which would make the merger illegal;

•	by HBI if the SGB board fails to make recommendation to SGB shareholders to approve the Merger Agreement, or SGB has materially breached its covenant not to solicit alternative acquisition proposals;

•	by SGB if the HBI board fails to make recommendation to HBI shareholders to approve the Merger Agreement, including the issuance of HBI common stock, or HBI has materially breached an obligation in respect of the HBI shareholder meeting;

•	by either party if (i) the SGB shareholders fail to approve the Merger Agreement or (ii) if the HBI shareholders fail to approve the Merger Agreement, including the issuance of HBI common stock, provided that this termination right is not available to a party whose failure to fulfill any obligation under the Merger Agreement shall have caused the failure to obtain such approval;

•	by either party if the volume-weighted average per share closing price of HBI common stock as reported on Nasdaq for any 20 consecutive trading days between June 30, 2017, and the trading day three business days prior to the closing date is below $21.11, provided that a party’s right to terminate the Merger Agreement based on such stock price is exercisable only within ten days of the date of any occasion on which such termination right arises; or

•	by HBI if fifteen percent or more of the outstanding shares of Stonegate common stock are appraisal shares.

Termination Fee

SGB will pay HBI a termination fee of $36 million if the Merger Agreement is terminated by HBI because (i) the SGB board fails to make its recommendation at its shareholders’ meeting (as it may be adjourned or postponed) in favor of the approval of the Merger Agreement or has made an adverse SGB recommendation change or (ii) SGB has materially breached any of the provisions of the Merger Agreement with respect to obtaining shareholder approval of the merger or soliciting acquisition proposals.

In addition, SGB will pay such termination fee to HBI if (i) an alternative acquisition proposal with respect to SGB is communicated to or otherwise made known to the shareholders, senior management or SGB board, or any person or group of persons publicly announces an intention to make an acquisition proposal with respect to SGB after the date of the Merger Agreement, (ii) thereafter the Merger Agreement is terminated (A) by HBI or SGB because the merger has not closed by March 27, 2018 (if the SGB shareholder approval has not been obtained by such time), (B) by HBI pursuant to an uncured material breach by SGB of a representation or warranty or its obligations contained in the Merger Agreement (as set forth above) or (C) by HBI or SGB if SGB’s shareholders fail to approve the Merger Agreement at the SGB shareholders’ meeting and (iii) prior to the date that is twelve (12) months after the date of such termination SGB consummates an alternative acquisition proposal or enters into an agreement with respect to an acquisition proposal.

Amendment; Waiver

The Merger Agreement may not be amended except by a written instrument executed by all parties. Any waiver of, or approval under, the Merger Agreement must be in writing and will be effective only to the extent specifically set forth in such writing.

Governing Law; Jurisdiction

The Merger Agreement is governed by the laws of the State of Delaware, except that the FBCA, the FIC and the ABC, as applicable, will govern to the extent mandatorily applicable to Florida banks and Arkansas banks, respectively. The parties agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on, the Merger Agreement will be brought exclusively in any federal or state court of competent jurisdiction located in Hillsborough County, Florida.

Cumulative Remedies; Specific Performance

The parties agreed that all rights and remedies under the Merger Agreement, or otherwise afforded by applicable law, will be cumulative and not alternative. In addition, the parties agreed that the remedy at law for any failure to perform their respective obligations under the Merger Agreement would be inadequate and that each party will be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

Voting Agreements

In connection with entering into the Merger Agreement, HBI and Centennial Bank entered into a Voting Agreement with certain shareholders of SGB. As of the date of the Merger Agreement, these shares represent approximately 7.36% of the SGB common stock entitled to vote at the SGB special meeting (excluding any shares issued upon exercise of SGB options). The following summary of the Voting Agreement is subject to, and qualified in its entirety by reference to, the full text of the Voting Agreement, which is Exhibit A to the Merger Agreement attached as Appendix A to this joint proxy statement/prospectus.

Each shareholder party to the Voting Agreement, agreed to vote his, her or its shares of SGB common stock:

•	in favor of the approval of the Merger Agreement and the transactions contemplated thereby;

•	against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of SGB contained in the Merger Agreement or of the shareholder contained in the Voting Agreement;

•	against any acquisition proposal; and

•	against any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement.

The Voting Agreement is not applicable in connection with an acquisition proposal that is a superior proposal, provided that SGB has complied with the terms and conditions of the Merger Agreement relating to acquisition proposals.

Each shareholder party to the Voting Agreement may not, subject to certain exceptions, with respect to any shares of SGB common stock owned by such shareholder, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of such shares.

The Voting Agreement will terminate upon the earlier of the effective time of the merger or the termination of the Merger Agreement in accordance with its terms, or upon the written agreement of the parties to the Voting Agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

This section describes the anticipated material United States federal income tax consequences of the merger to U.S. holders of SGB common stock who exchange shares of SGB common stock for shares of HBI common stock and cash pursuant to the merger. This discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not such transactions are undertaken in connection with the merger).

The following discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, a U.S. holder means a holder of SGB common stock who is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds SGB common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding SGB common stock, you should consult your tax advisor regarding the tax consequences of the merger.

This discussion addresses only those SGB shareholders that hold their SGB common stock as a capital asset within the meaning of Section 1221 of the Code, and does not address all the United States federal income tax consequences that may be relevant to particular SGB shareholders in light of their individual circumstances or to SGB shareholders that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities or investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who exercise dissenters’ rights;

•	persons that hold SGB common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	shareholders who acquired their shares of SGB common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

HBI and SGB have structured the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this document is a part, (i) HBI has received an opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. (“MWSGW”) that, as of the date of such opinion, if certain factual circumstances exist, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Centennial and SGB will each be a party to that reorganization; (ii) SGB has received an opinion of Squire Patton Boggs (US) LLP (“Squire Patton Boggs”) that, as of the date of such opinion, if certain factual circumstances exist, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Centennial and SGB will each be a party to that reorganization. Both tax opinions are an exhibit to this registration statement and the disclosure in this section is based upon such tax opinions. HBI will not be required to consummate the merger unless HBI receives an additional opinion of MWSGW, dated as of the closing date of the merger, confirming that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal

Revenue Code and that Centennial and SGB will each be a party to that reorganization. Similarly, SGB will not be required to consummate the merger unless SGB receives an additional opinion of Squire Patton Boggs, dated as of the closing date of the merger, confirming that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Centennial and SGB will each be a party to that reorganization. The opinions of MWSGW and Squire Patton Boggs regarding the merger will be based on factual assumptions, representations, warranties and covenants, including those contained in the Merger Agreement and in tax representation letters provided by HBI and SGB. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions. Neither of these opinions will be binding on the Internal Revenue Service or the courts. HBI and SGB have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Accordingly, each SGB shareholder should consult his, her or its tax advisor with respect to the particular tax consequences of the merger to such holder. The remainder of this discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Tax Consequences of the Merger Generally. On the basis of the opinions delivered in connection herewith:

•	no gain or loss will be recognized by HBI or SGB as a result of the merger;

•	gain (but not loss), if any, will be recognized by those holders who receive shares of HBI common stock and cash in exchange for shares of SGB common stock pursuant to the merger, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash (excluding any cash received in lieu of a fractional share) and the fair market value of the HBI common stock received pursuant to the merger over the adjusted tax basis in the SGB common stock surrendered), and (2) the amount of cash received by such holder of SGB common stock (excluding any cash received in lieu of a fractional share);

•	the aggregate tax basis in the shares of HBI common stock received by an SGB shareholder in the merger (including any fractional share interests deemed received and sold as described below) will equal the aggregate tax basis of the SGB common stock surrendered, decreased by the amount of cash received in the merger (excluding any cash received in lieu of a fractional share), and increased by the amount of gain, if any, recognized (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange (regardless of whether such gain is classified as capital gain, or as ordinary dividend income, as discussed below); and

•	the holding period of HBI common stock received in exchange for shares of SGB common stock (including fractional shares of HBI common stock deemed received and redeemed as described below) will include the holding period of the SGB common stock that is surrendered in the merger.

If a holder of SGB common stock acquired different blocks of SGB common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of SGB common stock and such holder’s basis and holding period in his or her shares of HBI common stock may be determined with reference to each block of SGB common stock. Any such holders should consult their tax advisors regarding the manner in which cash and HBI common stock received in the exchange should be allocated among different blocks of SGB common stock and with respect to identifying the bases or holding periods of the particular shares of HBI common stock received in the merger.

Taxation of Gains. Gain that holders of SGB common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their SGB common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of SGB common stock is generally taxed at preferential rates. In some cases, if a holder actually or constructively owns HBI stock other than HBI stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of various constructive ownership rules, holders of SGB common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Cash Received Instead of a Fractional Share of HBI Common Stock. If an SGB shareholder receives cash instead of a fractional share of HBI common stock, he or she will be treated as having received the fractional share of HBI common stock pursuant to the merger and then as having sold that fractional share of HBI common stock for cash. As a result, the SGB shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to the fractional share interest as set forth above. Except as described above, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Payments of cash to a holder of SGB common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to HBI and the exchange agent or, in the case of backup withholding, furnishes its correct taxpayer identification number and generally otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished in a timely manner to the Internal Revenue Service.

The discussion set forth above does not address all United States federal income tax consequences that may be relevant to holders of SGB common stock and may not be applicable to such holders that are subject to special rules. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

DESCRIPTION OF HBI’S CAPITAL STOCK

The following is a description of the HBI common stock and certain provisions of HBI’s Restated Articles of Incorporation, Bylaws and applicable law. The following is only a summary and is qualified by applicable law and by the provisions of HBI’s Restated Articles of Incorporation and Bylaws, copies of which have been filed with the SEC and are also available upon request from HBI.

General

Under HBI’s Restated Articles of Incorporation, as amended, HBI has authority to issue up to 200,000,000 shares of common stock, par value $0.01 per share, and up to 5,500,000 shares of preferred stock, par value $0.01 per share. Each share of HBI common stock has the same relative rights as, and is identical in all respects to, each other share of HBI common stock.

As of June 30, 2017, there were 143,070,851 shares of HBI common stock issued and outstanding, and approximately 4,729,207 shares of common stock were reserved for issuance pursuant to HBI’s stock option and performance incentive plan. HBI common stock is listed on The NASDAQ Global Select Market under the symbol “HOMB.” The outstanding shares of HBI common stock are validly issued, fully paid and non-assessable.

As of June 30, 2017, no shares of HBI preferred stock are issued and outstanding.

Common Stock

Voting Rights. Holders of HBI common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of HBI common stock do not have cumulative voting rights.

Dividend Rights. Holders of HBI common stock are entitled to receive ratably dividends when, as, and if declared by HBI’s board of directors out of funds legally available for the payment of dividends. Holders of any preferred stock HBI may issue in the future may have a priority over holders of common stock with respect to dividends. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends in a manner that would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if doing so would reduce the amount of its capital below that necessary to meet minimum regulatory capital requirements. State laws also limit a bank’s ability to pay dividends. Accordingly, the dividend restrictions imposed on HBI’s subsidiaries by statute or regulation effectively may limit the amount of dividends HBI can pay.

Liquidation and Dissolution. In the event of the liquidation, dissolution and winding up of HBI, the holders of HBI common stock are entitled to receive ratably all of the assets of HBI available for distribution after satisfaction of all liabilities of HBI, subject to the rights of the holders of any of HBI’s preferred shares that may be issued from time to time.

Other Rights. Holders of HBI common stock have no preferential or preemptive rights with respect to any securities of HBI, and there are no conversion rights or redemption or sinking fund provisions applicable to HBI common stock.

Restrictions on Ownership. The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of HBI common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of HBI common stock under the Change in Bank Control Act. Any holder of 25% or more of HBI common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over HBI, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Modification of Rights. Rights of the holders of HBI common stock may not be modified by less than a majority vote of the common stock outstanding. Additionally, under the Arkansas Business Corporation Act of 1987, a majority vote is required for the approval of a merger or consolidation with another corporation, and for the sale of all or substantially all of HBI’s assets and liquidation or dissolution of HBI.

Transfer Agent. The transfer agent and registrar for HBI common stock is Computershare, 250 Royall Street, Canton, Massachusetts 02021.

For additional information concerning HBI common stock, see “Comparison of Rights of Holders of HBI and SGB Common Stock” below.

Preferred Stock

The 5,500,000 authorized shares of HBI preferred stock, par value $0.01 per share, are typically referred to as “blank check” preferred stock. This term means that these shares of preferred stock may be issued with such preferences, limitations, relative rights, and terms as determined by HBI’s board of directors. As such, the board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. As of the date of this joint proxy statement/prospectus, HBI had no designated or outstanding shares of preferred stock.

COMPARISON OF RIGHTS OF HOLDERS OF HBI AND SGB COMMON STOCK

General

SGB is incorporated under the laws of the State of Florida and the rights of SGB shareholders are governed by the laws of the State of Florida, SGB’s Articles of Incorporation, as amended, and SGB’s Bylaws. As a result of the merger, SGB shareholders who receive shares of HBI common stock will become HBI shareholders. HBI is incorporated under the laws of the State of Arkansas and the rights of HBI shareholders are governed by the laws of the State of Arkansas, HBI’s Restated Articles of Incorporation, as amended, and HBI’s Restated Bylaws. Thus, following the merger, the rights of SGB shareholders who become HBI shareholders in the merger will no longer be governed by SGB’s Articles of Incorporation, as amended, and SGB’s Bylaws, and instead will be governed by HBI’s Restated Articles of Incorporation, as amended, and Restated Bylaws.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of HBI shareholders under the HBI Restated Articles of Incorporation, as amended, and Restated Bylaws (right column), and the rights of SGB shareholders under SGB’s Articles of Incorporation, as amended, and its Bylaws, as amended (left column). The summary set forth below is not intended to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of HBI’s Restated Articles of Incorporation and amendments thereto, HBI’s Restated Bylaws, SGB’s Articles of Incorporation and amendments thereto, and SGB’s Bylaws.

SGB	HBI
Removal of Directors

SGB’s Bylaws provide that directors may be removed with or without cause by a vote of a majority of all the shares outstanding and entitled to vote at a special meeting of shareholders called for that purpose in which the notice of the meeting states that the purpose of the meeting is removal of a director or directors.	HBI’s Restated Bylaws provide that a director may be removed at any time, with or without cause, by the shareholders at a special meeting called expressly for that purpose.

Vacancies on the Board of Directors

SGB’s Bylaws provide that any vacancy occurring in the Board of Directors may be filled by a qualified person appointed by majority vote of the remaining directors in office or the shareholders. The person appointed to fill such vacancy shall hold office for the unexpired term and until his successor shall be duly chosen.	HBI’s Restated Bylaws provide that if a vacancy occurs in the Board of Directors by reason of death or resignation, or if the shareholders fail to fill all the vacancies on the board of directors at the annual meeting of shareholders or any meeting for the purpose of electing directors, the vacancies shall be filled by the affirmative vote of a majority of the remaining members of the board of directors. Any vacancy caused by removal of a director shall be filled by the shareholders at a shareholders’ meeting at which the vacancy is created or at a subsequent meeting.

SGB	HBI

Shareholder Proposals and Nominations

In order for business to be properly brought before an annual meeting by a shareholder, SGB must have received timely notice thereof in writing from such shareholder. To be timely, a shareholder’s notice must be received by the Secretary of SGB as of the date set forth in SGB’s proxy statement relating to the annual meeting for the preceding year; provided, however, that if no such date is stated, then such date shall be 120 calendar days in advance of the date (with respect to the forthcoming annual meeting) that SGB’s proxy statement was released to its shareholders in connection with the previous year’s annual meeting of security holders; and provided further that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, a proposal shall be received by SGB no later than the close of business on the 10th day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs.

Such notification shall contain the following information as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on SGB’s books, of the shareholder proposing such business; (iii) the class and number of shares of the corporation which are beneficially owned, as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the shareholder; (iv) any substantial interest of the shareholder in such business; and (v) any other information required pursuant to the rules and regulations promulgated under the Exchange Act relating to shareholder proposals. For purposes of clause (iv) above, a “substantial interest of the shareholder in such business” shall be deemed to occur if such interest were reportable (assuming that the shareholder’s business was in fact brought before the annual meeting) pursuant to Item 5 of Schedule 14A (Rule 14a-101) of the Exchange Act.

In order for a proposal by a shareholder to be presented at an annual meeting of HBI’s shareholders, the proposal must be included in the related proxy statement and proxy form. For a shareholder proposal to be included in the proxy statement and proxy form for an annual meeting of HBI’s shareholders, the proposal must: (1) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, including HBI’s Bylaws and Rule 14a-8 of the Exchange Act; and (2) be received by HBI at its home office, 719 Harkrider Street, Suite 100, Conway, Arkansas 72032, Attention: Holly A. McKenna, Secretary, not less than 120 calendar days before the anniversary of the date of the previous year’s proxy statement, or November 7, 2017, in the case of the Annual Meeting of Shareholders in 2018. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, the proposal will be considered timely if received within a reasonable time before HBI begins to print and mail its proxy materials.

HBI has adopted a policy stating that its Nominating and Corporate Governance Committee will consider a candidate properly and timely recommended for directorship by a stockholder or group of stockholders of HBI if:

•    The recommendation is submitted by one or more stockholders that have individually or as a group owned beneficially at least two percent of HBI’s issued and outstanding common stock for at least one year, determined as of the date the recommendation is submitted;

•    The recommendation is submitted to the Secretary of HBI, in writing via certified U.S. mail, not less than 120 days prior to the first anniversary of the date of the proxy statement relating to HBI’s previous annual meeting;

SGB	HBI

Nominations for election to the board of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of SGB entitled to vote for the election of directors.

Nominations by SGB shareholders shall be made in writing to the Secretary of SGB and shall be delivered to or mailed and received at its principal executive offices of SGB not less than 120 days and not more than 180 days prior to the date of SGB’s notice of annual meeting provided with respect to the previous year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than 30 calendar days earlier than the date contemplated by the previous year’s statement, such notice by the shareholder to be timely must be received no later than the close of business on the tenth day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs.

Such notification shall contain the following information to the extent known to the notifying shareholder: (a) as to each person whom the shareholder proposes to nominate for election or re-election as a Director at the annual meeting (i) the name, age, business address and residence address of the proposed nominee, (ii) the principal occupation or employment of the proposed nominee, (iii) the class and number of shares of capital stock of SGB which are beneficially owned by the proposed nominee, and (iv) any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Schedule 14A of Regulation 14A promulgated under Section 14(a) of the Securities Exchange Act of 1934; and (b) as to the shareholder giving the notice of nominees for election at the annual meeting, (i) the name and record address of the shareholder, and (ii) the class and number of shares of capital stock of SGB which are beneficially owned by the shareholder. SGB may require any proposed nominee for election at an annual or special meeting of shareholders to furnish such other information as may reasonably be required by SGB to determine the eligibility of such proposed nominee to serve as a Director.

•    The recommendation includes specified information about the recommending shareholder(s) and the candidate, such required information is provided in more detail in HBI’s “Policy Regarding Director Recommendations by Stockholders” and “Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy” published on HBI’s website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents;” and

•    The recommending shareholder(s) and the candidate submit, with the recommendation, a signed statement agreeing and acknowledging that, among other things, the recommending shareholder will maintain an ownership of at least two percent of HBI’s stock throughout the candidate’s term as director.

Upon receipt of the recommendation, the committee will consider the qualifications of the candidate. The committee does not intend to review and/or consider candidates in a manner different than other recommendations, although the committee may prefer director candidates who are personally known to the existing directors, have the requisite experience and whose reputations are highly regarded.

SGB	HBI

Voting Rights in an Extraordinary Transaction

Neither SGB’s Articles of Incorporation, as amended, nor SGB’s Bylaws impose heightened shareholder approval requirements for any action. Florida law therefore governs the number of votes required to take any action.	Neither HBI’s Restated Articles of Incorporation, as amended, nor HBI’s Restated Bylaws impose heightened shareholder approval requirements for any action. Arkansas law therefore governs the number of votes required to take any action.

Anti-Takeover Provisions and Other Shareholder Protections

Neither SGB’s Articles of Incorporation, as amended, nor SGB’s Bylaws include anti-takeover provisions or other shareholder protections in the context of a takeover or merger.

However, SGB has entered into contracts with certain officers and employees entitling such persons to payments upon a merger or other takeover event, as described in more detail in such contracts.

Neither HBI’s Restated Articles of Incorporation, as amended, nor HBI’s Restated Bylaws include anti-takeover provisions or other shareholder protections in the context of a takeover or merger.

Indemnification of Directors and Officers

SGB’s Bylaws provide that, provided that the person proposed to be indemnified meets the requisite standard of conduct for permissive indemnification as set forth in the Florida Statutes and other applicable banking laws and regulations, SGB shall indemnify its officers and directors from and against any and all expenses or liabilities incurred in defending a civil or criminal proceeding, or other matters referred to in or covered by said provisions, including advancement of expenses prior to the final disposition of such proceedings and amounts paid in settlement of such proceedings, as to action in their official capacity while an officer or director. Such indemnification shall continue as to a person who has ceased to be an officer or director of SGB with respect to any threatened, pending or completed suit, action or proceeding in which such person may be involved by reason of the fact that he was a director or officer of SGB and shall inure to the benefit of such person’s heirs, personal and other legal representatives.

The rights of indemnification provided in SGB’s Bylaws are not exclusive of any others right to which those indemnified may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise. In addition, an adjudication of liability shall not affect the right to indemnification for those indemnified.

In HBI’s Restated Articles of Incorporation, as amended, and Restated Bylaws, every person who was or is a party to, or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of HBI (or is or was serving at the request of HBI as a director or officer of another entity) shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to any procedure specified in the Arkansas Business Corporation Act of 1987 (“ABCA”), against all expenses, liabilities and losses reasonably incurred or suffered by him in connection therewith.

The rights of indemnification provided in the Restated Articles of Incorporation are not exclusive of any rights which may be available under any agreement, vote of stockholders, provision of law or otherwise. In addition, the Articles of Incorporation authorize HBI to maintain insurance on behalf of any person who is or was a director or officer of HBI (or is or was serving at the request of HBI as a director or officer of another entity), whether or not HBI would have the power to provide indemnification to such person.

SGB	HBI

Shareholder Action by Written Consent

SGB’s Bylaws provide that shareholder action required or permitted to be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. If any class of shares is entitled to vote thereon as a class, such written consent shall be required of the holders of a majority of the shares of each class entitled to vote thereon and of the total shares entitled to vote thereon.

Within ten (10) days after obtaining such authorization by written consent, notice shall be given to those shareholders that have not consented in writing. The notice shall fairly summarize the material features of the authorized action.

Shareholder action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

Special Meetings

SGB’s Bylaws provide that special meetings of shareholders of SGB may be called by the President or board of directors, or by shareholders holding at least ten percent (10%) of the shares entitled to vote at the meeting. A special meeting requested by shareholders shall be called for a date not less than 10 nor more than 60 days after the request is made unless the shareholders requesting the meeting designate a later date. The call for the meeting shall be issued by the Secretary, unless the President, board or directors or shareholders requesting the meeting shall designate another person to do so.	Special meetings of the shareholders may be called at any time by the president, resolution of the board of directors, or by the holders of not less than ten percent (10%) of all shares entitled to vote on any action to be presented at such meeting.

SGB	HBI

Shareholders’ Rights to Examine Books and Records

SGB’s Bylaws provide that any shareholder shall have access to, or shall be permitted to examine or inspect, any of the books and records of SGB other than its general statement of condition of its general assets and liabilities, the quarterly reports of condition, the quarterly reports of income required to be submitted to the office, and the list of shareholders.

Notwithstanding the above, a depositor, borrower or shareholder of SGB has the right to inspect SBGs books and records as they pertain to his, her or its loans, accounts or right to vote.

Under Florida law, SGB shareholders are entitled to inspect and copy during regular business hours at SGB’s principal office, corporate records entitled to inspection by shareholders under Florida law, if the shareholder gives written notice of his or her demand at least five (5) business days before the date on which he or she wishes to inspect and copy. Specifically, Florida law permits shareholder inspection of (i) SGB’s Articles of Incorporation and Bylaws and any amendments thereto; (ii) board resolutions creating any classes or series of shares and fixing their relative rights; (iii) shareholder meeting minutes and records for the past three years; (iv) written communications to all shareholders, including financial statements furnished, for the past three years; (v) the names and business street addresses of the current directors and officers; and (vi) SGB’s most recent annual report delivered to the Florida Department of State.

SGB may impose a reasonable charge to cover the costs of labor and material for copies of any documents provided to the shareholder. The charge may not exceed the estimated cost of production or reproduction of the records.

Arkansas law provides a shareholder and his, her, or its agent or attorney with a right to inspect (beginning two (2) business days after notice of a meeting is given and continuing through such meeting) at HBI’s principal office during regular business hours and copy the corporation’s shareholder list at his, her, or its expense.

Arkansas law also permits any shareholder, on at least five (5) business days’ advance written demand to the corporation, to inspect (1) the articles of incorporation and bylaws of the corporation and all amendments thereto that are in effect, (2) board resolutions of the corporation relating to the creation of any classes or series of shares and fixing their relative rights, preferences and limitations, if shares issued pursuant to those resolutions are outstanding, (3) minutes of shareholder meetings, records of actions taken by shareholders without a meeting and all written communications to shareholders, including financial statements furnished to shareholders, for the past three (3) years, (4) the name and business addresses of the current directors and officers, and (5) the most recent annual franchise tax report delivered to the Arkansas Secretary of State. In addition, a shareholder satisfying specified conditions is entitled to inspect (a) excerpts of minutes of any meeting of the board of directors, records of any actions of any committee of the board of directors, minutes of any meeting of the shareholders, and records of actions taken by the shareholders or board of directors without a meeting, (b) accounting records, and (c) the record of shareholders, in each case if the demand is made in good faith and for a proper purpose, describes the purpose of the inspection and the desired records with reasonable particularity, and the desired records are directly connected to the purpose of such inspection.

SGB	HBI

Amendments to Articles of Incorporation and Bylaws

Subject to certain requirements set forth in Sections 607.1003 and 658.23 of the Florida Statutes, amendments to a corporation’s articles of incorporation must be approved by a corporation’s board of directors and holders of a majority of the outstanding stock of a corporation entitled to vote thereon and, in cases in which class voting is required, by holders of a majority of the outstanding shares of such class. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.

Florida law also allows SGB’s board of directors to adopt one or more amendments to SGB’s articles of incorporation without shareholder action in certain limited circumstances, for example: (1) to extend the duration of the corporation if it was incorporated at a time when limited duration was required by law; (2) to delete the names and addresses of the initial directors; (3) to delete the name and address of the initial registered agent or registered office, if a statement of change is on file with the Department of State; (4) to delete any other information contained in the articles of incorporation that is solely of historical interest; (5) to delete the authorization for a class or series of shares authorized pursuant to Section 607.0602 of the Florida Statutes, if no shares of such class or series are issued; (6) to change the corporate name by substituting the word “corporation,” “incorporated,” or “company,” or the abbreviation “corp.,” “Inc.,” or “Co.,” for a similar word or abbreviation in the name, or by adding, deleting, or changing a geographical attribution for the name; (7) to change the par value for a class or series of shares; (8) to provide that if the corporation acquires its own shares, such shares belong to the corporation and constitute treasury shares until disposed of or canceled by the corporation; or (9) to make any other change expressly permitted by the Florida Statutes to be made without shareholder action.

SGB’s Bylaws may be repealed or amended, and new Bylaws may be adopted, by a majority vote of the board of directors. Under Florida law, SGB’s shareholders may also amend or repeal the SGB Bylaws.

Under Arkansas law, an amendment to the articles of incorporation generally is approved if a majority of the votes representing the quorum approves it. Pursuant to HBI’s Restated Bylaws, a quorum at any meeting of the shareholders of HBI consists of a majority in interest in the stock issued and outstanding then entitled to vote, represented in person or by proxy.

An amendment to the Restated Bylaws may be adopted, amended or repealed at any meeting of the board of directors.

Notwithstanding the foregoing, under Arkansas law, a majority of a class of stock must approve any amendment that adversely affects their particular class as further described in Ark. Code Ann. Section 4-27-1004.

SGB	HBI

Dividends

SGB’s Bylaws and the Florida Statutes provide that the directors of SGB, after charging off bad debts, depreciation, and other worthless assets if any, and making provision for reasonably anticipated future losses on loans and other assets, may quarterly, semiannually, or annually declare a dividend of so much of the aggregate of the net profits of that period combined with its retained net profits of the preceding two (2) years as they shall judge expedient, and, with the approval of the office, any bank or trust company may declare a dividend from retained net profits which accrued prior to the preceding two (2) years, but each bank or trust company shall, before the declaration of a dividend on its common stock, carry twenty percent (20%) of its net profits for such preceding period as is covered by the dividend to its surplus fund, until the same shall at least equal the amount of its common and preferred stock then issued and outstanding. SGB may not declare any dividend at any time at which its net income form the current year combined with the retained net income from the preceding two (2) years is a loss or which would cause the capital accounts of SGB to fall below the minimum amount required by law, regulation, order, or any written agreement with the officer or a state or federal regulatory agency. SGB may, however, split up or divide the issued shares of the capital stock into a greater number of shares without increasing or decreasing the capital accounts of SGB, and such shall not be construed to be a dividend.

The bank regulatory agencies have general authority to limit the dividends paid by banks if such payment may be deemed to constitute an unsafe and unsound practice.

Under Arkansas law, a corporation may not make any distribution to its shareholders if, after giving effect to the distribution (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The ability of HBI to pay dividends to its shareholders is directly influenced by the ability of Centennial Bank to pay dividends to HBI, as its sole shareholder.

Approval of the Arkansas State Bank Commissioner is required before Centennial Bank can declare and pay any dividend of 75% or more of its net profits after all taxes for the current year plus 75% of the retained net profits for the immediately preceding year.

In addition, the Federal Reserve further limits the ability to pay dividends if the total of all dividends declared in any calendar year by the bank exceeds the bank’s net profits to date for that year combined with its retained net profits for the preceding two years.

Dissenters’ Rights

Neither SGB’s Articles of Incorporation, as amended, nor SGB’s Bylaws address dissenters’ rights. Florida law therefore governs when a shareholder is entitled to dissent, the process for dissenting and the amount of the payment.

Pursuant to Florida Statutes Section 658.44, the SGB shareholders have dissenters’ rights because SGB shares are being acquired.

Neither HBI’s Restated Articles of Incorporation, as amended, nor HBI’s Bylaws address dissenters’ rights. Arkansas law therefore governs when a shareholder is entitled to dissent, the process for dissenting and the amount of the payment.

The HBI shareholders do not have dissenters’ rights for this transaction under Arkansas law.

HBI SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place

The HBI special meeting of shareholders will be held at HBI’s principal executive offices located at 719 Harkrider Street, Suite 100, Conway, Arkansas, at 10:00 a.m. Central Time, on September 25, 2017. This joint proxy statement/prospectus and the enclosed form of proxy will be mailed to the HBI shareholders entitled to vote on or about August 23, 2017.

Purpose

At the special meeting, HBI shareholders will:

•	consider and vote upon a proposal to approve Merger Agreement, including the issuance of HBI common stock in the merger as contemplated by the Merger Agreement (the “Share Issuance Proposal”); and

•	consider and vote upon a proposal to approve one or more adjournments of the HBI special meeting, if necessary or appropriate, including adjournments to solicit additional proxies in favor of the Share Issuance Proposal (the “HBI Adjournment Proposal”).

Share Issuance Proposal

The Merger Agreement provides that HBI will issue, as a portion of the aggregate merger consideration, shares of its common stock with a total value of approximately $699.7 million, based on the volume-weighted average closing price of HBI common stock for the 20 trading days ending three business days prior to the date the merger closes (the “HBI Average Closing Price”). The number of shares of HBI common stock comprising the portion of the Per Share Merger Consideration to be paid in shares of HBI common stock will vary based on the HBI Average Closing Price. Under NASDAQ Listing Rule 5635, a company listed on NASDAQ is required to obtain shareholder approval prior to the issuance of common stock or securities convertible into or exercisable for common stock, in connection with the acquisition of stock or assets of another company if the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock, or the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. If we complete the merger, the number of shares of HBI common stock issued may exceed 20% of the shares of HBI common stock outstanding before such issuance. In addition, the Merger Agreement requires approval by HBI’s shareholders of the Merger Agreement and the issuance of HBI’s common stock for purposes of NASDAQ Listing Rule 5635. Accordingly, HBI is seeking the approval of HBI shareholders of the Merger Agreement, including the issuance of shares of HBI common stock in connection with the merger.

HBI Adjournment Proposal

If, at the HBI special meeting, the number of shares of HBI common stock present or represented by proxy and voting in favor of the Share Issuance Proposal is insufficient to approve such proposal, HBI intends to move to adjourn the HBI special meeting in order to solicit additional proxies for such proposal.

In this proposal, HBI is asking its shareholders to authorize the holder of any proxy solicited by the HBI board of directors to vote in favor of granting discretionary authority to proxy holders to adjourn the HBI special meeting to another time and/or place for the purpose of soliciting additional proxies. If HBI shareholders approve the HBI Adjournment Proposal, HBI could adjourn the HBI special meeting and any adjourned session of the HBI special meeting and use the additional time to solicit additional proxies.

HBI does not intend to call a vote on this proposal if the Share Issuance Proposal has been approved at the HBI special meeting.

The HBI board of directors recommends that holders of HBI common stock vote FOR the approval of the Share Issuance Proposal and FOR approval of the HBI Adjournment Proposal.

Record Date and Quorum

The HBI board of directors has fixed August 16, 2017, as the record date for determining the holders of shares of HBI common stock entitled to notice of and to vote at the special meeting. At the close of business on August 16, 2017, there were 142,851,132 shares of common stock issued and outstanding. Holders of record of HBI common stock on the record date are entitled to one vote per share.

The representation (in person or by proxy) of holders of at least a majority of the shares entitled to vote at the HBI special meeting constitutes a quorum for action at the HBI special meeting. All shares of HBI common stock present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the HBI special meeting.

Vote Required

Share Issuance Proposal

Approval of the Share Issuance Proposal requires the affirmative vote of at least a majority of the shares of HBI voting on the proposal, provided that a quorum is present at the HBI special meeting. Therefore, assuming that a quorum is present, your failure to vote, an abstention or a broker non-vote will have no effect on the approval of the Share Issuance Proposal.

Adjournment Proposal

Approval of the HBI Adjournment Proposal requires the affirmative vote of at least a majority of the shares of HBI voting on the proposal, whether or not a quorum is present at the HBI special meeting. Therefore, whether or not a quorum is present, your failure to vote, an abstention or a broker non-vote will have no effect on the approval of the HBI Adjournment Proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the HBI special meeting, an abstention occurs when an HBI shareholder attends the HBI special meeting, either in person or by proxy, but abstains from voting.

•	For the Share Issuance Proposal, an abstention or a failure to vote will have no effect on the outcome of this proposal.

•	For the HBI Adjournment Proposal, an abstention or a failure to vote will have no effect on the outcome of this proposal.

How to Vote

Vote by Telephone. You can vote by calling the toll-free telephone number on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Vote by Internet. You also can choose to vote on the Internet by visiting the website for Internet voting printed on your proxy card. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Mail. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to Computershare in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Home BancShares, Inc., c/o Computershare, P. O. Box 505000, Louisville, Kentucky 40233.

Vote In Person. The method by which you vote will not limit your right to vote at the shareholder meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

All shares that have been properly voted and not revoked will be voted at the special meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the HBI board of directors.

Revocability of Proxies and Changes to an HBI Shareholder’s Vote

An HBI shareholder has the power to change its vote at any time before its shares of HBI common stock are voted at the HBI special meeting by:

•	sending a notice of revocation to HBI’s Corporate Secretary at 719 Harkrider Street, Suite, 100, Conway, Arkansas 72032 stating that you would like to revoke your proxy;

•	sending a completed proxy card bearing a later date than your original proxy card; or

•	attending the HBI special meeting and voting in person if your shares of HBI common stock are registered in your name rather than in the name of a broker, bank or other nominee, at your so request, although attendance at the special meeting will not by itself revoke a previously granted proxy.

If you choose the first method, you must take the described action no later than the beginning of the HBI special meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the HBI special meeting. If you have instructed a bank, broker or other nominee to vote your shares of HBI common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Attending the HBI Special Meeting

Subject to space availability, all HBI shareholders as of the record date, or their duly appointed proxies, may attend the HBI special meeting. Since seating is limited, admission to the HBI special meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m., Central Time.

If you hold your shares of HBI common stock in your name as a shareholder of record and you wish to attend the HBI special meeting, please bring your proxy and valid picture identification to the HBI special meeting.

If your shares of HBI common stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the HBI special meeting, you need to bring a copy of a bank or brokerage statement to the HBI special meeting reflecting your stock ownership as of the record date, along with a legal proxy, executed in your favor, from the broker, bank or other nominee that is the holder of record of your shares. You should also bring valid picture identification.

Proxy Solicitations

HBI is soliciting proxies for the HBI special meeting on behalf of the HBI board of directors. HBI will bear the cost of soliciting proxies from its shareholders. In addition to using the mails, HBI may solicit proxies by personal interview, telephone, and facsimile. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. HBI does not expect to pay any compensation for the solicitation of proxies. However, HBI will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

Delivery of Proxy Materials To Shareholders Sharing an Address

As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to multiple shareholders of HBI sharing an address unless HBI has previously received contrary instructions from one or more such shareholders. This is referred to as “householding.” Shareholders who hold shares in “street name” can request further information on householding through their banks, brokers or other holders of record. On written or oral request to Corporate Secretary, 719 Harkrider Street, Suite 100, Conway, Arkansas 72032, Telephone No. (501) 339-2929, HBI will deliver promptly a separate copy of this joint proxy statement/prospectus to a shareholder at a shared address to which a single copy of the document was delivered.

HBI PROPOSALS

Share Issuance Proposal

As discussed throughout this joint proxy statement/prospectus, HBI is asking its shareholders to approve the Share Issuance Proposal. Holders of HBI common stock should read carefully this joint proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the Merger Agreement, the merger and the shares of HBI common stock to be issued in connection with the merger. In particular, holders of HBI common stock are directed to the Merger Agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus.

HBI’s board of directors recommends a vote FOR the Share Issuance Proposal.

Adjournment Proposal

The HBI special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the HBI special meeting to approve the Share Issuance Proposal.

If, at the HBI special meeting, the number of shares of HBI common stock present or represented and voting in favor of the Share Issuance Proposal is insufficient to approve the Share Issuance Proposal, HBI intends to move to adjourn the HBI special meeting in order to enable HBI’s board of directors to solicit additional proxies for approval of the Share Issuance Proposal. In that event, HBI will ask its shareholders to vote only upon the HBI Adjournment Proposal, and not the Share Issuance Proposal.

In this proposal, HBI is asking its shareholders to authorize the holder of any proxy solicited by HBI’s board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the HBI special meeting to another time and place for the purpose of soliciting additional proxies. If the HBI shareholders approve the HBI Adjournment Proposal, HBI could adjourn the HBI special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from HBI shareholders who have previously voted.

HBI’s board of directors recommends a vote FOR the HBI Adjournment Proposal.

No Other Matters To Come Before the HBI Special Meeting

No other matters will be brought before the HBI special meeting.

SGB SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place of the SGB Special Meeting

The SGB special meeting will be held at Stonegate Bank, 400 North Federal Highway, Pompano Beach, FL 33062 at 2:00 p.m., Eastern Time, on September 25, 2017. This joint proxy statement/prospectus and the enclosed form of proxy will be mailed to SGB’s shareholders entitled to vote at the SGB special meeting on or about August 23, 2017.

Purpose of SGB Special Meeting

At the SGB special meeting, SGB shareholders will be asked to consider and vote on the following matters:

1.	The Merger Proposal;

2.	The Compensation Proposal; and

3.	The SGB Adjournment Proposal.

Recommendation of SGB’s Board of Directors

SGB’s board of directors has determined that the merger is advisable and in the best interests of SGB and its shareholders and has approved the merger agreement. SGB’s board of directors recommends that you vote FOR the Merger Proposal, FOR the Compensation Proposal and FOR the SGB Adjournment Proposal. See “The Merger—Recommendation of SGB’s Board of Directors and Reasons for the Merger” on page 47.

SGB Record Date and Quorum

Only holders of record of common stock at the close of business on August 16, 2017, the record date for the SGB special meeting, will be entitled to vote at the SGB special meeting.

At the close of business on the record date, SGB had approximately 15,319,888 shares of common stock outstanding and entitled to vote. Holders of record of shares of common stock of SGB on the record date are entitled to one vote per share at the SGB special meeting on all matters to be considered at the SGB special meeting.

A quorum of shareholders is necessary to validly hold the SGB special meeting. A majority of the shares outstanding of SGB on the record date, present in person or represented by proxy, including abstentions, will constitute a quorum to transact business at the SGB special meeting.

Required Vote

Merger Proposal: Approval of the Merger Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of SGB common stock entitled to vote on the proposal. Directors owning or controlling approximately 7.36% of the shares of SGB common stock have agreed to vote to approve and adopt the merger agreement, subject to certain exceptions.

Compensation Proposal: Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of shares of SGB common stock present in person or represented by proxy and entitled to vote thereon; however, such vote is advisory (non-binding) only.

SGB Adjournment Proposal: Approval of the SGB Adjournment Proposal requires the affirmative vote of the holders of a majority of shares of SGB common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present.

The inspector of elections appointed for the SGB special meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes for each proposal.

Effect of Abstentions

If an SGB shareholder indicates on their proxy card or voting instruction card that they wish to abstain from voting, these shares are considered present and entitled to vote at the meeting and will count toward determining whether or not a quorum is present. If an SGB shareholder does not vote by proxy or vote in person at the SGB special meeting, or if the shareholder marks the “abstain” box on the proxy card or voting instruction card:

•	it will have the same effect as a vote AGAINST the Merger Proposal (but will not constitute a vote against the approval of the merger agreement and the merger for purposes of exercising dissenters’ rights); but

•	it will have no effect on the Compensation Proposal or the SGB Adjournment Proposal.

Effect of Broker Non-Votes

Under stock exchange rules, banks, brokers, and other nominees who hold shares of SGB common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank, or other nominee that are represented at the SGB special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank, or other nominee holds your shares of SGB common stock in “street name,” your broker, bank, or other nominee will vote your shares of SGB common stock only if you provide instructions on how to vote by filling out the voting card sent to you by your broker, bank, or other nominee with this joint proxy statement/prospectus. Broker non-votes will be deemed present for SGB quorum purposes for all proposals to be voted on at the SGB special meeting. SGB broker non-votes:

•	will have the same effect as a vote AGAINST the Merger Proposal (but will not constitute a vote against the approval of the merger agreement and the merger for purposes of exercising dissenters’ rights); but

•	will have no effect on the Compensation Proposal or the SGB Adjournment Proposal.

Shares Held by Officers and Directors

As of August 9, 2017, the directors and executive officers of SGB and their affiliates beneficially owned approximately 1,128,578 shares of SGB common stock representing approximately 7.37% of the shares of SGB common stock outstanding on that date.

Voting of Proxies

If you are a shareholder of record of SGB, you may submit a proxy for the SGB special meeting by completing, signing, dating and returning the proxy card in the pre-addressed envelope provided if paper copies of the joint proxy statement/prospectus were provided to you. All proxies that are not revoked will be voted in accordance with the instructions on the proxy card. Properly executed and returned proxies that give no instructions as to how they should be voted on a particular proposal will be voted FOR that proposal, unless the shareholder has timely delivered to SGB written notice regarding a shareholder’s dissenters’ rights as provided under the Florida Statutes Section 658.44. For more information on dissenters’ rights, please see the heading entitled “The Merger—Dissenters’ Rights” on page 41.

If you are a shareholder of record of SGB, you may also vote in person at the SGB special meeting.

If you hold SGB shares in broker street name, you may not vote in person at the SGB special meeting unless you obtain a signed proxy from the record holder giving you the right to vote such shares.

Revoking of Proxies

An SGB shareholder may revoke a proxy at any time before it is voted. A proxy may be revoked by: (1) signing and returning a proxy card with a later date; (2) delivering a written revocation letter to SGB’s corporate secretary; (3) attending the SGB special meeting in person, notifying the corporate secretary, and voting by ballot at the special meeting; or (4) voting by telephone or the Internet at a later time.

Any shareholder entitled to vote in person at the SGB special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying SGB’s corporate secretary) of a shareholder at the SGB special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy card should be addressed to:

STONEGATE BANK

400 North Federal Highway,

Pompano Beach, Florida 33062

Attention: Corporate Secretary

If an SGB shareholder has instructed a broker, bank or nominee to vote his, her or its shares of common stock of SGB by executing a voting instruction card, the shareholder must follow the directions received from the broker, bank or nominee to change his, her or its instructions.

Solicitation of Proxies

Proxies are being solicited on behalf of the board of directors of SGB for use at the SGB special meeting. SGB will bear the costs and expenses of the delivery of soliciting proxies from you. After the original mailing of the notice and access related to the proxies and other soliciting materials, HBI, SGB and/or their respective agents may also solicit proxies by mail, telephone, facsimile, email or in person.

Delivery of Proxy Materials to Shareholders Sharing an Address

SGB has adopted a procedure approved by the SEC and FDIC known as “householding.” Under this procedure, SGB shareholders of record who have the same address and last name may receive only one copy of this joint proxy statement/prospectus, unless one or more of these shareholders notifies our transfer agent that they wish to continue receiving individual copies. This procedure will reduce SGB’s printing costs and postage fees. If you wish to receive your own copy of this joint proxy statement/prospectus, you may contact our transfer agent, Broadridge Corporate Issuer Solutions, Inc., in writing, by telephone, or on the Internet:

Broadridge Corporate Issuer Solutions, Inc.

P.O. Box 1342

Brentwood, NY 11717

Phone: 877-830-4936

Fax: 215-553-5402

E-mail: shareholder@broadridge.com

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the joint proxy statement/prospectus, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of such joint proxy statement/prospectus for your household, please contact our transfer agent as indicated above. Beneficial owners can request information about householding from their banks, brokers, or other nominees.

Assistance

If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus, or need help voting your shares of SGB common stock, please contact Investor Relations, Stonegate Bank, 400 North Federal Highway, Pompano Beach, Florida 33062, (954) 315-5500.

SGB PROPOSALS

Merger Proposal

As discussed throughout this joint proxy statement/prospectus, SGB is asking its shareholders to approve the Merger Proposal. Holders of SGB common stock should read carefully this joint proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of SGB common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus.

After careful consideration, the SGB board of directors determined that the merger is in the best interests of SGB and its shareholders. Please see “The Merger—Recommendation of SGB Board of Directors and Reasons for the Merger” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the SGB board of directors’ recommendation.

SGB’S BOARD OF DIRECTORS RECOMMENDS THAT SGB SHAREHOLDERS VOTE FOR THE MERGER PROPOSAL.

Compensation Proposal

Pursuant to the Dodd-Frank Act and Rule 14a-21(c) of the Exchange Act, SGB is seeking non-binding, advisory approval from its shareholders of the compensation of SGB’s named executive officers that is based on or otherwise relates to the merger, as disclosed in “The Merger—Golden Parachute Compensation” beginning on page 68. The proposal gives SGB’s shareholders the opportunity to express their views on the merger-related compensation of SGB’s named executive officers. Accordingly, SGB is requesting its shareholders adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to SGB’s named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Golden Parachute Compensation,” are hereby APPROVED.”

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on HBI or SGB. If the merger is completed, the merger-related compensation may be paid to SGB’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if SGB’s shareholders fail to approve the advisory vote regarding merger-related compensation.

SGB’S BOARD OF DIRECTORS RECOMMENDS THAT SGB SHAREHOLDERS VOTE FOR THE COMPENSATION PROPOSAL.

SGB Adjournment Proposal

The SGB special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Merger Proposal.

If, at the SGB special meeting, the number of shares of SGB common stock present or represented and voting in favor of the Merger Proposal is insufficient to approve such proposal, SGB intends to move to adjourn the SGB special meeting in order to solicit additional proxies for the adoption of the merger agreement. In accordance with the Florida Statutes Section 607.0725, a vote to approve the proposal to adjourn the SGB special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the SGB special meeting to approve the Merger Proposal may be taken in the absence of a quorum.

In this proposal, SGB is asking its shareholders to authorize the holder of any proxy solicited by the SGB board of directors on a discretionary basis to vote in favor of adjourning the SGB special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from SGB shareholders who have previously voted.

SGB’S BOARD OF DIRECTORS RECOMMENDS THAT SGB SHAREHOLDERS VOTE FOR THE SGB ADJOURNMENT PROPOSAL.

CERTAIN INFORMATION CONCERNING HBI

HBI is a Conway, Arkansas headquartered bank holding company registered under the federal Bank Holding Company Act of 1956. HBI’s common stock is traded through The NASDAQ Global Select Market under the symbol “HOMB.” HBI is primarily engaged in providing a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities through its wholly owned community bank subsidiary – Centennial Bank. Centennial Bank has locations in Arkansas, Florida, South Alabama and New York City.

Financial and other information relating to HBI is set forth in its Annual Report on Form 10-K for the year ended December 31, 2016, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. Information regarding the names, ages, positions, and business backgrounds of the executive officers and directors of HBI, as well as additional information, including executive compensation, beneficial ownership of HBI securities, and certain relationships and related person transactions, is set forth in or incorporated by reference in HBI’s 10-K and in its proxy statement for its 2017 annual meeting of shareholders. See “Documents Incorporated by Reference.”

None of HBI’s directors or executive officers is a party to, or participates in, any HBI plan, program or arrangement that provides such director or officer with any kind of compensation that is based on or otherwise relates to the completion of the merger.

CERTAIN INFORMATION CONCERNING SGB

STONEGATE BANK

400 North Federal Highway,

Pompano Beach, Florida 33062

Attention: Kori Smith

(954) 315-5500

General

SGB is a Florida-chartered commercial bank headquartered in Pompano Beach, Florida, a community situated between West Palm Beach and Miami, Florida. SGB was incorporated on January 13, 2005 and commenced operations on March 7, 2005. As of June 30, SGB had grown to approximately $3.1 billion in assets, including approximately $2.4 billion in net loans and approximately $2.6 billion in deposits.

SGB is a full-service commercial bank, providing a wide range of business and consumer financial services in its target marketplace, which is comprised primarily of Broward, Charlotte, Collier, Hillsborough, Lee, Miami—Dade, Palm Beach and Sarasota Counties in Florida. SGB has 24 banking offices.

As of June 30, 2017, SGB had a total of 315 employees, including 302 full-time employees. The employees are not represented by a collective bargaining unit. SGB considers relations with its employees to be good.

SGB’s deposits are insured by the FDIC up to applicable limits. As a bank incorporated under the laws of the State of Florida, SGB is subject to the supervision, regulation and examination by the Florida Office of Financial Regulation and the FDIC. SGB is also a member of the Federal Home Loan Bank of Atlanta.

Business

Historically, SGB’s market areas have been served both by large banks headquartered out of state as well as a number of community banks offering a high level of personal attention, recognition and service. The large banks have generally applied a transactional business approach, based upon volume considerations, to the market while community banks have traditionally offered a more service relationship approach. Recent mergers and acquisitions have created an opportunity for SGB. SGB’s strategic focus is to exploit this opportunity by catering to the “displaced bank customer” in this marketplace.

SGB strives to provide each customer with the highest quality service and believes its commitment to responsiveness, reliability and consistency has helped it build long-term customer relationships. To foster SGB’s commitment to service it has established core values, which include honesty and integrity, excellence in service, providing cutting edge technology and solutions, and hiring and retaining the most qualified employees.

SGB provides a full range of banking services to individual and corporate customers with the goal to be the “Private Bank for Business.” SGB’s primary deposit products include checking, money market and term certificates with money market accounts serving as its primary source of deposits. Deposits serve as the main source of funds for lending to its corporate customers. SGB places an emphasis on demand deposits, primarily from its corporate customers, to minimize its cost of funds. SGB’s primary loan products include commercial mortgages and commercial, construction and residential loans. Substantially all of these loans are secured by specific items of collateral, including commercial real estate, business assets and primary and secondary homes. SGB also offers innovative solutions for the businesses and individuals it serves based on their needs, such as advanced cash management solutions.

SGB’s executive officers have extensive banking experience in the South Florida market as do members of its board of directors. SGB’s directors have historically served as a significant source of referrals for SGB’s business.

SGB’s largest competitors in the market include Bank of America, Wells Fargo Bank, SunTrust Bank, JPMorgan Chase Bank, Citibank N.A., BankUnited, N.A., Branch Banking & Trust Company, Regions Bank, TD Bank, N.A. and Fifth Third Bank. These institutions capture the majority of the deposits in the market. According to data provided by the FDIC, as of June 30, 2016, the latest date for which data was publicly available, SGB’s market share, on a pro forma basis, was less than 2% in each county where it operates, except for Broward County where it was slightly over 2%. As of June 30, 2016, there were approximately 144 depository institutions operating in SGB’s markets. SGB believes that community banks can compete successfully by providing personalized service and making timely, local decisions and thus draw business away from larger institutions in the market. SGB also believes that further consolidation in the banking industry is likely to create additional opportunities for community banks to capture deposits from affected customers who may become dissatisfied as their financial institutions change ownership. In addition, SGB believes that the continued growth of SGB’s banking markets affords it an opportunity to capture new deposits from new residents.

Management

Directors. The following table sets forth certain information regarding the directors of SGB:

Name	Principal Occupation
William J. Gallo	Architecture, interior design and consulting
Jeffrey Holding	Real estate leasing and sales
Bruce Keir	Former community banking executive
Jeff Nudelman	Private investor and management consultant
Ariel I. Pereda	Business consulting
Lawrance Seidman	Investor
David Seleski	President and CEO of SGB
Glenn Straub	Real estate development
John Tomlinson	Public accounting

Executive Officers. The following table sets forth information regarding the executive officers of SGB:

Name	Title
David Seleski	President and CEO
Steve Cameron	EVP and COO
Sharon Jones	SVP and CFO

Principal Holders of SGB Common Stock

Directors and Officers. The following table sets forth the amount and percent of shares of SGB common stock that, as of August 9, 2017, are deemed under the rules of the Securities and Exchange Commission to be “beneficially owned” by each member of the Board of Directors of SGB, by each nominee for election to the Board of Directors of SGB, by each of the named executive officers of SGB and by all of SGB’s directors and executive officers as a group. As of August 9, 2017, no person owns five percent or greater of SGB common stock. The information concerning the beneficial ownership of SGB directors and officers is based solely on information provided by those individuals. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed SGB common stock, or shares such power with his or her spouse. As of August 9, 2017, there were 15,319,888 shares of SGB common stock issued and outstanding.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class
William J. Gallo(2)	7,932	*
Jeffrey Holding(3)	35,234	*
Bruce Keir(4)	78,505	*
Jeff Nudelman(5)	105,651	*
Ariel I. Pereda	0	*
Lawrence Seidman(6)	619,541	4.04%
David Seleski(7)	213,515	1.38%
Glenn Straub(8)	107,849	*
John Tomlinson(9)	35,952	*
Steve Cameron(10)	177,954	1.15%
Sharon Jones(11)	76,729	*
All executive officers and directors as a group (11 persons)	1,458,862	9.52%

*	Less than 1% of the outstanding Common Stock
(1)

For purposes of this table, a person is considered to beneficially own shares of SGB common stock if he or she directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the shares, or investment power, which includes the power to dispose or direct the disposition of the shares, or if he or she has the right to acquire the shares under options which are exercisable currently or within 60 days of August 9, 2017. Each person named in the above table has sole voting power and sole investment power with respect to the indicated shares unless otherwise noted. A person is considered to have shared voting and investment power over shares indicated as being owned by the spouse or the IRA of the spouse of that person.
(2)	Includes 3,672 shares held by Gallo Family Assets, LLC, and for which Mr. Gallo holds voting and investment power and options to purchase 1,800 shares.
(3)	Includes options to purchase 18,000 shares.
(4)	35,362 shares are pledged as collateral for a loan. Includes options to purchase 1,800 shares.
(5)	Includes 16,220 shares held by JLN Enterprises Partnership #3, and for which Mr. Nudelman has voting and investment power and options to purchase 18,000 shares.
(6)	Includes (i) 135,646 shares held by Seidman & Associates, (ii) 131,536 shares held by Seidman Investment Partnership L.P., (iii) 104,071 shares held Seidman Investment Partnership II, L.P., (iv) 13,541 shares held by Seidman Investment Partnership III, L.P., (v) 56,210 shares held by LSBK 06-08 LLC, (vi) 4,306 shares held by Chewy Gooey Cookies L.P., (vii) 56,570 shares held by Broad Park Investors, L.L.C., in each case for which Mr. Seidman has voting and investment power, and (iii) options to purchase 16,000 shares.
(7)	Includes options to purchase 92,200 shares.
(8)	Includes options to purchase 18,000 shares.
(9)	15,160 shares are pledged as collateral. Includes 1,900 shares held by Mr. Tomlinson’s spouse and options to purchase 15,200 shares.
(10)	Includes 253 shares held by Mr. Cameron’s spouse. Includes options to purchase 85,167 shares.
(11)	Includes options to purchase 64,117 shares.

THE DIRECTORS AND OFFICERS OF SGB

HAVE FINANCIAL INTERESTS IN THE MERGER

In considering the recommendation of the SGB board of directors that you vote to approve the Merger Proposal, you should be aware that the directors and executive officers of SGB have interests in the merger and have arrangements that are different from, or are in addition to, those of SGB’s shareholders generally. The SGB board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement.

Share Ownership

As of August 9, 2017, the directors and executive officers of SGB owned 1,128,578 shares of SGB common stock (excluding shares underlying options), representing 7.37% of the outstanding shares of SGB common stock with voting power, including outstanding options to acquire SGB common stock. See “Principal Holders of SGB Common Stock” on page 112.

Stock Options

Certain of SGB’s directors and employees hold options to purchase shares of SGB common stock. Under the merger agreement, each option outstanding immediately prior to the merger will fully vest, be canceled and be paid out in cash.

For an estimate of the amounts that would be payable to each of SGB’s named executive officers upon settlement of their unvested SGB equity awards, see “The Merger—Golden Parachute Compensation.” The estimated aggregate amount that would be payable to SGB’s executive officers who are not named executive officers upon settlement of their unvested SGB equity awards if the effective time of the merger occurred on December 31, 2017 is $9,358,038. We estimate that the aggregate amount that would be payable to SGB’s current non-employee directors upon settlement of their unvested SGB equity awards if the effective time of the merger occurred on December 31, 2017 is $3,767,244.

Employment Agreements with Named Executive Officers

Under the employment agreements of Messrs. Seleski and Cameron and Ms. Jones a “Change of Control” means the date on which any of the following occur:

•	the sale of at least 40% of the SGB’s assets within any 12-month period;

•	the acquisition by any one or more persons of (A) 50% or more of the total fair market value of the stock SGB or (B) 50% or more of the total voting power of the stock of SGB, or (C) 40% or more of the total voting stock of SGB within a 12-month period ending on the date of the most recent acquisition; or

•	the replacement of a majority of members of SGB’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the SGB’s Board of Directors before the date of the appointment or election.

Notwithstanding the foregoing, (A) any transfers of stock or assets to a person(s) or into another entity and 50% or more the total voting power or value of shares of such entity are owned directly or indirectly by SGB immediately prior to such transaction or (B) the acquisition of additional SGB stock by an individual or group owning 50% or more of the total fair market value of SGB stock prior to such acquisition shall not constitute a Change of Control.

Termination Upon Change of Control

Mr. Seleski’s existing employment agreement provides that, upon Change of Control, he is entitled to receive a cash payment equal to 2.99 times the sum of his (a) base salary at the rate in effect on the date of the Change of Control and (b) cash bonus equal to his highest annual bonus during the prior three full fiscal years prior to the Change of Control date. Upon a Change of Control, his existing employment agreement will be ipso facto terminated. In addition, Mr. Seleski will receive the following earned and accrued payments through the date of the Change of Control:

•	base salary through the date of termination;

•	any unpaid bonus under any bonus plan with respect to any fiscal year preceding the termination;

•	a prorated bonus under each bonus plan for the fiscal year in which the termination occurs, if any;

•	any amounts earned, accrued or owing under his employment agreement, but not yet paid;

•	reimbursement for expenses incurred in connection with his employment;

•	to the extent permitted under the relevant plans and arrangements, to participate in all welfare benefit plans and programs to which Mr. Seleski was entitled before the Change of Control for the twenty-four (24)-month period following the Change of Control, provided however, if the terms of the applicable group medical plan do not permit his continued coverage, Mr. Seleski’s premiums for continuing coverage under COBRA shall be paid for an eighteen (18) month period; and

•	a payment equal to $2,616,000 in exchange for Mr. Seleski’s agreement not to compete for three (3) years after termination of employment in accordance with Mr. Seleski’s Non-Competition and Non-Solicitation Agreement with SGB dated April 7, 2015 and Amendment No. 1 to Mr. Seleski’s Non-Competition and Non-Solicitation Agreement dated December 13, 2016.

Upon a Change of Control, each of Mr. Cameron’s and Ms. Jones’ employment agreements will be ipso facto terminated. Mr. Cameron will be entitled to receive a payment equal to 200% of his total average compensation (salary plus incentives) for the prior two years which shall be payable within 30 days of the Change of Control date, and Ms. Jones will be entitled to receive 2.99 times the sum of her (a) salary at the rate in effect on the date of the Change of Control and (b) cash bonus equal to her highest annual bonus during the prior three full fiscal years prior to the Change of Control date. In addition, they will also receive the following earned and accrued payments through the date of the Change of Control:

•	base salary through the date of termination;

•	any unpaid bonus under any bonus plan with respect to any fiscal year preceding the termination; and

•	a prorated bonus under each bonus plan for the fiscal year in which the termination occurs, if any; and

•	any amounts earned, accrued or owing under their employment agreements, but not yet paid.

In each case, payment of these amounts shall be made within 30 days of termination except for any prorated bonus for the fiscal year in which termination occurs, which will be paid on the earlier to occur of either (i) the date when bonuses for such fiscal year are paid to other SGB executives or (ii) March 15 of the following calendar year.

Any payment made to Mr. Seleski, Mr. Cameron or Ms. Jones that is considered to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, SGB has agreed to such executive officer an amount that, after reduction from the payment for all federal, state, and local tax (including excise tax or other additional taxes), is equal to all excise taxes that are imposed by Section 4999 of the Internal Revenue Code and any additional taxes or interest imposed by Section 409A of the Internal Revenue Code.

In addition, as described above, all of the outstanding equity awards held by the named executive officer will fully vest, be cancelled and be settled in cash immediately before the merger.

For an estimate of the value of the payments and benefits that would be payable to each of the named executive officers under their employment agreements in connection with the merger, see “The Merger—Golden Parachute Compensation.”

Employment Agreements with Other Executive Officers

SGB has existing employment agreements with other executive officers who are not named executive officers, which provide for severance benefits in the event of a change of control. Upon a change of control, such agreements would be ipso facto terminated and each executive officer party to such an agreement would be entitled to:

•	either 100% or 50% of the executive officer’s prior year’s base salary compensation, or a flat fee of $250,000, payable within 30 days of the change of control date, pursuant to the relevant terms of the agreement;

•	base salary through the date of termination;

•	any unpaid bonus plan earned with respect to any fiscal year preceding the date of termination;

•	a pro prated bonus under the bonus plan for the fiscal year in which the date of termination occurs; and

•	any amounts earned, accrued or owed to the executive officer not yet paid (including accrued vacation).

The estimated aggregate amount that would be payable to SGB’s employees who are not named executive officers under their respective employment agreements if the effective time of the merger were to occur on December 31, 2017 is $2,271,732.

Other Compensation Matters

Certain former employees of Regent Bank, which was acquired by SGB, are parties to salary continuation agreements (the “Regent Salary Continuation Agreement”). The Regent Salary Continuation Agreements provide for the continued payment of compensation for a period of fifteen years commencing with the month following the day in which the employee attains the age of sixty-five as a result of the change of control of Regent Bank. There are currently nine individuals who are a party to a Regent Salary Continuation Agreement and who are receiving payments under such agreements. SGB makes payments totaling $33,840.10 per month under the Regent Salary Continuation Agreements.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that after the effective time of the merger HBI will indemnify and hold harmless all present and former directors, officers, and employees of SGB and its subsidiaries against any costs or liabilities arising out of the fact that such person is or was a director, officer, or employee of SGB or any of its subsidiaries and pertaining to matters, acts, or omissions existing or occurring at or prior to the effective time of the merger, to the fullest extent permitted by applicable law, and will also advance expenses to such persons to the fullest extent permitted by applicable law, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Subject to certain limitations, the merger agreement also requires HBI to maintain, for a period of six years after the completion of the merger, SGB’s existing directors’ and officers’ liability insurance policy, with respect to claims against present and former officers and directors of SGB and its subsidiaries arising from facts or events that occurred at or prior to the effective time of the merger. HBI will not, however, be required to spend annually in the aggregate an amount in excess of $1,266,000 of the annual premium currently paid by SGB under its current policy and, in the event the cost of such coverage shall exceed that amount, HBI will purchase as much coverage as possible for such amount. In lieu of the foregoing, HBI may obtain at or prior to the effective time a prepaid “tail” policy providing equivalent coverage to that described in the preceding sentence, if such policy can be obtained at an aggregate price of no more than the cap described in the preceding sentence.

New Employment Agreements with Officers

Centennial has entered into an employment agreement with Mr. David Seleski for a three-year term which will be effective upon the closing of the merger and pursuant to which Mr. Seleski will continue to receive his current salary of $520,846 and will receive 37,500 shares of restricted common stock of HBI which shall vest on the third anniversary of the effective time. Centennial has entered into or plans to enter into employment agreements with other non-executive officers of SGB; the terms of these employment agreements have not yet been finalized.

CERTAIN LEGAL MATTERS

The validity of the HBI common stock to be issued in the merger will be passed upon for HBI by its counsel, Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., Little Rock, Arkansas. Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., will also pass upon certain federal income tax matters for HBI. Squire Patton Boggs (US) LLP will pass upon certain federal income tax matters for SGB. As of August 10, 2017, attorneys with Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. participating in this matter beneficially own approximately 6,268 shares of HBI common stock.

EXPERTS

The consolidated financial statements incorporated in this joint proxy statement/prospectus by reference from HBI’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of HBI’s internal control over financial reporting have been audited by BKD, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance on the reports of BKD given as experts in accounting and auditing.

The consolidated financial statements incorporated in this joint proxy statement/prospectus by reference from SGB’s Annual Report on Form 10-K for the year ended December 31, 2016, have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance on the reports of Crowe Horwath given as experts in accounting and auditing.

SUBMISSION OF ANNUAL MEETING SHAREHOLDER PROPOSALS

HBI

In order for a proposal by an HBI shareholder to be presented at an annual meeting of HBI’s shareholders, the proposal must be included in the related proxy statement and proxy form. Proposals by shareholders intended to be presented at the Annual Meeting of Shareholders in 2018 must be received by the HBI no later than November 7, 2017, for possible inclusion in the proxy statement relating to that meeting.

For a shareholder proposal to be included in the proxy statement and proxy form for an annual meeting of HBI’s shareholders, the proposal must: (1) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, including HBI’s Bylaws and Rule 14a-8 of the Securities Exchange Act of 1934; and (2) be received by HBI at its home office, 719 Harkrider Street, Suite 100, Conway, Arkansas 72032, Attention: Holly A. McKenna, Secretary, not less than 120 calendar days before the anniversary of the date of the previous year’s proxy statement, or November 7, 2017, in the case of the Annual Meeting of Shareholders in 2018. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, the proposal will be considered timely if received within a reasonable time before the HBI begins to print and mail its proxy materials.

SGB

Shareholder proposals that are to be included in the proxy statement for SGB’s 2018 annual meeting of shareholders must be received by December 18, 2017. Shareholder proposals for SGB’s 2018 annual meeting of shareholders that are not intended to be included in the proxy statement for that meeting must be received by February 16, 2018, or the SGB board of directors can vote the proxies in its discretion on the proposal. Proposals must comply with the proxy rules and be submitted in writing to SGB’s Corporate Secretary at its principal offices.

Any SGB shareholder entitled to vote generally in the election of directors may recommend a candidate for nomination as a director of SGB. An SGB shareholder may recommend a director nominee by submitting the name and qualifications of the candidate the shareholder wishes to recommend, pursuant to Article I, Section 14 of SGB Bylaws, to:

Stonegate Bank

400 North Federal Highway

Pompano Beach, FL 33062

Attention: Corporate Secretary

To be considered, recommendations with respect to an election of directors to be held at an annual meeting of SGB must be received no earlier than 180 days and no later than 120 days prior to April 17, 2018, the first anniversary of SGB’s Notice of Annual Meeting date. In other words, director nominations for SGB must be received no earlier than October 19, 2017, and no later than December 18, 2017, to be nominated for consideration at the 2018 SGB Annual Meeting. Recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareholders. Recommendations meeting these requirements will be brought to the attention of SGB’s Corporate Governance Committee. Candidates for director recommended by shareholders are afforded the same consideration as candidates for director identified by SGB’s directors, executive officers, or search firms, if any, employed by SGB.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows HBI and SGB to “incorporate by reference” information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately by them with the SEC or, in the case of SGB, the FDIC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by any information in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by HBI (other than documents or information deemed to have been furnished and not filed according to the SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2016;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017;

•	Definitive Proxy Statement on Schedule 14A for HBI’s 2017 Annual Meeting of Shareholders;

•	Current Reports on Form 8-K filed with the SEC on January 25, 2017, February 24, 2017, March 1, 2017, March 27, 2017, April 3, 2017, and April 21, 2017 and on Form 8-K/A filed with the SEC on May 4, 2017; and

•	The description of HBI common stock set forth in its registration statement on Form 10-12G, as amended, filed on April 7, 2006, including any amendment or report filed with the SEC for the purpose of updating this description.

This joint proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the FDIC by SGB and have been filed with the SEC as exhibits to the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part (other than documents or information deemed to have been furnished and not filed according to the FDIC or SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2016;

•	Definitive Proxy Statement on Schedule 14A for SGB’s 2017 Annual Meeting of Shareholders;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017; and

•	Current Reports on Form 8-K filed with the FDIC on February 21, 2017, March 7, 2017, March 27, 2017 and June 2, 2017.

In addition, HBI and SGB are incorporating by reference any documents they may separately file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of this joint proxy statement/prospectus and through the dates of the special meetings of the HBI and SGB shareholders, and (ii) after the date of the initial registration statement and prior to the effectiveness of the registration statement; provided, however, that HBI and SGB are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

HBI files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. SGB files annual, quarterly and special reports, proxy statements and other business and financial information with the FDIC. You may obtain the information incorporated by reference and any other materials that HBI files with the SEC or that SGB files with the FDIC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.

HBI and SGB have not authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated into this joint proxy statement/prospectus.

Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

Dated as of March 27, 2017

among

Home BancShares, Inc.,

Centennial Bank

and

Stonegate Bank

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of March 27, 2017 (“Agreement”), is entered into by and among Home BancShares, Inc., an Arkansas corporation (“Parent”), Centennial Bank, an Arkansas state bank (“Subsidiary Bank”), and Stonegate Bank, a Florida-chartered commercial bank (“Stonegate”).

W I T N E S S E T H :

WHEREAS, the Boards of Directors of Stonegate, Parent and Subsidiary Bank have determined that it is in the best interests of their respective corporation, banks and shareholders to consummate the business combination transaction provided for herein in which Stonegate will, subject to the terms and conditions set forth herein, merge with and into Subsidiary Bank, with Subsidiary Bank being the surviving entity (the “Merger”);

WHEREAS, the Board of Directors of each of Stonegate, Parent and Subsidiary Bank has (i) adopted this Agreement and approved the transactions contemplated by this Agreement, including the Merger, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the Board of Directors of Stonegate has resolved and agreed, upon the terms and subject to the conditions set forth herein, to recommend that Stonegate’s shareholders (the “Stonegate Shareholders”) approve this Agreement;

WHEREAS, as an inducement for Parent and Subsidiary Bank to enter into this Agreement, certain Stonegate Shareholders have simultaneously herewith entered into a Voting and Support Agreement substantially in the form attached hereto as Exhibit A (each, a “Voting and Support Agreement” and collectively, the “Voting and Support Agreements”) in connection with the Merger; and

WHEREAS , Parent, Subsidiary Bank and Stonegate intend for U.S. federal income tax purposes that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement shall constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the Treasury Regulations.

NOW, THEREFORE , in consideration of the representations and warranties, covenants and agreements, and subject to the conditions contained herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. As used herein, the following terms shall have the following meanings:

(a) “401(k) Plan” shall mean the Stonegate Bank 401(k) Plan.

(b) “ABC” shall mean the Arkansas Banking Code, Ark. Code Ann. §§ 23-45-101 et seq.

(c) “Acquisition Proposal” shall mean any proposal or offer for, whether in one transaction or a series of related transactions, a (i) merger, consolidation, share exchange, tender offer, business combination or similar transaction involving Stonegate, (ii) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of Stonegate or its Subsidiaries representing 20% or more of the consolidated assets of Stonegate and its Subsidiaries, (iii) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Stonegate or (iv) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include any of the transactions contemplated by this Agreement.

(d) “Affiliate” shall mean, with respect to any Person, any other Person that, alone or together with any other Person, directly or indirectly controls, is controlled by or is under common control with, such Person. For the purpose of this definition, (i) “control” (including the terms “controlling,” “controlled by” and “under common control with”), shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract, agency or otherwise; and (ii) when used in the context of Stonegate, “Affiliate” shall also mean any Subsidiary, or any entity which together with Stonegate or any Subsidiary would be deemed a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA. In addition, references to “controlled Affiliate” shall mean, with respect to any Person, any Affiliate of such Person which is controlled by such Person (without regard to any other Affiliates except its Subsidiaries) as determined in accordance with the preceding sentence.

(e) “Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of any Applicable Law.

(f) “Applicable Law” or “Law” shall mean and include: (i) any statute, decree, constitution, rule, regulation, ordinance, code, requirement, order, judgment, decree, directive or other binding action of or by any Governmental Authority as to which a party is subject; (ii) any treaty, pact, compact or other agreement to which any Governmental Authority is a signatory or party as to which a party is subject; (iii) any judicial or administrative interpretation of the application of any Applicable Law described in (i) or (ii) above; and (iv) any amendment or revision of any Applicable Law described in (i), (ii) or (iii) above.

(g) “ASBD” shall mean the Arkansas State Bank Department.

(h) “Balance Sheet Date” shall mean December 31, 2016.

(i) “Business Day” shall mean any day other than Saturday, Sunday, a day which is a legal holiday in Florida or Arkansas, or a day on which commercial banks in Florida or Arkansas are authorized or required by Applicable Law to close.

(j) “Charter Documents” shall mean with respect to any entity, the certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, bylaws, regulations, operating agreement, limited liability company agreement or other organizational document of such entity and any amendments thereto.

(k) “COBRA” shall mean Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, and any similar state law.

(l) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(m) “Confidentiality Agreement” shall mean the letter agreement, dated as of December 14, 2016, between Parent and Keefe, Bruyette & Woods, Inc. on behalf of Stonegate.

(n) “Contract” shall mean any agreement, contract, arrangement or understanding, whether oral or written, that is legally binding on Stonegate or Parent, as the case may be, or any of their Subsidiaries.

(o) “Environmental Law” shall mean all laws, rules and regulations of any Governmental Authority relating to pollution or the protection of the environment, including, without limitation, laws relating to releases, discharges or disposal of hazardous, toxic or radioactive substances, oils, pollutants or contaminants into the environment or otherwise relating to the distribution, use, treatment, storage, transport or handling of such substances, oils, pollutants or contaminants.

(p) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(q) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(r) “Exchange Ratio” means that number of shares of Parent Common Stock (rounded to the nearest ten-thousandth) obtained by dividing (x) the Per Share Stock Consideration by (y) the Parent Share Average Closing Price; provided that the Exchange Ratio shall be subject to adjustment pursuant to Section 2.9.

(s) “FBCA” shall mean the Florida Business Corporation Act, as amended.

(t) “FDIC” shall mean the Federal Deposit Insurance Corporation.

(u) “Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

(v) “FFIC” shall mean the Florida Financial Institutions Code, as defined in Section 655.005(k), Florida Statutes, as amended.

(w) “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

(x) “Governmental Authority” shall mean any governmental, regulatory or administrative body, agency, commission, board, or authority, including any Regulatory Agency, or any court or judicial authority, to which a party is subject, whether international, national, federal, state or local or any quasi-governmental or private body exercising regulatory, taxing or other governmental authority.

(y) “Hazardous Substance” shall mean (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls in concentrations regulated by Environmental Law.

(z) “IRS” shall mean the Internal Revenue Service.

(aa) “Lien” shall mean any mortgage, lien, pledge, charge, encumbrance, security interest, easement, encroachment or other similar encumbrance or claim.

(bb) “Losses” shall mean losses, liabilities, claims, damages and expenses (including reasonable attorneys’ fees and costs of investigation); provided, that the term “Losses” shall not include any special, punitive or exemplary damages, unless and to the extent such damages are actually paid or required to be paid to a third party.

(cc) “Material Adverse Change” or “Material Adverse Effect” shall mean, with respect to Parent, Subsidiary Bank and their Subsidiaries, on the one hand, or Stonegate and its Subsidiaries on the other, any event, change, effect or development that (i) has a material and adverse effect on the condition (financial or otherwise), results of operations or business of Stonegate and its Subsidiaries, taken as a whole, or Parent, Subsidiary Bank and their Subsidiaries, taken as a whole, as the case may be, or (ii) materially impairs the ability of Stonegate, on the one hand, or Parent, on the other, as the case may be, to perform its obligations under this Agreement or otherwise materially impede or delay the consummation of the transactions contemplated by this Agreement or constitutes, with respect to Stonegate or any of its Subsidiaries or Parent, Subsidiary Bank or any of their Subsidiaries, a Specified Regulatory Action; provided, however, that in the case of clause (i) only, a “Material Adverse Change” or “Material Adverse Effect” shall not be deemed to include events, changes, effects or developments resulting from or arising out of (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements or principles (so long as Stonegate and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other, as the case may be, are not materially disproportionately affected thereby), (B) changes after the date of this Agreement in laws, rules or regulations of general applicability to banking organizations (so long as Stonegate and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other, as the case may be, are not materially disproportionately affected thereby), (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in U.S. or foreign securities markets (so long as Stonegate and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other, as the case may be, are not materially disproportionately affected thereby), (D) a decline in the trading price of a party’s common stock or a failure, in and of itself, to meet earnings projections, but not, in either case, including any underlying causes thereof; (E) the impact of the public disclosure, pendency or performance of this Agreement or the transactions contemplated hereby including the impact of the transactions contemplated by this Agreement on relationships with customers and employees, (F) any natural disaster, outbreak or escalation of hostilities, declared or undeclared acts or war or terrorism, or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement, and (G) with respect to Stonegate and its Subsidiaries, actions taken or omitted to be taken with the prior written consent of Parent or required by this Agreement, or with respect to Parent and its Subsidiaries, actions taken or omitted to be taken with the prior written consent of Stonegate or required by this Agreement, as the case may be.

(dd) “Nasdaq” shall mean The Nasdaq Stock Market LLC.

(ee) “OFR” shall mean the Division of Financial Institutions, Florida Office of Financial Regulation.

(ff) “Order” shall mean any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority applicable to Parent, Stonegate or an Affiliate thereof, as the case may be.

(gg) “Parent Common Stock” means the Common Stock, $0.01 par value per share, of Parent.

(hh) “Parent Employee Benefit Plan” shall mean any plan, agreement or arrangement (including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which Parent has or may have any liability or whereby Parent and any of its Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or individual independent contractor of Parent or its Affiliates, including, without limitation, any profit sharing, “golden parachute,” deferred compensation, incentive compensation, stock option, stock purchase, Code Section 125 cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, pension, retirement, health or insurance plans, agreements, or arrangements.

(ii) “Parent’s Knowledge” shall mean the actual knowledge of each of the individuals set forth on Section 1.1 of the Parent Disclosure Schedule.

(jj) “Parent Share Average Closing Price” shall mean the volume-weighted average closing price per share of Parent Common Stock as reported on Nasdaq (based on “regular way” trading) over the twenty (20) consecutive trading day period ending on the third business day prior to the Closing Date, rounded to the nearest whole cent; provided, however, that if in the event this calculation equals $35.19 or greater, then the Parent Share Average Closing Price shall be $35.19; and, if it equals $22.52 or less, then the Parent Share Average Closing Price shall be $22.52, both of which shall be proportionally adjusted in the event that outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Agreement Date and the Effective Time.

(kk) “Permit” shall mean any permit, license, registration, authorization, certificate or approval of or from any Governmental Authority or any Order.

(ll) “Permitted Lien” shall mean (i) Liens for current taxes and assessments not yet past due, and (ii) other Liens and imperfections of title that do not materially detract from the current value of the property subject thereto or materially interfere with the current use by Stonegate or Parent, as the case may be, of the property subject thereto.

(mm) “Per Share Merger Consideration” shall mean $49.00, assuming that the Stonegate Outstanding Shares do not exceed the sum of (a) 15,301,388 shares plus (b) any shares issued upon exercise of Stonegate Stock Options after execution of this Agreement; provided, however, that the $49.00 shall be ratably reduced in the event that the Stonegate Outstanding Shares exceed the aforementioned sum (without implying any consent by Parent to any issuances of Stonegate Common Stock other than upon exercises of Stonegate Stock Options).

(nn) “Per Share Stock Consideration” shall mean an amount equal to the Per Share Merger Consideration minus the Per Share Cash Consideration (as defined in Section 2.7(a)).

(oo) “Person” shall mean any natural person, bank, corporation, association, partnership, limited liability company, organization, business, firm, trust, joint venture, unincorporated organization or any other entity or organization, including a Governmental Authority.

(pp) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

(qq) “Proxy Statement/Prospectus” shall mean the prospectus in connection with the issuance of shares of Parent Common Stock to the Stonegate Shareholders pursuant to the Merger, and the joint proxy statement of Stonegate and Parent, relating to the Stonegate Shareholder Approval and the Parent Shareholder Approval, including any amendments or supplements thereto.

(rr) “Registration Statement” shall mean the registration statement on Form S-4 to register the Parent Common Stock to be issued pursuant to Section 2.7, including any amendments or supplements thereto.

(ss) “Regulatory Approval” shall mean the following approvals of, or actions taken with respect to, any Regulatory Agency or Governmental Authority that is required to consummate the transactions contemplated hereby: (i) the filing of applications, filings and notices, as applicable, with Nasdaq, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (“ BHC Act”) and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the FDIC, the ASBD and the OFR in connection with the Merger, and approval of such applications, filings and notices, (iv) the filing with the FDIC of the Proxy Statement by Stonegate and the filing with the SEC of the Registration Statement by Parent and the declaration of effectiveness of the Registration Statement by the SEC, (v) the filing of the Articles of Merger with the Florida Secretary pursuant to the FBCA and the ASBD pursuant to the ABC, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on Nasdaq.

(tt) “Related Party” shall mean: (a) any Person that serves as a director or executive officer of Stonegate or Parent, as the case may be, or any of its Subsidiaries as of the date of this Agreement, (b) any Person controlled by a Person described in (a) above (other than Stonegate or Parent, as the case may be, or its Subsidiaries), (c) any trust of which a Person described in (a) above is grantor, and (d) any member of the Immediate Family of any Person described in (a) above. For purposes of this definition, the “Immediate Family” of an individual means (x) the individual’s spouse, and (y) the individual’s parents, brothers, sisters and children; and “control” of a specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through ownership of voting securities, by contract, agency or otherwise.

(uu) “Representatives” shall mean, with respect to any Person, such Person’s directors, managers, officers, employees, agents, consultants, advisors or other representatives, including, without limitation, legal counsel, accountants and financial advisors.

(vv) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereof.

(ww) “Securities Act” shall mean the Securities Act of 1933, as amended.

(xx) “Specified Regulatory Action” means, with respect to Stonegate and any of its Subsidiaries, the imposition by any Stonegate Regulatory Agency or other Governmental Authority of a Stonegate Regulatory Agreement and with respect to Parent, Subsidiary Bank and any of their Subsidiaries, the imposition by any Parent Regulatory Agency or other Governmental Authority of a Parent Regulatory Agreement.

(yy) “Stonegate Employee Benefit Plan” shall mean any plan, agreement, policy or arrangement (including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which Stonegate has or may have any liability or whereby Stonegate and any of its Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or individual independent contractor of Stonegate or its Affiliates, including, without limitation, any profit sharing, “golden parachute,” deferred compensation, incentive compensation, stock option, stock purchase, Section 125 of the Code cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, pension, retirement, health or insurance plans, agreements, policies or arrangements.

(zz) “Stonegate Material Contract” shall mean any of the following Contracts:

(i) any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC;

(ii) any lease of real property;

(iii) any Contract for the purchase, sale, license or lease of tangible or intangible property or services (including materials, supplies, goods, services, equipment or other assets) (other than those specified elsewhere in this definition) that provides for aggregate payments or obligations of $1 million or more;

(iv) any employment agreement, severance agreement, retention agreement, change of control agreement, consulting agreement or similar Contract that is with any director or executive officer of Stonegate or its Subsidiaries;

(v) any partnership, joint venture or other similar Contract;

(vi) any Contract relating to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any assets or liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);

(vii) any indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment by Stonegate or its Subsidiaries for the borrowing of money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice);

(viii) any Contract that would be terminable other than by the Company or any of its Subsidiaries or any Contract under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of this Agreement or the transactions contemplated hereby (either alone or upon the occurrence of any additional acts or events);

(ix) any Contract that creates future payments or obligations in excess of $1 million in the aggregate and which by its terms does not terminate or is not terminable without penalty or payment upon notice of 90 days or less, but not including any loan agreement or similar agreement pursuant to which Stonegate is a lender;

(x) any exclusive dealing or third-party referral agreement imposed on Stonegate or its Subsidiaries or any Contract that contains express noncompetition or nonsolicitation covenants that limit or purport to limit the freedom of Stonegate or its Subsidiaries to compete in any permissible line of business or with any Person or in any area, or to solicit the business of any Person or category of Persons;

(xi) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or property of Stonegate or its Subsidiaries; and

(xii) any Contract constituting a Stonegate Regulatory Agreement.

(aaa) “Stonegate Outstanding Shares” means the aggregate number of shares of Stonegate Common Stock issued and outstanding immediately prior to the Effective Time, (including without limitation any shares of Stonegate Common Stock issued upon the exercise of any Stonegate Stock Options and any Appraisal Shares).

(bbb) “Stonegate Stock Options” shall mean all options to acquire Stonegate Common Stock issued and outstanding immediately prior to the Closing under the Stonegate Stock Option Plans.

(ccc) “Stonegate Stock Option Plans” shall mean the Stonegate Bank Stock Option Plan, the Amended and Restated Stonegate Bank Stock Option Plan, the 2012 Stonegate Bank Statutory and Nonstatutory Stock Option Plan and the 2014 Stonegate Bank Statutory and Nonstatutory Stock Option Plan.

(ddd) “Stonegate’s Knowledge” shall mean the actual knowledge of each of the individuals set forth on Section 1.1 of the Stonegate Disclosure Schedule.

(eee) “Subsidiary” and “Significant Subsidiary” shall have the meanings ascribed to them in Rule 1-02 of SEC Regulation S-X.

(fff) “Superior Proposal” shall mean an unsolicited, bona fide written Acquisition Proposal made by a third person (or group of persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) which Stonegate’s Board of Directors determines in its good faith judgment to be more favorable, from a financial point of view to Stonegate’s Shareholders than the Merger and to be reasonably capable of being consummated on the terms proposed, after (i) consultation with its financial advisors and outside counsel and (ii) taking into account all relevant factors (including the likelihood of consummation of such transaction, and the anticipated timing of such consummation relative to the anticipated timing of the Merger, on the terms set forth therein; any proposed changes to this Agreement that may be proposed by Parent in response to such Acquisition Proposal; and all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and the Person or Persons making such proposal; provided, that for purposes of the definition of “Superior Proposal,” the reference to “20%” in the definitions of Acquisition Proposal shall be deemed to be references to “100%”.

(ggg) “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(hhh) “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

(iii) “Total Merger Consideration” shall mean an amount equal to the Per Share Merger Consideration multiplied by the Stonegate Outstanding Shares.

(jjj) “Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(kkk) “WARN ACT” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

(lll) “Well-Capitalized” shall mean “well-capitalized” as that term is defined in 12 C.F.R. 325.103.

1.2 Other Defined Terms. The following capitalized terms have the meanings in the Sections indicated below:

Defined Term	Section Reference
Acquisition Agreement	5.9(a)
Adverse Parent Recommendation Change	2.15(b)
Adverse Stonegate Recommendation Change	2.13(b)
Agreement	First Paragraph
Appraisal Shares	2.11
Arkansas Articles of Merger	2.3
Articles of Merger	2.3
BHC Act	1.1(tt)
Book Entry Shares	2.8(b)
Certificates	2.8(b)
Closing	2.2
Closing Date	2.2
Closing Date Plan Year	5.8(e)
Continuing Employee	5.8(a)
Continuing Employment Agreements	3.23(h)
CRA	3.17
Discontinued Employee	5.8(d)
DOL	3.23(a)
Effective Time	2.3
Employment Payment	3.23(h)
Exchange Agent	2.8(a)
Exchange Agent Agreement	2.8(a)
Exchange Fund	2.8(a)
Excluded Shares	2.7(c)
Indemnitees	5.10(a)
Intellectual Property	3.20
Florida Articles of Merger	2.3
Florida Secretary	2.3
Loans	3.16(a)
Materially Burdensome Regulatory Condition	5.3(a)
Merger	Recitals
Merger Consideration	2.7(a)
Notice of Stonegate Recommendation Change	2.13(b)(iii)
Parent	First Paragraph
Parent Board Recommendation	2.15(a)

Defined Term	Section Reference
Parent Capitalization Date	4.6(a)
Parent Disclosure Schedule	Article IV
Parent’s Financial Statements	4.9(a)
Parent Regulatory Agencies	4.5
Parent Regulatory Agreement	4.5
Parent SEC Filings	4.8
Parent Shareholder Approval	2.15(a)
Parent Shareholders’ Meeting	2.15(a)
Per Share Cash Consideration	2.7(a)
Per Share Equity Award Consideration	2.14
Premium Cap	5.10(b)
Regulatory Agencies	4.5
Requisite Parent Vote	2.15(a)
Sarbanes-Oxley Act	3.9(c)
Stonegate	First Paragraph
Stonegate Common Stock	2.7(a)
Stonegate Disclosure Schedule	Article III
Stonegate FDIC Filings	3.8
Stonegate’s Financial Statements	3.9(a)
Stonegate Recommendation	2.13(a)
Stonegate Regulatory Agencies	3.5
Stonegate Regulatory Agreement	3.5
Stonegate Shareholder Approval	6.1(b)
Stonegate Shareholders	Recitals
Stonegate Shareholders’ Meeting	2.13(a)
Subsidiary Bank	First Paragraph
Surviving Corporation	2.1(a)
Terminated Employment Agreements	3.23(h)
Termination Fee	7.2(b)
Voting and Support Agreement(s)	Recitals

1.3 Other Definitional Provisions.

(a) All terms defined in this Agreement shall have the meanings specified herein when used in any certificates or other documents made or delivered pursuant hereto or thereto, unless expressly stated otherwise therein or the context otherwise requires.

(b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

(d) Any document shall include that document as amended, notated, supplemented or otherwise modified from time to time and includes all exhibits, appendices, schedules, attachments and supplements thereto.

(e) The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” whether or not such words appear.

ARTICLE II

THE MERGER

2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Stonegate shall merge with and into Subsidiary Bank. Subsidiary Bank shall be the surviving entity in the Merger (hereinafter referred to for the period at and after the Effective Time as the “Surviving Corporation”). The Surviving Corporation shall continue to exist as an Arkansas state bank under the name “Centennial Bank”. Upon consummation of the Merger, the separate legal existence of Stonegate shall terminate.

(b) Parent may at any time change the method of effecting the combination (including by providing for the merger of Stonegate with a wholly-owned Subsidiary of Parent) if and to the extent requested by Parent, and Stonegate agrees to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration or the Total Merger Consideration provided for in this Agreement or (ii) adversely affect the Tax treatment of the Merger with respect to the Stonegate Shareholders.

2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central time, at the corporate headquarters of Parent in Conway, Arkansas, on a date to be specified by the parties, which date shall be no later than five (5) Business Days after satisfaction or waiver of the conditions set forth in ARTICLE VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, place or date, or any or all, are agreed to in writing by the parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date”.

2.3 Effective Time. Subject to the terms and conditions of this Agreement, on the Closing Date, the Surviving Corporation shall file articles of merger complying with the requirements of the FBCA (the “Florida Articles of Merger”) with the Secretary of State of the State of Florida (the “Florida Secretary”) and articles of merger complying with the requirements of the ABC (the “Arkansas Articles of Merger,” and together with the Florida Articles of Merger, the “Articles of Merger”) with the ASBD. The term “Effective Time” shall mean the close of business of Stonegate as determined by the Federal Reserve Bank of Atlanta on the Closing Date, or such later date and time as may be specified in accordance with the FBCA and the ABC.

2.4 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the ABC and the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Stonegate shall vest in the Surviving Corporation, and all debts, duties and liabilities of Stonegate shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Charter Documents of Surviving Corporation. The Charter Documents of Subsidiary Bank, as in effect immediately prior to the Effective Time, shall become and remain the Charter Documents of the Surviving Corporation until amended in accordance with the respective terms thereof and applicable laws.

2.6 Directors and Officers of the Surviving Corporation. As of the Effective Time:

(a) The directors of the Surviving Corporation shall be the directors of Subsidiary Bank immediately prior to the Effective Time, each of whom shall serve as the directors of the Surviving Corporation until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office.

(b) The officers of the Surviving Corporation shall be the officers of Subsidiary Bank immediately prior to the Effective Time and the person(s) identified in Section 5.8(c) of the Stonegate Disclosure

Schedule shall be appointed at or prior to the Effective Time to serve as officer(s) of the Surviving Corporation, each of whom shall serve until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the Charter Documents of the Surviving Corporation.

2.7 Conversion of Securities.

(a) Merger Consideration. At the Effective Time, subject to the other provisions of this Agreement, each share of the common stock of Stonegate, $5.00 par value (the “Stonegate Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares and any Appraisal Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive (subject to ARTICLE VII), without interest, (i) that number of shares of Parent Common Stock that equals the Exchange Ratio, and (ii) $3.27 in cash (the “Per Share Cash Consideration”). For purposes of this Agreement, the “Merger Consideration” means the right to receive the consideration described in clauses (i) and (ii) of the preceding sentence pursuant to the Merger with respect to each issued and outstanding share of Stonegate Common Stock (excluding any Excluded Shares and any Appraisal Shares), together with any cash in lieu of fractional shares as specified in Section 2.8(d).

(b) Cancellation of Shares. Shares of Stonegate Common Stock, when converted in accordance with Section 2.7(a), shall cease to be outstanding and shall automatically be cancelled and cease to exist, and each holder of a Certificate or Book Entry Share shall cease to have any rights with respect thereto, except the right to receive in respect of each share of Stonegate Common Stock previously represented thereby (i) the consideration set forth in Section 2.7(a), (ii) any dividends or other distributions in accordance with Section 2.8(c), and (iii) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 2.8(d), in each case without interest, and in each case to be issued or paid in consideration therefor upon the surrender of such Certificate or Book Entry Share in accordance with Section 2.8.

(c) Treasury Stock; Excluded Shares. All shares of Stonegate Common Stock held by Stonegate as treasury shares or otherwise, or by Parent or by any wholly-owned Subsidiary of Parent or Stonegate, immediately prior to the Effective Time (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Parent, Stonegate or any wholly-owned Subsidiary of Parent or Stonegate in respect of a debt previously contracted) shall automatically be cancelled and cease to exist as of the Effective Time and no consideration shall be delivered or deliverable therefor (all such shares, the “Excluded Shares”).

(d) No Effect on Parent Common Stock. Each share of Parent Common Stock outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the consummation of the Merger.

2.8 Exchange of Stonegate Common Stock.

(a) Exchange Agent. At or prior to the Closing, Parent shall deposit, or shall cause to be deposited, with Computershare Trust Company, N.A. or such other exchange agent selected by Parent and reasonably acceptable to Stonegate (the “Exchange Agent”), for the benefit of the holders of shares of Stonegate Common Stock, for exchange in accordance with this ARTICLE II, through the Exchange Agent, sufficient cash and Parent Common Stock to make all deliveries of cash and Parent Common Stock as required by this ARTICLE II, including the Merger Consideration, pursuant to an exchange agent agreement between Parent and the Exchange Agent (the “Exchange Agent Agreement”) in a form reasonably acceptable to the parties hereto. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.8(c) and to make payments in lieu of fractional shares pursuant to Section 2.8(d). Any cash and Parent Common Stock deposited with the

Exchange Agent (including as payment for any dividends or other distributions in accordance with Section 2.8(c) and fractional shares in accordance with Section 2.8(d) ) shall hereinafter be referred to as the “Exchange Fund”. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of Stonegate Common Stock pursuant to this Agreement out of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of shares of Stonegate Common Stock. Any interest and other income resulting from such investments shall be paid to Parent. Except as contemplated by this Agreement and the Exchange Agent Agreement, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Parent shall cause the Exchange Agent to mail, within five (5) Business Days of the Effective Time, to each record holder, as of the Effective Time, of an outstanding Certificate or Book Entry Share that immediately prior to the Effective Time represented shares of Stonegate Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of Stonegate Common Stock shall pass, only upon proper delivery of the corresponding certificates (the “Certificates”) representing such shares to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to non-certificated shares represented by book entry (“Book Entry Shares”), and shall be in customary form as directed by Parent and reasonably acceptable to Stonegate), and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration payable in respect of the shares of Stonegate Common Stock represented thereby. Promptly after the Effective Time, upon surrender of Certificates or Book Entry Shares for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holders of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor, upon completion of the calculations required by Section 2.7, (A) shares of Parent Common Stock representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 2.7 and (B) a check or wire of immediately available funds in an amount equal to the aggregate of (1) any dividends and other distributions pursuant to Section 2.8(c), plus (2) an amount of cash equal to the Per Share Cash Consideration multiplied by the number of shares of Stonegate Common Stock properly surrendered pursuant to such instructions, plus (3) any cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.8(d). No interest shall be paid or accrued on any Merger Consideration. In the event of a transfer of ownership of shares of Stonegate Common Stock which is not registered in the transfer records of Stonegate, the Merger Consideration payable in respect of such shares of Stonegate Common Stock may be paid to a transferee if the Certificate representing such shares of Stonegate Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(c) Distributions with Respect to Unexchanged Stonegate Common Stock. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Share with respect to the Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book Entry Share and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder until such holder shall surrender such Certificate or Book Entry Share in accordance with this Section 2.8. Subject to applicable Law, following surrender of any such Certificate or Book Entry Share, there shall be paid to such holder of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.8(d) and the amount of dividends or other distributions with a record date after the Effective Time and paid prior to such surrender with respect to such holder’s whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such holder’s whole shares of Parent Common Stock.

(d) Fractional Shares. No certificates or scrip or Parent Common Stock representing fractional shares of Parent Common Stock or book entry credit of the same shall be issued upon the surrender for exchange of Certificates or Book Entry Shares, no dividend or other distribution, stock split or interest shall relate to any such fractional share and such fractional share shall not entitle the owner thereof to vote or to have any rights as a holder of any Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Stonegate Common Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, rounded to the nearest whole cent, equal to the product of (i) the Parent Share Average Closing Price, and (ii) the fraction of a share of Parent Common Stock that such holder would otherwise be entitled to receive pursuant to Section 2.7 hereof (rounded to the nearest ten-thousandth when expressed in decimal form).

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Stonegate Common Stock after one hundred eighty (180) days following the Effective Time shall be delivered to Parent upon demand and, from and after such delivery to Parent, any former holders of Stonegate Common Stock (other than Appraisal Shares) who have not theretofore complied with this ARTICLE II shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of Stonegate Common Stock, in each case, without any interest thereon. Any amounts remaining unclaimed by holders of shares of Stonegate Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by Applicable Law, thereupon become the property of Parent free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(f) No Liability. Neither Exchange Agent, Parent nor any of Parent’s Subsidiaries shall be liable to any holder of shares of Stonegate Common Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official or Governmental Authority in the reasonable belief that such delivery was required pursuant to any abandoned property, escheat or similar law.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form and substance acceptable to Parent and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Stonegate Common Stock represented by such Certificate.

(h) Withholding. Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Stonegate Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Stonegate Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(i) Book Entry. All shares of Parent Common Stock to be issued in the Merger shall be issued in book entry form, without physical certificates.

2.9 Certain Adjustments. If, after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of Parent Common Stock or Stonegate Common Stock are changed into a different number of shares or type of securities by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs, the Exchange Ratio will be adjusted accordingly to provide to the holders thereof the same economic effect as contemplated by this Agreement prior to such adjustment event.

2.10 Transfer Books; No Further Ownership Rights in Stonegate Common Stock. At the Closing Date, the stock transfer books of Stonegate shall be closed and thereafter there shall be no further registration of transfers of shares of Stonegate Common Stock on the records of Stonegate, except for the cancellation of such shares in connection with the Merger. From and after the Effective Time, the holders of Certificates or Book Entry Shares that evidenced ownership of shares of Stonegate Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, bona fide Certificates or Book Entry Shares are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II.

2.11 Appraisal Rights. Notwithstanding any other provision of this Agreement to the contrary, shares of Stonegate Common Stock that are outstanding immediately prior to the Effective Time and with respect to which the shareholders thereof who are entitled to demand and have properly demanded the fair value of such shares in accordance with Sections 607.1301 to 607.1333 of the FBCA and which shareholders have not voted in favor of the Merger and otherwise complied with the applicable provisions of the FBCA in all respects (collectively, the “Appraisal Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of Sections 607.1301 to 607.1333 of the FBCA, except that all Appraisal Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the FBCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration pursuant to Section 2.7. Stonegate shall give Parent (i) prompt notice of any written demands for payment of fair value of any shares of Stonegate Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the FBCA and received by Stonegate relating to shareholders’ appraisal rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the FBCA consistent with the obligations of Stonegate thereunder. Stonegate shall not, except with the prior written consent of Parent, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for payment of fair value or (z) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the FBCA.

2.12 Proxy and Registration Statement. Parent and Stonegate shall prepare the Registration Statement on Form S-4 or other applicable form, which Parent shall file with the SEC as promptly as reasonably practicable, but in no event more than thirty (30) calendar days, following the date of this Agreement and will include the Proxy Statement/Prospectus. Each of Parent and Stonegate shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Each of Stonegate and Parent will cause the Proxy Statement/Prospectus to be filed with the SEC and the FDIC, as applicable, and mailed to Stonegate Shareholders and shareholders of Parent as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and Stonegate shall furnish all information concerning Stonegate and the holders of Stonegate Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. Parent will advise Stonegate promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide Stonegate with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or Stonegate, or any of their respective affiliates, officers or directors, is discovered by Parent or Stonegate which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to Stonegate Shareholders and shareholders of Parent.

2.13 Stonegate Shareholders’ Meeting.

(a) Stonegate shall take all action necessary in accordance with applicable laws and Stonegate’s current articles of incorporation and bylaws to duly give notice of, convene and hold a meeting of its shareholders (the “Stonegate Shareholders’ Meeting”), to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purpose of obtaining the approval by Stonegate Shareholders of this Agreement. The Board of Directors of Stonegate has resolved to recommend to Stonegate Shareholders that they approve this Agreement and Stonegate shall, acting through its Board of Directors, (x) recommend that Stonegate Shareholders approve this Agreement (the “Stonegate Recommendation”), (y) include the Stonegate Recommendation in the Proxy Statement/Prospectus, and (z) use all reasonable best efforts to solicit from Stonegate Shareholders proxies in favor of the approval of this Agreement and any other matters to be voted on at the Stonegate Shareholders’ Meeting related to this Agreement, including by communicating to Stonegate Shareholders the recommendation of the Board of Directors of Stonegate that they approve this Agreement, and to take all other action necessary or advisable to secure the vote or consent of Stonegate Shareholders required by Applicable Law to obtain such approvals, except to the extent Stonegate’s Board of Directors has withdrawn the Stonegate Recommendation in accordance with the terms of this Agreement. Stonegate agrees that it has an unqualified obligation to submit this Agreement to Stonegate Shareholders at the Stonegate Shareholders’ Meeting, including after any withdrawal of the Stonegate Recommendation.

(b) If on the date of the Stonegate Shareholders’ Meeting, Stonegate has not received proxies representing a sufficient number of shares of Stonegate Common Stock to obtain the Stonegate Shareholder Approval (as defined below), Stonegate shall adjourn the Stonegate Shareholders’ Meeting until such date as shall be mutually agreed upon by Stonegate and Parent, which date shall not be less than five (5) calendar days nor more than ten (10) calendar days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use all reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the Stonegate Shareholder Approval; provided, however, Stonegate shall only be required to adjourn, delay or postpone the Stonegate Shareholders’ Meeting as described above once. For purposes of this Agreement, “Stonegate Shareholder Approval” shall mean the affirmative vote of a majority of the votes entitled to vote and represented in person or by proxy at the Stonegate Shareholders’ Meeting or such other number of affirmative votes as may be required by Stonegate’s governing documents and Applicable Law.

(c) Neither Stonegate’s Board of Directors nor any committee thereof shall (x) except as expressly permitted by this Section 2.13, withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Parent or any of Parent’s Subsidiaries, the Stonegate Recommendation (an “Adverse Stonegate Recommendation Change”) or (y) approve or recommend, or propose to approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, Stonegate’s Board of Directors may submit this Agreement to its shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Stonegate may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law, if and only if:

(i) Stonegate’s Board of Directors determines in good faith, after consultation with its outside legal counsel and independent financial advisor, in both cases, from firms of national stature, that it has received an unsolicited bona fide Acquisition Proposal (that did not result from a breach of Section 5.9 ) that is a Superior Proposal and such Superior Proposal has not been withdrawn;

(ii) Stonegate’s Board of Directors determines in good faith, after consultation with such outside legal counsel, that a failure to accept such Superior Proposal would result in Stonegate’s Board of Directors breaching its fiduciary duties to Stonegate and its Shareholders under Applicable Law;

(iii) Stonegate’s Board of Directors provides written notice (a “Notice of Stonegate Recommendation Change”) to Parent of its receipt of the Superior Proposal and its intent to withdraw the Stonegate Recommendation on the fifth Business Day following delivery of such notice, which notice shall specify in reasonable detail the material terms and conditions of the Superior Proposal (it being understood that any amendment (and each successive amendment) to any term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in each such case, the five Business Day period referred to in this clause (iii) and in clauses (iv) and (v) shall be reduced to three Business Days following the giving of each such new Notice of Recommendation Change);

(iv) after providing such Notice of Recommendation Change, Stonegate shall negotiate in good faith with Parent (if requested by Parent) and provide Parent reasonable opportunity during the subsequent five (or three, as applicable) Business Day period(s) to make such adjustments in the terms and conditions of this Agreement as would enable Stonegate’s Board of Directors to proceed withdrawing the Stonegate Recommendation; and

(v) Stonegate’s Board of Directors, following the final such five (or three, as applicable) Business Day period, again determines in good faith, after consultation with such outside legal counsel and such independent financial advisor, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would violate their fiduciary duties to Stonegate and the Stonegate Shareholders under Applicable Law.

2.14 Stonegate Stock Options. Prior to the Effective Time, Stonegate shall take actions necessary to provide that, immediately prior to the Effective Time, (a) each Stonegate Stock Option, whether or not then exercisable, shall fully vest and immediately be cancelled and only entitle the holder thereof, to receive an amount in cash, without interest, equal to the product of (i) the total number of Stonegate Common Shares subject to such Stonegate Stock Option multiplied by (ii) the excess, if any, of (A) the Per Share Merger Consideration over (B) the per share exercise price for the applicable Stonegate Stock Option, less applicable Taxes required to be withheld with respect to such payment (such calculation, the “ Per Share Equity Award Consideration”). The payment of the Per Share Equity Award Consideration shall be made by Stonegate immediately prior to the Effective Time on the Closing Date provided Stonegate has received an executed stock option cancellation agreement from the respective stock option holder prior to the Effective Time. Stonegate shall use reasonable best efforts to obtain such stock option cancellation agreements prior to the Effective Time. Any Stonegate Stock Option that has a per share exercise price that is greater than or equal to the Per Share Merger Consideration shall be cancelled for no consideration. Nothing herein shall prevent any holder from exercising, before the Effective Time, any Stonegate Stock Option that is exercisable according to its terms, and any common stock issued upon such exercise shall be converted at the Effective Time into a right to receive the Merger Consideration, subject to appraisal rights under Applicable Law. Any shares of Stonegate Common Stock issued upon such exercise between the date of the Agreement and the Effective Time shall be converted at the Effective Time into a right to receive the Merger Consideration, subject to appraisal rights under Applicable Law.

2.15 Parent Shareholders’ Meeting.

(a) Parent shall take all action necessary in accordance with applicable laws and Parent’s current articles of incorporation and bylaws to duly give notice of, convene and hold a meeting of its shareholders (the “Parent Shareholders’ Meeting”), to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purpose of obtaining the approval by Parent shareholders of this Agreement, approval of the issuance of Parent Common Stock in connection with the Merger for purposes of Nasdaq Listing Rule 5635 and any other matters required to be approved by Parent’s shareholders in order to carry out the transactions contemplated by this Agreement (the “Requisite Parent Vote”). Parent shall, acting through its board of directors, (i) recommend that the Parent shareholders approve this Agreement and approve the issuance of Parent Common Stock in connection with the Merger for purposes of Nasdaq Listing Rule 5635 (the “Parent Board Recommendation”), (ii) include in the Proxy Statement/Prospectus the Parent Board Recommendation and (iii) use all reasonable best efforts to obtain from its shareholders the Parent Shareholder Approval with respect to the approval of the matters to be voted on at the Parent Shareholders’ Meeting. For purposes of this Agreement, “Parent Shareholder Approval” shall mean the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding Parent Common Stock.

(b) Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit this Agreement to its shareholders to a vote. Neither Parent’s Board of Directors nor any committee thereof shall except as expressly permitted by this Section 2.15, withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Stonegate or any of Stonegate’s Subsidiaries, the Parent Board Recommendation (an “Adverse Parent Recommendation Change”). Notwithstanding the foregoing, prior to receipt of the Requisite Parent Vote, the Board of Directors of Parent, after consultation with its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to make the Parent Board Recommendation to its shareholders, Parent and its Board of Directors may submit this Agreement and the transactions contemplated hereby to its shareholders without recommendation or otherwise make an Adverse Parent Recommendation Change (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Parent and its Board of Directors, may communicate the basis for its Adverse Parent Recommendation Change to its shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law; provided, that neither Parent nor its Board of Directors may take any actions under this sentence unless (i) it gives the Stonegate at least five (5) Business Days prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action, (ii) during such notice period the Parent and its Board of Directors and its representatives negotiate in good faith with Stonegate and its representatives any amendment or modification to this Agreement proposed by such other party and (iii) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed in writing by the other party prior to the expiration of such notice period, and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless continue to be more likely than not to result in a violation of its fiduciary duties under applicable law to continue to make the Parent Board Recommendation.

(c) If on the date of the Parent Shareholders’ Meeting, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Shareholder Approval, Parent shall adjourn the Parent Shareholders’ Meeting until such date as shall be mutually agreed upon by Stonegate and Parent, which date shall not be less than five (5) calendar days nor more than ten (10) calendar days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use all reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the Parent Shareholder Approval; provided, however, Parent shall only be required to adjourn, delay or postpone the Parent Shareholders’ Meeting as described above once.

2.16 Closing Deliveries by Stonegate. At the Closing, Stonegate shall deliver or cause to be delivered to Parent:

(a) a certificate of the Secretary of Stonegate, dated as of the Closing Date, certifying to: (i) the Charter Documents of Stonegate; (ii) resolutions of the board of directors of Stonegate approving the Merger and the execution, delivery and performance of this Agreement; (iii) incumbency and signatures of the officers of Stonegate executing this Agreement and any other certificate or document delivered by Stonegate in connection with this Agreement; and (iv) action by Stonegate Shareholders holding the requisite voting power under its Charter Documents and Applicable Law approving the Merger and the execution, delivery and performance of this Agreement;

(b) a certificate, dated as of the Closing Date and signed by a duly authorized officer of Stonegate, certifying that each of the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied;

(c) a certificate that satisfies the requirements of Treasury Regulations Section 1.1445-2(c)(3), duly executed by an authorized officer of Stonegate, confirming that Stonegate is not and has never been a United States real property holding corporation; and

(d) such other documents as Parent reasonably deems necessary or appropriate to consummate the transactions contemplated by this Agreement.

2.17 Closing Deliveries by Parent. At the Closing, Parent shall deliver or cause to be delivered to Stonegate:

(a) evidence reasonably satisfactory to Stonegate of the payment of the Merger Consideration to the Exchange Agent;

(b) a certificate of the Secretary of each of Parent and Subsidiary Bank, dated as of the Closing Date, certifying the: (i) Charter Documents of Parent and Subsidiary Bank; (ii) resolutions of the board of directors of each of Parent and Subsidiary Bank approving the Merger and the execution, delivery and performance of this Agreement; (iii) incumbency and signatures of the officers of Parent and Subsidiary Bank executing this Agreement and any other certificate or document delivered by Parent or Subsidiary Bank in connection with this Agreement; and (iv) receipt of the Requisite Parent Vote;

(c) a certificate, dated as of the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied; and

(d) such other documents as Stonegate reasonably deems necessary or appropriate to consummate the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF STONEGATE

Except as disclosed in the disclosure schedule delivered by Stonegate to Parent concurrently herewith (the “Stonegate Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Stonegate Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Stonegate that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Stonegate and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Stonegate hereby represents and warrants to Parent as follows:

3.1 Organization.

(a) Stonegate is a Florida-chartered commercial bank (i) duly organized, validly existing and in good standing under the laws of the State of Florida, (ii) with all requisite power and authority to own and operate its properties and to carry on its business as presently conducted, and (iii) duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of said authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on Stonegate. True, complete and correct copies of the Charter Documents of Stonegate, as in effect as of the date of this Agreement, have previously been made available to the Parent.

(b) Each Subsidiary of Stonegate that is set forth on Section 3.1(c) of the Stonegate Disclosure Schedule is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, (ii) with all requisite power and authority to own and operate its properties and to carry on its business as presently conducted, and (iii) duly qualified and in good standing in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of said authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on Stonegate. True, complete and correct copies of the Charter Documents of each Subsidiary of Stonegate, as in effect as of the date of this Agreement, have previously been made available to the Parent.

(c) Section 3.1(c) of the Stonegate Disclosure Schedule sets forth a true and complete list of each Subsidiary of Stonegate. Other than as set forth on Section 3.1(c) of the Stonegate Disclosure Schedule, there are no corporations, partnerships, limited liability companies, associations or other entities in which Stonegate owns, directly or indirectly, any equity or other interest. All outstanding shares or ownership interests of Stonegate’s Subsidiaries are validly issued, fully paid and nonassessable and owned by Stonegate free and clear of any Liens other than Permitted Liens.

3.2 Authority; Binding Nature.

(a) Stonegate has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Stonegate of this Agreement and the consummation by Stonegate of the transactions contemplated by this Agreement have been duly and validly approved by the board of directors of Stonegate. Subject to the Stonegate Shareholders’ approval as contemplated by Sections 2.13 and 6.2(c), no other corporate proceedings on the part of Stonegate are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stonegate and constitutes (in each case assuming due authorization, execution and delivery by Parent and Subsidiary Bank, as applicable) the legal, valid and binding obligations of Stonegate enforceable against Stonegate in accordance with its terms, except as such enforceability may be limited by applicable laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) Stonegate has taken all reasonable actions by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other antitakeover Laws of the State of Florida to the extent such antitakeover Laws are applicable to the transactions contemplated by this Agreement. Stonegate has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and the transactions contemplated hereby do comply with, the requirements of any provisions of its Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

3.3 No Conflicts. The execution, delivery and performance of this Agreement by Stonegate and the consummation of the transactions contemplated hereby by Stonegate and its Subsidiaries, including the Merger, do not and will not (a) conflict with, or result in a breach or violation of or default under, any terms or conditions of the Charter Documents of Stonegate or any of its Subsidiaries, or (b) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) conflict with or violate in any material respect any Applicable Law as to Stonegate or any of its Subsidiaries, (y) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to, any Stonegate Material Contract, or (z) result in the creation or imposition of any Lien on any of the assets of Stonegate or its Subsidiaries.

3.4 Consents and Approvals. Other than (i) the Regulatory Approvals, (ii) the approval by Stonegate Shareholders of the Merger and the execution, delivery and performance of this Agreement, and (iii) such other filings, authorizations, consents, notices or approvals as may be set forth on Section 3.4 of the Stonegate Disclosure Schedule, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Person or any Governmental Authority on the part of Stonegate or any of its Subsidiaries are required in connection with the execution, delivery and performance by Stonegate of this Agreement and the consummation of the transactions contemplated hereby.

3.5 Regulatory Matters. Stonegate and each of its Subsidiaries has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2014 with, as applicable, (i) the Federal Reserve Board; (ii) the FDIC; (iii) the OFR and any predecessor agency; (iv) any other applicable bank regulatory agencies (collectively, “ Stonegate Regulatory Agencies “) and (v) any other applicable Governmental Authority and have paid all applicable fees, premiums and assessments due and payable thereto. Each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law. Since January 1, 2014, neither Stonegate nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or has been ordered to pay any civil money penalty by or at the request of, any Stonegate Regulatory Agency or other Governmental Authority of any kind or has adopted any board resolutions at the request or suggestion of any Stonegate Regulatory Agency or other Governmental Authority that currently restricts in any material respect the conduct of its business, imposes any material requirements or procedures, relates to its credit or risk management policies or activities pursuant to such credit or risk management policies, including Anti-money Laundering and Bank Secrecy Act requirements or in any material manner relates to its capital adequacy, its ability to pay dividends or its management (each, a “ Stonegate Regulatory Agreement “), nor has Stonegate or any of its Subsidiaries been advised since January 1, 2014 by any Stonegate Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Stonegate Regulatory Agreement. Except as set forth on Section 3.5 of the Stonegate Disclosure Schedule, there is no material unresolved written violation, criticism, comment or exception by any Stonegate Regulatory Agency or other Governmental Authority relating to Stonegate or any of its Subsidiaries, and Stonegate is not aware of any reason why all required Regulatory Approvals would not be received on a timely basis without undue delay and without the imposition of any Materially Burdensome Regulatory Condition as described in the proviso to Section 5.3(a)(i) . Except for normal examinations conducted by Governmental Authorities in the regular course of business, no Governmental Authority has initiated any investigation or proceeding into the business or operations of Stonegate since January 1, 2014.

3.6 Capitalization.

(a) The authorized capital stock of Stonegate consists only of (i) 20,000,000 shares of Stonegate Common Stock, $5.00 par value, of which 15,301,388 are issued and outstanding as of the date of this

Agreement, and (ii) 4,000,000 shares of preferred stock, having no par value, of which no shares are issued and outstanding as of the date of this Agreement. The above issued and outstanding shares of Stonegate Common Stock constitute all of the issued and outstanding capital stock of Stonegate as of the date of this Agreement, and have been duly authorized, validly issued and are fully paid and nonassessable. None of the shares of Stonegate Common Stock have been issued or disposed of in violation of any preemptive rights of any Person. As of the date of this Agreement, 1,062,550 shares of Stonegate Common Stock were reserved for issuance upon the exercise of outstanding Stonegate Stock Options and 1,231,039 shares of Stonegate Common Stock were available for future grants of equity awards under the Stonegate Stock Option Plans. Stonegate has furnished or otherwise made available to Parent a true, complete copy of the Stonegate Stock Option Plans, and Section 3.6(a) of the Stonegate Disclosure Schedule sets forth a complete and correct list of all participants in the Stonegate Stock Option Plans as of the date hereof identifying the number of shares of Stonegate Common Stock subject to awards of Stonegate Stock Options held by each participant therein, the exercise price or prices of such Stonegate Stock Options, and the date on which each award of Stonegate Stock Option was granted, vests or becomes exercisable (as applicable), and expires (if applicable). Except as disclosed in Section 3.6(a) of the Stonegate Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Stonegate or any of its Subsidiaries are issued or outstanding.

(b) Except as disclosed in Section 3.6(a) of the Stonegate Disclosure Schedule, there are no outstanding (i) rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) obligating Stonegate or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of Stonegate or its Subsidiaries, or any securities exchangeable for or convertible into the capital stock of Stonegate or its Subsidiaries, (ii) contractual obligations of Stonegate or any of its Affiliates, or rights of a Person, to repurchase, redeem or otherwise acquire any shares of capital stock of Stoneg ate or its Subsidiaries, or (iii) proxies, voting agreements (except for the Voting and Support Agreements), voting trusts, preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, shareholder agreements or other rights, understandings or arrangements regarding the voting or disposition of the shares of Stonegate Common Stock or capital stock of its Subsidiaries. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by Stonegate or any of its Subsidiaries and are outstanding.

(c) No Subsidiary of Stonegate owns any capital stock of Stonegate except for shares held in a fiduciary capacity or in respect of a debt previously contracted.

3.7 Deposits. The deposit accounts of Stonegate are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. No proceedings for the revocation or termination of such deposit insurance are pending or, to Stonegate’s Knowledge, threatened.

3.8 Reports and Filings. Stonegate has filed (or furnished) all forms, reports, definitive proxy statements, schedules and documents required to be filed (or furnished) with the FDIC by it under 12 C.F.R. 335 or Sections 13(a), 14 or 15(d) of the Exchange Act, as the case may be, from and after January 1, 2014 (collectively, the “ Stonegate FDIC Filings”). Each Stonegate FDIC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.9 Financial Statements.

(a) The financial statements of Stonegate and its Subsidiaries included (or incorporated by reference) in the Stonegate FDIC Filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Stonegate and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Stonegate and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the FDIC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto (“ Stonegate’s Financial Statements”). As of the date hereof, the books and records of Stonegate and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe Horwath LLP has not resigned (or informed Stonegate that it intends to resign) or been dismissed as independent public accountants of Stonegate as a result of or in connection with any disagreements with Stonegate on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to Stonegate and its Subsidiaries, taken as a whole, neither Stonegate nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities or obligations that are reflected or reserved against on the consolidated balance sheet of Stonegate included in its Annual Report on Form 10-K for the fiscal year ended the Balance Sheet Date (including any notes thereto), (ii) liabilities or obligations incurred in the ordinary course of business consistent in nature and amount with past practice since the Balance Sheet Date or (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Stonegate and its Subsidiaries are in all material respects recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Stonegate or its Subsidiaries or accountants (including all means of access thereto and therefrom). Stonegate (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Stonegate, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Stonegate by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “ Sarbanes-Oxley Act ”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Stonegate’s outside auditors and the audit committee of Stonegate’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Stonegate’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Stonegate’s internal controls over financial reporting. There is no reason to believe that Stonegate’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

3.10 Ordinary Course; Lack of Material Adverse Change. From the Balance Sheet Date, except as otherwise specifically provided by this Agreement, Stonegate and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practice, and there has not been (i) any Material Adverse Change in Stonegate; (ii) any fact, effect, event, change occurrence or circumstance that would reasonably be expected to have a Material Adverse Change in Stonegate or (iii) action taken by Stonegate or any of its Subsidiaries during the period from the Balance Sheet Date through the date of this Agreement that would have required Parent’s consent if Stonegate had been subject to Section 5.1 hereof at such time.

3.11 Reorganization. Neither Stonegate nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.12 Taxes.

(a) (i) All federal and state Tax Returns and all other material Tax Returns that were or are required to be filed on or before the Closing Date by Stonegate or its Subsidiaries (including, to Stonegate’s Knowledge, for purposes of all subsections of this Section 3.12, those entities acquired by or merged into Stonegate) have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and were or will be prepared in substantial compliance with all Applicable Laws; (ii) all Taxes due and owing by Stonegate or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no issues that have been raised in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) are pending as of the date of this Agreement, or, if pending, have been specifically identified by Stonegate to Parent in writing and adequately reserved for in Stonegate’s Financial Statements. Neither Stonegate nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(b) No federal, state, local or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Stonegate or any of its Subsidiaries. Neither Stonegate nor its Subsidiaries has received from any federal, state, local or non-U.S. taxing authority (including jurisdictions where Stonegate or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against Stonegate or any of its Subsidiaries. Section 3.12(b) of the Stonegate Disclosure Schedule lists all federal and state Tax Returns filed by Stonegate and each of its Subsidiaries for taxable periods ended on or after December 31, 2013, indicating those that have been audited and those that are currently the subject of audit, and all examination reports and statements of deficiencies related to federal and state income Tax assessed against or agreed to by Stonegate or any of its Subsidiaries with respect to those taxable periods.

(c) There are no Liens on Stonegate’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for Taxes not yet due and payable or which the validity thereof is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the Stonegate Financial Statements.

(d) Neither Stonegate nor any of its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

(e) Stonegate and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(f) Neither Stonegate nor any of its Subsidiaries is (or has been) a party to any Tax allocation or sharing agreement (other than such an agreement or arrangement exclusively between or among Stonegate and its Subsidiaries). Neither Stonegate nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was Stonegate); or (B) has any liability for Taxes of any Person (other than Stonegate or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) as a transferee, successor, by contract or otherwise.

(g) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Stonegate or any Subsidiary is a party and that could be treated as a partnership for federal income Tax purposes.

(h) Neither Stonegate nor any Subsidiary has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(i) No claim has been made in the last five (5) years by a taxing authority in a jurisdiction where Stonegate or any Subsidiary does not file Tax Returns that Stonegate (or such Subsidiary) is or may be subject to taxation by that jurisdiction.

(j) Neither Stonegate nor any Subsidiary has, in the last five (5) years, distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(k) Neither Stonegate nor any Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Neither Stonegate nor any Subsidiary participates in or cooperates with (or has at any time participated in or cooperated with) an international boycott within the meaning of Section 999 of the Code.

(m) Neither Stonegate nor any Subsidiary has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). Stonegate and each Subsidiary have disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.

(n) No gain recognition agreements have been entered into by either Stonegate or any Subsidiary, and, neither Stonegate nor any of its Subsidiaries has obtained a private letter ruling or closing agreements from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(o) Neither Stonegate nor any Subsidiary is or has at any time been (A) a “controlled foreign corporation” as defined by Section 957 of the Code; (B) a “personal holding company” as that term has been defined from time to time in Section 542 of the Code; (C) a “passive foreign investment company” nor has Stonegate or any Subsidiary at any time held directly, indirectly, or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Section 1296 or 1297 of the Code.

(p) Stonegate and each Subsidiary is in material compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.

(q) Except as listed on Section 3.12(q) of the Stonegate Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4) (or any corresponding provision of state, local or non-U.S. Tax law)), 162 (other than 162(a)), or 404 of the Code.

(r) Neither Stonegate nor any Subsidiary has been, nor will any of them be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date (i) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events, or accounting methods employed prior to the transactions contemplated hereby, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, (iii) as a result of any prepaid amount received on or prior to the Closing Date; (iv) as a result of an election under Section 108(i) of the Code; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(s) All transactions for taxable years for which the statute of limitations is still open (including but not limited to sales of goods, loans, and provision of services) between (i) Stonegate or any Subsidiary and (ii) any other Person that is controlled directly or indirectly by Stonegate (within the meaning of Section 482 of the Code) were effected on arms’-length terms and for fair market value consideration.

(t) The unpaid Taxes of Stonegate and each Subsidiary (a) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of Stonegate’s Financial Statements (rather than in any notes thereto) and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Stonegate and each Subsidiary in filing its Tax Returns. Since the Balance Sheet Date, neither Stonegate nor any Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(u) Stonegate operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

(v) Stonegate has provided or otherwise made available to Parent all of Stonegate’s and its Subsidiaries’ books and records with respect to Tax matters pertinent to Stonegate or its Subsidiaries relating to any Tax periods commencing on or before the Closing Date.

3.13 Title to Assets; Real Property.

(a) Stonegate or one of its Subsidiaries has good and marketable title or a valid leasehold interest in, easement or right to use all of its assets and properties, including those reflected in either the latest audited balance sheet or latest interim balance sheet included in the Stonegate FDIC Filings (except for assets sold or otherwise disposed of or leases that have expired since the Balance Sheet Date in the ordinary course of business or been terminated as provided in Section 5.1(xix) of the Stonegate Disclosure Schedule), as being owned or leased, as applicable, free and clear of any and all Liens other than Permitted Liens. All properties and assets of Stonegate and its Subsidiaries are in good operating condition and repair, ordinary wear and tear and commercially reasonable deferred maintenance excepted, and except for such failures to be in good operating condition and repair which would not reasonably be expected to materially impair the use thereof in the operation of the business of Stonegate or any of its Subsidiaries.

(b) Section 3.13(b) of the Stonegate Disclosure Schedule contains a true and complete list of all real property owned or leased by Stonegate as of the date of this Agreement, identifying the real property as leased or owned. Stonegate is in possession of all real property leased to it, as set forth in Section 3.13(b) of the Stonegate Disclosure Schedule, and each such lease is valid without default thereunder by the lessee and has not been assigned or subleased by Stonegate unless so indicated in Section 3.13(b) of the Stonegate Disclosure Schedule. The real property listed in Section 3.13(b) of the Stonegate Disclosure Schedule is in material compliance with all applicable zoning laws and building codes and all applicable health and safety related requirements. There are no pending or, to Stonegate’s Knowledge, threatened material condemnation proceedings against the real property listed in Section 3.13(b) of the Stonegate Disclosure Schedule.

(c) Neither Stonegate nor any of its Subsidiaries owns any real property, except (i) real property acquired through foreclosure or deed in lieu of foreclosure and (ii) real property used for its headquarters or banking operations.

3.14 Litigation; Orders.

(a) Except as set forth on Section 3.14(a) of the Stonegate Disclosure Schedule, there is no material Proceeding pending or, to Stonegate’s Knowledge, threatened either (i) against Stonegate or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.

(b) There is no material Order either (i) outstanding against Stonegate or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.

(c) To Stonegate’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any material Proceeding against Stonegate or any of its Subsidiaries.

3.15 Compliance.

(a) Stonegate and each of its Subsidiaries are in material compliance with all Applicable Laws and Orders, including without limitation all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Stonegate and each of its Subsidiaries have all Permits of, and have made all required filings, applications and registrations with, all applicable Government Authorities necessary to permit it to carry on its business in all material respects as presently conducted.

(b) Neither Stonegate nor any of its Subsidiaries is in default under or in violation of any term or provision of (i) its Charter Documents or (ii) any material Permit which it holds. No event has occurred or circumstance exists that will (with or without notice or lapse of time) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of or materially and adversely modify any material Permit.

(c) Stonegate has implemented one or more formal codes addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, and other material policies as may be required by any Applicable Law for itself and its Subsidiaries, and a complete and correct copy of each such policy has been made available to Parent. Such policies comply in all material respects with the requirements of any Laws applicable thereto.

3.16 Loans.

(a) Each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by Stonegate and its Subsidiaries (collectively, “Loans”) (i) complies in all material respects with Applicable Laws, (ii) has been made, entered into or acquired by Stonegate or one of its Subsidiaries in accordance with customary board of director-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and correct in all material respects, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, Stonegate or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) to Stonegate’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by applicable laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles. None of the rights or remedies under the documentation relating to the Loans has in any material respect been amended, modified, waived, subordinated or otherwise altered by Stonegate, except as evidenced by a written instrument which is a part of the file with respect to such Loans made available to Parent and was entered into by Stonegate in good faith and in its ordinary course of business. For purposes of this Section 3.16(a), the phrase “enforceable in accordance with its terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.

(b) Stonegate has previously disclosed a complete and correct list of all Loans that, as of the Balance Sheet Date (i) are contractually past due 90 days or more in the payment of principal and/or interest, (ii) are on nonaccrual status or (iii) are classified as “Watch List,” “Special Mention,” “Substandard,” “Doubtful” or “Loss,” (or words of similar import) together with the principal amount on each such Loan and the identity of the obligor thereunder. Section 3.16(b) of the Stonegate Disclosure Schedule sets forth a complete list of other real estate owned, acquired by foreclosure or by deed in-lieu thereof and owned by Stonegate or its Subsidiaries as of the Balance Sheet Date, including the book value thereof. True, correct and complete copies of the currently effective lending policies and practices of Stonegate and each of its Subsidiaries have been made available to Parent.

(c) (i) Each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents, in each case in all material respects, Stonegate’s underwriting and servicing standards (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) in all material respects and with Applicable Laws and applicable requirements of any government-sponsored enterprise program in all material respects, and (ii) Stonegate and its Subsidiaries have properly fulfilled in all material respects their contractual responsibilities and duties with respect to any Loan in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.

(d) Except as set forth on Section 3.16(d) of the Stonegate Disclosure Schedule none of the agreements pursuant to which Stonegate or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of Stonegate or its Subsidiaries, as applicable.

(e) As to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and to Stonegate’s Knowledge, will remain in full force and effect following the Closing Date, in each case, without any further action by Stonegate or any of its Subsidiaries subject to the fulfillment of their obligations under the Small Business Administration Agreement that arise after the date hereof.

(f) Section 3.16(f) of the Stonegate Disclosure Schedule sets forth a complete and correct list of all Loans by Stonegate and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Stonegate or any of its Subsidiaries. There are no Loans to any employee, officer, director or other Affiliate of Stonegate on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All such Loans are and were made in compliance in all material respects with all Applicable Laws. Each Loan disclosed on Section 3.16(f) of the Stonegate Disclosure Schedule has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms’-length transactions, did not involve more than the normal risk of collectability or present other unfavorable features.

3.17 CRA Compliance. Stonegate is Well-Capitalized and most recent examination rating under the Federal Community Reinvestment Act, as amended, and the regulations promulgated thereunder (“CRA”), was “satisfactory” or better. To Stonegate’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Stonegate to receive any notice of non-compliance with such provisions of the CRA or cause Stonegate’s CRA rating to decrease below the “satisfactory” level.

3.18 Investment Portfolio. All investment securities held by Stonegate or its Subsidiaries, as reflected in the financial statements included in the Stonegate FDIC Filings, are in all material respects carried in accordance with GAAP and in a manner consistent with the applicable guidelines issued by the Stonegate Regulatory Agencies. Each of Stonegate and its Subsidiaries has good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the financial statements included in the Stonegate FDIC Filings and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Stonegate or its Subsidiaries.

3.19 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Stonegate, any of its Subsidiaries or for the account of a customer of Stonegate or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Stonegate or one of its Subsidiaries enforceable in accordance with their terms except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies, and are in full force and effect. Stonegate and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Stonegate’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.20 Intellectual Property. Stonegate and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. To Stonegate’s Knowledge, the use of any Intellectual Property by Stonegate and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person in any material respect and is in accordance in all material respects with any applicable license pursuant to which Stonegate or any Stonegate Subsidiary acquired the right to use any Intellectual Property, and no person has asserted in writing to Stonegate that Stonegate or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person. To Stonegate’s Knowledge, no person is challenging, infringing on or otherwise violating any right of Stonegate or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Stonegate or its Subsidiaries. Neither Stonegate nor any Stonegate Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Stonegate or any Stonegate Subsidiary, and Stonegate and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Stonegate and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.21 Environmental Matters.

(a) Except as set forth on Section 3.21 of the Stonegate Disclosure Schedule, (i) no notice, notification, demand, request for information, citation, summons or order has been received by Stonegate or any of its Subsidiaries, no complaint has been filed against Stonegate or any of its Subsidiaries, no penalty has been assessed against Stonegate or any of its Subsidiaries, and no investigation, action, claim or suit is pending or, to Stonegate’s Knowledge, is threatened against Stonegate or any of its Subsidiaries by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law; (ii) Stonegate, each of its Subsidiaries and the Stonegate Real Property are in compliance in all material respects with all Environmental Laws and all Permits relating to Environmental Law matters; (iii) neither Stonegate nor any of its Subsidiaries is conducting or paying for any response or corrective action under any Environmental Law at any location; (iv) neither Stonegate nor any of its Subsidiaries is party to any Order that imposes any obligations under any Environmental Law; and (v) neither Stonegate nor any of its Subsidiaries have assumed by contract or by operation of law a claim or suit related to a violation of any Environmental Law or any obligation to investigate and/or remediate Hazardous Substances.

(b) To Stonegate’s Knowledge, (i) there has been no release of any Hazardous Substance by Stonegate or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any unpaid remedial obligation, corrective action requirement or liability under applicable Environmental Laws, (ii) there are no underground storage tanks used for storage of Hazardous Substance which were or are located on or below the surfaces of properties owned or operated by Stonegate, and (iii) no part of the properties owned or operated by Stonegate contains asbestos in friable condition.

(c) To Stonegate’s Knowledge, no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by Stonegate or any of its Subsidiaries, and Hazardous Substances are not otherwise present at or about any such properties or facilities in amounts or conditions that has resulted in or would reasonably be expected to result in liability to Stonegate or any of its Subsidiaries under any Environmental Law.

(d) Stonegate has made available to Parent all assessments, reports, data, audits and other material information in possession of Stonegate or to which it has reasonable access regarding the presence or release of Hazardous Substances or compliance with Environmental Laws related to properties it owns or operates.

3.22 Material Contracts. Except for the Contracts set forth on the “Exhibit Index” included in Stonegate’s Form 10-K for the year ended December 31, 2016 or the Stonegate FDIC Filings subsequently filed or on Section 3.22 of the Stonegate Disclosure Schedule as of the date of this Agreement, neither Stonegate nor any of its Subsidiaries, nor any of their respective assets, properties, businesses or operations is a party to, bound or affected by, or receives benefits under any Stonegate Material Contract. All Stonegate Material Contracts are valid and binding agreements of Stonegate or its Subsidiaries, as applicable, and are in full force and effect and are enforceable in accordance with their terms except as such enforceability may be limited by laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws, rules or regulations affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither Stonegate nor its Subsidiaries is in material violation or breach of or material default under any Stonegate Material Contract. To Stonegate’s Knowledge, no third party is in violation or breach of or default under any Stonegate Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.23 Employee Benefit Matters.

(a) Section 3.23(a) of the Stonegate Disclosure Schedule sets forth a true and complete list of each Stonegate Employee Benefit Plan. Only employees and directors and former employees and directors (and their eligible dependents) of Stonegate and its Subsidiaries participate in the Stonegate Employee Benefit Plans. Within five (5) Business Days of the date of this Agreement, Stonegate shall provide a complete and correct list of the names of the participants in each of the Stonegate Employee Benefit Plans. Neither Stonegate nor any of its Subsidiaries has been notified that any Stonegate Employee Benefit Plan is undergoing an audit or is subject to an investigation by any of the IRS, the United States Department of Labor (“ DOL ”) or other Governmental Authority.

(b) With respect to each Stonegate Employee Benefit Plan, complete and correct copies of the following documents have been made available to Parent: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles (including, without limitation, contracts with service providers and insurers) with respect to each such Stonegate Employee Benefit Plan and, in the case of any Stonegate Employee Benefit Plan that is not in written form, a written description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) years, if applicable; (iv) the most recent IRS determination letter or opinion letter and any pending application with respect to each such Stonegate Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code; and (v) all correspondence to and from the IRS, DOL, or any other Governmental Agency within the past three (3) years relating to any Stonegate Employee Benefit Plan (other than the documentation provided under (iii) and (iv) above).

(c) Each Stonegate Employee Benefit Plan has been administered in all material respects in compliance with its terms and with all Applicable Laws, including, but not limited to, ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act, and any regulations or rules promulgated thereunder; (ii) no Proceedings are pending, or to Stonegate’s Knowledge, threatened; (iii) all premiums, contributions, or other payments required to have been made by Applicable Law or under the terms of any such Stonegate Employee Benefit Plan or any Contract relating thereto have been made; (iv) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly filed or distributed; and (v) no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code.

(d) With respect to each Stonegate Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which Stonegate is entitled to rely under IRS pronouncements, no such determination letter, opinion letter or advisory letter has been revoked nor, to Stonegate’s Knowledge, has revocation been threatened, and no circumstance exists that would reasonably be expected to result in the loss of such qualification.

(e) No Stonegate Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(f) Except as set forth in Section 3.23(f) of the Stonegate Disclosure Schedule neither Stonegate nor any Stonegate Employee Benefit Plan provides (or will provide) health or other welfare benefits to one or more former employees, officers, directors, or other individuals (including dependents of any of the foregoing) other than benefits that are required to be provided pursuant to the applicable requirements of COBRA. Stonegate has at all times complied with COBRA in all material respects, and has maintained adequate records to evidence such compliance.

(g) No Stonegate Employee Benefit Plan is, and neither Stonegate nor any Affiliate maintains or contributes to, or has at any time maintained or contributed to, or has any liability, whether actual or contingent, under a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code. No Stonegate Employee Benefit Plan is or was at any time a multiemployer plan, as defined in Section 3(37) of

ERISA, and neither Stonegate nor any Affiliate has ever contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any such multiemployer plan. None of the Stonegate Employee Benefit Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in ERISA Section 3(40). No Stonegate Employee Benefit Plan is or was at any time a multiple employer plan, as described in Code Section 413(c) or ERISA Sections 4063 or 4064, and neither Stonegate nor any Affiliate has ever contributed to or had an obligation to contribute to any such plan.

(h) Section 3.23(h) of the Stonegate Disclosure Schedule sets forth a complete list of all severance and termination benefits with respect to which Stonegate or any of its Subsidiaries has or will have any liability, under any Stonegate Employee Benefit Plan or other employment agreement, noncompetition or severance agreement, program, practice, or arrangement; such schedule shall indicate whether such plan, agreement or arrangement will not be automatically terminated at Closing (in such case, a “Continuing Employment Agreement”) or whether such plan, agreement or arrangement will be terminated at Closing (in such case, a “Terminated Employment Agreement “) and the amount of any required payments thereunder due upon Closing, upon termination of employment or both (each, an “Employment Payment “).

(i) Except as set forth on Section 3.23(i) of the Stonegate Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (whether alone or in conjunction with any other event) (i) require the funding (whether on a formal or informal basis) of the benefits under any Stonegate Employee Benefit Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by Stonegate or any of its Subsidiaries under any Stonegate Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any compensation, equity award or other benefit under any Stonegate Employee Benefit Plan.

(j) No participants in any Stonegate Employee Benefit Plan participate in such plan pursuant to the terms of a collective bargaining agreement.

(k) Except as set forth in Schedule 3.23(k) , the 401(k) Plan is not funded with and does not allow for payments, investments, or distributions in any employer security of Stonegate or any Affiliate (including employer securities as defined in Section 407(d)(1) of ERISA), or employer real property as defined in Section 407(d)(2) of ERISA.

(l) Except as set forth in Section 3.23(l) of the Stonegate Disclosure Schedule no reportable event within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Stonegate Employee Benefit Plan, and neither Stonegate nor to Stonegate’s Knowledge any Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

(m) Except as set forth on Section 3.23(m) of the Stonegate Disclosure Schedule neither Stonegate nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax). Each Stonegate Employee Benefit Plan that is a “nonqualified deferred compensation plan” within in the meaning of Section 409A of the Code has been operated in material documentary and operational compliance with Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder.

3.24 Labor Relations (Employment Matters).

(a) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to Stonegate’s Knowledge, threatened against or affecting Stonegate or any of its Subsidiaries. Neither Stonegate nor any of its Subsidiaries is a party to any collective bargaining agreements or similar labor agreements and to Stonegate’s knowledge there are no organizing efforts by any union or other group seeking to represent any employees of Stonegate or any of its Subsidiaries. Stonegate and each of its Subsidiaries is, and has at all relevant times been, in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices defined in the National Labor Relations Act or other Applicable Law. Neither Stonegate nor any of its Subsidiaries has received any written notice that any Governmental Authority responsible for the enforcement of labor or employment laws, rules or regulations intends to conduct an investigation with respect to or relating to Stonegate and its Subsidiaries and, to Stonegate’s Knowledge, no such investigation is in progress.

(b) Since the Balance Sheet Date, Stonegate has not effectuated a “mass layoff” or “plant closing” as defined in the WARN Act affecting any site of employment or facility of Stonegate or its Subsidiaries.

(c) Except as set forth on Section 3.24(c) of the Stonegate Disclosure Schedule, Stonegate is not a party to any Contract with respect to the employment of any officer, director, employee or consultant that is not terminable at will and without any penalty or other severance or obligation.

(d) Except as set forth on Section 3.24(d) of the Stonegate Disclosure Schedule, to Stonegate’s Knowledge, there are no non-solicitation, non-competition, non-disclosure, non-interference agreements between any current employees of Stonegate or any of its Subsidiaries and any third party.

(e) Stonegate and each of its Subsidiaries have made all required payments due to employees and to its respective unemployment compensation reserve accounts with the appropriate federal, state, local, and foreign governments (and all agencies thereof) of the jurisdictions where either Stonegate or the respective Subsidiary is required to maintain such accounts.

3.25 Related Party Transactions. Except as set forth on Section 3.25 of the Stonegate Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Stonegate or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Stonegate or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Stonegate Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Stonegate) on the other hand, except those of a type available to employees of Stonegate or its Subsidiaries generally.

3.26 Insurance. Except as would not reasonably be expected to have a Material Adverse Effect on Stonegate, each of Stonegate and its Subsidiaries are insured against such risks and in such amounts as are adequate and as the management of Stonegate reasonably has determined to be prudent with respect to their businesses, properties and assets. All insurance policies with respect to the business and assets of Stonegate are in full force and effect, all premiums due and payable thereon have been paid, Stonegate and its Affiliates have not received notice to the effect that any of them are in default under any such insurance policy, and all claims have been filed in a timely fashion. To Stonegate’s Knowledge, there is no claim pending under any such policies with respect to Stonegate or any of its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.

3.27 Brokers. Except for Keefe, Bruyette & Woods, Inc. and Hovde Group, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stonegate.

3.28 Stonegate Information. True and complete copies of all documents listed in the Stonegate Disclosure Schedule have been made available or provided to Parent. Except for the minutes and actions related to the process leading to this Agreement and the transactions contemplated hereunder, which have not yet been prepared, approved, executed and/or placed in Stonegate’s corporate minute books, the corporate minute books, the books of account, stock record books and other financial and corporate records of Stonegate and each of its Subsidiaries, all of which have been made available to Parent, are complete and correct in all material respects.

3.29 Information Supplied. None of the information supplied or to be supplied by Stonegate for inclusion or incorporation by reference in (a) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the Stonegate Shareholders or at the time of the Stonegate Shareholders’ Meeting, (b) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of Stonegate incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Stonegate with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Proxy Statement/Prospectus or the Registration Statement.

3.30 Fairness Opinion. The Board of Directors of Stonegate has received the opinion of Hovde Group, LLC, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the Stonegate Shareholders.

3.31 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Stonegate in this Article III, neither Stonegate nor any other person makes any express or implied representation or warranty with respect to Stonegate, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Stonegate hereby disclaims any such other representations or warranties.

(b) Stonegate acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the disclosure schedule delivered by Parent to Stonegate concurrently herewith (the “Parent Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Parent and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Parent hereby represents and warrants to Stonegate as follows:

4.1 Organization.

(a) Parent is an Arkansas corporation (i) duly organized, validly existing and in good standing under the Laws of the State of Arkansas (ii) which is a bank holding company duly registered under the BHC Act, (iii) with all requisite power (corporate or otherwise) and authority to own and operate its properties and to carry on its business as presently conducted. Parent is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of said authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. True, complete and correct copies of the Charter Documents of Parent, as in effect as of the date of this Agreement, have previously been made available to Stonegate.

(b) Each Subsidiary of Parent is (i) duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, (ii) with all requisite power and authority to own and operate its properties and to carry on its business as presently conducted, and (iii) duly qualified in good standing in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of said authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

4.2 Authority; Binding Nature. Each of Parent and, to the extent applicable, its Subsidiaries has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Subsidiary Bank, and the consummation of the transactions contemplated hereby has been duly authorized by all necessary action on the part of each of Parent and, to the extent applicable, its Subsidiaries and no other corporate proceedings on the part of Parent or such Subsidiaries are necessary to authorize the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Subsidiary Bank and constitutes (in each case assuming due authorization, execution and delivery by Stonegate) the legal, valid and binding obligations of Parent and Subsidiary Bank enforceable against Parent and Subsidiary Bank, as applicable, in accordance with its terms, subject to the effect of any applicable laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. § 1818(b), the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

4.3 No Conflicts. The execution, delivery and performance of this Agreement by Parent and Subsidiary Bank, and the consummation of the transactions contemplated hereby by Parent and its Subsidiaries, including the Merger, do not and will not (a) conflict with, or result in a breach of or default under, any terms or conditions of the Charter Documents of Parent or any of its Subsidiaries, or (b) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) conflict with or violate in any material respect any Applicable Law as to Parent or any of its Subsidiaries, (y) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any Contract set forth on the “Exhibit Index” included in Parent’s Form 10-K for the year ended December 31, 2013 or the Parent SEC filings subsequently filed, or (z) result in the creation or imposition of any Lien on any of the assets of Parent or any of its Subsidiaries.

4.4 Consents and Approvals. Other than (i) the Regulatory Approvals, (ii) the Requisite Parent Vote, and (iii) such other filings, authorizations, consents, notices or approvals as may be set forth on Section 4.4 of the Parent Disclosure Schedule, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Person or any Governmental Authority on the part of Parent or any of its Subsidiaries is required in connection with the execution, delivery and performance of this Agreement by Parent and Subsidiary Bank and the consummation of the transactions contemplated hereby.

4.5 Regulatory Matters. Parent and each of its Subsidiaries has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2014 with, as applicable, (i) the Federal Reserve Board; (ii) the FDIC; (iii) the ASBD and any predecessor agency; (iv) any other applicable bank regulatory agencies (collectively, “ Parent Regulatory Agencies “ and, together with Stonegate Regulatory Agencies, the “Regulatory Agencies”) and (v) any other applicable Governmental Authority and has paid all applicable fees, premiums and assessments due and payable thereto. Each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law. Since January 1, 2014, neither Parent, Subsidiary Bank nor any of their Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or has been ordered to pay any civil money penalty by or at the request of, any Parent Regulatory Agency or other Governmental Authority of any kind, or has adopted any board resolutions at the request or suggestion of any Parent Regulatory Agency or other Governmental Authority that currently restricts in any material respect the conduct of its business, imposes any material requirements or procedures, relates to its credit or risk management policies or activities pursuant to such credit or risk management policies, including Anti-money Laundering and Bank Secrecy Act requirements or in any material manner relates to its capital adequacy, its ability to pay dividends or its management (each, a “ Parent Regulatory Agreement”), nor has Parent, Subsidiary Bank or any of their Subsidiaries been advised since January 1, 2014 by any Parent Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement. Except as set forth on Section 4.5 of the Parent Disclosure Schedule, there is no material unresolved written violation, criticism, comment or exception by any Parent Regulatory Agency or other Governmental Authority relating to Parent, Subsidiary Bank or any of their Subsidiaries, and Parent is not aware of any reason why all required Regulatory Approvals would not be received on a timely basis without undue delay and without the imposition of any Materially Burdensome Regulatory Condition as described in the proviso to Section 5.3(a)(i). Except for normal examinations conducted by Governmental Authorities in the regular course of business, no Governmental Authority has initiated any investigation or proceeding into the business or operations of Parent or Subsidiary Bank since January 1, 2014. Parent is not aware of any reason why it or any of its Subsidiaries would not receive all required Regulatory Approvals on a timely basis without undue delay and without the imposition of any Materially Burdensome Regulatory Condition as described in the proviso to Section 5.3(a)(i).

4.6 Capitalization.

(a) As of the date of this Agreement (the “Parent Capitalization Date”) the authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock, and (ii) 5,500,000 shares of preferred stock par value $0.01 per share. As of the Parent Capitalization Date, there are 143,441,824 shares of Parent Common Stock outstanding (which number includes (i) 1,065,838 shares of Parent Common Stock subject to outstanding awards of restricted Parent Common Stock granted by Parent, (ii) no shares of Parent Common Stock held in treasury, and (iii) 2,288,120 shares of Parent Common Stock subject to and reserved for issuance upon the exercise of outstanding stock options to purchase shares of Parent Common Stock granted by Parent), and no other shares of capital stock or other voting securities or equity interests of Parent are issued, reserved for issuance or outstanding. The above shares constitute all of the issued and outstanding Parent Common Stock as of the Parent Capitalization Date. All of the issued and outstanding shares of Parent Common Stock and shares of Parent’s preferred stock have been duly authorized, validly issued and are fully paid and nonassessable. None of such shares have been issued or disposed of in violation of any preemptive rights of any Person. The Parent Common Stock to be issued in exchange for Stonegate Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive rights. As of the date hereof there are, and as of the Effective Time there will be, sufficient authorized and unissued Parent Common Stock to enable Parent to issue the Merger Consideration as contemplated in this Agreement.

(b) All of the issued and outstanding shares of capital stock of Subsidiary Bank are, on the date of this Agreement, and on the Closing Date will be, held by Parent.

(c) Except as disclosed in Section 4.6(c) of the Parent Disclosure Schedule, as of the Parent Capitalization Date, there are no outstanding rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) obligating Parent or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of Parent or its Subsidiaries, or any securities exchangeable for or convertible into the capital stock of Parent or its Subsidiaries. As of the Parent Capitalization Date, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by Parent and are outstanding.

4.7 Deposits. The deposit accounts of Subsidiary Bank are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. No proceedings for the revocation or termination of such deposit insurance are pending or, to Parent’s Knowledge, threatened.

4.8 Parent SEC Filings. Parent has filed (or furnished) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed (or furnished) with the SEC by it under Section 5 of the Securities Act or Sections 13(a), 14 or 15(d) of the Exchange Act, as the case may be, from and after January 1, 2014 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.9 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto (the “ Parent’s Financial Statements”). As of the date hereof, the books and records of Parent and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, BKD, LLP has not resigned (or informed Parent that indicated it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, neither Parent nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Annual Report on Form 10-K for the fiscal year ended the Balance Sheet Date (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since the Balance Sheet Date or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are in all material respects recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom). Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. There is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

4.10 Ordinary Course; Lack of Material Adverse Change. From the Balance Sheet Date, except as reflected in the Parent SEC Filings or Section 4.10 of the Parent Disclosure Schedule, or as contemplated by this Agreement, there has not been (i) any Material Adverse Change in Parent, (ii) any fact, effect, event, change occurrence or circumstance that would reasonably be expected to have a Material Adverse Change in Parent or (iii) any action taken by Parent or any of its Subsidiaries during the period from the Balance Sheet Date through the date of this Agreement that would have required Stonegate’s consent if Parent had been subject to Section 5.2 at such time.

4.11 Reorganization. Neither Parent nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.12 Litigation; Orders.

(a) There is no material Proceeding pending or, to Parent’s Knowledge, threatened either (i) against Parent or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(b) There is no material Order either (i) outstanding against Parent, Subsidiary Bank or any of their Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.

(c) To Parent’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any material Proceeding against Parent, Subsidiary Bank or any of their Subsidiaries.

4.13 Compliance.

(a) Parent and each of its Subsidiaries are in compliance in all material respects with all Applicable Laws and Orders, including without limitation all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Parent and each of its Subsidiaries have all Permits of, and have made all required filings, applications and registrations with, all applicable Government Authorities necessary to permit it to carry on its business in all material respects as presently conducted.

(b) Neither Parent nor any of its Subsidiaries is in default under or in violation of any term or provision of (i) its Charter Documents or (ii) any material Permit which it holds. No event has occurred or circumstance exists that will (with or without notice or lapse of time) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of or materially and adversely modify any material Permit.

(c) Parent has implemented one or more formal codes addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, and other material policies as may be required by any Applicable Law for itself, Subsidiary Bank and their Subsidiaries, and a complete and correct copy of each such policy has been made available to Stonegate. Such policies comply in all material respects with the requirements of any Laws applicable thereto.

4.14 CRA Compliance. Subsidiary Bank is Well Capitalized and its most recent examination rating under the CRA, was “satisfactory” or better. To Parent’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Parent or Subsidiary Bank to receive any notice of non-compliance with such provisions of the CRA or cause Parent or Subsidiary Bank’ s CRA rating to decrease below the “satisfactory” level.

4.15 Material Contracts. As of the date of this Agreement, neither Parent nor any Subsidiary of Parent is a party to any Contract or amendment thereto that would be required to be, and has not been, filed as an exhibit to Parent SEC Filings as of the date of this Agreement. With respect to any Contract or amendment thereto required to be filed as an exhibit to a Parent SEC Filing: (i) the Contract is in full force and effect; (ii) neither Parent nor any Subsidiary of Parent is in material violation or breach of or material default thereunder; and (iii) no other party to any such Contract is, to Parent’s Knowledge as of the date of this Agreement, in violation or breach of or default thereunder.

4.16 Brokers. Except for RBC Capital Markets, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Subsidiaries.

4.17 Information Supplied. None of the information supplied or to be supplied by Parent or its Subsidiaries for inclusion or incorporation by reference in (a) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the Stonegate Shareholders or at the time of the Stonegate Shareholders’ Meeting, (b) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of Parent incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to information supplied by Stonegate for inclusion in the Proxy Statement/Prospectus or the Registration Statement. The Proxy Statement and Registration Statement will, when filed by Parent in final form with the SEC, comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.

4.18 Ownership of Stonegate Common Stock. Neither Parent, nor any of its Subsidiaries, or to Parent’s Knowledge, any of its other Affiliates or associates, owns beneficially or of record, directly or indirectly, or, except for the Voting and Support Agreements, is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Stonegate Common Stock for its own account.

4.19 Related Party Transactions. Except as set forth on Section 4.19 of the Parent Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent, Subsidiary Bank or any of their Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent, Subsidiary Bank or any of their Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Parent) on the other hand, except those of a type available to employees of Parent, Subsidiary Bank or their Subsidiaries generally.

4.20 Parent Information. True and complete copies of all documents listed in the Parent Disclosure Schedule have been made available or provided to Stonegate. Except for the minutes and actions related to the process leading to this Agreement and the transactions contemplated hereunder, which have not yet been prepared, approved, executed and/or placed in Parent’s corporate minute books, the corporate minute books, the books of account, stock record books and other financial and corporate records of Parent, Subsidiary Bank and each of its Subsidiaries are complete and correct in all material respects.

4.21 Investment Portfolio. All investment securities held by Parent, Subsidiary Bank or their Subsidiaries, as reflected in the financial statements included in the Parent SEC Filings, are in all material respects carried in accordance with GAAP and in a manner consistent with the applicable guidelines issued by the Parent Regulatory Agencies. Each of Parent, Subsidiary Bank and their Subsidiaries has good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the financial statements included in the Parent SEC Filings and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Parent, Subsidiary Bank or their Subsidiaries.

4.22 Taxes.

(a) (i) All federal and state Tax Returns and all other material Tax Returns that were or are required to be filed on or before the Closing Date by Parent, Subsidiary Bank or their Subsidiaries (including, to Parent’s Knowledge, for purposes of all subsections of this Section 3.12, those entities acquired by or merged into Parent or Subsidiary Bank) have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and were or will be prepared in substantial compliance with all Applicable Laws; (ii) all Taxes due and owing by Parent, Subsidiary Bank or their Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no issues that have been raised in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) are pending as of the date of this Agreement, or, if pending, have been specifically identified by Parent to Stonegate in writing and adequately reserved for in Parent’s Financial Statements. Neither Parent, Subsidiary Bank nor any of their Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(b) No federal, state, local or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Parent, Subsidiary Bank or their Subsidiaries. Neither Parent, Subsidiary Bank nor any of their Subsidiaries has received from any federal, state, local or non-U.S. taxing authority (including jurisdictions where Parent, Subsidiary Bank or their Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against Parent, Subsidiary Bank or their Subsidiaries.

(c) There are no Liens on Parent’s, Subsidiary Bank’s or any of their Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for Taxes not yet due and payable or which the validity thereof is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the Parent Financial Statements.

(d) Neither Parent, Subsidiary Bank nor any of their Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

(e) Parent, Subsidiary Bank and their Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(f) Neither Parent, Subsidiary Bank nor any of their Subsidiaries is (or has been) a party to any Tax allocation or sharing agreement (other than such an agreement or arrangement exclusively between or among Parent, Subsidiary Bank and their Subsidiaries). Neither Parent, Subsidiary Bank nor any of their Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was Parent); or (B) has any liability for Taxes of any Person (other than Parent, Subsidiary Bank or their Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) as a transferee, successor, by contract or otherwise.

(g) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Parent, Subsidiary Bank or their Subsidiaries is a party and that could be treated as a partnership for federal income Tax purposes.

(h) Neither Parent, Subsidiary Bank nor any of their Subsidiaries has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(i) No claim has been made in the last five (5) years by a taxing authority in a jurisdiction where Parent, Subsidiary Bank or their Subsidiaries does not file Tax Returns that Parent (or such Subsidiary) is or may be subject to taxation by that jurisdiction.

(j) Neither Parent, Subsidiary Bank nor any of their Subsidiaries has, in the last five (5) years, distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(k) Neither Parent, Subsidiary Bank nor any of their Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Neither Parent, Subsidiary Bank nor any of their Subsidiaries participates in or cooperates with (or has at any time participated in or cooperated with) an international boycott within the meaning of Section 999 of the Code.

(m) Neither Parent, Subsidiary Bank nor any of their Subsidiaries has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). Parent, Subsidiary Bank and each of their Subsidiaries has disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.

(n) No gain recognition agreements have been entered into by either Parent, Subsidiary Bank or any of their Subsidiaries, and, neither Parent, Subsidiary Bank nor any of their Subsidiaries has obtained a private letter ruling or closing agreements from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(o) Neither Parent, Subsidiary Bank nor any of their Subsidiaries is or has at any time been (A) a “controlled foreign corporation” as defined by Section 957 of the Code; (B) a “personal holding company” as that term has been defined from time to time in Section 542 of the Code; (C) a “passive foreign investment company” nor has Parent, Subsidiary Bank or any of their Subsidiaries at any time held directly, indirectly, or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Section 1296 or 1297 of the Code.

(p) Parent, Subsidiary Bank and each of their Subsidiaries is in material compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.

(q) Neither Parent, Subsidiary Bank nor any of their Subsidiaries has been, nor will any of them be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date (i) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events, or accounting methods employed prior to the transactions contemplated hereby, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, (iii) as a result of any prepaid amount received on or prior to the Closing Date; (iv) as a result of an election under Section 108(i) of the Code; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(r) All transactions for taxable years for which the statute of limitations is still open (including but not limited to sales of goods, loans, and provision of services) between (i) Parent, Subsidiary Bank or any of their Subsidiaries and (ii) any other Person that is controlled directly or indirectly by Parent or Subsidiary Bank (within the meaning of Section 482 of the Code) were effected on arms’-length terms and for fair market value consideration.

(s) The unpaid Taxes of Parent, Subsidiary Bank and each of their Subsidiaries (a) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of Parent’s Financial Statements (rather than in any notes thereto) and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent, Subsidiary Bank and each of their Subsidiaries in filing its Tax Returns. Since the Balance Sheet Date, neither Parent, Subsidiary Bank nor any of their Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(t) Parent or Subsidiary Bank operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

(u) Parent and Subsidiary Bank have provided or otherwise made available to Stonegate all of Parent’s, Subsidiary Bank’s and each of their Subsidiaries’ books and records with respect to Tax matters pertinent to Parent, Subsidiary Bank and each of their Subsidiaries relating to any Tax periods commencing on or before the Closing Date.

4.23 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Parent in this Article IV, neither Parent, Subsidiary Bank nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties.

(b) Parent acknowledges and agrees that neither Stonegate nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS

5.1 Conduct of Business. During the period from the date of this Agreement to the Closing Date, except (A) as otherwise expressly contemplated or permitted by this Agreement, (B) as set forth on Section 5.1 of the Stonegate Disclosure Schedule, (C) as required by any Governmental Authority or Applicable Law, or (D) with the written consent of Parent, Stonegate shall, and shall cause its Subsidiaries to, (x) maintain its existence under Applicable Law, (y) conduct its business and operations in the ordinary and usual course of business and in a manner consistent with prior practice and in accordance with Applicable Law, and (z) use commercially reasonable efforts to keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist. Without limiting the foregoing, Stonegate covenants and agrees that between the date of this Agreement and the Closing Date, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) or as expressly contemplated or permitted by this Agreement, or required by Applicable Law, or as set forth in Section 5.1 of the Stonegate Disclosure Schedule, it shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(i) amend the Charter Documents of Stonegate or its Subsidiaries or otherwise add, amend or modify in any respect the duties or obligations of indemnification by Stonegate or such Subsidiary with respect to any of its respective directors, officers, employees, agents or other Persons;

(ii) adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of its capital stock or equity interests (other than to a wholly-owned Subsidiary of Stonegate), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities (except (A) regular quarterly cash dividends by Stonegate on Stonegate Common Stock in the ordinary course of business consistent with past practice; provided however, beginning on the eight month anniversary of the date of this Agreement Stonegate shall be permitted to pay certain dividends as set forth on Section 5.1(ii) of the Stonegate Disclosure Schedule, (B) dividends paid by any of the Subsidiaries of Stonegate to Stonegate or any of its wholly owned Subsidiaries, respectively, or (C) the acceptance of shares of Stonegate Common Stock as payment for the exercise price of Stonegate Stock Options or for withholding taxes incurred in connection with the exercise of Stonegate Stock Options that are outstanding on the date hereof and in accordance with past practice and the terms of the applicable award agreements);

(iii) except as required by Stonegate Material Contracts, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Stonegate;

(iv) sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person (except for sales of properties or assets in the ordinary course of business consistent with past practice) or merge or consolidate with any Person;

(v) acquire direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise; except, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of Stonegate;

(vi) other than in the ordinary course of business, incur any indebtedness (excluding bank deposits) for borrowed money (other than indebtedness of Stonegate or any of its wholly-owned

Subsidiaries to Stonegate or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity; provided that Stonegate may continue to purchase federal funds and borrow money from the Federal Home Loan Bank System, the Federal Reserve Bank of Atlanta or any other Governmental Authority in the ordinary course of business consistent with past practice;

(vii) make any change to its accounting methods, principles or practices, except as required by GAAP or Applicable Law;

(viii) except for any payments disclosed in Section 5.8(a) of the Stonegate Disclosure Schedule, (A) increase the compensation, severance, benefits, change of control payments or any other amounts payable, or pay or award, or commit to pay or award, any bonuses or incentive compensation, to its present or former officers, employees or directors, other than, in each case, nonmaterial increases in compensation or benefits for non-executive employees made in the ordinary course of business consistent with past practice, (B) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Stonegate Employee Benefit Plan, other than any amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to Stonegate, in the aggregate, of maintaining such Stonegate Employee Benefit Plan, or (C) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual; provided, however, that Stonegate may make payments that would otherwise be prohibited by subparagraph 5.1(viii)(A) during fiscal 2018 if the Effective Time has not occurred by December 31, 2017, and such payments are made in the ordinary course of business consistent with past practice;

(ix) (A) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of Stonegate’s capital stock or other equity-based compensation or grant to any Person any right to acquire any shares of its capital stock, or amend or modify (including by way of interpretation) any of the foregoing; (B) issue or commit to issue any additional shares of capital stock of Stonegate, other than the issuance of shares of Stonegate Common Stock upon the exercise of any Stonegate Stock Options that are outstanding on the date hereof and in accordance with the terms of the applicable award agreement; (C) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of Stonegate’s Subsidiaries; or (D) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock; provided, however, that Stonegate may make grants to directors, officers and employees that would otherwise be prohibited by subparagraph 5.1(ix)(A) during fiscal 2018 if the Effective Time has not occurred by December 31, 2017, and such grants are made in the ordinary course of business consistent with past practice;

(x) (A) make or change any Tax election, (B) settle or compromise any Tax liability, claim, audit or assessment, (C) fail to file any Tax Return when due (taking extensions into account) or fail to remit any Taxes due, whether or not shown on the Tax Return, (D) enter into any closing agreement, (E) agree to extend any statute of limitations relating to Taxes; (F) file any amended Tax Return or (G) surrender, offset or reduce any right to claim a Tax refund;

(xi) fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xii) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices;

(xiii) except set forth in Section 5.1(xiii) of the Stonegate Disclosure Schedule, file any application to establish, or to relocate or terminate the operations of, any banking office;

(xiv) make, or commit to make, any capital expenditures in excess of $1 million in the aggregate, other than as disclosed in Stonegate’s capital expenditure budget set forth in Section 5.1(xiv) of the Stonegate Disclosure Schedule;

(xv) make, amend or renew any extension of credit, individually or in the aggregate with other extensions of credit to the same relationship, outside of the ordinary course of business or inconsistent with past practice;

(xvi) make, renew, or amend any extension of credit to a borrower who has an existing credit that falls into the past due 90 days or more, nonaccrual or classified categories, other than “Watch List”, described in Section 3.16(b) (i)—(iii) or would be subject to the Federal Reserve Board’s Regulation O, other than as permitted by Section 5.1(xxv);

(xvii) enter into, renew or amend any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for its account or for the account of a customer of it, except in the ordinary course of business and consistent with past practice;

(xviii) (A) grant, extend, amend (except as required in the diligent prosecution of the Intellectual Property owned (beneficially, and of record where applicable) by or developed for Stonegate, waive, or modify any material rights in or to, sell, assign, lease, transfer, license, let lapse, abandon, cancel, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any Intellectual Property, or (B) fail to exercise a right of renewal or extension under any material agreement under which Stonegate is licensed or otherwise permitted by a third party to use any Intellectual Property (other than “shrink wrap” or “click through” licenses), unless Stonegate obtains a substantially similar license or right to use such Intellectual Property on terms as favorable as the terms under the existing agreement;

(xix) amend or extend any leases for real property other than as provided in Section 5.1(xix) of the Stonegate Disclosure Schedule;

(xx) except for transactions in the ordinary course of business, terminate, amend, or waive any material provision of, any Stonegate Material Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Stonegate, or enter into any contract that would constitute a Stonegate Material Contract if it were in effect on the date of this Agreement;

(xxi) (A) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $1 million in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims; or (B) agree or consent to the issuance of any settlement agreement, injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(xxii) materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(xxiii) change in any material respect its credit policies and collateral eligibility requirements and standards;

(xxiv) participate in any program sponsored or administered by any Governmental Authority, which program is not part of the usual and customary banking business of Stonegate;

(xxv) engage in (or modify in a manner adverse to Stonegate) any transactions with any director or officer of Stonegate or its Affiliates, other than deposit relationships and other transactions in the ordinary course of business consistent with past practice, and extensions of credit which are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with Persons unaffiliated with Stonegate and did not involve more than the normal risk of collectability or present other unfavorable features;

(xxvi) adopt a plan of complete or partial liquidation or dissolution;

(xxvii) take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xxviii) agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of, any of the actions prohibited by this Section 5.1;

(xxix) take or fail to take any action that would reasonably be expected to cause the representations and warranties made in ARTICLE III to be inaccurate in any material respect at the time of the Closing or preclude Stonegate from making such representations and warranties at the time of the Closing;

(xxx) take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in ARTICLE VI not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby; or

(xxxi) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Stonegate or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2 Conduct of Business. During the period from the date of this Agreement to the Closing Date, except (A) as otherwise expressly contemplated or permitted by this Agreement, (B) as set forth on Section 5.2 of the Parent Disclosure Schedule, (C) as required by any Governmental Authority or Applicable Law, or (D) with the written consent of the Stonegate, Parent and Subsidiary Bank shall not, and shall cause their Subsidiaries not to, directly or indirectly:

(i) amend its Charter Documents in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Stonegate Common Stock;

(ii) adopt a plan of complete or partial liquidation or dissolution;

(iii) agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of, any of the actions prohibited by this Section 5.2;

(iv) take or fail to take any action that would reasonably be expected to cause the representations and warranties made in ARTICLE IV to be inaccurate in any material respect at the time of the Closing or preclude Parent from making such representations and warranties at the time of the Closing;

(v) take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in ARTICLE VI not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby;

(vi) take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(vii) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Parent or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby, that would reasonably be expected to adversely affect or materially delay the ability of Parent or its Subsidiaries to obtain the Regulatory Approvals, or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.3 Approvals and Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Stonegate and Parent agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party and its respective Subsidiaries pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) obtaining all Regulatory Approvals and all other approvals necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Authority; provided that nothing contained herein shall be deemed to require Parent, or require or permit Stonegate, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of any Governmental Authority that would (A) reasonably be expected to result in Parent or Subsidiary Bank becoming subject to any cease-and-desist order or other order, formal or informal enforcement action issued by, or written agreement, consent agreement, operating agreement, memorandum of understanding, commitment letter or similar undertaking with, or any request to adopt any board resolutions by, any Governmental Authority, in each case solely resulting from or arising out of the conduct of Stonegate’s business, or (B) reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger, (including, for the avoidance of doubt, any determination by any Regulatory Agency or other Governmental Authority that the Merger may not be consummated as contemplated herein or in a substantially similar manner immediately following the Effective Time or that any Stonegate Regulatory Agreement will not terminate and be of no further force and as of and following the consummation of the Merger) (any of the foregoing matters in clauses (A) and (B), a “Materially Burdensome Regulatory Condition”); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from nongovernmental Persons; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30) calendar days after the date of this Agreement, Parent and Stonegate shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals. Parent and Stonegate shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality.

(c) Subject to Applicable Law (including Applicable Law relating to the exchange of information), the parties shall advise each other within twenty-four (24) hours of receiving any communication from any Governmental Authority in connection with the Regulatory Approvals that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.

(d) Upon the terms and subject to the conditions set forth in this Agreement, Stonegate agrees to use its reasonable best efforts to obtain (i) estoppel certificates dated as of the Closing Date executed by each landlord of Stonegate and its Subsidiaries (other than those landlords who have executed consents as contemplated by Section 3. 4 of the Stonegate Disclosure Schedule) in forms as may be reasonably acceptable to Parent and (ii) the written authorizations, consents, notices and approvals identified on Section 3.4 of the Stonegate Disclosure Schedule.

5.4 Access; Integration of Data Processing; Confidentiality.

(a) In order to facilitate the consummation of the transactions contemplated hereby and the integration of the business and operations of Stonegate and its Subsidiaries, subject to Section 5.4(c) and Applicable

Laws relating to confidentiality and the exchange of information, Stonegate shall permit Parent and its Subsidiaries and their respective officers, employees, counsel, accountants and other authorized representatives, access, throughout the period before the Closing Date, upon reasonable notice and at Parent’s sole expense:

(i) during customary business hours, to all books, papers and records relating to the assets, properties, operations, obligations and liabilities of Stonegate and its Subsidiaries in which Parent may have a reasonable interest; provided, however, that Stonegate shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel or where such access or disclosure would contravene any Applicable Law or Order or binding agreement entered into prior to the date of this Agreement; provided, further, that the parties shall attempt to make appropriate substitute disclosure arrangements; and

(ii) during and, as reasonably required, outside of customary business hours, to telecommunications and electronic data processing systems, facilities and personnel of Stonegate and its Subsidiaries for the purpose of performing conversion activities related to data processing integration.

Parent shall use commercially reasonable efforts to minimize any interference with Stonegate’s regular business operations of Stonegate and its Subsidiaries during any such access.

(b) At the request of Parent, during the period from the date of this Agreement to the Closing, Stonegate shall, and shall cause its Subsidiaries and its and their respective officers and employees to, and shall make all reasonable efforts to cause their respective telecommunications and data processing service providers to (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or Parent), cooperate and assist Parent in connection with preparation for an electronic and systematic conversion of all applicable data regarding Stonegate and its Subsidiaries to Parent and its Subsidiaries’ systems of telecommunications and electronic data processing; provided, however, that no such conversion shall occur until the Closing. Parent shall be responsible for reasonable and agreed upon costs incurred by Stonegate and its Subsidiaries, including all fees to third parties, in connection with any such efforts.

(c) Each of Parent and Stonegate acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to them pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing Date, the Confidentiality Agreement and the provisions of this Section 5.4(c) shall nonetheless continue in full force and effect.

5.5 Notification. Stonegate, on the one side, and Parent, on the other side, shall promptly (and in any event within three Business Days after becoming aware of any such breach) notify the other party or parties in writing (a) if it believes that such party or parties have breached any representation, warranty, covenant or agreement contained in this Agreement or (b) if it believes that any event shall have occurred that might reasonably be expected to result, individually or in the aggregate, in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date.

5.6 Public Announcements. Stonegate and Parent shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby and shall not issue, and shall not permit any of their Subsidiaries to issue, any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement or filing as may be required by Applicable Law or Order, or any listing agreement with a national stock exchange or automated quotation system; provided, further, however that such party shall have first used reasonable best efforts to consult with the other party with respect to such release, statement or filing.

5.7 No Control of Stonegate. Nothing contained in this Agreement shall give Parent or its Subsidiaries, directly or indirectly, the right to control or direct the operations of Stonegate prior to the Closing Date.

5.8 Employee Benefit Matters.

(a) As of the Closing Date, Parent shall, or shall cause its applicable Subsidiary to, provide to each employee of Stonegate or its Subsidiaries who, as decided by Parent in its sole discretion, shall continue employment with the Surviving Corporation or any of its Subsidiaries following the Closing Date (a “Continuing Employee”) (i) base hourly wages or salaries, as applicable, and (ii) employee benefit plans, programs, policies and arrangements that, are substantially comparable, in the aggregate, to the Stonegate Employee Benefit Plans provided to each such Continuing Employee immediately prior to the Closing Date (but in no event greater than the base wages, salaries or employee benefits provided to Parent’s similarly situated employees within the same geographic market as such employees of Stonegate). To the extent annual bonuses for employees of Stonegate and its Subsidiaries accrued under Stonegate’s 2017 bonus pool as disclosed in Section 5.8(a) of the Stonegate Disclosure Schedule are not paid by Stonegate prior to the Closing Date, Parent shall, or shall cause its applicable Subsidiary to, pay such accrued bonuses promptly following the Closing Date.

(b) At the Effective Time and as a condition to making each Employment Payment, the parties to the Terminated Employment Agreements shall execute and deliver an acknowledgment of the termination thereof which shall provide for the survival of any provision under such Terminated Employment Agreements related to any excise tax or tax gross-up payment, as contemplated by Section 3.12(q) of the Stonegate Disclosure Schedules, not paid prior to the Effective Time. From and after the Effective Time, Parent shall honor and make all payments provided for, as required by the terms of, all Continuing Employment Agreements with employees of Stonegate or any of its Subsidiaries in effect immediately prior to the Closing Date, subject to any limitations imposed under Applicable Law or by any regulatory authority. In addition, during the period commencing at the Effective Time and ending six (6) months after conversion, Parent shall, or shall cause the Surviving Corporation to provide each Continuing Employee who is not a party to a Continuing Employment Agreement at the time of his or her termination of employment whose employment is involuntarily terminated (other than under circumstances that constitute a termination for “cause” under Stonegate’s current form of employment agreement) with the severance payments, if any, to which the Continuing Employee is entitled under the severance policy identified on Section 3.23(a) of the Stonegate Disclosure Schedule; provided that such severance benefit payments shall be conditioned on execution of a release of claims in a form satisfactory to Parent.

(c) Prior to or at the Effective Time, Parent shall enter into agreements with or offer employment to the employees listed on Section 5.8(c) of the Stonegate Disclosure Schedule, under the terms and conditions to be mutually agreed upon by Parent and Stonegate.

(d) Parent shall provide, or cause its applicable Subsidiary to provide, each employee of Stonegate or its Subsidiaries who, as decided by Parent in its sole discretion, does not continue employment with the Surviving Corporation or its Subsidiaries following the Closing Date (a “Discontinued Employee”) with severance benefits under the existing severance policies and practices of Stonegate Bank as identified in Section 3.23(a) of the Stonegate Disclosure Schedule or pursuant to the terms of any Terminated Employment Agreement in existence as of the date of such termination; provided that such severance benefit payments shall be conditioned on execution of a termination of agreement and release of claims in a form satisfactory to Parent. Parent shall identify all Discontinued Employees within 30 calendar days of the date of this Agreement and shall cooperate with Stonegate to promptly communicate such anticipated employment status to each such Discontinued Employee. Parent and Stonegate shall discuss and mutually agree upon certain retention payments to be made to certain employees following the date of this Agreement.

(e) With respect to any Parent Employee Benefit Plan in which any Continuing Employee becomes eligible to participate on or after the Closing Date, Parent shall use commercially reasonable efforts to

(i) waive all preexisting conditions, actively at work requirements, exclusion and waiting periods with respect to participation and coverage requirements under any such Parent Employee Benefit Plan to the extent they were inapplicable to, or were satisfied under, any Stonegate Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date; and (ii) ensure that each Continuing Employee receives full credit (including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit Parent Employee Benefit Plan or any such credit that would result in a duplication of benefits) under each Parent Employee Benefit Plan in which such Continuing Employee becomes or may become a participant for service with the Surviving Corporation (or any predecessor to the Surviving Corporation and its Affiliates), solely to the extent such service was credited under the Stonegate Employee Benefit Plans. As of the Closing Date, Parent shall, and shall cause its applicable Subsidiaries to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any vacation policy or arrangement listed on Section 3.23(a) of the Stonegate Disclosure Schedule as of the Closing Date. With respect to each Parent Employee Benefit Plan that is a health plan in which Continuing Employees participate after Closing, Parent shall use commercially reasonable efforts to (A) cause to be waived any eligibility waiting period, any evidence of insurability requirement and the application of any pre-existing condition limitation under such plan to the extent such requirements or limitations were inapplicable to, or were satisfied under, any Stonegate Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date; and (B) cause each Continuing Employee to be given credit under such health plan with respect to the plan year in which the Closing Date occurs (“Closing Date Plan Year”) for amounts (such as deductibles and co-payments) paid under any similar Stonegate Employee Benefit Plan by such Continuing Employee, with respect to the Closing Date Plan Year and for which verification is provided by the insurer or third party administrator of such Stonegate Employee Benefit Plan, as though such amounts had been paid in accordance with the terms and conditions of any applicable Parent Employee Benefit Plan.

(f) Parent and Stonegate acknowledge and agree that all provisions contained in this Section 5.8 are included for the sole benefit of Parent and Stonegate and nothing contained herein shall (i) be construed as an amendment to any Stonegate Employee Benefit Plan or Parent Employee Benefit Plan or the creation of any new employee benefit plan, (ii) create any third-party beneficiary or other rights in any other person, including any employee or former employee of any of Parent or Stonegate or their respective Subsidiaries, or any dependent or beneficiary thereof or (iii) otherwise obligate Parent or any of its Affiliates to maintain any particular Stonegate Employee Benefit Plan, Parent Employee Benefit Plan or other employee benefit plan or retain the employment of any particular employee following the Closing Date. Parent and Stonegate further acknowledge and agree that Stonegate and its Subsidiaries shall provide to Parent all employee books and records relating to Continuing Employees no later than the Closing Date.

(g) Stonegate shall terminate the 401(k) Plan immediately prior to the Closing by resolution adopted by the board of directors of Stonegate, on terms acceptable to Parent, and simultaneously amend the 401(k) Plan to the extent necessary to comply with all Applicable Laws to the extent not previously amended. Said termination shall provide that all participants in the 401(k) Plan shall be fully vested in their account balances thereunder; and Stonegate shall notify the 401(k) Plan participants and beneficiaries of such termination prior to the Closing Date pursuant to Applicable Law requirements. Parent will permit rollover of 401(k) plan assets by Continuing Employees in cash and with respect to loans, in kind, to a defined contribution retirement plan with a 401(k) feature of Parent or its Subsidiaries.

5.9 No Solicitation of Transaction by Stonegate.

(a) From the date hereof until the Closing Date, or, if earlier, the date on which this Agreement is terminated in accordance with ARTICLE VIII , Stonegate shall not, and shall cause all of its Subsidiaries and its and their respective Representatives to not, directly or indirectly, (i) take any action to solicit, initiate, seek, knowingly facilitate or encourage any inquiries or expressions of interest or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Parent and its Subsidiaries) any nonpublic information or data with respect to Stonegate or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal (other than the Merger), (iv) enter into any agreement in principle, arrangement, understanding, contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement which expressly permits Stonegate to comply with its obligations pursuant to this Section 5.9) (an “Acquisition Agreement”), or (v) propose or agree to do any of the foregoing. Upon execution of this Agreement, Stonegate shall, and shall cause each of its Subsidiaries and all of its and their respective Representatives to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal; provided, however, that nothing in this Section 5.9 shall preclude Stonegate or its representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the first clause of this sentence or to enforce the provisions of any confidentiality agreement entered into with any Person with respect to a potential Acquisition Proposal.

(b) Notwithstanding Section 5.9(a), Stonegate may take any of the actions described in clause (ii) of Section 5.9(a) if, but only if, (i) Stonegate has received a bona fide unsolicited written Acquisition Proposal, prior to Stonegate Shareholders’ Meeting, that did not result from a breach of this Section 5.9; (ii) Stonegate’s Board of Directors determines (in accordance with this Agreement and after consultation with its outside legal counsel and independent financial advisor, in both cases, from firms of national stature) that such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal; (iii) Stonegate has provided Parent with at least three (3) calendar days’ prior notice of such determination; (iv) prior to furnishing or affording access to any information or data with respect to Stonegate or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, Stonegate receives from such Person a confidentiality agreement with terms no less favorable to Stonegate than those contained in the Confidentiality Agreement; and (v) the failure of Stonegate’s Board of Directors to furnish such information or access or enter into discussions or negotiations would violate its fiduciary duties to Stonegate Shareholders. Stonegate shall promptly provide to Parent any non-public information regarding Stonegate or its Subsidiaries provided to any other Person that was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

(c) Stonegate shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing if any proposals or offers (or modified offers or proposals) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Stonegate or any of its Subsidiaries or any of their respective Representatives, in each case constituting or in connection with any Acquisition Proposal, and such notice shall indicate (a) the name of the Person initiating such discussions or negotiations or making such proposal, (b) offer or information request and the material terms and conditions of any such proposals, offers or information requests (including the identity of the Person making or intending to make such any such proposals, offers or information requests, and (c) a copy of any proposal, offer or information request, if in writing, and any related documentation or correspondence. Stonegate shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such discussion, proposal, offer or information request.

(d) Nothing contained in this Agreement shall prevent Stonegate or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal in a manner consistent with Stonegate’s other obligations under this Section 5.9 , it being agreed that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

5.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall (i) indemnify and hold harmless each individual who at the Effective Time is, or any time prior to the Effective Time was, a director, officer or employee of Stonegate or any of its Subsidiaries (the “Indemnitees”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including legal expenses) in connection with any claim, suit, action, proceeding or investigation, whenever asserted, based on or arising out the fact that Indemnitee was an officer, director or employee of Stonegate or any Subsidiary for acts or omissions by Indemnitee in such capacity or taken at the request of Stonegate or any Subsidiary, at or any time prior to the Effective Time (including any claim, suit, action, proceeding or investigation relating to the Transactions), to the fullest extent permitted by Applicable Law and (ii) assume all obligations of Stonegate and its Subsidiaries to Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in Stonegate’s Charter Documents and the organizational documents of Stonegate’s Subsidiaries. In addition, Parent, from and after the Effective Time, shall advance any expenses (including legal expenses) of any Indemnitee under this Section 5.10 as incurred to the fullest extent permitted by Applicable Law, provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnitee is not entitled to be indemnified pursuant to this Section 5.10.

(b) Parent shall maintain in effect for six years after the Effective Time, the current directors’ and officers’ liability insurance policies maintained by Stonegate (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided that in no event shall Parent be required to expend annually in the aggregate an amount in excess of $1,266,000 of the annual premium payment on Stonegate’s current policy in effect as of the date of this Agreement (the “Premium Cap”) and, in the event the cost of such coverage shall exceed that amount, Parent shall purchase as much coverage as possible for such amount. In lieu of the foregoing, Parent may obtain at or prior to the Effective Time a prepaid “tail” policy providing coverage equivalent to that described in the preceding sentence for an aggregate price of no more than the Premium Cap.

(c) The provisions of this Section 5.10 are intended for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnitee may have under Stonegate Charter Documents, by contract or otherwise. In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the purchaser of its assets and properties shall assume the obligations set forth in this Section 5.10. This Section 5.10 shall survive the Effective Time.

5.11 Efforts to Consummate; Further Assurances.

(a) Parent and Stonegate agree to use, and to cause each of their Subsidiaries to use, reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.

(b) Prior to the Closing Date, each of the parties hereto shall promptly advise the other party of any change or event that, individually or in the aggregate, would reasonably be expected to cause or constitute a breach in any material respect of any of its representations, warranties or covenants contained herein.

5.12 Continuity of Business. Parent will continue at least one significant historic business line of Stonegate, or use at least a significant portion of Stonegate’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d), except that Parent may transfer Stonegate’s historic business assets (i) to a corporation that is a member of the Parent’s “qualified group,” within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii); or (ii) to a partnership if (A) one or more members of Buyer’s “qualified group” have active and substantial management functions as a partner with respect to Stonegate’s historic business; or (B) members of Buyer’s “qualified group” in the aggregate own an interest in the partnership representing a significant interest in Stonegate’s historic business, in each case within the meaning of Treasury Regulations Section 1.368-1(d)(4)(iii).

5.13 Tax Matters.

(a) For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). After the date of this Agreement (including, without limitation, after the Effective Time) subject to the other terms and conditions in this Agreement, each party hereto shall take any action that is required to cause the Merger to qualify, and will not take any actions or cause any actions to be taken which would reasonably be likely to prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. All parties hereto shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) The Chief Financial Officer of each of the Parent and Stonegate shall execute and deliver to Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. and Squire Patton Boggs (US) LLP certificates substantially in the form agreed to by the parties and such firms at such time or times as may reasonably be requested by such firm, including at the time the Registration Statement is filed with the SEC and the Effective Time, in connection with each firm’s delivery of its tax opinion pursuant to Section 6.2(e) and Section 6.3(e). Each of Parent and Stonegate shall use its reasonable best efforts to cause such opinions to be delivered and not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.13(b).

5.14 Nasdaq Listing. Parent shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to (i) list, prior to the Effective Time if such listing is required to be made prior to the Effective Time under Nasdaq listing rules, the shares of Parent Common Stock to be issued to the holders of Stonegate Common Stock as part of the Merger Consideration in connection with the Merger, or (ii) make such post-Closing filings with Nasdaq as may be required by the applicable rules thereof.

5.15 Litigations and Claims.

(a) Parent shall promptly notify Stonegate in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against Parent or its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change in Parent. Parent shall promptly notify Stonegate in writing of any Proceeding, pending or, to Parent’s Knowledge, threatened against Parent or its Subsidiaries that (A) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by Parent or Subsidiary Bank with respect hereto, or (B) seeks to enjoin or otherwise restrain the transactions contemplated hereby.

(b) Stonegate shall promptly notify Parent in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against Stonegate or any of its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change in Stonegate. Stonegate shall promptly notify Parent in writing of any Proceeding, pending or, to Stonegate’s Knowledge, threatened against Stonegate or any of its Subsidiaries that (A) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent or its Subsidiaries with respect hereto or thereto, or (B) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Stonegate shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Stonegate and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

5.16 Cuba Operations. Except as prohibited by Applicable Law or as directed by any Governmental Authority, Parent shall continue, for a period of at least two (2) years following the Effective Time,

providing the same or more banking services to the Cuban Embassy that Stonegate provided to the Cuban Embassy over the twelve (12) month period preceding the Closing Date.

ARTICLE VI

CONDITIONS TO CLOSE

6.1 Conditions to Each Party’s Obligations. Each party’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the party entitled to the benefit thereof:

(a) No Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order (whether temporary, preliminary or permanent) which has the effect of making illegal or preventing or prohibiting the consummation of the transactions contemplated by this Agreement.

(b) Shareholder Approval. The Requisite Parent Vote shall have been obtained and Stonegate Shareholder Approval of the Merger and the execution, delivery and performance of this Agreement shall have been obtained.

(c) Registration Statement. The Registration Statement shall have been effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act relating to the issuance of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received.

6.2 Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions contemplated hereby are also subject to the satisfaction, or waiver by Parent, at or prior to the Closing Date of the following conditions:

(a) Accuracy of Representations and Warranties. For purposes of this Section 6.2(a), the accuracy of the representations and warranties of Stonegate set forth in this Agreement shall be assessed (i) as of the date of this Agreement and (ii) as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing Date; provided that representations and warranties which are confined to a specified date shall speak only as of such date. The representations and warranties set forth in Sections 3.1, 3.2, 3.3(a), 3.6, 3.27 and 3.30 shall be true and correct in all respects, except for inaccuracies which are de minimis in amount and effect, and the representations and warranties set forth in Section 3.5 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Stonegate set forth in this Agreement (including the representations and warranties set forth in Sections 3.1, 3.2, 3.3(a), 3.5, 3.6, 3.27 and 3.30 ) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Change or Material Adverse Effect with respect to Stonegate; provided that, for purposes of this sentence only, those representations and warranties which are qualified as to “materiality,” “Material Adverse Change” or “Material Adverse Effect” or as to “Stonegate’s Knowledge” shall be deemed not to include such qualifications.

(b) Compliance with Covenants and Obligations. Stonegate shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.

(c) Agreement with Executive. Parent shall have received an executed employment agreement with the person listed in Section 6.2(c) of the Stonegate Disclosure Schedule and to whom employment was offered on terms as described in Section 5.8(c) of the Stonegate Disclosure Schedule.

(d) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and shall not contain or result in the imposition of any Materially Burdensome Regulatory

Condition as contemplated by Section 5.3(a) , and all statutory waiting periods in respect thereof shall have expired or been terminated.

(e) Stonegate Closing Deliverables. Stonegate shall have delivered to Parent, each of the certificates, instruments, agreements, documents, assets and other items required to be delivered by it pursuant to Section 2.16 at or prior to the Closing Date.

(f) Tax Opinion. Parent shall have received a written opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. dated as of the Closing Date and based on facts, representations and assumptions described in such opinions, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. will be entitled to receive and rely upon customary certificates and representations of the Chief Financial Officer of each of each of Stonegate and Parent as referenced in Section 5.13(b) .

6.3 Conditions to the Obligations of Stonegate. The obligation of Stonegate to consummate the transactions contemplated by this transaction is also subject to the satisfaction, or waiver by Stonegate, at or prior to the Closing Date of the following conditions:

(a) Accuracy of Representations and Warranties. For purposes of this Section 6.3(a) , the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed (i) as of the date of this Agreement and (ii) as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing Date; provided that representations and warranties which are confined to a specified date shall speak only as of such date. The representations and warranties set forth in Sections 4.1, 4.2, 4.3(a) 4.6 and 4.16 shall be true and correct in all respects, except for inaccuracies which are de minimis in amount and effect, and the representations and warranties in Section 4.5 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.5, 4.6 and 4.16 ) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Change or Material Adverse Effect with respect to Parent; provided that, for purposes of this sentence only, those representations and warranties which are qualified as to “materiality,” “Material Adverse Change” or “Material Adverse Effect” or as to “Parent’s Knowledge” shall be deemed not to include such qualifications.

(b) Compliance with Covenants and Obligations. Parent shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.

(c) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and shall not contain or result in the imposition of any Materially Burdensome Regulatory Condition as contemplated by Section 5.3(a), and all statutory waiting periods in respect thereof shall have expired or been terminated.

(d) Listing. The shares of Parent Common Stock to be issued to the Stonegate Stockholders as part of the Merger Consideration in the Merger shall have been approved for listing on Nasdaq.

(e) Parent Closing Deliverables. Parent shall have delivered to Stonegate, each of the certificates, instruments, agreements, documents, assets and other items required to be delivered by it pursuant to Section 2.17 at or prior to the Closing Date.

(f) Tax Opinion. Stonegate shall have received a written opinion of Squire Patton Boggs (US) LLP, dated as of the Closing Date and based on facts, representations and assumptions described in such opinions, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, Squire Patton Boggs (US) LLP will be entitled to receive and rely upon customary certificates and representations of the Chief Financial Officer of each of each of Stonegate and Parent as referenced in Section 5.13(b).

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written consent of Stonegate and Parent;

(b) by either Stonegate, on the one hand, or Parent, on the other hand, if the Closing Date shall not have occurred on or before the first anniversary of the date of this Agreement; provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date;

(c) by either Stonegate, on the one hand, or Parent, on the other hand, in the event of (i) a material breach by the other party of any representation or warranty contained this Agreement, which breach cannot be or has not been cured within forty-five (45) days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any condition to Parent’s or Stonegate’s obligations set forth in Section 6.2 or Section 6.3, respectively, or (ii) a material breach by the other party of any of its obligations contained in this Agreement, which breach cannot be or has not been cured within forty-five (45) days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any condition to Parent’s or Stonegate’s obligations set forth in Section 6.2 or Section 6.3, respectively;

(d) by either Stonegate, on the one hand, or Parent, on the other hand, if (i) final action has been taken by a Regulatory Agency whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become final and nonappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, or final nonappealable judgment which has the effect of making illegal the consummation of the transactions contemplated by this Agreement;

(e) by Parent if (i) the Board of Directors of Stonegate (or any committee thereof) shall have failed to make the Stonegate Recommendation or shall have made an Adverse Stonegate Recommendation Change (including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer), or (ii) Stonegate shall have materially breached any of the provisions set forth in Sections 2.13 and 5.9;

(f) by Stonegate if (i) the Board of Directors of Parent (or any committee thereof) shall have failed to make the Parent Board Recommendation or shall have made an Adverse Parent Recommendation Change, or (ii) Parent shall have materially breached any of the provisions set forth in Section 2.15;

(g) by Parent or Stonegate, if either (i) the Stonegate Shareholders fail to approve this Agreement at the Stonegate Shareholders’ Meeting, or at any adjournment or postponement thereof or (ii) the Requisite Parent Vote is not obtained at the Parent Shareholders’ Meeting or at any adjournment or postponement thereof; provided, that the right to terminate this Agreement under this Section 7.1(g) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure to obtain such approval;

(h) by Stonegate or Parent if the volume-weighted average per share closing price, rounded to the nearest hundredth of a cent, of Parent Common Stock as reported on Nasdaq (based on “regular way” trading) for any twenty (20) consecutive trading days between June 30, 2017, and the trading day three business days prior to the Closing Date is below $21.11; provided, however, that a party’s right to terminate the Agreement under this Section 7.1(h) is exercisable only within ten (10) days of the date of any occasion on which such termination right arises; or

(i) By Parent if fifteen percent (15%) or more of the outstanding shares of Stonegate Common Stock are Appraisal Shares.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by a party pursuant to Section 7.1, written notice thereof shall promptly be given to the other party(ies) hereto, and upon such notice this Agreement shall terminate. Except as provided under this Section 7.2 or otherwise expressly in accordance with the terms of this Agreement, upon termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and of no further force and effect, there shall be no liability on the part of any party hereto to the other party(ies), and all rights and obligations of any party hereto shall cease and the parties shall be released from any and all obligations hereunder; provided, that (i) the provisions of Section 5.4(c) shall survive any such termination; and (ii) nothing herein shall relieve any party from liability for damages resulting from fraud or the willful breach of any of its representations, covenants or agreements set forth in this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated pursuant to Section 7.1(e), then Stonegate shall, on the date of termination, pay to Parent the sum equal to $36,000,000 (the “Termination Fee”) by wire transfer of immediately available funds.

(c) Notwithstanding anything to the contrary in this Agreement, in the event that (i) an Acquisition Proposal with respect to Stonegate shall have been communicated to or otherwise made known to the shareholders or senior management or Board of Directors of Stonegate, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Stonegate after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Parent or Stonegate pursuant to Section 7.1(b) (if the Stonegate Shareholder Approval has not theretofore been obtained), (B) by Parent pursuant to Section 7.1(c) or (C) by Parent or Stonegate pursuant to Section 7.1(g) as a result of the Stonegate Shareholders failure to approve this Agreement at the Stonegate Shareholders’ Meeting and (iii) prior to the date that is twelve (12) months after the date of such termination Stonegate consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into an Acquisition Agreement, then Stonegate shall on the earlier of the date such transaction is consummated or any such Acquisition Agreement is entered into, pay to Parent the Termination Fee by wire transfer of immediately available funds.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (and duly received) if delivered personally, or sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties at the following addresses or at such other addresses for a party as shall be specified by like notice:

(a)	if to Parent, to:

Home BancShares, Inc.

719 Harkrider, Suite 100

Conway, Arkansas 72032

Attention: C. Randall Sims

Telephone: (501) 328-4657

Email: rsims@my100bank.com

with a copy (which shall not constitute notice) to:

Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.

425 W. Capitol Avenue, Suite 1800

Little Rock, Arkansas 72201

Attention: C. Douglas Buford, Jr.

Telephone: (501) 688-8866

Email: dbuford@mwlaw.com

and

(b)	if to Stonegate, to:

Stonegate Bank

400 North Federal Highway

Pompano Beach, FL 33062

Attention: Dave Seleski

Telephone: (954) 315-5510

Email: dseleski@stonegatebank.com

with a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP

221 E. Fourth Street, Suite 2900

Cincinnati, Ohio 45202

Attention: James J. Barresi

Telephone: (513) 361-1260

Email: james.barresi@squirepb.com

8.2 Entire Agreement. This Agreement (including the Disclosure Schedules hereto), together with the Voting and Support Agreements and the other documents and agreements delivered at the Closing Date pursuant to the provisions hereof constitute the full and entire understanding and agreement of the parties hereto in respect of its subject matter, and supersedes all prior agreements, understandings (oral and written) and negotiations between or among the parties with regard to such subject matter. The Disclosure Schedules and the Confidentiality Agreement constitute a part hereof as though set forth in full herein.

8.3 Amendments. This Agreement (including the Disclosure Schedules attached hereto) may not be modified, amended, supplemented, cancelled or discharged, except by a written instrument executed by all parties hereto.

8.4 Waivers. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. Any waiver, permit, consent or approval of any kind or character by any party of any breach or default under this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

8.5 Binding Effect; Assignment; No Third Party Beneficiaries. The rights and obligations of this Agreement shall be binding on and enforceable by the parties hereto and their respective successors and permitted assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by Stonegate or Parent without the express prior written consent of the other party. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in Section 5.10 and in the excise tax or tax gross up payment provisions of Section 5.8(b) of this Agreement.

8.6 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws; provided that the FBCA and the ABC, as applicable, shall govern to the extent mandatorily applicable to Florida corporations and Arkansas banks, respectively. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court of competent jurisdiction located in Hillsborough County, Florida. Each of the parties hereto submits to the exclusive jurisdiction of such courts in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

8.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7 .

8.8 Cumulative Remedies; Specific Performance. All rights and remedies under this Agreement or otherwise afforded by Applicable Law to any party, shall be cumulative and not alternative. Without limiting the rights of a party hereto to pursue all other legal and equitable rights available to such party for another party’s failure to perform its obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their respective obligations hereunder would be inadequate and that each party shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure. Each of the parties hereby further waives any requirement under Applicable Law to post security as a prerequisite to obtaining equitable relief.

8.9 Expenses. Each party to this Agreement shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated, including all fees and expenses of agents, representatives, counsel and accountants.

8.10 Prevailing Party. In the event that any litigation between the parties hereto should arise as the result of any breach or alleged breach of this Agreement, the prevailing party in said litigation shall be entitled to recover its reasonable attorneys’ fees and costs, including attorneys’ fees and costs incurred in litigating entitlement to attorneys’ fees and costs and in determining or quantifying the amount of recoverable attorneys’ fees and costs (through both trial and appellate levels) from the nonprevailing party.

8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.12 Nonsurvival. None of the representations, warranties, covenants and agreements set forth in this Agreement other than this Section 8.12 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

[Remainder of page was intentionally left blank; signature page follows]

IN WITNESS WHEREOF , the parties have executed this Agreement and Plan of Merger on the day and year first above written.

HOME BANCSHARES, INC. an Arkansas corporation

By:	/s/ John W. Allison
John W. Allison
Chairman of the Board

CENTENNIAL BANK an Arkansas state bank

By:	/s/ Tracy French
Tracy French
Chief Executive Officer

STONEGATE BANK a Florida-chartered commercial bank

By:	/s/ Dave Seleski
Dave Seleski
President and Chief Executive Officer

Stonegate’s Schedule Index*

Section 1.1 – Knowledge

Section 3.1(c) – Organization

Section 3.4 - Consents and Approvals

Section 3.5 – Regulatory Matters

Section 3.6(a) – Capitalization

Section 3.12(b)(q) - Taxes

Section 3.13(b) – Real Property

Section 3.14(a) – Litigation; Orders

Section 3.16(b)(d)(f) – Loans

Section 3.21 – Environmental Matters

Section 3.22 – Material Contracts

Section 3.23(a)(f)(h)(i)(k)(l)(m) – Employee Matters

Sections 3.24(c)(d) – Labor Relations (Employment Matters)

Section 3.25 – Related Party Transactions

Section 5.1(ii)(xiii)(xiv)(xix) – Conduct of Business

Section 5.8(a)(c) – Employment Benefit Matters

Section 6.2(c) – Employment Agreement

*	The disclosure schedules listed above have been omitted pursuant to Item 601(b)(2) of SEC Regulation S-K. Home BancShares, Inc. hereby agrees to furnish supplementally a copy of any omitted disclosure schedule to the SEC upon request.

Parent’s Schedule Index*

Section 1.1 – Knowledge

Section 4.4 – Consents and Approvals

Section 4.5 – Regulatory Matters

Section 4.6(c) – Capitalization

Section 4.10 – Ordinary Course; Lack of Material Adverse Change

Section 4.19 – Related Party Transactions

Section 5.2 – Conduct of Business

*	The disclosure schedules listed above have been omitted pursuant to Item 601(b)(2) of SEC Regulation S-K. Home BancShares, Inc. hereby agrees to furnish supplementally a copy of any omitted disclosure schedule to the SEC upon request.

EXHIBIT A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of             , 2017, by and between the undersigned holder (“Shareholder”) of Common Stock, $5.00 par value per share, of Stonegate Bank, a Florida-chartered commercial bank (“Stonegate”), and Home BancShares, Inc., an Arkansas corporation (“HBI”) and Centennial Bank, an Arkansas state bank (“Centennial”) (HBI and Centennial are collectively referred to herein as “Purchaser”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, HBI, Centennial and Stonegate are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Stonegate will merge with and into Centennial, with Centennial as the surviving entity (the “Merger”), and in connection with the Merger, each outstanding share of Stonegate Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder has voting power over the number of shares of Stonegate Common Stock as indicated on the signature page of this Agreement under the heading “Total Number of Shares of Stonegate Common Stock Subject to this Agreement” (such shares, together with any additional shares of Stonegate Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”);

WHEREAS, obtaining Stonegate Shareholder Approval of the Merger is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, it is a material inducement to the willingness of Purchaser to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, Purchaser entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Purchaser in connection therewith, Shareholder and Purchaser agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Stonegate, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Purchaser, Shareholder shall:

a) appear at each such meeting in person or by proxy; and

b) vote (or cause to be voted), in person or by proxy, all the Shares that are beneficially owned by Shareholder (other than those Shares held indirectly by a spouse) or as to which Shareholder has, directly or indirectly, the sole right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof which are approved by the board of directors of Stonegate and adopted in accordance with the terms thereof unless the effect of such amendment or modification is to reduce the Purchase Price); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Stonegate contained in the Merger Agreement or of Shareholder contained in this Agreement; (iii) against any Acquisition Proposal; and (iv) against any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement.

The Shares do not include shares over which the Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of the Shareholder, and no representation by Shareholder is made with respect thereto.

Section 2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except with respect to the following permitted transfers: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, provided that as a condition to such transfer, such transferee, shall be required to execute an agreement that is identical in form and substance to this Agreement, (d) the exercise of outstanding stock options in order to pay the exercise price of such stock options or satisfy any withholding taxes triggered by such exercise, and (e) such transfers as Purchaser may otherwise permit in its sole discretion, and further provided that notwithstanding anything to the contrary in this Agreement, Shares that are pledged to secure a credit facility as of the date of this Agreement may continue to be pledged to secure a credit facility. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Purchaser as follows:

a) Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

b) This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Purchaser, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

c) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

d) Shareholder has the authority to exercise voting power over the Shares (other than those Shares held indirectly by a spouse). The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares (other than those Shares held indirectly by a spouse), and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. Specific Performance; Remedies; Attorneys’ Fees. The parties hereto acknowledge that money damages are not an adequate remedy for breaches of this Agreement, that any breach of this Agreement would cause irreparable harm to the non-breaching party and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. Each party further agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party. If any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by any party against the other party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other party, in addition to any other relief to which such prevailing party may be entitled.

Section 5. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof and will terminate upon the earliest of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms, or (c) upon the written agreement of the parties hereto. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement that occurred prior to such termination.

Section 6. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 7. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of Stonegate and it shall not apply in any manner to Shareholder in his or her capacity as a director, officer or employee of Stonegate. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director or officer of Stonegate, if applicable.

Section 9. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the internal, substantive laws of the State of Arkansas, without regard for the law or principles of conflict of laws.

Section 10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

Section 11. Waiver of Appraisal Rights; Further Assurances. Provided that the Merger is consummated in compliance with the terms of the Merger Agreement, that the consideration offered pursuant to the Merger is not less than that specified in the Merger Agreement executed on or about the date hereof, and that this Agreement has not been terminated in accordance with its terms, to the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his or her Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at Purchaser’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against HBI, Centennial, Stonegate, or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 12. Disclosure. Shareholder hereby authorizes Stonegate and Purchaser to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

Section 13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

Section 14. Superior Proposal. Notwithstanding any of the provisions of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable in connection with an Acquisition Proposal that is a Superior Proposal, provided that Stonegate has complied with the terms and conditions of Section 5.9 of the Merger Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SHAREHOLDER:

( NOTE : If Other than an Individual Shareholder, Print or Type Name of Individual Signing the Voting Agreement and Representative Capacity)

Total Number of Shares of Stonegate Common Stock Subject to this Agreement:

HOME BANCSHARES, INC. an Arkansas corporation

By:
C. Randall Sims
Chief Executive Officer

CENTENNIAL BANK
an Arkansas state bank

By:
Tracy French
Chief Executive Officer

APPENDIX B

OPINION OF RBC CAPITAL MARKETS, LLC

March 27, 2017

The Board of Directors

Home BancShares, Inc.

719 Harkrider Street, Suite 100

Conway, Arkansas 72032

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Home BancShares, Inc., an Arkansas corporation (“Parent”), of the Merger Consideration (as defined below) provided for under the terms of the proposed Agreement and Plan of Merger (the “Agreement”) by and among Parent, Centennial Bank, an Arkansas state bank (“Parent Bank”), and Stonegate Bank, a Florida-chartered commercial bank (the “Bank”). Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

The Agreement provides, among other things, that the Bank will merge with and into Parent Bank (the “Merger”) and, at the Effective Time, each share of common stock, par value $5.00 per share, of Bank (“Bank Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (A) Appraisal Shares and (B) other than any such shares beneficially owned by third parties, shares held, directly or indirectly, by Parent, the Bank or any wholly-owned subsidiary of Parent or the Bank, which will be cancelled for no consideration) will be converted into the right to receive, without interest, consideration (the “Merger Consideration”) comprised of (i) the amount of $3.27 per share in cash and (ii) a number of shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) determined by dividing $45.73 by the volume-weighted average closing price per share of Parent Common Stock over the twenty consecutive trading day period ending on the third business day prior to consummation of the Merger (“Parent Average Closing Price”) ; provided however, that if such volume-weighted average closing price equals $35.19 or greater, the Parent Average Closing Price will be $35.19, and if such volume-weighted average closing price equals $22.52 or less, the Parent Average Closing Price will be $22.52, in each case, subject to certain exceptions. The terms and conditions of the Merger are more fully set forth in the Agreement.

RBC Capital Markets, LLC (“RBCCM”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

We are acting as a financial advisor to Parent in connection with the Merger and we will receive a fee for our services upon delivery of this opinion, which is not contingent upon the successful completion of the Merger. Parent has also agreed to indemnify us for certain liabilities that may arise out of our engagement.

In the ordinary course of business, RBCCM and/or is affiliates may act as a market maker and broker in the publicly traded securities of Parent and/or the Bank and receive customary compensation, and may also actively trade securities of Parent and/or the Bank for our own account and the accounts of our customers, and, accordingly, RBCCM and its affiliates, may hold a long or short position in such securities.

RBCCM and/or its affiliates have provided investment banking services to Parent in the past, for which they have received customary fees, including, since January 1, 2015, assisting Parent in connection with certain share repurchase transactions. Since January 1, 2015, RBCCM and/or its affiliates have not provided the Bank with any investment banking and/or financial advisory services for which RBCCM or any of its affiliates have received compensation; provided, however, that certain senior members of the RBCCM deal team have held discussions from time to time with senior management of the Bank with respect to possible strategic transactions. In light of RBCCM’s prior services to Parent and its financial advisory role for Parent in connection with the Merger, RBCCM anticipates that it may be selected by Parent to provide investment banking and financial advisory and/or financing services that may be required by Parent in the future, regardless of whether the Merger is successfully completed, including acting as sole bookrunner for an anticipated subordinated debt offering.

For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of a draft Agreement provided to us on March 24, 2017 (the “Latest Draft Agreement”); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to Parent and the Bank and certain other relevant historical operating data relating to Parent and the Bank made available to us from published sources and from the internal records of Parent; ((iii) we reviewed financial projections and forecasts of Parent, the Bank and the combined post-Merger company, including certain pro forma adjustment assumptions relating to the Merger, all as prepared by Parent’s management (collectively, “Forecasts”); (iv) we conducted discussions with members of the senior management of Parent with respect to the business prospects and financial outlook for Parent and the Bank as standalone entities, as well as for the combined post-Merger company; (v) we reviewed Wall Street research estimates regarding the potential future performance of Parent and the Bank as standalone entities; (vi) we reviewed the reported prices and trading activity for Parent Common Stock and Bank Common Stock; and (vii) we performed other studies and analyses as we deemed appropriate.

In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: we performed a valuation analysis of each of Parent and the Bank as a standalone entity, using comparable company and discounted cash flow analyses with respect to each of Parent and the Bank as well as precedent transaction analysis with respect to the Bank.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analysis and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analyses.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all the information that was publicly available to us and all of the financial, legal, tax, operating and other information provided to or discussed with us by Parent or the Bank (including, without limitation, the financial statements and related notes thereto of each of Parent and the Bank, respectively), and have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that all Forecasts provided to us by Parent (including Forecasts with respect to certain cost synergies expected to be realized from the Merger and certain pro forma adjustment assumptions relating to the Merger), were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Parent as to the future financial performance of Parent or the Bank (as the case may be) as standalone entities (or, in the case of the projected synergies and pro forma adjustments, as a combined company). We express no opinion as to such Forecasts or the assumptions upon which they were based.

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of Parent or the Bank, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of Parent or the Bank. We are not experts in the evaluation of allowances for loan and lease losses and have not independently verified such allowances or reviewed or examined any individual loan or credit files. We assumed, with your consent, that the aggregate allowances for loan and lease losses set forth in the financial statements of Parent and the Bank are adequate to cover such losses. We have not investigated, and make no assumption regarding, any litigation or other claims affecting Parent or the Bank.

We have assumed, in all respects material to our analysis that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have further assumed that the executed version of the Agreement will not differ, in any respect material to our opinion, from the Latest Draft Agreement.

Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion. We are not expressing any opinion herein as to the prices at which Parent Common Stock or Bank Common Stock have traded or will trade following the announcement of the Merger nor the prices at which Parent Common Stock will trade following the consummation of the Merger.

The opinion expressed herein is provided for the information and assistance of the Board of Directors of Parent in connection with the Merger. We express no opinion and make no recommendation to any stockholder of Parent as to how such stockholder should vote with respect to the Merger or any other proposal to be voted upon by them in connection with the Merger. All advice and opinions (written and oral) rendered by RBCCM are intended for the use and benefit of the Board of Directors of Parent. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBCCM. If required by applicable law, such opinion may be included in any disclosure document filed by Parent with the Securities and Exchange Commission with respect to the Merger; provided however, that such opinion must be reproduced in full and that any description of or reference to RBCCM be in a form reasonably acceptable to RBCCM and its counsel. RBCCM shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself.

Our opinion does not address the merits of the underlying decision by Parent to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which Parent might engage.

Our opinion addresses solely the fairness of the Merger Consideration, from a financial point of view, to Parent. Our opinion does not in any way address other terms or arrangements of the Merger or the Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Agreement, nor does it address, and we express no opinion with respect to, the solvency of Parent. Further, in rendering our opinion we express no opinion about the fairness of the amount or nature of the compensation (if any) to any of Parent’s officers, directors or employees, or class of such persons, relative to the compensation to be paid to holders of Bank Common Stock.

Our opinion has been approved by RBCCM’s Fairness Opinion Committee.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Parent.

Very truly yours,

/s/ RBC CAPITAL MARKETS, LLC

APPENDIX C

OPINION OF HOVDE GROUP, LLC

March 26, 2017

Board of Directors

Stonegate Bank

400 North Federal Highway

Pompano Beach, FL 33062

Ladies and Gentlemen:

Hovde Group, LLC (“we” or “Hovde”) understand that Home BancShares, Inc., an Arkansas corporation (“Parent”), Centennial Bank, an Arkansas state bank (“Subsidiary Bank”), and Stonegate Bank, a Florida-chartered commercial bank (“Stonegate”) are about to enter into an Agreement and Plan of Merger dated March 27, 2017 (the “Agreement”). Pursuant to the Agreement, Stonegate will merge with and into Subsidiary Bank, with Subsidiary Bank being the surviving entity (the “Merger”). Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement.

Pursuant to the Agreement, at the Effective Time, subject to the other provisions of the Agreement, each share of the common stock of Stonegate, $5.00 par value (the “Stonegate Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares and any Appraisal Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive (subject to ARTICLE VII of the Agreement), without interest, (i) that number of shares of Parent Common Stock that equals the Exchange Ratio, and (ii) $3.27 in cash (the “Per Share Cash Consideration”). For purposes of this Agreement, the “Merger Consideration” means the right to receive the consideration described in clauses (i) and (ii) of the preceding sentence pursuant to the Merger with respect to each issued and outstanding share of Stonegate Common Stock (excluding any Excluded Shares and any Appraisal Shares), together with any cash in lieu of fractional shares as specified in Section 2.8(d) of the Agreement.

As used in the Agreement, “Exchange Ratio” means that number of shares of Parent Common Stock (rounded to the nearest ten-thousandth) obtained by dividing (x) the Per Share Stock Consideration by (y) the Parent Share Average Closing Price; provided that the Exchange Ratio shall be subject to adjustment pursuant to Section 2.9 of the Agreement. “Per Share Stock Consideration” means an amount equal to the Per Share Merger Consideration minus the Per Share Cash Consideration (as defined in Section 2.7(a)). “Per Share Merger Consideration” shall mean $49.00, assuming that the Stonegate Outstanding Shares do not exceed the sum of (a) 15,301,388 shares plus (b) any shares issued upon exercise of Stonegate Stock Options after execution of the Agreement; provided, however, that the $49.00 shall be ratably reduced in the event that the Stonegate Outstanding Shares exceed the aforementioned sum. “Parent Share Average Closing Price” shall mean the volume-weighted average closing price per share of Parent Common Stock as reported on Nasdaq (based on “regular way” trading) over the twenty (20) consecutive trading day period ending on the third business day prior to the Closing Date, rounded to the nearest whole cent; provided, however, that if in the event this calculation equals $35.19 or greater, then the Parent Share Average Closing Price shall be $35.19; and, if it equals $22.52 or less, then the Parent Share Average Closing Price shall be $22.52, both of which shall be proportionally adjusted in the event that outstanding shares of Parent Common Stock shall be changed into a different number of shares

Board of Directors

Stonegate Bank

by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Agreement Date and the Effective Time. “Total Merger Consideration” shall mean an amount equal to the Per Share Merger Consideration multiplied by the Stonegate Outstanding Shares. We have assumed for purposes of the foregoing and our opinion that the Parent Share Average Closing Price as of the determination date will be not be less than $22.52, and that Stonegate Outstanding Shares will not exceed the sum of (a) 15,301,388 shares plus (b) any shares issued upon exercise of Stonegate Stock Options after execution of the Agreement.

We note that prior to the Effective Time, Stonegate is required to take actions necessary to provide that, immediately prior to the Effective Time, (a) each Stonegate Stock Option, whether or not then exercisable, shall fully vest and immediately be cancelled and only entitle the holder thereof, to receive an amount in cash, without interest, equal to the product of (i) the total number of Stonegate Common Shares subject to such Stonegate Stock Option multiplied by (ii) the excess, if any, of (A) the sum of (I) the product of (x) the Exchange Ratio multiplied by (y) the volume-weighted average closing price per share of Parent Common Stock as reported on Nasdaq (based on “regular way” trading) over the twenty (20) consecutive trading day period ending on the third business day prior to the Closing Date, rounded to the nearest whole cent, and (II) the Per Share Cash Consideration (such sum, the “Per Share Equity Award Consideration”) over (B) the per share exercise price for the applicable Stonegate Stock Option, less applicable Taxes required to be withheld with respect to such payment. We further note that any Stonegate Stock Option that has a per share exercise price that is greater than or equal to the Per Share Equity Award Consideration shall be cancelled for no consideration. For purposes of our opinion and analysis, we have assumed that 1,062,550 Stonegate Stock Options that are in-the-money as of March 24, 2017 will be cancelled prior to the Effective Time in exchange for the right to receive the Per Share Equity Award Consideration (which, based on the foregoing, net of the aggregate exercise prices, has a value of approximately $28,625,097).

Based on the foregoing, we have assumed that the Per Share Merger Consideration payable in connection with the Merger will be $49.00 per share of Stonegate Common Stock, which based on 15,301,388 Stonegate Outstanding Shares as of March 24, 2017, equates to Total Merger Consideration of approximately $749,768,012 (comprised of Per Share Stock Consideration of $45.73 per share, or an aggregate value of $699,732,473, and Per Share Cash Consideration of $3.27 per share, or aggregate cash consideration with a value of $50,035,539).

You have requested our opinion as to the fairness, from a financial point of view, of the Per Share Merger Consideration to the Stonegate Shareholders. This opinion addresses only the fairness of the Per Share Merger Consideration to be paid in connection with the Merger, and we are not opining on any individual stock, cash, or other components of consideration payable in connection with the Merger.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed a draft of the Agreement dated March 23, 2017, as provided to Hovde by Stonegate;

(ii)	reviewed certain historical annual reports of each of Stonegate, Parent, and the Subsidiary Bank, including audited annual reports for the year ending December 31, 2016;

(iii)	reviewed certain historical publicly available business and financial information concerning each of Stonegate, Parent, and the Subsidiary Bank;

(iv)	reviewed certain internal financial statements and other financial and operating data concerning of Stonegate;

(v)	reviewed financial projections prepared by certain members of senior management of Stonegate;

Board of Directors

Stonegate Bank

(vi)	discussed with certain members of senior management of Stonegate, Parent, and the Subsidiary Bank, the business, financial condition, results of operations and future prospects of Stonegate, Parent, and the Subsidiary Bank, including the pro-forma impact of pending and recently completed transactions prepared and provided to us by Stonegate’s and Parent’s senior management; the history and past and current operations of Stonegate, Parent, and the Subsidiary Bank; Stonegate’s, Parent’s, and the Subsidiary Bank’s historical financial performance; and their assessment of the rationale for the Merger;

(vii)	reviewed certain FactSet consensus income and balance sheet estimates for Stonegate and Parent for 2017 and for 2018;

(viii)	analyzed the pro forma financial impact of the Merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics we deemed relevant;

(ix)	evaluated the contribution of assets, deposits, equity and earnings of Stonegate, Parent, and the Subsidiary Bank to the combined company;

(x)	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(xi)	assessed general economic and market conditions;

(xii)	taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xiii)	reviewed historical market prices and trading volumes of Stonegate Common Stock and Parent Common Stock;

(xiv)	reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and

(xv)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without investigation, that there have been no material changes in the financial condition and results of operations of Stonegate, Parent or Subsidiary Bank since the date of the latest financial information described above. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement or otherwise provided to us by Stonegate, Parent, and the Subsidiary Bank are true and complete. Hovde has relied upon the management of Stonegate, Parent, and the Subsidiary Bank as to the reasonableness and achievability of the financial forecasts and projections, provided to Hovde by Stonegate, Parent, and the Subsidiary Bank, and Hovde assumed such forecasts and projections have been reasonably prepared by Stonegate, Parent, and the Subsidiary Bank on a basis reflecting the best currently available information and Stonegate’s, Parent’s and the Subsidiary Bank’s judgments and estimates. We have assumed that such forecasts and projections would be realized in the amounts and at the times contemplated thereby, and we do not, in any respect, assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by Stonegate to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other information or data, or the bases or assumptions on which they were prepared.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Stonegate, Parent, and the Subsidiary Bank or their respective representatives or that was otherwise reviewed by us, and we have

Board of Directors

Stonegate Bank

assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of Stonegate, Parent, and the Subsidiary Bank that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for Stonegate, Parent and the Subsidiary Bank are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Stonegate, Parent or the Subsidiary Bank, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals; nor did we review any loan or credit files of Stonegate, Parent or the Subsidiary Bank.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by Stonegate, Parent or the Subsidiary Bank or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. Stonegate has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals, as granted, will not be subject to any conditions that would be unduly burdensome on Stonegate, Parent or the Subsidiary Bank or would have a material adverse effect on the contemplated benefits of the Merger.

Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on Stonegate, or its shareholders; (ii) any advice or opinions provided by any other advisor to the Board or Stonegate; (iii) any other strategic alternatives that might be available to Stonegate; or (iv) whether Parent and Subsidiary Bank have sufficient cash, available lines of credit or other sources of funds to enable it to pay the Per Share Merger Consideration.

Our opinion does not constitute a recommendation to Stonegate as to whether or not Stonegate should enter into the Agreement or to any Stonegate Shareholders as to how such shareholders should vote at the Stonegate Shareholders’ Meeting called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of Stonegate relative to the amount of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Per Share Merger Consideration is necessarily the highest or best price that could be obtained in a sale, merger, or combination transaction with a third party. We do not express any opinion as to the prices, trading range or volume at which Stonegate Common Stock or Parent Common Stock may trade following the announcement of the proposed Merger or (as to Parent Common Stock) following the consummation of the Merger, or the prices at which shares of Parent Common Stock may be purchased or sold at any time. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Stonegate.

Board of Directors

Stonegate Bank

This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the Board of Directors of Stonegate and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the Stonegate Shareholders in connection with the Merger if, and only if, this letter is quoted in full or attached as an exhibit to such document, this letter has not been withdrawn prior to the date of such document, and any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.

Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring or information that becomes available after the date hereof.

In arriving at this opinion, Hovde did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by Stonegate to act as their financial advisor in connection with the Merger.

We will receive compensation from Stonegate in connection with our services, which includes, without limitation, a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger. Further, Stonegate has agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement. During the four years preceding the date of this opinion we provided investment banking services to, and received fees from, Community Bank of Broward, Florida Shores Bancorp, Inc., Regent Bancorp, Inc., and Insignia Bank in connection with their sales to Stonegate Bank. During the four years preceding the date of this opinion we provided investment banking services to, and received fees from, each of Giant Holdings, Inc., Florida Business BancGroup, Inc., and Broward Financial Holdings, Inc. in connection with each of their respective sales to Parent. During the four years preceding the date of this opinion we also provided investment banking services to Bank of Commerce, which was acquired by Parent in a 363 bankruptcy transaction, and pursuant to such bankruptcy process, the fees of Bank of Commerce owed to Hovde in connection with such transaction were assumed and paid by Parent through the bankruptcy court process. Certain owners and/or employees of Hovde were previously, beneficial owners of shares of the common stock of Giant Holdings, Inc., which was sold to Parent. Such persons’ interests in the consummation of such transaction, were the same as any other shareholder of Giant Holdings, Inc., and the foregoing beneficial ownership has been disclosed to Stonegate. Hovde does not believe that any such prior holdings, or any consideration, including any shares of common stock of Parent, received by them in the ordinary course as shareholders of Giant Holdings, Inc. in connection with its sale to Parent, is material in relation to the Merger. In the past, prior to the four years preceding the date of its opinion, Hovde provided financial advisory services to Parent. In the two years preceding the date of its opinion, Hovde provided investment banking and financial advisory services to Stonegate, but did not receive any compensation. Hovde may in the future provide

Board of Directors

Stonegate Bank

investment banking and financial advisory services to Stonegate or Parent and receive compensation for such services. In the ordinary course of their broker-dealer businesses and further to certain sales and trading relationships, Hovde and its affiliates may from time to time purchase securities from, and sell securities to, Stonegate and Parent or Subsidiary Bank or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of Stonegate or Parent or Subsidiary Bank for its own accounts and for the accounts of customers. Our firm also issues periodic research reports regarding Stonegate’s and Parent’s business activities and prospects, and our firm may provide securities brokerage services in the normal course to one or more subsidiaries or affiliates of Stonegate and the Parent. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and Stonegate, Parent, or Subsidiary Bank.

Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Per Share Merger Consideration to be paid in connection with the Merger is fair to the Stonegate Shareholders from a financial point of view.

Sincerely,

HOVDE GROUP, LLC

APPENDIX D

FLORIDA DISSENTERS’ RIGHTS STATUTE

Section 658.44 Approval by stockholders; rights of dissenters; preemptive rights.

(1) The office shall not issue a certificate of merger to a resulting state bank or trust company unless the plan of merger and merger agreement, as adopted by a majority of the entire board of directors of each constituent bank or trust company, and as approved by each appropriate federal regulatory agency and by the office, has been approved:

(a) By the stockholders of each constituent national bank as provided by, and in accordance with the procedures required by, the laws of the United States applicable thereto, and

(b) After notice as hereinafter provided, by the affirmative vote or written consent of the holders of at least a majority of the shares entitled to vote thereon of each constituent state bank or state trust company, unless any class of shares of any constituent state bank or state trust company is entitled to vote thereon as a class, in which event as to such constituent state bank or state trust company the plan of merger and merger agreement shall be approved by the stockholders upon receiving the affirmative vote or written consent of the holders of a majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. Such vote of stockholders of a constituent state bank or state trust company shall be at an annual or special meeting of stockholders or by written consent of the stockholders without a meeting as provided in s. 607.0704.

Approval by the stockholders of a constituent bank or trust company of a plan of merger and merger agreement shall constitute the adoption by the stockholders of the articles of incorporation of the resulting state bank or state trust company as set forth in the plan of merger and merger agreement.

(2) Written notice of the meeting of, or proposed written consent action by, the stockholders of each constituent state bank or state trust company shall be given to each stockholder of record, whether or not entitled to vote, and whether the meeting is an annual or a special meeting or whether the vote is to be by written consent pursuant to s. 607.0704, and the notice shall state that the purpose or one of the purposes of the meeting, or of the proposed action by the stockholders without a meeting, is to consider the proposed plan of merger and merger agreement. Except to the extent provided otherwise with respect to stockholders of a resulting bank or trust company pursuant to subsection (7), the notice shall also state that dissenting stockholders, including stockholders not entitled to vote but dissenting under paragraph (c), will be entitled to payment in cash of the value of only those shares held by the stockholders:

(a) Which at a meeting of the stockholders are voted against the approval of the plan of merger and merger agreement;

(b) As to which, if the proposed action is to be by written consent of stockholders pursuant to s.607.0704, such written consent is not given by the holder thereof; or

(c) With respect to which the holder thereof has given written notice to the constituent state bank or trust company, at or prior to the meeting of the stockholders or on or prior to the date specified for action by the stockholders without a meeting pursuant to s. 607.0704 in the notice of such proposed action, that the stockholder dissents from the plan of merger and merger agreement, and which shares are not voted for approval of the plan or written consent given pursuant to paragraph (a) or paragraph (b).

Hereinafter in this section, the term “dissenting shares” means and includes only those shares, which may be all or less than all the shares of any class owned by a stockholder, described in paragraphs (a), (b), and (c).

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(3) On or promptly after the effective date of the merger, the resulting state bank or trust company, or a bank holding company which, as set out in the plan of merger or merger agreement, is offering shares rights, obligations, or other securities or property in exchange for shares of the constituent banks or trust companies, may fix an amount which it considers to be not more than the fair market value of the shares of a constituent bank or trust company and which it will pay to the holders of dissenting shares of that constituent bank or trust company and, if it fixes such amount, shall offer to pay such amount to the holders of all dissenting shares of that constituent bank or trust company. The amount payable pursuant to any such offer which is accepted by the holders of dissenting shares, and the amount payable to the holders of dissenting shares pursuant to an appraisal, shall constitute a debt of the resulting state bank or state trust company.

(4) The owners of dissenting shares who have accepted an offer made pursuant to subsection (3) shall be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the effective date of the merger, and the owners of dissenting shares, the value of which is to be determined by appraisal, shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the effective date of the merger.

(5) The fair value, as defined in s. 607.1301(4), of dissenting shares of each constituent state bank or state trust company, the owners of which have not accepted an offer for such shares made pursuant to subsection (3), shall be determined pursuant to ss. 607.1326-607.1331 except as the procedures for notice and demand are otherwise provided in this section as of the effective date of the merger.

(6) Upon the effective date of the merger, all the shares of stock of every class of each constituent bank or trust company, whether or not surrendered by the holders thereof, shall be void and deemed to be canceled, and no voting or other rights of any kind shall pertain thereto or to the holders thereof except only such rights as may be expressly provided in the plan of merger and merger agreement or expressly provided by law.

(7) The provisions of subsection (6) and, unless agreed by all the constituent banks and trust companies and expressly provided in the plan of merger and merger agreement, subsections (3), (4), and (5) are not applicable to a resulting bank or trust company or to the shares or holders of shares of a resulting bank or trust company the cash, shares, rights, obligations, or other securities or property of which, in whole or in part, is provided in the plan of merger or merger agreement to be exchanged for the shares of the other constituent banks or trust companies.

(8) The stock, rights, obligations, and other securities of a resulting bank or trust company may be issued as provided by the terms of the plan of merger and merger agreement, free from any preemptive rights of the holders of any of the shares of stock or of any of the rights, obligations, or other securities of such resulting bank or trust company or of any of the constituent banks or trust companies.

(9) After approval of the plan of merger and merger agreement by the stockholders as provided in subsection (1), there shall be filed with the office, within 30 days after the time limit in s.658.43(5), a fully executed counterpart of the plan of merger and merger agreement as so approved if it differs in any respect from any fully executed counterpart thereof theretofore filed with the office, and copies of the resolutions approving the same by the stockholders of each constituent bank or trust company, certified by the president, or chief executive officer if other than the president, and the cashier or corporate secretary of each constituent bank or trust company, respectively, with the corporate seal impressed thereon.

History.—s. 4, ch. 28016, 1953; ss. 12, 35, ch. 69-106; s. 3, ch. 76-168; s. 1, ch. 77-457; ss. 34, 151, 152, ch. 80-260; ss. 2, 3, ch. 81-318; s. 147, ch. 83-216; ss. 29, 51, ch. 84-216; s. 1, ch. 91-307; ss. 1, 127, ch. 92-303; s. 1789, ch. 2003-261; s. 15, ch. 2008-75.

Note.—Former s. 661.05.

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